     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1999

                                                      REGISTRATION NO. 333-82593
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             INVITROGEN CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          2836                  33-0373077
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                               Number)

                            ------------------------

                             INVITROGEN CORPORATION
                              1600 FARADAY AVENUE
                               CARLSBAD, CA 92008
                                 (760) 603-7200

         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                 JAMES R. GLYNN
                            CHIEF FINANCIAL OFFICER
                             INVITROGEN CORPORATION
                              1600 FARADAY AVENUE
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 603-7200

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                            ------------------------

                                   COPIES TO:

    CAMERON JAY RAINS, ESQ.                DAVID E. MCCARTY               HAYDEN J. TRUBITT, ESQ.
    JEFFREY T. BAGLIO, ESQ.                     NOVEX                     THOMAS E. HORNISH, ESQ.
GRAY CARY WARE & FREIDENRICH LLP         11040 ROSELLE STREET          BROBECK PHLEGER & HARRISON LLP
4365 EXECUTIVE DRIVE, SUITE 1600     SAN DIEGO, CALIFORNIA 92121       550 WEST C STREET, SUITE 1300
    SAN DIEGO, CA 92121-2189                                                SAN DIEGO, CA 92101

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS POSSIBLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE AND THE EFFECTIVE TIME OF THE PROPOSED MERGER OF INVO MERGER CORPORATION WITH AND INTO NOVEX, AS DESCRIBED IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 14, 1999, ATTACHED AS APPENDIX A TO THE JOINT PROXY STATEMENT/PROSPECTUS FORMING A PART OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             INVITROGEN CORPORATION
                              1600 FARADAY AVENUE
                           CARLSBAD, CALIFORNIA 92008

                            ------------------------

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

                             ---------------------

TO THE STOCKHOLDERS OF INVITROGEN:

    The Board of Directors of Invitrogen Corporation has unanimously agreed on a merger in which Invitrogen Corporation will acquire NOVEX. We believe the merger will allow Invitrogen to continue to develop its molecular biology research products while giving us access to the technical resources and existing sales force of NOVEX. The completion of the merger is subject to a number of conditions, including the approval by Invitrogen stockholders of the merger. To this end, you are cordially invited to attend a special meeting of stockholders of Invitrogen to be held on August 16, 1999, commencing at 9:00 a.m. local time, at our offices located at 1600 Faraday Avenue, Carlsbad, California. At this meeting you will be asked to approve the merger and approve an increase in the number of shares available for Invitrogen to issue under its 1997 Stock Option Plan.

    Upon completion of the merger, each share of NOVEX stock will be converted into the right to receive a fraction of a share of Invitrogen common stock equal to an exchange ratio and each outstanding option to purchase NOVEX common stock will be converted into the right to purchase a fraction of a share of Invitrogen common stock equal to the same exchange ratio. The exchange ratio is calculated by dividing 3,000,000 by the sum of (i) the total number of shares of NOVEX common stock outstanding immediately prior to the effective time of the merger and (ii) the number of shares of NOVEX common stock issuable upon exercise of all NOVEX stock options outstanding on the day immediately preceding the effective time of the merger. Invitrogen expects to issue approximately 2,500,000 shares of its stock to NOVEX shareholders in the merger and expects to assume NOVEX's outstanding options which will be converted into options to purchase approximately 500,000 shares of Invitrogen common stock in the merger. Based on the number of shares of NOVEX common stock (assuming the conversion of all preferred stock to common stock) and options outstanding on June 14, 1999, the exchange ratio would be 0.23154.

    The merger requires the approval of holders of a majority of the outstanding Invitrogen common stock who are present in person or represented at the special meeting. Holders of record of Invitrogen common stock at the close of business on July 12, 1999 are entitled to notice of, and to vote at, the special meeting.

    The merger represents a significant strategic move for Invitrogen. NOVEX is a premier producer and supplier of protein and nucleic acid electrophoresis, detection and analysis products used in molecular biology research. We believe that NOVEX's knowledge of, and strong presence in, this market will enable Invitrogen to bring more new and innovative research products to our customers.

    Details of the proposed merger, the proposed increase in the number of shares available for issuance under its 1997 Stock Option Plan and other important information concerning Invitrogen and NOVEX appear in the accompanying Joint Proxy Statement/Prospectus. Please read this material carefully before you vote. After reading the Joint Proxy Statement/Prospectus, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD OR ATTEND THE SPECIAL MEETING IN PERSON.

    Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Your prompt attention to this matter is appreciated.

                                          Very truly yours

                                          Lyle C. Turner
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                          CHAIRMAN OF THE BOARD OF DIRECTORS
                                          Invitrogen Corporation

                             INVITROGEN CORPORATION
                              1600 FARADAY AVENUE
                           CARLSBAD, CALIFORNIA 92008

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 16, 1999

                            ------------------------

To the Stockholders of
Invitrogen Corporation:

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Invitrogen Corporation will be held on August 16, 1999, at Invitrogen's offices located at 1600 Faraday Avenue, Carlsbad, California, commencing at 9:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of June 14, 1999, among Invitrogen Corporation, a Delaware corporation, Invo Merger Corporation, a California corporation and a wholly owned subsidiary of Invitrogen, and NOVEX, a California corporation, pursuant to which, among other things (a) Invo Merger Corporation will be merged with and into NOVEX, and NOVEX will become a wholly owned subsidiary of Invitrogen (b) each outstanding share of common stock of NOVEX will be converted into the right to receive from Invitrogen a fraction of a share of Invitrogen common stock which will be newly issued by Invitrogen and (c) each outstanding option to purchase a share of common stock of NOVEX will be converted into a right to purchase a fraction of a share of Invitrogen common stock;

    2. To consider and vote upon a proposal to amend Invitrogen's 1997 Stock Option Plan to increase the number of shares reserved for issuance under the plan by 1,000,000 shares (subject to adjustments specified in the plan) for a total of 5,485,479 shares of common stock; and

    3. To transact such other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

    A copy of the merger agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

    Stockholders of record at the close of business on July 12, 1999, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A complete list of stockholders entitled to vote at the special meeting will be available for inspection by any stockholder for any purpose germane to the special meeting for ten days prior to the special meeting during ordinary business hours at Invitrogen's headquarters located at 1600 Faraday Avenue, Carlsbad, California 92008.

    THE INVITROGEN BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE AMENDMENT TO THE 1997 STOCK OPTION PLAN AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT, THE MERGER AND THE AMENDMENT TO THE 1997 STOCK OPTION PLAN.

    All stockholders are cordially invited to attend the meeting in person. HOWEVER, STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE SPECIAL MEETING. Stockholders can vote their shares:

    (1) By completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope; or

    (2) Via a toll-free telephone call in the U.S. and Canada or over the Internet, if made available by your broker.

    FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 20.

    Neither the Securities and Exchange Commission nor any state securities regulator has approved the Invitrogen common stock to be issued in the merger or determined whether this Joint Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The accompanying Joint Proxy Statement/Prospectus is dated July 16, 1999, and is first being mailed to shareholders on or about July 26, 1999.

                                          By Order of the Board of Directors,

                                          Warner R. Broaddus, SECRETARY

Carlsbad, California
July 16, 1999

    IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE OR THAT YOU REGISTER YOUR VOTE BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                                     NOVEX
                              11040 ROSELLE STREET
                          SAN DIEGO, CALIFORNIA 92121

                            ------------------------

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

                             ---------------------

TO THE SHAREHOLDERS OF NOVEX:

    The Board of Directors of NOVEX has unanimously agreed on a merger in which Invitrogen Corporation will acquire NOVEX. We believe the merger will allow NOVEX to continue to develop its business of producing and supplying protein and nucleic acid electrophoresis, detection and analysis products used in molecular biology, while giving NOVEX greater access to the financial and technical resources of Invitrogen. The completion of the merger is subject to a number of conditions, including the approval by NOVEX shareholders of the merger. To this end, you are cordially invited to attend a special meeting of shareholders of NOVEX to be held on August 13, 1999, commencing at 9:00 a.m. local time, at our offices located at 11040 Roselle Street, San Diego, California, where you will be asked to approve the merger.

    Upon completion of the merger, each share of your NOVEX common stock will be converted into the right to receive a fraction of a share of Invitrogen common stock equal to an exchange ratio and each outstanding option to purchase NOVEX common stock will be converted into the right to purchase a fraction of a share of Invitrogen common stock equal to the same exchange ratio. The exchange ratio is calculated by dividing 3,000,000 by the sum of (i) the total number of shares of NOVEX common stock outstanding immediately prior to the effective time of the Merger and (ii) the number of shares of NOVEX common stock issuable upon exercise of all NOVEX stock options outstanding on the day immediately preceding the effective time of the merger. Based on the number of shares of NOVEX common stock (assuming the conversion of all preferred stock to common stock) and options outstanding on June 14, 1999, the exchange ratio would be 0.23154.

    The Invitrogen common stock is traded on the Nasdaq National Market under the symbol "IVGN." Invitrogen expects to issue approximately 2,500,000 shares of its stock to NOVEX shareholders in the merger and expects to assume NOVEX's outstanding options which will be converted into options to purchase approximately 500,000 shares of Invitrogen common stock in the merger.

    The merger is expected to be treated as a tax-free reorganization for federal income tax purposes. NOVEX shareholders should not recognize tax gain or loss in the merger, other than taxes due on cash, if any, that you receive in lieu of fractional shares or to the extent you receive cash as a result of the exercise of dissenters' rights.

    The merger requires the approval of holders of a majority of the outstanding NOVEX stock who are present in person or represented at the special meeting. We have scheduled a special meeting of the NOVEX shareholders to vote on the merger on August 13, 1999, commencing at 9:00 a.m. local time, at NOVEX's offices located at 11040 Roselle Street, San Diego, California. Holders of record of NOVEX stock at the close of business on July 12, 1999 are entitled to notice of, and to vote at, the special meeting.

    Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Voting instructions are inside.

    This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. After reading this Joint Proxy Statement/Prospectus, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD OR ATTEND THE SPECIAL MEETING IN PERSON.

                                          David E. McCarty
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                          NOVEX

                                     NOVEX
                              11040 ROSELLE STREET
                          SAN DIEGO, CALIFORNIA 92121

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 13, 1999

                            ------------------------

To the Shareholders of
NOVEX:

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders of NOVEX will be held on August 13, 1999, at the offices of NOVEX located at 11040 Roselle Street, San Diego, California, at 9:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of June 14, 1999, among Invitrogen Corporation, a Delaware corporation, Invo Merger Corporation, a California corporation and a wholly owned subsidiary of Invitrogen, and NOVEX, a California corporation, pursuant to which, among other things (a) Invo Merger Corporation will be merged with and into NOVEX, and NOVEX will become a wholly owned subsidiary of Invitrogen (b) each outstanding share of common stock of NOVEX will be converted into the right to receive from Invitrogen a fraction of a share of Invitrogen common stock and (c) each outstanding option to purchase a share of common stock of NOVEX will be converted into the right to purchase a fraction of a share of Invitrogen common stock.

    2. To transact such other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

    A copy of the merger agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

    Shareholders of record at the close of business on July 12, 1999, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A complete list of shareholders entitled to vote at the special meeting will be available for inspection by any shareholder for any purpose germane to the special meeting for ten days prior to the special meeting during ordinary business hours at NOVEX's headquarters located at 11040 Roselle Street, San Diego, California 92121.

    THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

    All shareholders are cordially invited to attend the meeting in person. HOWEVER, SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE SPECIAL MEETING. Shareholders can vote their shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

    FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 20.

    Neither the Securities and Exchange Commission nor any state securities regulator has approved the Invitrogen stock to be issued in the merger or determined whether this Joint Proxy Statement/ Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The accompanying Joint Proxy Statement/Prospectus is dated July 16, 1999, and is first being mailed to shareholders on or about July 26, 1999.

                                          By Order of the Board of Directors,

                                          William F. Alpenfels, SECRETARY

San Diego, California
July 16, 1999

    IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARD.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................     4
SUMMARY...................................................................     7
SELECTED CONSOLIDATED FINANCIAL DATA......................................    13
  Invitrogen Selected Consolidated Financial Data.........................    14
  NOVEX Selected Consolidated Financial Data..............................    15
INVITROGEN SELECTED PRO FORMA COMBINED FINANCIAL DATA.....................    16
  Invitrogen Selected Pro Forma Combined Financial Data...................    17
COMPARATIVE PER SHARE DATA................................................    18
MARKET PRICE AND DIVIDEND DATA............................................    19
RISK FACTORS..............................................................    20
  Risks Relating to the Merger............................................    20
  Risks Relating to Invitrogen's Business.................................    22
  Risks Relating to NOVEX's Business......................................    27
THE SPECIAL MEETINGS......................................................    34
  General; Date, Time and Place...........................................    34
  Purposes of the Special Meeting.........................................    34
  Recommendation of the NOVEX Board and Invitrogen Board..................    34
  Shareholders Entitled to Vote; Vote Required............................    34
  Proxies.................................................................    36
  Dissenters' Rights......................................................    37
THE MERGER................................................................    38
  General.................................................................    38
  Background of the Merger................................................    38
  NOVEX's Reasons for the Merger; Recommendation of the NOVEX Board.......    39
  Invitrogen's Reasons for the Merger; Recommendation of the Invitrogen
    Board.................................................................    40
  Opinion of Invitrogen's Financial Advisor...............................    41
  Material Federal Income Tax Consequences................................    44
  Accounting Treatment....................................................    46
  Federal Securities Laws Consequences....................................    46
  Nasdaq National Market Listing..........................................    47
  Dissenters' Rights......................................................    47
INTERESTS OF CERTAIN PERSONS IN THE MERGER................................    49
THE MERGER AGREEMENT......................................................    50
  Closing and Effective Time of the Merger................................    50
  Exchange of NOVEX Stock Options.........................................    51
  Conditions to the Merger................................................    51
  Representations and Warranties of Invitrogen and NOVEX..................    53
  Conduct of Business of NOVEX Prior to the Merger........................    53
  No Solicitation of Acquisition Transactions.............................    55
  Conduct of the Business of the Combined Companies Following the
    Merger................................................................    55
  Affiliate Agreements....................................................    55
  Termination, Amendment or Waiver........................................    55
  Expenses................................................................    56
  Indemnification and Escrow..............................................    56
INVITROGEN BUSINESS.......................................................    58
INVITROGEN UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..............    78

                                                                            PAGE
                                                                            ----
INVITROGEN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...................................................    85
  Forward-Looking Statements..............................................    91
MANAGEMENT................................................................    92
  Directors and Executive Officers........................................    92
  Board Committees........................................................    94
  Compensation Committee Interlocks and Insider Participation.............    94
  Compensation of Directors...............................................    94
  Limitations on Liability and Indemnification Matters....................    94
  Executive Compensation..................................................    95
CERTAIN TRANSACTIONS......................................................    97
PRINCIPAL STOCKHOLDERS....................................................    98
NOVEX BUSINESS............................................................   100
NOVEX MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...................................................   109
  Forward-Looking Statements..............................................   114
EXECUTIVE OFFICER OF NOVEX JOINING INVITROGEN.............................   114
  Executive Compensation..................................................   115
  Year-End Values.........................................................   115
  Employment and Severance Arrangements...................................   115
PRINCIPAL STOCKHOLDERS....................................................   116
DESCRIPTION OF INVITROGEN CAPITAL STOCK...................................   118
COMPARISON OF SHAREHOLDER RIGHTS..........................................   119
ADDITIONAL MATTERS FOR CONSIDERATION OF INVITROGEN STOCKHOLDERS...........   123
  Amendment of 1997 Stock Option Plan.....................................   123
LEGAL MATTERS.............................................................   128
EXPERTS...................................................................   128
WHERE YOU CAN FIND MORE INFORMATION.......................................   128
FINANCIAL STATEMENTS......................................................   F-1
ANNEX A - Merger Agreement
ANNEX B - Fairness Opinion of Houlihan Lokey Howard & Zukin
ANNEX C - California Dissenters' Rights Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Invitrogen and NOVEX are proposing to merge because each believes that the resulting combination will provide its shareholders with substantial benefits, and will increase each company's ability to pursue the development and distribution of its core products.

Q: AS A NOVEX SHAREHOLDER OR OPTIONHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is approved, each share of NOVEX common stock will be converted into the right to receive from Invitrogen a fraction of a share of Invitrogen common stock equal to the exchange ratio and each outstanding option to purchase NOVEX common stock will be converted into the right to purchase a fraction of a share of Invitrogen common stock equal to the same exchange ratio. The exchange ratio is calculated by dividing 3,000,000 by the sum of
   (i) the total number of shares of NOVEX common stock outstanding immediately prior to the effective time of the merger and (ii) the number of shares of NOVEX common stock issuable upon exercise of all NOVEX stock options that are outstanding at the close of business on the day immediately preceding the effective time of the merger.

    You will not receive fractional shares. Instead, if you are a shareholder you will receive cash, without interest, for any fractional share of Invitrogen common stock you might otherwise have been entitled to receive on the date the merger occurs.

    For example, based on the number of shares of NOVEX common stock and options outstanding on June 14, 1999, if you currently own 100 shares of NOVEX common stock, the following table shows what you will receive in the merger:

 APPROXIMATE
EXCHANGE RATIO          YOU RECEIVE
--------------  ----------------------------
0.23154.....    23 shares of Invitrogen
                common stock and a check for
                the market value of the
                0.154 fractional share

    All options to purchase NOVEX common stock assumed by Invitrogen and converted to options to purchase Invitrogen common stock will be rounded down to the nearest whole number of shares of Invitrogen common stock.

    Shareholders of NOVEX or Invitrogen who wish to find out the exact number of Invitrogen shares to be issued on a per share basis may call Cheri Manis at
    (760) 603-7200 after August 31, 1999.

Q: AS AN INVITROGEN STOCKHOLDER, WILL I RECEIVE ADDITIONAL SHARES OF INVITROGEN
   COMMON STOCK IN THE MERGER?

A: No. You will continue to hold the same number of shares of Invitrogen common stock after the merger. Additional shares of Invitrogen common stock will be issued only to NOVEX shareholders in the merger.

Q: WHAT DO I NEED TO DO NOW?

A: After you have read and considered the information in this document, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. Alternatively, if you are an Invitrogen stockholder, you may vote via a toll-free telephone call in the U.S. and Canada or over the Internet, if made available by your broker. If you do not vote or you abstain, it will have the effect of a vote against the merger.

    The special meetings will take place on August 13, 1999 for NOVEX and August 16, 1999 for Invitrogen. You may attend the special meeting of the company in which you own shares and vote your shares in person, rather than signing and mailing your proxy card.

    THE NOVEX BOARD AND INVITROGEN BOARD EACH UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE PROPOSED MERGER.

Q: IF I AM NOVEX SHAREHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, NOVEX will send you written instructions for exchanging your share certificates.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR CONSENT
   FORM?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of the following three ways:

    First, you can send a written notice stating that you would like to revoke your proxy.

    Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to your company's secretary at the address indicated below.

    Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Invitrogen and NOVEX are working toward completing the merger as quickly as possible. Both Invitrogen and NOVEX must obtain shareholder approval and hope to complete the merger as soon as possible after their respective special meetings.

Q: AS A NOVEX SHAREHOLDER, WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The exchange of your shares for Invitrogen common stock should be tax-free to you for federal income tax purposes. However, you will have to pay taxes on cash received in lieu of any fractional share. To review the tax consequences to shareholders in greater detail, see "The Merger--Material Federal Income Tax Consequences" on page 44.

Q: AS A NOVEX SHAREHOLDER, WHAT WILL MY TAX BASIS BE IN THE INVITROGEN COMMON
   STOCK RECEIVED IN THE MERGER?

A: Your tax basis in your total shares of Invitrogen common stock will equal your current tax basis in your NOVEX common stock, reduced by the amount of basis which would have been allocable to fractional shares for which you receive a cash payment.

                        WHO CAN HELP ANSWER YOUR QUESTIONS

   If you would like additional copies of this Joint Proxy Statement/Prospectus, or if you have questions about the merger:

                if you are a NOVEX shareholder you should contact:

                                       NOVEX
                               11040 Roselle Street
                                San Diego, CA 92121
                                   Andrea Cline
                           Phone Number: (619) 452-6634
                             e-mail: andreac@novex.com

           or, if you are an Invitrogen stockholder, you should contact:

                              Invitrogen Corporation
                                1600 Faraday Avenue
                                Carlsbad, CA 92008
                                    Cheri Manis
                           Phone number: (760) 603-7200
                           e-mail: cmanis@invitrogen.com

                           TRADEMARKS AND TRADENAMES

    Discovery Line-TM-, DNA DipStick-TM-, Gene Pool-TM-, Hybrid Hunter-TM-, Micro-FastTrack-TM-, Northern Territory-TM- and Zero Background-TM- are trademarks of Invitrogen. The Invitrogen logo, MaxBac-Registered Trademark-, FastTrack-Registered Trademark-, One Shot-Registered Trademark-, TA Cloning-Registered Trademark-, TOPO-Registered Trademark- and Zero Blunt-Registered Trademark- are Invitrogen trademarks which have been registered with the United States Patent and Trademark Office. FastTrack-TM-, GeneStorm-TM-, Invitrogenomics-TM-, Morphagen-TM- and Morphatides-TM- are trademarks of Invitrogen for which registration applications have been filed with the United States Patent and Trademark Office.

    XCell II, Blue Horizon, Mark12 and Coomassie are trademarks of NOVEX. NOVEX-Registered Trademark-, Serva-Registered Trademark-,
Quickpoint-Registered Trademark-, NuPAGE-Registered Trademark-,
Powerease-Registered Trademark-, SeeBlue-Registered Trademark-,
Multi-Mark-Registered Trademark- and SilverXpress-Registered Trademark- are trademarks of NOVEX which have been registered with the United States Patent and Trademark Office. WesternBreeze-TM- is a trademark of NOVEX for which an application for registration has been filed with the United States Patent and Trademark Office.

    All other trademarks or trade names referred to in this Joint Proxy Statement/Prospectus are the property of their respective owners.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE
128. THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER. INVITROGEN HAS PROVIDED THE INFORMATION IN THE JOINT PROXY STATEMENT/ PROSPECTUS ABOUT INVITROGEN AND NOVEX HAS PROVIDED THE INFORMATION IN THE JOINT PROXY STATEMENT/ PROSPECTUS ABOUT NOVEX.

    THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF INVITROGEN AND NOVEX. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "ESTIMATES," "PREDICTS," "POTENTIAL," OR "CONTINUE" OR THE NEGATIVE OF SUCH TERMS AND OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ONLY REFLECT MANAGEMENT'S EXPECTATIONS AND ESTIMATES. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING THESE STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER THAT VARIOUS EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING THESE STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS, INCLUDING THE RISKS OUTLINED ON PAGE 20 UNDER "RISK FACTORS." THESE FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENTS. WE ARE NOT UNDERTAKING ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO REFLECT ANY FUTURE EVENTS OR DEVELOPMENTS.

THE COMPANIES

INVITROGEN CORPORATION
1600 Faraday Avenue
Carlsbad, CA 92008

(760) 603-7200

    Invitrogen develops, manufactures and markets research tools in kit form and provides research services to corporate, academic and government entities. Its research kits simplify and improve gene cloning, gene expression and gene analysis techniques as well as other molecular biology activities. These techniques and activities are used to study how a cell is regulated by its genetic material, known as functional genomics, and to search for drugs that can treat diseases. Invitrogen's kits allow researchers to perform the activities more accurately, efficiently and with greater reproducibility compared to conventional research methods.

NOVEX
11040 Roselle Street
San Diego, CA 92121
(858) 452-6634

    NOVEX develops, manufactures and markets research electrophoresis products in pre-made or kit form to corporate, academic and government entities. NOVEX's products simplify and improve polyacrylamide gel electrophoresis of proteins and nucleic acids, a technique that is an integral part of the molecular biology activities that underlie functional genomics and gene-based drug discovery. NOVEX's products allow researchers to perform experiments more accurately, efficiently and with greater reproducibility compared to traditional electrophoresis methods. NOVEX's pre-cast gels eliminate the time required to make gels in the laboratory, resulting in savings of 1-2 hours every time a gel is purchased from NOVEX rather than made by a researcher.

INVO MERGER CORPORATION
1600 Faraday Avenue
Carlsbad, CA 92008
(760) 603-7200

    Invo Merger Corporation, a wholly owned subsidiary of Invitrogen, is a California corporation formed for use in the merger. This is the only business of Invo Merger Corporation.

OWNERSHIP OF INVITROGEN FOLLOWING THE MERGER

    NOVEX stockholders and optionholders will receive a total of 3,000,000 shares of Invitrogen common stock in the merger. Based on the number of shares of Invitrogen common stock outstanding on May 31, 1999 (assuming the exercise of all outstanding options to purchase Invitrogen common stock) existing NOVEX shareholders and optionholders will own approximately 15.6% of the Invitrogen common stock after the merger.

REASONS FOR THE MERGER (PAGE 39)

    The Invitrogen board believes that the merger is in the best interests of Invitrogen and its shareholders. In reaching its decision to approve the merger, the Invitrogen board considered a number of factors, including the following:

    - The complementary nature of the products produced by NOVEX and the opportunity to incorporate NOVEX products into Invitrogen's existing product line;

    - The opportunity for Invitrogen to expand its product line and widen the market for its molecular biology research products beyond that in which Invitrogen has established a presence;

    - The access to NOVEX's strong position in the commercial pharmaceutical and biotechnology market segments;

    - The access to the manufacturing, marketing and sales infrastructure of NOVEX which will support the development and commercial goals of Invitrogen; and

    - The experience, depth and competence of NOVEX's operating team.

    The NOVEX board believes that the merger is in the best interests of NOVEX and its shareholders. In reaching its decision to approve the merger, the NOVEX board considered a number of factors, including the following:

    - The increased ability of NOVEX to pursue the development of its protein and nucleic acid electrophoresis, detection and analysis products;

    - The opportunity for NOVEX to market its products with those of Invitrogen and take advantage of Invitrogen's established market share for molecular biology research products, especially in the academic arena;

    - Direct access to the global manufacturing, marketing and sales infrastructure of Invitrogen which will support the development and commercial goals of NOVEX;

    - Access to greater financial and technical resources;

    - The opportunity for NOVEX's shareholders to become stockholders of Invitrogen, which the NOVEX board views as a larger, stronger, better capitalized and more commercially diversified company than NOVEX, and to receive Invitrogen common stock which has significantly greater liquidity than NOVEX common stock;

    - The financial condition, competitive position and prospects of NOVEX and Invitrogen both on an historical and future basis and as separate and combined entities;

    - The experience, depth and competence of Invitrogen's operating team; and

    - The structure of the merger, which is designed to not result in the recognition of taxable gain and to be accounted for as a pooling of interests. For a more comprehensive description of the accounting treatment and the federal income tax consequences of the merger, see page 44.

RECOMMENDATION OF THE NOVEX AND INVITROGEN BOARDS (PAGE 34)

    The NOVEX and Invitrogen boards have unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommend that the NOVEX shareholders and Invitrogen stockholders vote in favor of the approval and adoption of the merger agreement. The Invitrogen board has unanimously approved the amendment to its 1997 Stock Option Plan and recommends that the Invitrogen stockholders approve the amendment to the 1997 Stock Option Plan.

PURPOSES OF THE INVITROGEN AND NOVEX SPECIAL MEETINGS (PAGE 34)

    The purposes of the Invitrogen special meeting are to consider and vote upon:

    - A proposal to approve and adopt the merger agreement and approve the issuance of Invitrogen common stock pursuant to the merger agreement;

    - A proposal to increase the number of shares available for Invitrogen to issue under its 1997 Stock Option Plan; and

    - Such other business as may properly be brought before the special meeting.

    The purposes of the NOVEX special meeting are to consider and vote upon:

    - A proposal to approve and adopt the merger agreement; and

    - Such other business as may properly be brought before the special meeting.

DATES, TIMES AND PLACES OF THE INVITROGEN AND NOVEX SPECIAL MEETINGS (PAGE 34)

    The special meeting of NOVEX shareholders will be held on Friday, August 13, 1999, at the offices of NOVEX located at 11040 Roselle Street, San Diego, California, at 9:00 a.m., local time.

    The special meeting of Invitrogen stockholders will be held on Monday, August 16, 1999, at the offices of Invitrogen located at 1600 Faraday Avenue, Carlsbad, California, at 9:00 a.m., local time.

SHAREHOLDERS ENTITLED TO VOTE AT THE SPECIAL MEETING; VOTE REQUIRED (PAGE 34)

    NOVEX

    The close of business on July 12, 1999 is the record date for the NOVEX special meeting. Only NOVEX shareholders on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were 6,711,317 shares of NOVEX common stock and 42,000 shares of NOVEX preferred stock outstanding. Each share of NOVEX common stock will be entitled to one vote on each matter to be acted upon at the special meeting and each share of NOVEX preferred stock will be entitled to one hundred votes on each matter to be acted upon at the special meeting.

    A majority vote of the shares of NOVEX common stock and preferred stock outstanding on the record date, voting together as a single class (the preferred stock voting as if converted into common stock), is required to adopt the merger agreement. In addition, a majority vote of the shares of NOVEX common stock and preferred stock outstanding on the record date, each voting as a separate class, is required to adopt the merger agreement. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of each of NOVEX common stock and preferred stock as separate classes entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting.

    Subject to certain conditions, NOVEX shareholders may demand dissenters' rights under California law as discussed under "The Merger--Dissenters' Rights" on page 46.

    INVITROGEN

    The close of business on July 12, 1999 is the record date for the Invitrogen special meeting. Only Invitrogen stockholders on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were 13,430,650 shares of Invitrogen common stock outstanding. Each share of Invitrogen stock will be entitled to one vote on each matter to be acted upon at the special meeting.

    A majority vote of the shares of Invitrogen common stock outstanding on the record date is required to adopt the merger agreement, approve the issuance of Invitrogen common stock pursuant to the merger and approve the amendment to the 1997 Stock Option Plan.

INTERESTS OF CERTAIN PERSONS/STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
  OF NOVEX (PAGE 49)

    In determining how to vote at the special meeting, you should be aware that certain officers and directors of NOVEX may have interests in the merger that are different from the interests of other shareholders. These include the following:

    Pursuant to the merger agreement, Invitrogen will assume NOVEX's obligations under the employment agreement for David McCarty, President and Chief Executive Officer of NOVEX. Additionally, the officers and senior executives of NOVEX will enter into severance agreements with Invitrogen, which become effective when the merger is completed. Pursuant to Mr. McCarty's employment agreement and the severance agreements, each executive is provided with certain protections, compensation and benefits in the event that the executive's employment is terminated without cause.

    The foregoing interests of certain members of the management of NOVEX in the merger may mean that they have a personal interest in the merger which may not be identical to the interests of the other NOVEX shareholders.

    As of July 2, 1999, all executive officers and directors of NOVEX, as a group, owned approximately 77% of the shares of NOVEX common stock, 100% of NOVEX preferred stock and 86% of all stock (assuming conversion of all preferred stock into common stock) entitled to vote at the special meeting.

                                   THE MERGER

THE MERGER AGREEMENT (PAGE 50)

    In the merger, a subsidiary of Invitrogen will be merged with and into NOVEX. NOVEX will be the surviving corporation and will become a wholly owned subsidiary of Invitrogen. As a result of the merger, each holder of NOVEX common stock will be entitled to receive from Invitrogen, in exchange for each share of NOVEX common stock, a fraction of a share of Invitrogen common stock equal to the exchange ratio. Each option to purchase a share of NOVEX common stock outstanding at the time of the completion of the merger will be assumed by Invitrogen and will become an option to purchase a fraction of a share of Invitrogen common stock equal to the exchange ratio. The exchange ratio is calculated by dividing 3,000,000 by the sum of (i) the total number of shares of NOVEX common stock outstanding immediately prior to the effective time of the merger and (ii) the number of shares of NOVEX common stock issuable upon exercise of all NOVEX stock options outstanding on the day immediately preceding the effective time of the merger. Based on the number of shares of NOVEX common stock (assuming conversion of all preferred stock to common stock) and options outstanding on June 14, 1999, the exchange ratio would be 0.23154.

CONDITIONS TO THE MERGER (PAGE 51)

    Invitrogen's and NOVEX's obligations to complete the merger are subject to the satisfaction or waiver of several conditions, including the following:

    - Both NOVEX and Invitrogen shareholders must approve and adopt the merger agreement;

    - No court order or law can be in effect that prohibits the merger or makes the merger illegal;

    - The shares of Invitrogen to be issued in the merger must be authorized for listing on the Nasdaq National Market;

    - Ernst & Young LLP, independent accountants for NOVEX and Arthur Andersen LLP, independent accountants for Invitrogen, must deliver opinions that both companies are eligible to account for the merger as a pooling of interests;

    - Each of Invitrogen and NOVEX must certify to the other that its representations and warranties contained in the merger agreement are true and correct. Each must also certify to the other that it has materially performed all of its obligations under the merger agreement;

    - Each of Invitrogen and NOVEX must receive an opinion from their respective tax counsel that the merger will qualify as a tax-free reorganization;

    - Invitrogen must receive an opinion from its financial advisor that the terms of the merger are fair to Invitrogen and its stockholders from a financial point of view; and

    - Holders of not more than 5% of the outstanding shares of NOVEX common stock shall have demanded dissenters' rights.

    If Invitrogen or NOVEX waives the condition of receipt of an opinion from tax counsel and there is a change in the tax consequences of the transaction, NOVEX will amend this Joint Proxy Statement/Prospectus and recirculate it to its shareholders.

CONSEQUENCES OF A "NO" VOTE ON THE MERGER

    If NOVEX shareholders and Invitrogen stockholders vote against the merger in the absence of an announced alternative transaction, no termination fee would be payable to Invitrogen, but Invitrogen would be entitled to recover from NOVEX reimbursement for fifty percent of the expense incurred in filing, printing and mailing this Joint Proxy Statement/ Prospectus.

TERMINATION OF THE MERGER AGREEMENT AND EXPENSES (PAGE 55)

    Invitrogen and NOVEX can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement if any of the following occurs:

    - The merger is not completed by December 31, 1999;

    - A court or governmental agency order permanently prohibits the merger;

    - NOVEX's or Invitrogen's shareholders fail to approve the merger; or

    - The other party breaches any representation or warranty or any covenant in the merger agreement and such breach would reasonably be expected to have a material adverse effect on the other party, and such breach is not cured within fifteen days after receiving written notice of such breach.

    All costs and expenses will be paid by the party incurring them, provided, however, that (i) payment of legal and accounting fees of NOVEX over $100,000 will be paid by the shareholders of NOVEX as a group, and (ii) the cost incurred in filing, printing and mailing this Joint Proxy Statement/Prospectus (other than the registration fee payable under this Joint Proxy Statement/Prospectus) will be shared equally by Invitrogen and NOVEX.

DISSENTERS' RIGHTS (PAGE 47)

    Under California law, NOVEX shareholders who demand dissenters' rights may be entitled to payment by NOVEX of the value of their dissenting shares of NOVEX common stock instead of the merger consideration of exchanged Invitrogen common stock.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 44)

    It is a condition to the merger that each of Invitrogen and NOVEX has received an opinion of tax counsel to the effect that the exchange of shares in the merger will constitute a reorganization. The exchange of shares of NOVEX common stock for Invitrogen common stock in the merger should not result in the recognition of taxable gain to NOVEX shareholders for federal income tax purposes. NOVEX shareholders will, however, have to pay taxes with respect to any cash received in lieu of any fractional share. The tax basis for a NOVEX shareholder in the Invitrogen common stock they will receive in the merger will equal their current tax basis in their NOVEX common stock reduced by the basis which would have been allocable to any fractional share interest.

ACCOUNTING TREATMENT (PAGE 46)

    Invitrogen and NOVEX expect the merger to qualify as a pooling of interests for accounting and financial reporting purposes, which means that Invitrogen and NOVEX will be treated as if they had always been combined for accounting and financial reporting purposes.

RISK FACTORS (PAGE 20)

    There are risk factors that should be considered by you in evaluating how to vote at the special meeting. Such risk factors include, but are not limited to, the following:

    - The ability of Invitrogen and NOVEX to successfully integrate their businesses is uncertain;

    - Failure to achieve beneficial synergies could result in increased future operating costs;

    - Invitrogen may be required to spend more of its cash reserves because of the merger than anticipated;

    - The value of Invitrogen common stock to be received in the merger is not fixed and may decline from its current value;

    - NOVEX shareholders will have reduced ownership and voting interests after the merger; and

    - Substantial sales of Invitrogen common stock could adversely affect its market price.

    WE ENCOURAGE YOU TO READ CLOSELY, AND IN ITS ENTIRETY, THE DISCUSSION OF CERTAIN RISK FACTORS TO BE CONSIDERED BY YOU BEGINNING ON PAGE 20.

FAIRNESS OPINION OF FINANCIAL ADVISOR (PAGE 41)

    In deciding to approve the merger, Invitrogen's board of directors considered the opinion of its financial advisor as to the fairness of the merger to Invitrogen and its stockholders from a financial point of view. This opinion is attached as Appendix B to this Joint Proxy Statement/Prospectus. We encourage you to read this opinion carefully.

    Invitrogen's financial advisor performed several analyses in connection with delivering its opinion. These analyses included comparing Invitrogen and NOVEX to other companies which Invitrogen's financial advisor considers to be comparable to Invitrogen and NOVEX and estimating the relative values and contributions of Invitrogen and NOVEX to the combined entity based on past performance.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Invitrogen and NOVEX and the related notes contained in their annual, quarterly and other reports and other information that Invitrogen has filed with the SEC and NOVEX has included in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 128.

    Invitrogen has a fiscal year ending December 31, and NOVEX has a fiscal year ending March 31. Accordingly, the selected consolidated financial data for the periods presented corresponds to each company's applicable fiscal year end. We derived this information from the audited consolidated financial statements for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 for Invitrogen and for the fiscal years ended March 31, 1995, 1996, 1997, 1998 and 1999 for NOVEX.

                INVITROGEN SELECTED CONSOLIDATED FINANCIAL DATA

                                                                           YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------------------
                                                              1998        1997       1996       1995       1994
                                                            ---------  ----------  ---------  ---------  ---------

                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..................................................  $  31,414  $   24,965  $  19,121  $  14,342  $  11,754
Cost of revenues..........................................      8,642       7,989      5,818      4,743      4,554
                                                            ---------  ----------  ---------  ---------  ---------
    Gross margin..........................................     22,772      16,976     13,303      9,599      7,200
Operating expenses:
  Sales and marketing.....................................      6,976       4,959      4,236      3,646      2,685
  General and administrative..............................      4,428       3,932      3,880      2,542      2,245
  Research and development................................      7,209       4,416      2,659      2,043      1,623
                                                            ---------  ----------  ---------  ---------  ---------
    Total operating expenses..............................     18,613      13,307     10,775      8,231      6,553
                                                            ---------  ----------  ---------  ---------  ---------
      Income from operations..............................      4,159       3,669      2,528      1,368        647
Other income (expense), net...............................        457         268        155         (6)       (83)
                                                            ---------  ----------  ---------  ---------  ---------
Income before taxes.......................................      4,616       3,937      2,683      1,362        564
Benefit (provision) for income taxes......................     (1,638)     (1,413)      (939)      (206)        45
                                                            ---------  ----------  ---------  ---------  ---------
      Net income..........................................  $   2,978  $    2,524  $   1,744  $   1,156  $     609
Less:  Preferred stock dividends..........................       (900)       (475)        --         --         --
      Accretion of non-voting redeemable common stock.....       (204)       (175)      (171)      (110)        --
      Accretion of beneficial conversion feature related
        to convertible preferred stock....................         --     (15,000)        --         --         --
                                                            ---------  ----------  ---------  ---------  ---------
      Net income (loss) applicable to common shares.......  $   1,874  $  (13,126) $   1,573  $   1,046  $     609
                                                            ---------  ----------  ---------  ---------  ---------
                                                            ---------  ----------  ---------  ---------  ---------
Earnings (loss) per share:
  Basic...................................................  $    0.19  $    (1.47) $    0.19  $    0.11  $    0.07
                                                            ---------  ----------  ---------  ---------  ---------
                                                            ---------  ----------  ---------  ---------  ---------
  Diluted.................................................  $    0.17  $    (1.47) $    0.16  $    0.11  $    0.07
                                                            ---------  ----------  ---------  ---------  ---------
                                                            ---------  ----------  ---------  ---------  ---------
Weighted average shares used in per share calculation:
  Basic...................................................      9,626       8,939      8,356      9,602      9,268
  Diluted.................................................     11,208       8,939     10,080      9,602      9,268

                                                                                  AS OF DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                   1998       1997       1996       1995       1994
                                                                 ---------  ---------  ---------  ---------  ---------

                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments..............  $   6,011  $   9,152  $   1,381  $     587  $     631
Total assets...................................................     22,815     18,056      8,258      5,992      4,642
Long-term capital leases.......................................         83        143        110        433        838
Non-voting redeemable common stock of Invitrogen B.V...........      1,599      1,295      1,306      1,143         --
Convertible preferred stock....................................     16,141     15,242         --         --         --
Total stockholders' equity (deficit)...........................        585     (1,853)     3,779      2,298      1,111

                   NOVEX SELECTED CONSOLIDATED FINANCIAL DATA

                                                                              YEARS ENDED MARCH 31,
                                                              -----------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                              ---------  ---------  ---------  ---------  ---------

                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues....................................................  $  24,478  $  17,133  $  14,154  $  10,977  $   9,195
Cost of revenues............................................     11,941      8,189      6,385      5,535      4,523
                                                              ---------  ---------  ---------  ---------  ---------
  Gross Margin..............................................     12,537      8,944      7,769      5,442      4,672
Operating expenses:
  Sales and marketing.......................................      5,166      3,260      2,683      1,519      1,383
  General and administrative................................      3,604      3,469      2,660      2,208      1,840
  Research and development..................................      1,555      1,500      1,293      1,051      1,279
                                                              ---------  ---------  ---------  ---------  ---------
Total operating expenses....................................     10,325      8,229      6,636      4,778      4,502
                                                              ---------  ---------  ---------  ---------  ---------
  Income from operations....................................      2,212        715      1,133        664        170
Other income (expense), net.................................       (244)      (194)      (118)      (102)       (59)
                                                              ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes....................      1,968        521      1,015        562        111
Benefit (provision) for income taxes........................       (744)      (202)      (459)      (239)         3
                                                              ---------  ---------  ---------  ---------  ---------
  Net income................................................      1,224        319        556        323        114
Less Preferred stock dividends accrued......................       (155)      (155)       (32)        --         --
                                                              ---------  ---------  ---------  ---------  ---------
  Net income available to common shareholders...............  $   1,069  $     164  $     524  $     323  $     114
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Earnings per share:
  Basic.....................................................  $    0.16  $    0.02  $    0.08  $    0.03  $    0.01
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
  Diluted...................................................  $    0.11  $    0.02  $    0.05  $    0.03  $    0.01
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Weighted average shares used in per share calculation:
  Basic.....................................................      6,692      6,678      6,522      9,811     10,000
  Diluted...................................................     11,306      6,776     10,722     10,628     10,000

                                                                                      AS OF MARCH 31,
                                                                   -----------------------------------------------------
                                                                     1999       1998       1997       1996       1995
                                                                   ---------  ---------  ---------  ---------  ---------

                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.............................................................  $     306  $     188  $      65  $      38  $      80
Total assets.....................................................      9,679      6,389      5,474      4,751      3,048
Deferred Rent....................................................         52         71         82         66         --
Long-term debt, less current portion.............................        975        407        481        869         --
Redeemable convertible preferred stock...........................      2,900      2,745      2,590      2,558         --
Total stockholders' equity (deficit).............................      1,645        527        410       (310)     1,269

             INVITROGEN SELECTED PRO FORMA COMBINED FINANCIAL DATA

    We expect that the merger will be accounted for as a "pooling of interests," which means that for accounting and financial reporting purposes, we will treat the companies as if they had always been combined. For a more detailed description of pooling of interests accounting see "The Merger-- Accounting Treatment" on page 46.

    We have presented below the unaudited pro forma combined condensed statement of income data that reflects the pooling of interests method of accounting and is intended to give you a better picture of what the businesses might have looked like had NOVEX always been combined with Invitrogen, i.e., giving effect to the merger between Invitrogen and NOVEX as if it had occurred on January 1, 1996. The selected pro forma combined financial data for the years ended December 31, include Invitrogen's financial data for the three years ended December 31, 1998 and NOVEX's financial data for the three fiscal years ended March 31, 1999. The pro forma combined balance sheet data assumes that the combination occurred on March 31, 1999. The companies may have performed differently if they had been combined. You should not rely on the pro forma information as being indicative of the historical results that would have occurred or the future results that will result after the merger.

             INVITROGEN PRO FORMA COMBINED SELECTED FINANCIAL DATA

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1998        1997       1996
                                                                                  ---------  ----------  ---------

                                                                                  (IN THOUSANDS, EXCEPT PER SHARE
                                                                                               DATA)
PRO FORMA COMBINED STATEMENT OF INCOME DATA:
Revenues........................................................................  $  55,840  $   42,072  $  33,262
Cost of revenues................................................................     20,570      16,170     12,199
                                                                                  ---------  ----------  ---------
  Gross Margin..................................................................     35,270      25,902     21,063
Operating expenses:
  Sales and marketing...........................................................     12,142       8,219      6,919
  General and administrative....................................................      8,032       7,401      6,540
  Research and development......................................................      8,725       5,898      3,943
                                                                                  ---------  ----------  ---------
    Total operating expenses....................................................     28,899      21,518     17,402
                                                                                  ---------  ----------  ---------
      Income from operations....................................................      6,371       4,384      3,661
Other income (expense), net.....................................................        213          74         37
                                                                                  ---------  ----------  ---------
Income before provision for income taxes........................................      6,584       4,458      3,698
Provision for income taxes......................................................      2,382       1,615      1,398
                                                                                  ---------  ----------  ---------
    Net income..................................................................  $   4,202  $    2,843  $   2,300
Less:  Preferred stock dividends accrued........................................       (900)       (475)        --
      Accretion of non-voting redeemable common stock...........................       (204)       (175)      (171)
      Accretion of beneficial conversion feature related to convertible
        preferred stock.........................................................         --     (15,000)        --
                                                                                  ---------  ----------  ---------
    Net income (loss) applicable to common shares...............................  $   3,098  $  (12,807) $   2,129
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
Earnings (loss) per share:
  Basic.........................................................................  $    0.26  $    (1.12) $    0.20
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
  Diluted.......................................................................  $    0.22  $    (1.12) $    0.17
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
Weighted average shares used in per share calculation:
  Basic.........................................................................     12,149      11,457     10,839
  Diluted.......................................................................     13,826      11,457     12,562

                                                                                                        AS OF
                                                                                                    MARCH 31, 1999
                                                                                                    (IN THOUSANDS)
                                                                                                    --------------
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.................................................    $   39,310
Total assets......................................................................................        66,653
Long-term capital leases, less current portion....................................................            74
Deferred Rent.....................................................................................            52
Long-term debt, less current portion..............................................................           975
Non-voting redeemable common stock of Invitrogen B.V..............................................         1,526
Total stockholders' equity........................................................................        55,246

                           COMPARATIVE PER SHARE DATA

    We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the historical financial statements and pro forma combined financial statements of Invitrogen and NOVEX and the related notes contained in reports that Invitrogen has previously filed with the SEC and those that are included elsewhere in this Joint Proxy Statement/Prospectus. The Invitrogen pro forma combined per share data presented below reflects the pooling of interests method of accounting of the per share results of the businesses of Invitrogen and NOVEX as if they had always been combined. The results may have been different if the companies had been combined. Invitrogen has a fiscal year ending December 31, and NOVEX has a fiscal year ending March
31. The NOVEX pro forma equivalent per share data equals an exchange ratio of
0.23154 multiplied by the Invitrogen pro forma combined per share data (the final exchange ratio will be determined by dividing 3,000,000 by the sum of (i) the total number of shares of NOVEX common stock outstanding immediately prior to the effective time of the merger, and (ii) the total number of shares of NOVEX common stock issuable upon the exercise of NOVEX stock options outstanding on the day immediately preceding the effective time of the merger). For purposes of providing the information in this Joint Proxy Statement/Prospectus the exchange ratio of 0.23154 was calculated based on the number of shares of NOVEX common stock (assuming conversion of all preferred stock to common stock) and the number of options to purchase shares of NOVEX common stock outstanding on June 14, 1999. The NOVEX historical book value per share set forth below assumes the conversion of 42,000 shares of redeemable convertible preferred stock into 4,200,000 shares of NOVEX common stock. The pro forma per share data are not necessarily indicative of the results that would have occurred, your financial interests in such results, or the future results that will occur after the merger. See "Invitrogen Selected Pro Forma Combined Financial Data."

                                                                                             YEARS ENDED DECEMBER 31,
                                                                                          -------------------------------
                                                                                            1998       1997       1996
                                                                                          ---------  ---------  ---------
Basic earnings (loss) per common share:
  Invitrogen historical.................................................................  $    0.19  $   (1.47) $    0.19
  NOVEX historical......................................................................  $    0.16  $    0.02  $    0.08
  Invitrogen pro forma combined.........................................................  $    0.26  $   (1.12) $    0.20
  NOVEX pro forma equivalent............................................................  $    0.06  $   (0.26) $    0.05
Diluted earnings (loss) per common share:
  Invitrogen historical.................................................................  $    0.17  $   (1.47) $    0.16
  NOVEX historical......................................................................  $    0.11  $    0.02  $    0.05
  Invitrogen pro forma combined.........................................................  $    0.22  $   (1.12) $    0.17
  NOVEX pro forma equivalent............................................................  $    0.05  $   (0.26) $    0.04

                                                                                                          AS OF
                                                                                                     MARCH 31, 1999
                                                                                                    -----------------
Book value per common share:
  Invitrogen historical...........................................................................      $    3.83
  NOVEX historical................................................................................      $    0.42
  Invitrogen pro forma combined...................................................................      $    3.51
  NOVEX pro forma equivalent......................................................................      $    0.81

                         MARKET PRICE AND DIVIDEND DATA

    NOVEX. The NOVEX common stock is not traded on an established public market.

    INVITROGEN. The Invitrogen common stock began trading on the Nasdaq National Market under the symbol "IVGN" on February 26, 1999. The following tables set forth, for the quarters indicated, the high and low market prices of shares of Invitrogen common stock as reported on the Nasdaq National Market.

                                                                               INVITROGEN STOCK
                                                                             --------------------
                                                                               HIGH        LOW
                                                                             ---------  ---------
1999
Quarter ended March 31, 1999...............................................  $   15.50  $   12.00
Quarter ended June 30, 1999................................................  $   26.00  $   12.88

    On June 11, 1999, the last trading day prior to the announcement by Invitrogen and NOVEX that they had reached an agreement concerning the merger, the closing price of Invitrogen common stock as reported on the Nasdaq National Market was $21.94 per share. As of July 2, 1999 there were approximately 212 shareholders of record of Invitrogen common stock.

    Because the market price of Invitrogen common stock is subject to fluctuation, the market value of the shares of Invitrogen common stock that holders of NOVEX common stock will receive in the merger may increase or decrease. NOVEX shareholders are urged to obtain a current market quotation for Invitrogen common stock.

    Invitrogen has never paid cash dividends and NOVEX has not paid cash dividends in its last four fiscal years. If the merger is not consummated, the board of directors of NOVEX presently intends to continue a policy of retaining all earnings to finance the expansion of its business. Following the merger, it is expected that the board of directors of Invitrogen will continue the policy of not paying cash dividends in order to retain earnings for reinvestment in the business of the combined companies.

                                  RISK FACTORS

    You should consider the following risk factors in determining how to vote at the special meeting.

    THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF INVITROGEN AND NOVEX. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "ESTIMATED," "PREDICTS," "POTENTIAL," OR "CONTINUE" OR THE NEGATIVE OF SUCH TERMS AND OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ONLY REFLECT MANAGEMENT'S EXPECTATIONS AND ESTIMATES. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING THESE STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS, INCLUDING THE RISKS OUTLINED BELOW. THESE FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENTS. WE ARE NOT UNDERTAKING ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO REFLECT ANY FUTURE EVENTS OR DEVELOPMENTS.

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY THE NOVEX SHAREHOLDERS AND INVITROGEN STOCKHOLDERS IN EVALUATING WHETHER TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH ANY ADDITIONAL RISK FACTORS IN DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN, INCLUDING IN CONJUNCTION WITH FORWARD-LOOKING STATEMENTS MADE HEREIN. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 128.

                          RISKS RELATING TO THE MERGER

THE ABILITY OF INVITROGEN AND NOVEX TO SUCCESSFULLY INTEGRATE THEIR BUSINESSES
  IS UNCERTAIN

    After the merger, Invitrogen and NOVEX, each of which previously operated independently, will have to integrate their operations. The integration will require significant efforts from each company, including the coordination of their research and development and sales and marketing efforts. Invitrogen may find it difficult to integrate the operations of NOVEX. NOVEX personnel may leave NOVEX because of the merger. NOVEX customers, distributors or suppliers may terminate their arrangements with NOVEX, or demand amended terms to these arrangements. Invitrogen management may have their attention diverted while trying to integrate the two companies. Such diversion of management's attention or difficulties in the transition process could have an adverse impact on Invitrogen. If Invitrogen is not able to successfully integrate the operations of NOVEX, Invitrogen's expectations of its future results of operations may not be met.

FAILURE TO ACHIEVE BENEFICIAL SYNERGIES COULD RESULT IN INCREASED FUTURE
  OPERATING COSTS

    Invitrogen and NOVEX have entered into the merger agreement with the expectation that the merger will result in beneficial synergies. Achieving these anticipated synergies and the potential benefits underlying the two companies' reasons for the merger will depend on a number of factors, some of which include:

    - Changes in the favorable market reaction to NOVEX's and Invitrogen's significant products;

    - Competitive factors, including technological advances attained by competitors and patents granted to or contested by competitors, which would result in their ability to compete against the companies more effectively;

    - The expiration of patents with respect to the companies' products;

    - Changes in economic conditions such as inflation, interest rates and foreign currency exchange rates in the global marketplace where Invitrogen and NOVEX have significant businesses;

    - Significant litigation adverse to NOVEX and Invitrogen, including, particularly, product liability litigation, antitrust litigation and patent and trademark litigation;

    - The ability of the combined company to increase sales of NOVEX products;
      and

    - The ability of the combined company to increase sales of Invitrogen's products.

    Even if the two companies are able to integrate operations, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could have a material adverse effect on the business, results of operations and financial condition of the combined company.

INVITROGEN MAY BE REQUIRED TO SPEND MORE OF ITS CASH RESERVES BECAUSE OF THE
  MERGER THAN IT ANTICIPATED

    Even if Invitrogen is able to integrate the operations of NOVEX successfully, there is no assurance that such integration will result in the realization of the full benefits of the cost savings, efficiencies or revenue enhancements that Invitrogen currently anticipates. The cost savings and other benefits of the merger may be offset by costs incurred in integrating NOVEX's operations, as well as by increases in other expenses, or by problems in the business unrelated to the merger.

THE VALUE OF THE SHARES OF INVITROGEN COMMON STOCK TO BE RECEIVED IS NOT FIXED
  AND MAY DECLINE FROM ITS CURRENT VALUE

    The number of shares of Invitrogen common stock to be issued in the merger is fixed and each shareholder of NOVEX will receive a fixed number of shares of Invitrogen common stock in exchange for their NOVEX common stock in the merger. However, because Invitrogen common stock is publicly traded, the value of a share of Invitrogen common stock may change on a daily basis. Therefore, the value of the shares of Invitrogen common stock each NOVEX shareholder is to receive in the merger may decline from the value as of the date of this Joint Proxy Statement/Prospectus. Consequently, at the time of the special meeting, you will not know the exact value of the Invitrogen common stock NOVEX shareholders will receive when the merger is completed.

NOVEX SHAREHOLDERS WILL HAVE REDUCED OWNERSHIP AND VOTING INTERESTS AFTER THE
  MERGER

    After the merger's completion, NOVEX shareholders will own a significantly smaller percentage of Invitrogen than they currently hold of NOVEX. Consequently, they may be able to exercise less influence over the management and policies of Invitrogen than they currently exercise over NOVEX.

SUBSTANTIAL SALES OF INVITROGEN COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET
  PRICE

    Invitrogen cannot predict the effect, if any, that future sales of shares of Invitrogen common stock or the availability of such shares for future sale will have on its market price from time to time. Sales of substantial amounts of Invitrogen common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the stock. In particular, agreements between the underwriters of Invitrogen's initial public offering and certain of Invitrogen's stockholders and optionholders which restrict sales of Invitrogen common stock and which were entered into in connection with Invitrogen's initial public offering will expire in August 1999.

RIGHTS OF HOLDERS OF NOVEX COMMON STOCK FOLLOWING THE MERGER

    Following the merger, holders of NOVEX common stock outstanding on the date of the merger's completion will become holders of Invitrogen common stock. Certain differences exist between the rights of NOVEX stockholders under NOVEX's Articles of Incorporation, as amended, and NOVEX's bylaws and the rights of Invitrogen shareholders under Invitrogen's Certificate of Incorporation, as amended, and Invitrogen's bylaws. See "Comparison of Rights of Holders of Invitrogen Common Stock and Holders of NOVEX Common Stock" on page 119.

                    RISKS RELATING TO INVITROGEN'S BUSINESS

FAILURE TO MANAGE GROWTH COULD IMPAIR INVITROGEN'S BUSINESS

    Invitrogen's business has grown rapidly. Invitrogen's net revenues increased from $19.1 million in 1996 to $31.4 million in 1998. During that same period Invitrogen significantly expanded its operations in the United States and in the Netherlands, headquarters for its European operations. The number of Invitrogen employees has increased from approximately 100 at December 31, 1996 to approximately 221 as of December 31, 1998.

    It is very difficult to manage this rapid growth, and Invitrogen's future success depends on its ability to implement:

    - Research and product development;

    - Sales and marketing programs;

    - Customer support programs;

    - Operational and financial control systems; and

    - Recruiting and training new personnel.

    Invitrogen's ability to successfully offer products and services and implement its business plan in a rapidly evolving market requires an effective planning and management process. Invitrogen expects that it will need to continue to improve its financial and managerial controls, reporting systems and procedures and to expand and train its work force worldwide.

    Invitrogen is in the process of implementing a new, enterprise-wide financial and manufacturing information system. It expects to begin using its new system sometime in the first half of 2000. If Invitrogen fails to successfully complete implementation of its new system it could experience manufacturing and shipping delays which, in turn, could cause increased manufacturing costs and deferred or lost sales.

    Invitrogen has recently developed a high-throughput gene cloning and expression system by scaling up its TOPO TA Cloning technology. It is commercializing this technology under the name Invitrogenomics. Invitrogen's future business growth depends in part on the success of its Invitrogenomics products and services. In order to succeed in this business Invitrogen may need to hire additional senior managers. Moreover, operation of Invitrogenomics may present unfamiliar management challenges that it might not successfully address. Invitrogen may not be able to locate or hire the necessary managers or successfully address the potentially unfamiliar management issues that may occur in Invitrogenomics or other areas of its business.

REDUCTION IN RESEARCH AND DEVELOPMENT BUDGETS AND GOVERNMENT FUNDING MAY IMPACT
  SALES

    Invitrogen's customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for Invitrogen's products. Research and development budgets fluctuate due to changes in available resources, spending priorities and institutional budgetary policies. Invitrogen's business could be seriously damaged by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies, academic institutions or government and private laboratories.

    A significant portion of Invitrogen's sales have been to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies such as the U.S. National Institutes of Health and similar domestic and international agencies. Also, a portion of Invitrogen's direct revenues comes from NIH Small Business Innovation Research grant funds. Although the level of research funding has increased during the past several years, Invitrogen cannot assure you that this trend will continue. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. Also, government proposals aiming to reduce or eliminate budgetary deficits have sometimes included reduced allocations to the NIH and other government agencies that fund research and development activities. A reduction in government funding for the NIH or other government research agencies could seriously damage Invitrogen's business.

    Invitrogen's customers generally receive funds from approved grants at particular times of the year, as determined by the federal government. Grants have, in the past, been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds affects the timing of purchase decisions by Invitrogen's customers and, as a result, can cause fluctuations in its sales and operating results.

FAILURE TO LICENSE NEW TECHNOLOGIES COULD IMPAIR NEW PRODUCT DEVELOPMENT

    Invitrogen's business model of providing products to researchers working on a variety of genetic projects requires it to develop a wide spectrum of products. To generate broad product lines it is advantageous to license technologies from the scientific community at large rather than depending exclusively on its own employees. As a result Invitrogen believes its ability to in-license new technologies from third parties is and will continue to be critical to its ability to offer new products. About 90% of Invitrogen's products are manufactured or sold under license agreements.

    Invitrogen's ability to develop new products and services depends in part on its ability to convince inventors that it can successfully commercialize their new technologies. Further, Invitrogen cannot assure you that it will be able to continue to identify new technologies developed by others. Even if Invitrogen is able to identify new technologies of interest, Invitrogen may not be able to negotiate a license on favorable terms, or at all.

LOSS OF LICENSES COULD HURT PERFORMANCE

    Some of Invitrogen's licenses do not run for the length of the patent. Invitrogen may not be able to renew its existing licenses on favorable terms, or at all. If Invitrogen loses the rights to a patented technology, Invitrogen may need to stop selling certain of its products or redesign its products or lose a competitive advantage. Potential competitors could in-license technologies that Invitrogen fails to license and potentially erode its market share for certain products.

    Invitrogen's licenses typically subject it to various commercialization, sublicensing and other obligations. If Invitrogen fails to comply with these requirements Invitrogen could lose important rights under a license, such as the right to exclusivity in a certain market. In some cases, Invitrogen could also lose all rights under a license. In addition, certain rights granted under the license could be lost for reasons out of Invitrogen's control. For example, the licensor could lose patent protection for a number of reasons, including invalidity of the licensed patent. Invitrogen typically does not receive significant indemnification from a licensor against third party claims of intellectual property infringement. See "Business--Technology Licensing" regarding its current licenses.

INVITROGEN'S MARKET SHARE DEPENDS ON NEW PRODUCT INTRODUCTIONS AND ACCEPTANCE

    The market for Invitrogen's products and services is only about fifteen years old. Rapid technological change and frequent new product introductions are typical for the market. For example, prepackaged kits to perform research in particular cell lines and already-isolated genetic material are only now coming into widespread use among researchers. Invitrogen's future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements. Invitrogen believes successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch thereafter. To the extent Invitrogen fails to introduce new and innovative products Invitrogen will probably lose market share to its competitors, which will be difficult or impossible to regain. An inability, for technological or other reasons, to successfully develop and introduce new products could reduce Invitrogen's growth rate or damage its business.

    Invitrogen has made a substantial investment in developing the technology underlying Invitrogenomics products and services. The products portion of Invitrogenomics was launched commercially in 1998, and has not achieved significant revenues. Invitrogen expects to launch the services portion of the business in the near future. Invitrogen cannot be sure that Invitrogenomics will achieve any commercial success or that revenues will equal or exceed the cost of its investment.

    In the past Invitrogen has experienced, and it is likely to experience in the future, delays in the development and introduction of products. Invitrogen cannot assure you that it will keep pace with the rapid rate of change in life sciences research, or that its new products will adequately meet the requirements of the marketplace or achieve market acceptance. Factors affecting the market acceptance of its new products include:

    - Citation of the product in published research;

    - The timing of introduction of the product relative to competitive products; and

    - General trends in life sciences research.

LOSS OF KEY PERSONNEL COULD HURT INVITROGEN'S BUSINESS

    Invitrogen's products and services are highly technical in nature. In general only highly qualified and trained scientists have the necessary skills to develop and market Invitrogen's products and provide its services. Invitrogen faces intense competition for these professionals from its competitors and its customers, marketing partners and companies throughout its industry. Any failure on Invitrogen's part to hire, train and retain a sufficient number of qualified professionals would seriously damage its business. Invitrogen does not generally enter into employment agreements requiring these employees to continue in its employment for any period of time. See "Management" on page 92.

COMPETITION IN THE LIFE SCIENCES RESEARCH MARKET COULD REDUCE SALES

    The markets for Invitrogen's products are very competitive. Many other life sciences research products suppliers have greater financial, operational, sales and marketing resources, and more experience in research and development than Invitrogen. These and other companies may have developed or could in the future develop new technologies that compete with Invitrogen's products or even render its products obsolete.

    Invitrogen believes that customers in its markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to customers who have purchased products from competitors. To the extent Invitrogen is unable to be the first to develop and supply new products, its competitive position will suffer. See "Invitrogen Business--Competition" for more information.

LARGE DISTRIBUTORS MAY FORCE THE USE OF MORE EXPENSIVE MARKETING AND
  DISTRIBUTION CHANNELS

    Certain of Invitrogen's academic and commercial customers have developed purchasing initiatives to reduce the number of vendors they purchase from in order to lower their supply costs. In some cases these accounts have established agreements with large distributors, which include discounts and the distributors' direct involvement with the purchasing process. These activities may force Invitrogen to supply the large distributors with its products at a discount to reach those customers. For more information, see "Invitrogen Business--Competition."

INTERNATIONAL UNREST OR FOREIGN CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT
  RESULTS

    Invitrogen's products are currently marketed in over 30 countries throughout the world. Invitrogen's international revenues, which include revenues from its Netherlands subsidiary and export sales, represented 37% of product revenues in 1998, 35% in 1997 and 33% in 1996. Invitrogen expects that international revenues will continue to account for a significant percentage of its revenues for the foreseeable future, in part because it intends to expand its international operations.

    There are a number of risks arising from Invitrogen's international business, including:

    - General economic and political conditions in the markets in which it operates;

    - Potential increased costs associated with overlapping tax structures;

    - Potential trade restrictions and exchange controls;

    - More limited protection for intellectual property rights in some countries;

    - Difficulties and costs associated with staffing and managing foreign operations;

    - Uncertain effects of the movement in Europe to a unified currency;

    - Slower growth in the European market before the unified currency is adopted;

    - Unexpected changes in regulatory requirements;

    - The difficulties of compliance with a wide variety of foreign laws and regulations;

    - Longer accounts receivable cycles in certain foreign countries; and

    - Import and export licensing requirements.

    A significant portion of Invitrogen's business is conducted in currencies other than the U.S. dollar, which is its reporting currency. Invitrogen recognizes foreign currency gains or losses arising from its operations in the period incurred. As a result, currency fluctuations among the U.S. dollar and the currencies in which it does business have caused and will continue to cause foreign currency transaction gains and losses. Invitrogen cannot predict the effects of exchange rate fluctuations upon its future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates. Invitrogen engages in foreign exchange hedging transactions to manage its foreign currency exposure, but Invitrogen can not assure you that its strategies will adequately protect its operating results from the effects of exchange rate fluctuations. For more information see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Currency Hedging and Foreign Currency Translation" on page 89.

    The Asia/Pacific region has recently experienced unstable economic conditions and significant devaluation in its currencies. The economic situation in the region may result in slower payments of outstanding receivable balances. To date this region has not represented a significant portion of Invitrogen's revenues. However, to the extent the Asia/Pacific region becomes increasingly important, or to the extent the factors affecting the region begin to affect other geographic locations, its business could be damaged.

OUR LIFE SCIENCE PATENTS AND PROPRIETARY TECHNOLOGIES COULD AFFECT ABILITY TO
  COMPETE

    Invitrogen's success depends to a significant degree upon its ability to develop proprietary products and technologies. However, Invitrogen cannot assure you that patents will be granted on any of its patent applications. Invitrogen also cannot assure you that the scope of any of its issued patents will be sufficiently broad to offer meaningful protection. In addition, Invitrogen's issued patents or patents licensed to Invitrogen could be successfully challenged, invalidated or circumvented so that its patent rights would not create an effective competitive barrier. See "Business--Patents and Proprietary Technologies" for more information regarding Invitrogen's existing and pending patents.

PUBLICITY OF TRADE SECRETS COULD AID COMPETITORS

    Invitrogen attempts to protect its trade secrets by entering into confidentiality agreements with third parties, employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to Invitrogen. If Invitrogen's trade secrets become known it may lose its competitive position.

INTELLECTUAL PROPERTY LITIGATION COULD HARM INVITROGEN'S BUSINESS

    Litigation regarding patents and other intellectual property rights is extensive in the biotechnology industry. Invitrogen is aware that patents have been applied for and in some cases issued to others claiming technologies which are closely related to Invitrogen's. As a result, and in part due to the ambiguities and evolving nature of intellectual property law, Invitrogen periodically receives notices of potential infringement of patents held by others. Although Invitrogen has to date successfully resolved these types of claims, it may not be able to do so in the future.

    In the event of an intellectual property dispute Invitrogen may be forced to litigate. Such litigation could involve proceedings declared by the U.S. Patent and Trademark Office or the International Trade Commission, as well as proceedings brought by affected third parties. Intellectual property litigation can be extremely expensive, and such expense, as well as the consequences should Invitrogen not prevail, could seriously harm its business.

    If a third-party claimed an intellectual property right to technology Invitrogen uses, Invitrogen might need to discontinue an important product or product line, alter its products and processes, pay license fees or cease certain activities. Although Invitrogen might under these circumstances attempt to obtain a license to such intellectual property, it may not be able to do so on favorable terms, or at all.

YEAR 2000 COMPLICATIONS MAY DISRUPT INVITROGEN'S OPERATIONS AND HARM ITS
  BUSINESS

    We are aware that many currently installed information technology systems, such as computer systems and software products, as well as non-information technology systems that include imbedded technology, were not designed to correctly process dates after December 31, 1999.

    Invitrogen is heavily dependent upon the proper functioning of its own computer and data dependent systems. Invitrogen cannot assure you that Invitrogen will successfully identify and address all Year 2000 issues. Any failure on the part of these or other systems could materially adversely affect Invitrogen's business in ways Invitrogen cannot anticipate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 85.

ACCIDENTS RELATED TO HAZARDOUS MATERIALS COULD ADVERSELY AFFECT INVITROGEN'S
  BUSINESS

    Portions of Invitrogen's operations require the controlled use of hazardous and radioactive materials. Although Invitrogen believes its safety procedures comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Invitrogen could be liable for any damages that result, which could seriously damage its business. Additionally, an accident could damage Invitrogen's research and manufacturing facilities and operations.

POTENTIAL PRODUCT LIABILITY CLAIMS COULD AFFECT EARNINGS AND FINANCIAL CONDITION

    Invitrogen faces a potential risk of liability claims based on its products or services. Invitrogen carries product liability insurance coverage which is limited in scope and amount but which it believes to be adequate. Invitrogen cannot assure you, however, that it will be able to maintain this insurance at reasonable cost and on reasonable terms. Invitrogen also cannot assure you that this insurance will be adequate to protect it against a product liability claim, should one arise.

                       RISKS RELATING TO NOVEX'S BUSINESS

NOVEX'S OPERATING RESULTS MAY FLUCTUATE

    NOVEX's operating results may vary significantly from quarter to quarter and from year to year as a result of a variety of factors. These factors include:

    - Level of demand for NOVEX products;

    - Timing of acquisitions and investments in infrastructure;

    - Timing of NOVEX's development and introduction of new products;

    - Competitive conditions;

    - Timing and extent of intellectual property litigation;

    - Exchange rate fluctuations; and

    - General economic conditions.

Quarterly comparisons of NOVEX's financial results may not necessarily be meaningful and should not be relied upon as an indication of future performance.

    NOVEX's continued investments in product development and sales and marketing are significant ongoing expenses. If revenue in a particular period falls short of expectations, NOVEX may not be able to reduce significantly its expenditures for that period, which would materially adversely affect NOVEX's operating results for that period.

    NOVEX's product development activities often focus on unproven technologies and undeveloped markets. As a result, NOVEX may experience difficulty in forecasting operating expenditures, and NOVEX cannot know when or whether its efforts will result in commercially successful products. The expenses or losses associated with these product development activities could materially adversely affect NOVEX's operating results.

NOVEX DEPENDS ON NEW PRODUCTS FOR GROWTH

    NOVEX's future success depends on its ability to develop and introduce, on a timely basis, products that address the evolving needs of scientists. NOVEX has experienced delays and technical difficulties in the development, introduction and marketing of products, such as its WesternBreeze blotting kits and QuickPoint system, and it may experience delays and technical difficulties in the future. NOVEX cannot assure you that its new products will meet the requirements of scientists or achieve market acceptance.

    If NOVEX's products fail to achieve market acceptance, it may endure periods of slower growth. Factors affecting product acceptance include:

    - Perceived utility by scientists;

    - Availability and price of competitive products;

    - Technological changes;

    - Citations of the product in published research; and

    - General trends in life science research.

    NOVEX believes that customers in its markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to customers who have historically purchased products from competitors. Further, there is a significant competitive advantage in being the first to introduce a new product to market. Accordingly, NOVEX believes that to compete effectively, it consistently needs to be the first to market with important new research products. If NOVEX is not the first to develop and supply new products, its competitive position may suffer. If it is unable to develop and introduce products in a timely manner, or if its products do not obtain market acceptance, its business, financial condition and results of operations could be materially adversely affected.

NOVEX NEEDS TO EXPAND ITS OPERATIONS AND MANAGE ITS GROWTH

    NOVEX has recently experienced, and continues to experience, significant growth in the number of employees and the scope of NOVEX's operations. This growth places a significant strain on its management and operations. Its ability to manage growth effectively will depend upon, among other things, its ability to:

    - Attract, hire and retain skilled scientists, managers and other employees;

    - Increase its international presence and its North American sales force;

    - Implement and improve its operational, information and financial control systems;

    - Expand its manufacturing capabilities; and

    - Grow its customer service and technical service resources.

Such expansion could result in significant burdens on its systems and resources.

    Additionally, NOVEX's growth plan may include acquisitions. If NOVEX acquires a company, it could have difficulty assimilating its operations, or assimilating and retaining its key personnel. Further, if the demand for NOVEX's products exceeds its ability to provide its products on a timely basis, NOVEX could lose customers. There can be no assurance that NOVEX's systems, procedures or controls will be adequate to support its operations or that its management will be capable of exploiting fully the market for its products. If NOVEX is unable to manage its growth effectively, its business, financial condition and results of operations could be materially adversely affected.

DOWNSIZING AND CONSOLIDATION IN THE UNITED STATES PHARMACEUTICAL INDUSTRY COULD
  ADVERSELY IMPACT NOVEX'S RESULTS

    In recent years, the United States pharmaceutical industry has undergone substantial downsizing and consolidation. In the last year, NOVEX has experienced a drop in sales at two key accounts due to cutbacks in customer operations. Further mergers or corporate consolidations in the pharmaceutical industry could cause NOVEX to lose existing customers and potential future customers, which could have a material adverse effect on its business, financial condition and results of operations.

NOVEX MAY NOT BE ABLE TO GROW ITS MAJOR ACCOUNTS

    NOVEX has based its sales forecasts on, among other things, estimates of the demand for its products and the products of its competitors by certain key customers. NOVEX may have overestimated this demand and misallocated resources by focusing on accounts that are already saturated. Such a misallocation of resources could have a material adverse effect of NOVEX's business, financial condition and results of operations.

NOVEX'S INDUSTRY IS HIGHLY COMPETITIVE AND IS SUBJECT TO RAPID TECHNOLOGICAL
  CHANGE

    The market for NOVEX's products is highly competitive, and NOVEX expects competition to increase. NOVEX competes with many other life science research product suppliers. NOVEX has significantly fewer research and development, marketing, financial and other resources than many of its competitors. These competitors may have developed or could in the future develop new technologies that compete with NOVEX's products or render its products obsolete. The principal competitive factors in NOVEX's markets include the following:

    - Product performance, features and reliability;

    - Price;

    - Timing of product introduction;

    - Sales and distribution capability;

    - Technical support and service; and

    - Breadth of product line.

    There are limited barriers to entry into NOVEX's markets, and new competitors frequently enter its markets. Of particular concern is the anticipated sale by FMC of its BioProducts division to a competitor of NOVEX, which may result in additional market and pricing pressure on NOVEX. Further, NOVEX recently increased its prices, which may be met with customer resistance and could give NOVEX's competition an additional opening into NOVEX's markets.

    Some of NOVEX's competitors have in the past and may in the future compete by lowering prices on certain products. In certain cases, NOVEX may respond by lowering its prices. In addition, if NOVEX fails to anticipate, recognize and implement new marketing and distribution strategies based upon the Internet or other marketing trends, NOVEX's business may be materially adversely affected.

    NOVEX currently benefits from sales in emerging niche research markets, which, as they expand, may also attract the attention of its competitors. NOVEX believes that customers in its markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to customers who have purchased products from competitors. To the extent NOVEX is unable to be the first to develop and supply new products, its competitive position will suffer.

NOVEX HAS LIMITED PRICING FLEXIBILITY

    NOVEX has entered into pricing agreements with a number of larger customers, including blanket purchase agreements with a number of government agencies. Those agreements may limit NOVEX's pricing flexibility during their respective terms, which could materially adversely affect NOVEX's business, financial condition and results of operations.

NOVEX RELIES ON THIRD-PARTY MANUFACTURERS TO MANUFACTURE CERTAIN PRODUCTS

    NOVEX relies on third-party manufacturers to manufacture many of its products and just recently contracted with an outside vendor for the production of its PowerEase instrument products. In particular, NOVEX purchases all of the cassettes used in its pre-cast gels from a single third-party manufacturer. It is possible that production problems may occur with such outsourced manufacturing. If such manufacturing problems occur, there can be no assurance that NOVEX will be able to manufacture its products on a commercial scale or that such products can be manufactured by NOVEX or any other party on behalf of NOVEX at costs or in quantities to make such products commercially viable.

NOVEX DEPENDS ON PATENTS AND PROPRIETARY TECHNOLOGY

    Patent protection for compositions of matter, processes and methods is prevalent in the life science industry and continues to expand. As more patents are issued to third parties, NOVEX expects that more of these third party patents will cover aspects of its products. From time to time, NOVEX expects to receive invitations to license patented technology from these parties or be sued for patent infringement. For example, NOVEX is aware of patents and pending applications held by third parties that may relate to its array technology. NOVEX cannot assure you that it will not infringe these patents or other proprietary rights belonging to other parties. NOVEX may not be able to license certain technology on acceptable terms, or at all, and, as a result, NOVEX may need to discontinue the sale of certain products or engage in patent litigation.

    NOVEX relies upon a combination of patents and trade secrets to establish and protect its own proprietary rights to its technologies. As of July 2, 1999, NOVEX owned six issued patents in the United States, had one pending patent application in the United States and had four pending foreign patent applications. NOVEX believes that the success of its business, in part, depends on its ability to obtain and maintain patent protection for its technology. However, its patent position is generally uncertain. Any patent issued or licensed to NOVEX may not provide protection that has commercial significance. NOVEX's competitors may independently develop technologies similar to NOVEX's technologies, duplicate the technology owned or licensed to NOVEX, or design around patented aspects of NOVEX's technology. In addition, it may be necessary to engage in litigation to protect NOVEX's intellectual property position.

    Intellectual property litigation generally is expensive, involves complex legal and factual questions and requires a significant commitment of management's time. If NOVEX is forced to participate in patent litigation, its business, financial condition and results of operations could be materially adversely affected.

    NOVEX relies upon trade secrets in the development and manufacture of many of its principal products. NOVEX attempts to protect its trade secrets by entering into confidentiality agreements with all of its employees, consultants and advisors. However, these agreements cannot prevent the unauthorized use or disclosure of such trade secrets or know-how. In addition, others may obtain access to or independently develop similar or equivalent trade secrets or know-how.

NOVEX RELIES ON RESEARCH AND DEVELOPMENT BUDGETS AND GOVERNMENT RESEARCH FUNDING

    NOVEX's customers include scientists at pharmaceutical and biotechnology companies, academic institutions and government laboratories. Fluctuations in the research and development budgets of these companies and institutions may have a significant effect on the demand for NOVEX's products. Research and development budgets fluctuate due to changes in available resources, spending priorities, institutional budgetary policies and other factors outside of its control. The funding associated with grants from government agencies, including the United States National Institutes of Health, generally becomes available at particular times of the year, the timing of which may result in fluctuations in NOVEX's operating results. In the past, grants have been frozen for extended periods or have otherwise become unavailable to various institutions, sometimes without advance notice. Any decrease in life science research and development expenditures or availability of government funding could materially adversely affect NOVEX's business, financial condition and results of operations.

    Additionally, many European pharmaceutical companies have begun outsourcing research projects to academic institutions. Because academic institutions traditionally have been more price sensitive and reluctant to convert to pre-cast gels than European pharmaceutical companies, this shift may reduce NOVEX's gel sales in European markets, which could materially adversely affect NOVEX's business, financial condition and results of operations.

THERE ARE MANY RISKS RELATING TO INTERNATIONAL SALES AND OPERATIONS

    During the fiscal year ended March 31, 1999, sales to customers outside North America accounted for approximately 36% of the revenue of NOVEX and its subsidiaries, the majority of which was to customers in Europe. NOVEX expects that international sales will continue to account for a significant and increasing percentage of its revenues for the foreseeable future, in part because NOVEX intends to expand its international operations. However, foreign markets for its products may develop more slowly than NOVEX currently anticipates.

    NOVEX's international sales are subject to a number of risks, including the following:

    - Foreign currency devaluation and fluctuation in exchange rates;

    - Difficulties and costs associated with staffing and managing foreign operations;

    - Unexpected changes or difficulties in compliance with legislative or regulatory requirements;

    - Delays resulting from difficulty in obtaining export and import licenses for certain technology; delays in collecting accounts receivable;

    - Tariffs, quotas and other trade restrictions;

    - Uncertain effects of the movement in Europe to a unified currency;

    - Slower growth in the European market before the unified currency is adopted;

    - Limited protection for intellectual property rights in some countries;

    - Potential increased costs associated with overlapping tax structures; and

    - General economic and political conditions.

    NOVEX has established international subsidiaries in Germany and, in the process, incurred significant costs. Future openings of new international offices, if any, and the accompanying increase in NOVEX's work force, would result in additional expenses and burdens on its systems and resources. Further, NOVEX's international direct sales force and its international distributors, such as its Japanese distributor, Iatron, may not be able to compete successfully against local competitors or established international distributors that represent the products of competing companies.

    NOVEX anticipates that during the next twelve months, NOVEX's Vice President of European Operations will return to the United States and the day to day management of NOVEX's Frankfurt and Heidelberg operations will be passed to the German management team. If the transition does not proceed as planned, additional resources will be required for management of NOVEX's European operations.

    The Asia/Pacific region has experienced unstable economic conditions and significant devaluation in its currencies during the last six months of 1997 and throughout 1998. The economic situation in the region may result in slower payments of outstanding receivable balances. To date this region has not represented a significant portion of NOVEX's revenues. However, to the extent the Asia/Pacific region becomes increasingly important, or to the extent the factors affecting the region begin to affect other geographic locations, its business could be damaged.

NOVEX MAY BE FORCED TO USE MORE EXPENSIVE MARKETING AND DISTRIBUTION CHANNELS

    Certain of NOVEX's academic and commercial customers have developed purchasing initiatives to reduce the number of vendors they purchase from in order to lower their supply costs. In some cases these accounts have established agreements with large distributors, which include discounts and the distributors' direct involvement with the purchasing process. These activities may force NOVEX to supply the large distributors, such as VWR, with its products at an increased discount to reach those customers. Additionally, sales through Internet vendors, such as SciQuest and Chemdex, are expected to increase. The increase in Internet sales may negatively impact NOVEX's gross margins as the commission paid on Internet sales is an additional cost not incurred through the use of non-Internet vendors.

NOVEX DEPENDS ON KEY PERSONNEL AND NEEDS ADDITIONAL PERSONNEL

    NOVEX is highly dependent upon its ability to attract and retain certain key managerial, scientific, and technical personnel. NOVEX competes for such personnel with academic institutions, pharmaceutical companies and NOVEX's competitors, among others. In addition, NOVEX's success depends on its ability to hire qualified marketing and sales personnel. NOVEX currently intends to increase its North American sales and marketing force. The loss of key personnel or the inability to hire and retain qualified personnel could materially adversely affect NOVEX's product development efforts, revenues and business.

NOVEX DEPENDS ON KEY SUPPLIERS

    NOVEX purchases certain key raw materials from a limited number of suppliers and purchases all of its cassette parts from a single vendor. NOVEX believes there are relatively few alternative sources of supply for certain of these raw materials. Although NOVEX maintains significant inventories, if NOVEX's current suppliers become unable or unwilling to supply raw materials when needed and NOVEX is unable to obtain alternative suppliers, NOVEX may be unable to manufacture and market certain products. Resulting delays or reductions in product shipments could damage relationships with NOVEX's customers. Further, a significant increase in the price of one or more of these raw materials by its suppliers could materially adversely affect NOVEX's gross margin or operating results.

YEAR 2000 COMPLICATIONS MAY DISRUPT NOVEX'S OPERATIONS AND HARM ITS BUSINESS

    Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, in less than one year, computer systems and software used by many companies will experience operating difficulties unless they are modified or upgraded to adequately process information involving the century change.

    NOVEX is heavily dependent upon the proper functioning of its own computer and data-dependent systems.

    NOVEX cannot assure you that NOVEX will successfully identify and address all Year 2000 issues. Even if NOVEX acts in a timely manner to complete all of its assessments and identify, develop and implement remediation plans believed to be adequate, some problems may not be identified or corrected in time to prevent material adverse consequences to NOVEX's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 109.

NOVEX RELIES ON THIRD-PARTY DISTRIBUTORS

    A substantial portion of NOVEX's revenues are generated by sales made through third-party distributors. Many of these distributors also represent the products of competing companies. There can be no assurance that such distributors will devote adequate resources to selling NOVEX's products or that NOVEX will be able to maintain its distributor relationships. If NOVEX fails to maintain successful relationships with its distributors, its business, financial condition and results of operations could be materially adversely affected.

NOVEX'S BUSINESS USES HAZARDOUS MATERIALS AND SUBJECTS NOVEX TO ENVIRONMENTAL
  LAWS AND REGULATIONS

    NOVEX's research, development and manufacturing activities involve the controlled use of hazardous materials, chemicals and radioactive compounds. NOVEX believes that it is in compliance in all material respects with applicable federal, state and local laws and regulations governing the storage, use, and disposal of such materials and certain waste products. However, NOVEX's safety procedures for handling and disposing of hazardous materials may not fully comply with these standards. In the future, regulators may require NOVEX to incur significant costs to comply with environmental laws and regulations. In addition, NOVEX's employees may be accidentally contaminated or injured from these materials. In the event of such an accident, NOVEX could be held liable for any damages that result.

POTENTIAL PRODUCT LIABILITY CLAIMS COULD AFFECT NOVEX'S EARNINGS AND FINANCIAL
  CONDITION

    NOVEX faces a potential risk of liability claims based on its products or services. NOVEX carries product liability insurance coverage which is limited in scope and amount but which it believes to be adequate. NOVEX cannot assure you, however, that it will be able to maintain this insurance at reasonable cost and on reasonable terms. NOVEX also cannot assure you that this insurance will be adequate to protect it against a product liability claim, should one arise.

NOVEX MAY BECOME INVOLVED IN COSTLY TIME CONSUMING LITIGATION

    From time to time NOVEX has been and expects to be involved in legal proceedings arising from NOVEX's ordinary business operations. For example, a claim was asserted by ict-Wien, an Austrian distributor, alleging that NOVEX had not given ict-Wien sufficient notice of a change relating to the parties' distribution arrangement and also alleging that NOVEX hired a key employee of ict-Wien. Although no legal action has been filed by ict-Wein in connection with this claim, this claim and other claims may result in litigation in the future, which could require NOVEX to expend significant financial resources and to divert management's time and efforts to address the claims. See "NOVEX Business-- Legal Proceedings."

NOVEX NEEDS TO LEASE ADDITIONAL BUILDING SPACE

    NOVEX leases two buildings with approximately 41,000 square feet in San Diego for its headquarters, as well as the base for marketing and product support operations, research and development and manufacturing activities. Based on NOVEX's current rate of expansion, NOVEX will need to lease additional building space by the end of 2000 fiscal year. NOVEX is currently in negotiations to lease building space in a building near its existing San Diego facilities, but there can be no assurance that it will be able to lease this space on favorable terms, or at all. Additionally, leases for NOVEX's existing facilities in San Diego expire in the fall of 2000 and NOVEX has the option to extend those leases until the fall of 2002. There can be no assurance that NOVEX will be able to renew its existing leases for the San Diego facilities on favorable terms, or at all. If NOVEX is unsuccessful in its leasing efforts, it may need to relocate, which would cause a disruption to NOVEX's operations and could materially adversely affect NOVEX's business.

NOVEX'S SAN DIEGO FACILITIES ARE SUBJECT TO FLOODING.

    NOVEX's San Diego facilities are located in a low lying drainage area. In recent years, local street flooding has occurred and water has entered into some buildings in the area. In an unusually wet year, flooding could occur which could disrupt normal business operations and cause significant damage to facilities and materials stored at the site.

                              THE SPECIAL MEETINGS

GENERAL; DATE, TIME AND PLACE

    This Joint Proxy Statement/Prospectus is being furnished by the boards of directors of NOVEX to its shareholders in connection with the solicitation of proxies by the NOVEX board for use at the special meeting of NOVEX shareholders. This Joint Proxy Statement/Prospectus is also being furnished by the board of directors of Invitrogen to its stockholders in connection with the solicitation of proxies by the Invitrogen board for use at the special meeting of Invitrogen stockholders.

    The special meetings will be held on August 13, 1999 for NOVEX and August 16, 1999 for Invitrogen, both at 9:00 a.m. local time. The Invitrogen special meeting will be held at Invitrogen's headquarters, 1600 Faraday Avenue, Carlsbad, California, 92008, and the NOVEX special meeting will be held at NOVEX's headquarters, 11040 Roselle Street, San Diego, California, 92121.

    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of NOVEX and stockholders of Invitrogen on or about July 26, 1999.

PURPOSES OF THE SPECIAL MEETINGS

    At the Invitrogen special meeting, holders of Invitrogen common stock will be asked to consider and vote upon the following:

    - A proposal to approve and adopt the merger agreement, dated as of June 14, 1999, among Invitrogen, its subsidiary participating in the merger and NOVEX;

    - A proposal to amend Invitrogen's 1997 Stock Option Plan to increase the number of shares reserved for issuance under the plan by 1,000,000 shares (subject to adjustments specified in the plan) for a total of 5,485,479 shares of common stock; and

    - Such other matters as may properly be brought before the special meeting or any adjournment or postponement of such meeting.

    At the NOVEX special meeting, holders of NOVEX stock will be asked to consider and vote upon the following:

    - A proposal to approve and adopt the merger agreement, dated as of June 14, 1999, among Invitrogen, its subsidiary participating in the merger and NOVEX; and

    - Such other matters as may properly be brought before the special meeting or any adjournment or postponement of such meeting.

RECOMMENDATION OF THE NOVEX BOARD AND INVITROGEN BOARD

    THE NOVEX BOARD AND THE INVITROGEN BOARD HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT HOLDERS OF NOVEX STOCK AND HOLDERS OF INVITROGEN COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE INVITROGEN BOARD HAS ALSO UNANIMOUSLY APPROVED THE AMENDMENT TO THE 1997 STOCK OPTION PLAN AND RECOMMENDS THAT HOLDERS OF INVITROGEN COMMON STOCK VOTE FOR THE AMENDMENT TO THE PLAN.

SHAREHOLDERS ENTITLED TO VOTE; VOTE REQUIRED

NOVEX

    The NOVEX board has fixed the close of business on July 12, 1999, as the record date for the determination of the holders of NOVEX stock entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of NOVEX stock on the record date will be entitled to notice of, and to vote at, the special meeting. As of the record date, there were 6,711,317 shares of common stock and 42,000 shares of preferred stock outstanding and entitled to vote, which shares were held by approximately 17 holders of record. Each holder of record of shares of NOVEX common stock on the record date is entitled to one vote per share, and each holder of record of shares of NOVEX preferred stock on the record date is entitled to one hundred (100) votes per share. Such votes may be cast either in person or by properly executed proxy, at the special meeting.

    A majority vote of the shares of NOVEX common stock and preferred stock outstanding on the record date, voting together as a single class (the preferred stock voting as if converted into common stock) is required to adopt the merger agreement. In addition, a majority vote of the shares of NOVEX common stock and preferred stock outstanding on the record date, each voting as a separate class, is required to adopt the merger agreement.

    Shares of NOVEX stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the special meeting. Shares which abstain from voting, and shares held by a nominee who has not been given the authority to vote on a particular matter, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because the merger agreement must be approved by the holders of a majority of the total outstanding shares of NOVEX stock as well as the separate classes of common stock and preferred stock, abstentions and shares held in the name of a broker or other nominee who has not been given the authority to vote will have the same effect as a vote against the merger agreement.

    A vote in favor of the merger agreement shall be also deemed to be the shareholder's grant, as an individual, of a power of attorney to Sheldon Engelhorn, as the shareholder representative designated in Section 8.4 of the merger agreement and Section 1.2 of the indemnity escrow agreement, to act for the shareholder in all matters pertaining to the evaluation, response to, and defense or settlement of claims by Invitrogen against the escrow shares. This means the shareholder will be bound by Sheldon Engelhorn's actions and decisions, even if the shareholder disagrees with them. For example, Mr. Engelhorn could admit to or settle a claim by Invitrogen for breach of representations and warranties, even though the shareholder believes there was no breach; or Mr. Engelhorn could incur legal fees and other defense expenses on behalf of the shareholders (which would have to be satisfied by liquidation of a portion of the escrow shares or by some other method), even though the shareholder believes it was unwise to contest the claim or that the defense was conducted in too costly a manner.

    A vote in favor of the merger agreement shall also be deemed an agreement by the shareholder, as an individual, to hold Sheldon Engelhorn harmless from and against all of his acts or omissions in the role of shareholders' representative, as long as the acts or omissions were in good faith. This means the shareholder would not be able to hold Sheldon Engelhorn liable for his acts or omissions as shareholders' representative, even if the acts or omissions were negligent, unwise, or led to a bad outcome. Protection of this kind is necessary to prevent Mr. Engelhorn from being paralyzed by potential liability to one or another of two shareholders who may have opposite views on how best to proceed, and to induce him to serve without compensation as the shareholders' representative. This hold-harmless is analogous to the business judgment rule, which protects corporate directors from liability for breach of the duty of care as long as they act in good faith.

INVITROGEN

    The Invitrogen board has fixed the close of business on July 12, 1999, as the record date for the determination of the holders of Invitrogen common stock entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of Invitrogen common stock on the record date will be entitled to notice of, and to vote at, the special meeting. As of the record date, there were 13,430,650 total shares outstanding and entitled to vote, which shares were held by approximately 213 holders of record. Each holder of record of shares of Invitrogen common stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Invitrogen common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting.

    The approval and the adoption of the merger agreement and the approval of the amendment to the 1997 Stock Option Plan will require the affirmative vote of the holders of a majority of the shares of Invitrogen common stock outstanding on the record date.

    Shares of Invitrogen common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the special meeting. Shares which abstain from voting, and shares held by a nominee who has not been given the authority to vote on a particular matter, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because the merger agreement and the amendment to the 1997 Stock Option Plan must be approved by the holders of a majority of the shares of Invitrogen common stock outstanding on the record date, abstentions and shares held in the name of a broker or other nominee who has not been given the authority to vote will have the same effect as a vote against the merger agreement and amendment to the plan.

PROXIES

    This Joint Proxy Statement/Prospectus is being furnished to NOVEX shareholders and Invitrogen stockholders in connection with the solicitation of proxies by, and on behalf of, the NOVEX board and Invitrogen board for use at the respective special meetings of NOVEX shareholders and Invitrogen stockholders and is accompanied by a form of proxy.

    All shares of NOVEX stock and Invitrogen common stock which are entitled to vote and are represented at the respective special meeting by properly executed proxies received prior to or at the respective special meeting, and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. Except in cases where a nominee has indicated on a proxy that it does not have the power to vote, if no instructions are indicated, such proxies will be voted for approval and adoption of the merger agreement.

    If any other matters are properly presented at the special meetings for consideration, including, among other things, consideration of a motion to adjourn the special meetings to another time and/or place for such purposes as soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

    - Filing with the Secretary of NOVEX or Invitrogen, as appropriate, at or before the taking of the vote at the relevant special meeting, a written notice of revocation bearing a later date than the proxy;

    - Duly executing a later-dated proxy relating to the same shares and delivering it to NOVEX or Invitrogen, as appropriate, before the taking of the vote at the relevant special meeting; or

    - Attending the special meetings and voting in person. Attendance at the special meetings will not in and of itself constitute a revocation of the proxy.

    Any written notice of revocation or subsequent proxy should be sent to, in the case of NOVEX shareholders: NOVEX, 11040 Roselle Street, San Diego, California 92121, Attention: Secretary, or hand delivered to the Secretary of NOVEX, and in the case of Invitrogen stockholders: Invitrogen

Corporation, 1600 Faraday Avenue, Carlsbad, California 92008, Attention:
Secretary, or hand delivered to the Secretary of Invitrogen, as the case may be, at or before the taking of the vote at the special meeting.

    All expenses of this solicitation of proxies will be borne by NOVEX and Invitrogen and the cost of preparing and mailing this Joint Proxy Statement/Prospectus to NOVEX shareholders and Invitrogen stockholders will be paid one-half by Invitrogen and one-half by NOVEX. In addition to solicitation by use of the mails, proxies may be solicited from NOVEX shareholders and Invitrogen stockholders by directors, officers and employees of NOVEX or Invitrogen in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

    NOVEX SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

DISSENTERS' RIGHTS

    If the principal terms of the merger are approved by NOVEX shareholders, holders of NOVEX stock who elect to dissent from the approval of the principal terms of the merger may, under certain circumstances, be entitled to have their shares purchased in accordance with Chapter 13 of the California Corporations Code, or the CCC.

    In order for a NOVEX shareholder to exercise dissenters' rights, a notice of such shareholder's intention to exercise his or her dissenters' rights as provided in the CCC must be sent by such shareholder and such shareholder must comply with such other procedures as required by the CCC, as more fully described below in "The Merger--Dissenters' Rights." Failure to send such notice or to follow such other procedures will result in waiver of such shareholder dissenters' rights. See page 47 for a discussion of dissenters' rights and Annex C for a description of the procedures that must be followed to perfect such rights.

                                   THE MERGER

GENERAL

    The following summarizes the material terms of the merger agreement, a copy of which is included in this Joint Proxy Statement/Prospectus as Annex A and incorporated herein by reference. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions upon which the merger is to be effected.

    If the merger agreement is approved and adopted by the holders of a majority of the outstanding shares of NOVEX stock and the holders of a majority of Invitrogen common stock entitled to vote at the respective special meetings, a subsidiary of Invitrogen will be merged with and into NOVEX, which will be the surviving corporation, and NOVEX will become a wholly-owned subsidiary of Invitrogen.

BACKGROUND OF THE MERGER

    The acquisition of complementary businesses and products is an important part of Invitrogen's overall business strategy. Invitrogen continually evaluates potential acquisition opportunities and considers potential alliances, combinations and other strategic transactions with other participants in developing, manufacturing and marketing research tools for biology research.

    On July 30, 1998, James Glynn, Invitrogen's Chief Financial Officer, David McCarty, NOVEX's President and Chief Executive Officer, and Sheldon Engelhorn, NOVEX's Executive Vice President, Technology Development, met and discussed Invitrogen's potential interest in entering into a business combination or similar transaction with NOVEX.

    The following week, NOVEX and Invitrogen entered into a non-disclosure agreement to facilitate business combination discussions while protecting both companies from the disclosure of confidential information and materials.

    On August 7, 1998, Mr. Glynn, Mr. McCarty and Mr. Engelhorn, met once again to discuss the potential combination of NOVEX and Invitrogen. Anthony Broad, NOVEX's Vice President, Finance and Administration, and James Johnson, NOVEX's Vice President, Sales and Marketing were also in attendance.

    On August 27, 1998 Mr. Glynn sent Mr. McCarty a letter expressing Invitrogen's interest in acquiring NOVEX, and on August 28, 1998, Mr. Glynn and Mr. McCarty met to discuss Invitrogen's proposed terms.

    On September 16, 1998, Mr. McCarty, Mr. Engelhorn, Mr. Glynn, and Lyle Turner, Invitrogen's President, Chief Executive Officer, and Chairman of the Board, met to discuss the proposed merger including issues relating to the companies' management structures and business philosophies.

    On September 24, 1998, Mr. McCarty and Mr. Glynn met once again to discuss Invitrogen's merger proposal.

    On October 27, 1998, negotiations were terminated between NOVEX and Invitrogen due to a failure of the parties to agree on fundamental terms.

    Over the next several months Invitrogen prepared for and successfully completed its initial public offering.

    On March 18, 1999, Mr. McCarty and Mr. Turner met and Invitrogen expressed a renewed interest in a merger transaction with NOVEX.

    On April 30, 1999, at a special meeting, the NOVEX Board discussed the merits of selling the assets of NOVEX to, or merging NOVEX with, Invitrogen.

    On several occasions between March and June of 1999, representatives of Invitrogen and its counsel met with representatives of NOVEX and its counsel to discuss the proposed terms of the merger and to complete various aspects of each party's due diligence review of the other party's business, financial and legal affairs. Beginning on May 27, 1999, and continuing until June 14, 1999, Invitrogen and NOVEX, and their respective counsel, negotiated the terms of the merger agreement.

    On June 2, 1999 at a special meeting of the Invitrogen board, Invitrogen's legal counsel reviewed with the Invitrogen board the proposed terms of the merger agreement and Invitrogen's management provided financial analyses relating to the proposed merger. At the meeting, the Invitrogen board unanimously approved the merger agreement and related matters and authorized Invitrogen's management to proceed with the merger.

    On June 13, 1999, by written consent action, the NOVEX board approved the merger agreement and related matters and authorized NOVEX's management to proceed with the merger.

    On June 14, 1999, following the actions of the NOVEX board and the Invitrogen board approving the merger agreement, Invitrogen, Invo Merger Corporation and NOVEX executed the merger agreement.

    On June 15, 1999, Invitrogen's management retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as Invitrogen's financial advisor as to the fairness of the merger to Invitrogen and its stockholders.

NOVEX'S REASONS FOR THE MERGER; RECOMMENDATION OF THE NOVEX BOARD

    The NOVEX board has carefully considered the terms and conditions of the proposed merger and has unanimously determined that the merger is in the best interests of, and is on terms that are fair to NOVEX's shareholders, and has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger.

    In reaching its unanimous determination to approve the merger agreement and the merger, the NOVEX board considered a number of factors that may result from the merger. Following is a list of material factors that were considered by the NOVEX board that may result from the merger:

    - The increased ability of NOVEX to pursue the development of its protein and nucleic acid electrophoresis, detection and analysis products;

    - Direct access to the global manufacturing, marketing and sales infrastructure of Invitrogen in support of the development and commercial goals of NOVEX;

    - The opportunity for Invitrogen to expand its product line and widen the market for its molecular biology research products beyond that in which Invitrogen has established a presence;

    - Access to greater financial and technical resources in support of the goals of NOVEX;

    - The opportunity for NOVEX shareholders to participate in a larger, stronger, better capitalized, and more commercially diversified company in a transaction which is designed not to result in the recognition of taxable gain and to be accounted for as a pooling of interests, and to receive Invitrogen stock which offers significantly more liquidity than NOVEX common stock;

    - That Invitrogen common stock offers a significant premium over the current fair market value of NOVEX common stock;

    - The market capitalization, revenues, and assets of Invitrogen as compared to NOVEX;

    - The experience, depth, and competence of Invitrogen's operating team; and

    - The relative liquidity of an investment in Invitrogen stock as compared to an investment in NOVEX's common stock.

    In reaching its determination that the merger was advisable and in the best interests of NOVEX and its shareholders, the NOVEX board also considered and balanced against the potential benefits of the merger a number of factors, including without limitation, the factors set forth above under the caption "Risk Factors," the risks that the merger may not be consummated, and the employment, severance and other arrangements among NOVEX, Invitrogen and certain employees of NOVEX. After detailed consideration of these factors, the NOVEX board concluded that the expected long-term benefits of the merger outweigh the potential risks associated with the execution of the merger agreement.

    The foregoing discussion and factors considered by the NOVEX board addresses the material factors considered by the NOVEX board in its consideration of the merger. The NOVEX board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of NOVEX's shareholders. Different NOVEX board members may have assigned different weights to different factors. In reaching its determination, the NOVEX board took the various factors into account collectively. The NOVEX board did not perform factor-by-factor analysis, but rather its determination was made in consideration of all of the factors as a whole.

INVITROGEN'S REASONS FOR THE MERGER; RECOMMENDATION OF THE INVITROGEN BOARD

    The Invitrogen board has carefully considered the terms and conditions of the proposed merger and has unanimously determined that the merger is in the best interests of, and is on terms that are fair to Invitrogen's shareholders, and has unanimously approved the merger agreement and the merger.

    In reaching its unanimous determination to approve the merger agreement and the merger, the Invitrogen board considered a number of factors that may result from the merger. Following is a list of material factors that were considered by the Invitrogen board that may result from the merger:

    - The complementary nature of the products produced by NOVEX and the opportunity to incorporate NOVEX products into Invitrogen's existing product line;

    - The opportunity for Invitrogen to expand its product line and widen the market for its molecular biology research products beyond that in which Invitrogen has established a presence;

    - The opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as to the fairness of the merger to Invitrogen stockholders;

    - The access to NOVEX's strong position in the commercial pharmaceutical and biotechnology market segments;

    - The access to the manufacturing, marketing and sales infrastructure of NOVEX which will support the corporate development and commercial goals of Invitrogen; and

    - The experience, depth and competence of NOVEX's operating team.

    In reaching its determination that the merger was advisable and in the best interests of Invitrogen and its shareholders, the Invitrogen board also considered and balanced against the potential benefits of the merger a number of factors, including without limitation, the factors set forth above under the caption "Risk Factors," and the risks that the merger may not be consummated. After detailed consideration of these factors, the Invitrogen board concluded that the expected long-term benefits of the merger outweigh the potential risks associated with the execution of the merger agreement.

    The foregoing discussion and factors considered by the Invitrogen board addresses the material factors considered by the Invitrogen board in its consideration of the merger. The Invitrogen board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Invitrogen's stockholders. Different Invitrogen board members may have assigned different weights to different factors. In reaching its determination, the Invitrogen board took the various factors into account collectively. The Invitrogen board did not perform factor-by-factor analysis, but rather its determination was made in consideration of all of the factors as a whole.

OPINION OF INVITROGEN'S FINANCIAL ADVISOR

    Invitrogen engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to render an opinion as to the fairness, from a financial point of view, of the Invitrogen/NOVEX merger, to both Invitrogen and Invitrogen's stockholders. Houlihan Lokey is a nationally recognized investment banking firm that provides financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. Houlihan Lokey has performed financial advisory services for Invitrogen in the past, including annual stock valuations in connection with the administration of its Employee Stock Ownership Plan (prior to its public offering), for which Houlihan Lokey was paid annual fees of approximately $12,000 to $15,000.

    Invitrogen agreed to pay Houlihan Lokey a fee of $125,000 for its preparation and delivery of the fairness opinion. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the Invitrogen/NOVEX merger. Invitrogen's Board of Directors did not limit Houlihan Lokey in any way in the investigations it made or the procedures it followed in rendering its opinion.

    Invitrogen retained Houlihan Lokey solely to deliver its fairness opinion. Invitrogen agreed to indemnify Houlihan Lokey and its affiliates against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey. The full text of Houlihan Lokey's opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached as Annex B and is incorporated herein by reference. We urge you to read the opinion in its entirety.

    Houlihan Lokey did not, and was not requested by Invitrogen to, make any recommendations as to the form or amount of consideration to be received by the NOVEX stockholders, the public market values or realizable value of Invitrogen's common stock given as consideration in the Invitrogen/ NOVEX merger or the prices at which Invitrogen's common stock may trade in the future following the Invitrogen/NOVEX merger, and does not express any opinion as to the fairness of any aspect of the Invitrogen/NOVEX merger not expressly addressed in its fairness opinion.

    In arriving at its opinion, attached as Annex B to this registration statement and incorporated herein by reference, among other things, Houlihan
Lokey:

    - Reviewed its prior valuation of Invitrogen as of December 31, 1998;

    - Reviewed a copy of Invitrogen's prospectus as filed with the Securities and Exchange Commission on February 26, 1999 which included Invitrogen's audited financial statements for the three fiscal years ended December 31, 1998, quarterly report on Form 10-Q for the quarter ended March 31, 1999, and internally-prepared interim financial statements for the period ended May 31, 1999, which Invitrogen's management has identified as being the most current financial statements available;

    - Reviewed Invitrogen's audited financial statements for the two fiscal years ended December 31, 1996;

    - Reviewed NOVEX's audited financial statements for the four fiscal years ended March 31, 1998 and draft audited financial statements for the fiscal year ended March 31, 1999, which NOVEX's management has identified as being the most current financial statements available;

    - Reviewed a copy of the merger agreement dated as of June 14, 1999;

    - Reviewed a draft of the Registration Statement on Form S-4 dated July 7, 1999;

    - Met with certain members of the senior management of Invitrogen and NOVEX to discuss the operations, financial condition, future prospects and projected operations and performance of Invitrogen and NOVEX, and held discussions with representatives of Invitrogen's counsel to discuss certain matters;

    - Visited certain facilities and business offices of Invitrogen;

    - Reviewed forecasts prepared by Invitrogen's management with respect to Invitrogen for the years ending December 31, 1999 through 2000;

    - Reviewed forecasts prepared by Invitrogen's management with respect to NOVEX for the years ending December 31, 1999 through 2000 as well as a budget prepared by NOVEX's management with respect to NOVEX for the twelve month period ending March 31, 2000;

    - Reviewed the historical market prices and trading volume for Invitrogen's publicly traded securities;

    - Reviewed certain other publicly available financial data for certain companies that we deem comparable to Invitrogen and NOVEX, and publicly available prices and premiums paid in other transactions that we considered similar to the Invitrogen/NOVEX merger;

    - Reviewed drafts of certain documents to be delivered at the closing of the Invitrogen/NOVEX merger; and

    - Conducted such other studies, analyses and inquiries as Houlihan Lokey has deemed appropriate.

Houlihan Lokey used various methodologies to assess the fairness, from a financial point of view, of the Invitrogen/NOVEX merger to Invitrogen and its stockholders.

      COMPARISON OF NOVEX VALUE TO CONSIDERATION

    First, Houlihan Lokey employed methodologies that provided estimates as to the aggregate value of NOVEX. The analyses required studies of the overall market, economic and industry conditions in which NOVEX operates, and the operating results of NOVEX. Such analyses are summarized as follows:

            COMPARABLE COMPANY ANALYSIS: Using publicly available information, Houlihan Lokey compared selected financial data of NOVEX with similar data of various companies engaged in businesses considered by Houlihan Lokey to be comparable to that of NOVEX, including Bio-Rad Laboratories, Inc., Fisher Scientific International Inc., Invitrogen Corporation, Life Technologies, Inc., The Perkin-Elmer Corporation, QIAGEN NV and Sigma-Aldrich Corp. For each of the comparable companies, Houlihan Lokey calculated, reviewed and analyzed numerous financial and operating performance ratios, as well as numerous market capitalization ratios, such as the enterprise value (aggregate equity plus total interest-bearing debt) to the latest twelve months revenues and latest twelve months and projected earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings before interest and taxes, or EBIT.

    There are inherent differences between the businesses, operations, and prospects of NOVEX and the comparable companies. Accordingly, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the above-described quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of NOVEX and the comparable companies that would, in Houlihan Lokey's opinion, affect the public market valuation of such companies.

            COMPARABLE TRANSACTION ANALYSIS. Houlihan Lokey analyzed certain financial performance measures for numerous merger and acquisition transactions involving companies in the life sciences research industry, including the following four transactions which we deemed to be most comparable to the Invitrogen/NOVEX merger: FMC--Bioproducts Business / Cambrex Corporation; CN Biosciences Inc. / Merck KGAA; Clontech Laboratories / Becton Dickinson & Co.; and Life Technologies, Inc. / Dexter Corp.

    In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations.

            SUMMARY OF NOVEX ANALYSIS. No company or transaction used in the analysis described above was directly comparable to NOVEX or the Invitrogen/NOVEX merger. Accordingly, Houlihan Lokey reviewed the foregoing comparable companies and transactions to understand the range of multiples of revenues, multiples of EBITDA, and multiples of EBIT paid for companies in the life sciences research or related industries. The lowest and highest ranges of multiples of latest twelve months' revenues paid for such companies was 0.80x to 9.97x, respectively; the lowest and highest ranges of multiples of latest twelve months' and projected EBITDA paid for such companies was 6.7x to 53.7x, respectively; and the lowest and highest ranges of multiples of latest twelve months' and projected EBIT paid for such companies was 11.0x to 69.4x, respectively. Based upon NOVEX's historical revenues and historical and projected EBITDA and EBIT and utilizing multiples deemed appropriate by Houlihan Lokey based upon the comparable transaction and public company analyses, Houlihan Lokey calculated the enterprise value for NOVEX to be between approximately $50.3 million to $67.3 million.

    In connection with the Invitrogen/NOVEX merger, Houlihan Lokey determined total aggregate consideration of $57.3 million to $62.7 million for NOVEX was composed of the following: (i) $54.9 million to $60.3 million for 2.5 million shares of common stock based on the closing price of Invitrogen's common stock as of June 11, 1999 (the date immediately prior to the announcement of the Invitrogen/NOVEX merger) and July 7, 1999, respectively; and (ii) the assumption of $2.407 million of total interest bearing debt as of March 31, 1999, which management of NOVEX represented to Houlihan Lokey as the most recent debt balance available.

    The comparison of NOVEX value to the consideration paid for NOVEX indicated that the Invitrogen/NOVEX merger is fair, from a financial point of view, to Invitrogen and its stockholders.

      PRO FORMA ACCRETION ANALYSIS

    In addition to the valuation analysis of NOVEX described above, we performed a similar valuation of Invitrogen on a pro forma basis reflecting the merger. This pro forma valuation analysis consisted of a comparable company analysis which analyzed the trading statistics of Fisher Scientific International Inc., Incyte Pharmaceuticals Inc., Invitrogen Corporation, Life Technologies, Inc., The Perkin-Elmer Corporation, QIAGEN NV and Sigma-Aldrich Corp.

    No company or transaction used in the analysis described above was directly comparable to the Invitrogen/NOVEX combined company. Accordingly, Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples of revenues, multiples of EBITDA, and multiples of EBIT paid for companies in the life sciences research or related industries. The lowest and highest ranges of multiples of latest twelve months' revenues paid for such companies was 0.86x to 9.97x, respectively; the lowest and highest ranges of multiples of latest twelve months' and projected EBITDA paid for such companies was 9.4x to 53.7x, respectively; and the lowest and highest ranges of multiples of latest twelve months' and projected EBIT paid for such companies was 11.1x to 69.4x, respectively. Based upon historical revenues and historical and projected EBITDA and EBIT for the combined company on a pro-forma basis and utilizing multiples which Houlihan Lokey deemed appropriate based upon the public company analyses, Houlihan Lokey calculated the enterprise value for the combined company to be between approximately $354.3 million to $389.3 million.

    Using the pro forma valuation of the combined company, we analyzed the projected net income and earnings per share on a fully diluted basis to determine if the Invitrogen/NOVEX merger is accretive to Invitrogen and its shareholders. Based upon our pro forma valuation and 17,603,000 fully diluted shares outstanding post-merger, this analysis indicated that the Invitrogen/NOVEX merger is fair, from a financial point of view, to Invitrogen and its stockholders.

    In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including growth in gross domestic product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of July 8, 1999 and on the projected financial information provided to Houlihan Lokey as of such date. In rendering its opinion, Houlihan Lokey has relied upon and assumed, without independent verification that the historical and projected financial information provided to Houlihan Lokey by Invitrogen has been reasonably and accurately prepared based upon the best current available estimates of the financial results and condition of Invitrogen. Additionally, Houlihan Lokey has relied upon and assumed, without independent verification, that the historical and projected financial information provided to Houlihan Lokey by NOVEX has been reasonably and accurately prepared based upon the best current available estimates of the financial results and condition of NOVEX. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to Invitrogen or NOVEX and does not assume responsibility for it. Except as set forth above, Houlihan Lokey did not make any independent appraisal of the specific properties or assets of Invitrogen or NOVEX.

    The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole. In its analysis, Houlihan Lokey made numerous assumptions with respect to Invitrogen, NOVEX, industry performance, general business, economic, market and financial conditions and office matters, many of which are beyond the control of Invitrogen and NOVEX. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. However, there were no specific factors reviewed by Houlihan Lokey that did not support its opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of the material federal income tax considerations relevant to the exchange of shares of NOVEX common stock for Invitrogen common stock pursuant to the merger that are generally applicable to you. This discussion assumes that you hold your shares as capital assets. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the IRS Code, existing and the proposed Treasury Regulations under the IRS Code and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to you as discussed in this Joint Proxy Statement/Prospectus.

    You should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to you in light of your particular circumstances, such as if you:

    - Are a dealer in securities;

    - Are subject to the alternative minimum tax provisions of the IRS Code;

    - Are subject to special treatment under the IRS Code (such as insurance companies, tax-exempt organizations or financial institutions);

    - Are a foreign person;

    - Do not hold your NOVEX common stock as a capital asset;

    - Hold your shares in a hedging transaction or as part of a straddle or conversion transaction; or

    - Acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions.

    In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions completed before, after or at the same time as the merger (whether or not any of these transactions are undertaken in connection with the merger), including, without limitation, (i) any tax consequences of the creation of the escrow, its operation or the distributions from the escrow to either Invitrogen or the NOVEX shareholders, (ii) any transaction in which shares of NOVEX common stock are acquired or shares of Invitrogen common stock are disposed of, or
(iii) the tax consequences of the assumption by Invitrogen of the options to purchase NOVEX common stock. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES AND APPLICABLE TAX RETURN REPORTING REQUIREMENTS.

    The merger is intended to constitute a tax-free "reorganization" within the meaning of Section 368(a) of the IRS Code. If the merger qualifies as a reorganization, you will have the following federal income tax consequences:

    - You will recognize no gain or loss solely upon your receipt of Invitrogen common stock in exchange for NOVEX common stock in the merger (except to the extent of cash received in lieu of a fractional share of Invitrogen common stock);

    - The aggregate tax basis of Invitrogen common stock you receive in the merger (including a fractional share that you receive cash for) will be the same as the aggregate tax basis of NOVEX common stock surrendered in exchange for the shares of Invitrogen common stock;

    - The holding period of Invitrogen common stock you receive in the merger will include the period for which NOVEX common stock surrendered in exchange for the Invitrogen common stock was considered to be held, provided that you held the NOVEX common stock you surrendered as a capital asset at the time of the merger; and

    - Cash payments you receive in lieu of a fractional share will be treated for federal income tax purposes as if the fractional share of Invitrogen common stock had been issued in the merger and then redeemed by Invitrogen. If you receive cash in lieu of a fractional share, you will recognize gain or loss, measured by the difference (if any) between the amount of cash received and your tax basis in such fractional share.

    - If the shares of NOVEX common stock were held as capital assets at the effective time of the merger, a NOVEX stockholder who exercises dissenters' rights and receives a cash payment for those shares generally should recognize capital gain or loss measured by the difference between the stockholder's basis in the shares and the amount of cash received. This treatment will not apply, however, if the payment is deemed to be "essentially equivalent to a dividend" within the meaning of Section 356(a)(2) of the Code, after giving effect to the constructive-ownership rules of the Code (a "Dividend Equivalent Transaction"). A sale of shares under an exercise of dissenters' rights generally will not be a Dividend Equivalent Transition if, as a result of the exercise, the stockholder exercising the dissenters' right owns no shares of capital stock of Invitrogen, either actually or constructively, immediately after the merger.

    The parties are not requesting and will not request a ruling form the IRS in connection with the merger. Completion of the merger is conditioned upon the prior receipt by Invitrogen of a tax opinion from Gray Cary Ware & Freidenrich LLP and the receipt by NOVEX of a tax opinion from Brobeck Phleger & Harrison LLP stating that the merger will constitute a tax-free reorganization. Invitrogen and NOVEX undertake to recirculate these proxy materials and to resolicit proxies if the parties waive the receipt of these opinions as a condition to closing. You should be aware that the tax opinions do not bind the IRS and the IRS is therefore not prevented from successfully asserting a contrary opinion.

    A successful IRS challenge to the tax-free reorganization status of the merger would result in you recognizing taxable gain or loss with respect to each share of common stock of NOVEX surrendered equal to the difference between your basis in such share and the fair market value, as of the close of the merger, of Invitrogen common stock received in exchange for such share. In such event, your aggregate tax basis in the Invitrogen common stock you receive would equal its fair market value and your holding period for such stock would begin the day after the merger.

    THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS, AND YOUR OBLIGATION TO RETAIN INFORMATION REGARDING THE TRANSACTION.

ACCOUNTING TREATMENT

    The merger is intended to qualify as a pooling of interests. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the merger may be restated as though the companies had been combined from inception as required under United States Generally Accepted Accounting Principles.

    It is a condition to the merger that:

    - Invitrogen shall have received a letter from Arthur Andersen LLP, San Diego, California, independent accountants for Invitrogen, dated as of the date on which the transactions contemplated by the merger agreement are completed, regarding their concurrence with Invitrogen management's conclusion that no condition exists that would preclude Invitrogen's accounting for the merger as a pooling of interests if the merger is closed and completed in accordance with the merger agreement; and

    - NOVEX shall provide Invitrogen with a copy of a letter received from Ernst & Young LLP, independent accountants for NOVEX, that no transaction entered into by NOVEX and no other fact or circumstance related to NOVEX, would preclude Invitrogen's accounting for the merger as a pooling of interests if the merger is closed and completed in accordance with the merger agreement.

FEDERAL SECURITIES LAWS CONSEQUENCES

    All shares of Invitrogen common stock received by NOVEX shareholders in the merger who are not affiliates of NOVEX prior to the merger will be freely transferable. However, shares of Invitrogen common stock received by persons who are deemed to be affiliates of NOVEX prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act of 1933, or Rule 144 promulgated under the Securities Act in the case of such persons who become affiliates of Invitrogen, or as otherwise permitted under the Securities Act. Persons deemed to be affiliates of NOVEX are those individuals or entities that control, are controlled by, or are under common control with, NOVEX. Affiliates generally include executive officers and directors of NOVEX as well as certain principal shareholders of NOVEX. This Joint Proxy Statement/ Prospectus does not cover any resales of Invitrogen common stock received by affiliates of NOVEX in the merger.

NASDAQ NATIONAL MARKET LISTING

    It is a condition to the merger that the shares of Invitrogen common stock to be issued pursuant to the merger agreement be approved for listing on the Nasdaq National Market, subject to official notice of issuance. An application will be filed for listing the shares of Invitrogen common stock to be issued in the merger on the Nasdaq National Market.

DISSENTERS' RIGHTS

    By virtue of Section 2115 of the California Corporation Code, or the CCC, if holders of NOVEX stock exercise dissenters' rights in connection with the merger under Sections 1300 to 1312 of the CCC, referred to here as Chapter 13, any shares of NOVEX stock as to which such dissenters' rights are exercised will not be converted into the right to receive shares of Invitrogen common stock but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to the CCC.

    THE FOLLOWING SUMMARY OF THE PROVISIONS OF CHAPTER 13 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF CHAPTER 13. A COPY OF WHICH IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE.

    If the merger is approved by the required vote of NOVEX's shareholders, each holder of NOVEX stock who does not vote in favor of the merger and who follows the procedures set forth in Chapter 13 will be entitled to have his, her or its NOVEX stock purchased by NOVEX for cash at the fair market value of the shares of NOVEX stock. The fair market value of shares of NOVEX stock will be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger (i.e., valuing the shares of NOVEX stock as if the merger had not occurred.) The shares of NOVEX stock with respect to which holders have perfected their purchase demand in accordance with Chapter 13 and have not effectively withdrawn or lost such dissenters' rights are referred to in this Joint Proxy Statement/Prospectus as the "dissenting shares."

    Within ten days after approval of the merger by NOVEX's shareholders, NOVEX must mail an approval notice to all shareholders who have not voted in favor of the merger notifying such shareholders that the merger has been approved, together with a statement of the price determined by NOVEX to represent the fair market value of the applicable dissenting shares, a brief description of the procedures to be followed in order for the shareholder to pursue dissenters' rights, and a copy of Sections 1300 to 1304 of the CCC. The statement of price by NOVEX constitutes an offer by NOVEX to purchase all dissenting shares at the stated amount.

    A shareholder of NOVEX electing to exercise dissenters' rights must, within thirty days after the date in which the approval notice is mailed to such shareholder, mail or deliver a written demand to NOVEX stating that such holder is demanding purchase of his or her shares of NOVEX stock, stating the number of shares which NOVEX must purchase, what the shareholder claims to be the fair market value of such shares and enclosing the share certificates for endorsement by NOVEX. A holder who elects to exercise dissenters' rights should mail or deliver his, her or its written demand to NOVEX Corporation, 11040 Roselle Street, San Diego, California 92121, Attention:David McCarty. The demand and statement of fair market value constitutes an offer by the shareholder to sell the shares at the stated amount. Any NOVEX shareholder who executes and delivers the proxy accompanying this Joint Proxy Statement/Prospectus voting in favor of the merger will have waived his, her or its dissenters' rights.

    If NOVEX and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, NOVEX must pay the shareholder the agreed upon price plus interest at the legal rate from the date of the agreement on dissenting shares within thirty days from the later of (i) the date of the agreement on dissenting shares or (ii) the date all contractual conditions to the merger are satisfied.

    If NOVEX denies that the shares are dissenting shares, or if NOVEX and the shareholder fail to agree upon the fair market value of shares of NOVEX stock, then within six months after the date the approval notice was mailed to shareholders, any shareholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the merger may file a complaint in California superior court requesting a determination as to whether the shares are dissenting shares or as to the fair market value of such holder's shares of NOVEX stock, or both.

    Any holder of dissenting shares who has duly demanded the purchase of his, her or its shares under Chapter 13 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purposes or be entitled to the payment of dividends or other distributions on such dissenting shares (except dividends or other distributions payable to shareholders of record as of the date prior to the effective time of the merger).

    If any holder of NOVEX stock who demands the purchase of his, her or its shares under Chapter 13 fails to perfect, or effectively withdraws or loses his or her right to such purchase, the shares of such holder will be converted into a right to receive a number of shares of Invitrogen common stock in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if (a) the merger is abandoned; (b) the shares are transferred prior to their submission for the required endorsement; (c) the dissenting shareholder fails to make a timely written demand for purchase, along with a statement of fair market value; (d) the dissenting shares are voted in favor of the merger; (e) the dissenting shareholder and NOVEX do not agree upon the status of the shares as dissenting shares or do not agree on the purchase price, but neither NOVEX nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the approval notice; or (f) with NOVEX's consent, the shareholder delivers to Invitrogen a written withdrawal of such shareholder's demand for purchase of his, her or its shares.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A SHAREHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO SUCH DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CHAPTER 13, NOVEX SHAREHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the NOVEX board regarding the adoption of the merger agreement, NOVEX shareholders should note that certain of the individuals who have served as directors or executive officers of NOVEX have interests in the merger that are different from the interests of other shareholders generally.

    STOCK OPTIONS. As of the record date, approximately 2,045,455 shares of NOVEX common stock were subject to options granted to executive officers, employees and directors under NOVEX's 1996 and 1998 stock option compensation plans. NOVEX's stock option plans do not provide for the accelerated vesting of NOVEX options upon a change in control, or a merger or other business combination of NOVEX with another entity where NOVEX is not the surviving entity, if the stock options are assumed by the successor or replaced with comparable stock options of the successor.

    Pursuant to the merger agreement, NOVEX will take all action necessary so that each NOVEX common stock option shall cease to represent a right to acquire shares of NOVEX common stock and will be converted into an option to acquire an appropriate number of shares of Invitrogen common stock, with corresponding adjustments to the exercise price of such options. Each such option will be assumed by Invitrogen. See "The Merger Agreement--Exchange of NOVEX Options."

EMPLOYMENT/SEVERANCE AGREEMENTS

    DAVID MCCARTY. Pursuant to the merger agreement, Invitrogen will assume the obligations of NOVEX under the employment agreement of David McCarty, NOVEX's President and Chief Executive Officer. The employment agreement provides that in the event Mr. McCarty's employment is terminated without cause, he will receive severance pay equal to his annual salary, payable semi-monthly.

    NOVEX EXECUTIVES. Upon the effective time of the merger, NOVEX and each of William F. Alpenfels, Joseph W. Amshey, Anthony B. Broad, James K. Johnson and Stephen B. Socha will enter into severance agreements which provide in part that in the event the employment of any of these individuals is terminated without cause, they will receive severance pay equal to one month's salary for each year of service with NOVEX, with a minimum of six months and a maximum of twelve months payable to each individual.

    The foregoing interests of then certain members of management of NOVEX may mean that they have a personal interest in the merger which may not be identical to the interests of the other NOVEX shareholders.

    As of July 2, 1999, the members of management of NOVEX, as a group, owned approximately 77% of the NOVEX common stock, 100% of the NOVEX preferred stock and 86% of all stock (assuming conversion of all preferred stock to common stock) entitled to vote on the merger.

                              THE MERGER AGREEMENT

    The merger agreement contemplates the merger of a subsidiary of Invitrogen into NOVEX, with NOVEX continuing as the surviving subsidiary corporation. This section of the Joint Proxy Statement/ Prospectus describes material provisions of the merger agreement. Because the description of the merger agreement contained in this Joint Proxy Statement/Prospectus is a summary, it does not contain all the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Annex A to this Joint Proxy Statement/Prospectus before you decide how to vote.

CLOSING AND EFFECTIVE TIME OF THE MERGER

    CLOSING. Unless the parties agree otherwise, the closing of the merger will take place on the second business day after the date on which all closing conditions have been satisfied or waived or such other time as agreed to in writing by Invitrogen and NOVEX. The closing is expected to take place shortly after the approval of the merger by the NOVEX shareholders and Invitrogen stockholders.

    EFFECTIVE TIME. The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of California. Such filing of the certificate of merger shall be made simultaneously with, or as soon as practicable after, the closing of the transactions contemplated by the merger agreement. See "Conditions to the Merger" below.

    Share certificates should not be surrendered for exchange by shareholders of NOVEX prior to approval of the merger and the receipt of a transmittal form.

    No fractional shares of Invitrogen common stock will be issued to any NOVEX shareholder upon surrender of certificates previously representing NOVEX common stock. In lieu of such fractional shares each holder of shares of NOVEX common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share will receive cash without interest in an amount equal to the product of:

    - Such fractional part of a share multiplied by

    - The closing price for a share of Invitrogen common stock on the Nasdaq National Market on the trading day on which the effective time occurs.

    No dividend or distribution with respect to Invitrogen common stock will be payable with respect to any fractional share and such fractional share interests will not entitle their owners to any rights of a stockholder of Invitrogen.

    As soon as reasonably practicable after the effective time, transmittal forms and exchange instructions will be mailed to each holder of record of NOVEX common stock to be used to surrender and exchange certificates formerly evidencing shares of NOVEX common stock for certificates evidencing the shares of Invitrogen common stock to which the holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing NOVEX common stock will be able to surrender such certificates to the exchange agent, and each holder will receive in (i) exchange certificates evidencing the number of whole shares of Invitrogen common stock to which the holder is entitled, (ii) any cash which may be payable in lieu of a fractional share of Invitrogen common stock and (iii) any dividends or other distributions with respect to Invitrogen common stock with a record date after the effective time declared or made after the effective time. NOVEX shareholders should not send in their certificates until they receive a transmittal form.

    After the effective time, each certificate formerly representing NOVEX common stock, until surrendered and exchanged, shall be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Invitrogen common stock which the holder of the certificate is entitled to receive in the merger, any cash payment in lieu of a fractional share of Invitrogen common stock and any dividend or other distribution with respect to Invitrogen common stock as described above. The holder of the unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Invitrogen until the certificate has been exchanged. Subject to applicable laws, following surrender of the certificates, any dividends and distributions, together with any cash payment in lieu of a fractional share of Invitrogen common stock, will be paid without interest.

EXCHANGE OF NOVEX STOCK OPTIONS

    At the effective time, automatically and without any action on the part of the holder thereof, each outstanding NOVEX common stock option shall be assumed by Invitrogen and shall be converted into an option to acquire that number of shares of Invitrogen common stock obtained by multiplying the number of shares of NOVEX common stock under the option by the exchange ratio rounded down, if necessary, to the nearest whole share of Invitrogen common stock, at an exercise price per share equal to the per share exercise price of the option divided by the exchange ratio, and otherwise upon the same terms and conditions as the outstanding NOVEX stock options; provided, however, that in the case of any NOVEX common stock option to which Section 421 of the Internal Revenue Code applies by reason of the qualifications under Section 422 of the Internal Revenue Code, the exercise price and the number of shares purchasable pursuant to such NOVEX stock option shall be determined in order to comply with Section 424(a) of the Internal Revenue Code. No NOVEX stock options will be cancelled following the consummation of the merger.

    Invitrogen will take all corporate actions necessary to reserve for issuance a sufficient number of shares of Invitrogen common stock for delivery upon exercise of the NOVEX stock options assumed by Invitrogen. As promptly as practicable after the effective time, Invitrogen will file a registration statement on Form S-8 with respect to the shares of Invitrogen common stock subject to the NOVEX stock options and shall use its reasonable efforts to maintain the effectiveness of such registration statement for so long as those NOVEX stock options remain outstanding. Except as provided in the merger agreement or as otherwise agreed by NOVEX and Invitrogen, each of NOVEX's stock option plans providing for the issuance or grant of NOVEX stock options will be assumed as of the effective time by Invitrogen with such amendments to the plans as may be required to reflect the merger.

CONDITIONS TO THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE MERGER. The respective obligations of NOVEX, Invitrogen and its subsidiary participating in the merger to effect the merger are subject to the fulfillment, at or prior to the effective time, of the following conditions, unless waived by the parties:

    - SHAREHOLDER APPROVAL. The merger agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the shareholders of NOVEX and the stockholders of Invitrogen under applicable law and applicable listing requirements;

    - NASDAQ LISTING. The shares of Invitrogen common stock issuable in the merger and those to be reserved for issuance upon exercise of stock options shall have been authorized for listing on the Nasdaq National Market;

    - EFFECTIVE REGISTRATION STATEMENT. The Registration Statement on Form S-4 filed by Invitrogen shall have become effective, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

    - NO PROCEEDINGS. No governmental order, writ, injunction or decree shall be in effect, and no governmental proceeding or action shall have been instituted before any governmental body that would make the merger illegal or otherwise would prohibit the completion of the merger; and

    - ACCOUNTANT'S LETTER. NOVEX's independent public accountants shall have issued a letter to NOVEX stating that NOVEX is an entity eligible to engage in a pooling of interests transaction, and Invitrogen's independent public accountants shall have issued a letter to Invitrogen stating that accounting for the merger as a pooling of interests is appropriate.

    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF NOVEX. The obligation of NOVEX to effect the merger is further subject to the fulfillment, at or prior to the effective time, of the following additional conditions, unless waived by NOVEX:

    - PERFORMANCE OF OBLIGATIONS/REPRESENTATIONS AND WARRANTIES. Invitrogen and its subsidiary participating in the merger shall have performed and complied with all their agreements and covenants in the merger agreement, and the representations and warranties of Invitrogen and its subsidiary participating in the merger contained in the merger agreement shall be true and correct when made and on and as of the closing date as if made at, and as of, such date;

    - TAX OPINION. NOVEX shall have received a written opinion of Brobeck Phleger & Harrison LLP that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. See "The Merger--Material Federal Income Tax Consequences" on page 44;

    - LEGAL OPINION. NOVEX shall have received a legal opinion of Gray Cary Ware & Freidenrich LLP dated as of the closing date of the merger as to matters reasonably agreed upon by Invitrogen and NOVEX;

    - NOVEX EMPLOYEE OPTIONS. Certain of NOVEX's employees shall have been granted options under Invitrogen's 1997 Stock Option Plan to purchase 713,000 shares of Invitrogen common stock as of the closing date of the merger, at the fair market value of Invitrogen's common stock as of such date; and

    - EMPLOYMENT AGREEMENTS. Invitrogen shall have (i) assumed the employment agreement of David McCarty dated July 22, 1997 and (ii) executed and delivered severance agreements to certain of NOVEX's executive officers.

    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF INVITROGEN AND ITS SUBSIDIARY PARTICIPATING IN THE MERGER. The obligation of Invitrogen and its subsidiary participating in the merger to effect the merger is further subject to the fulfillment, at or prior to the effective time, of the following additional conditions, unless waived by Invitrogen and its subsidiary participating in the merger:

    - PERFORMANCE OF OBLIGATIONS/REPRESENTATIONS AND WARRANTIES. NOVEX shall have performed and complied with all its agreements and covenants in the merger agreement, and the representations and warranties of NOVEX contained in the merger agreement shall be true and correct when made and on and as of the closing date as if made at and as of such date;

    - TAX OPINION. Invitrogen shall have received a written opinion of Gray Cary Ware & Freidenrich LLP that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. See "The Merger--Material Federal Income Tax Consequences" on page 44;

    - DISSENTING NOVEX SHARES. Holders of not more than 5% of all shares of NOVEX stock outstanding as of the date of the special meeting shall have demanded dissenters' rights under Chapter 13 of the California Corporations Code;

    - LEGAL OPINION. Invitrogen shall have received a legal opinion of Brobeck Phleger & Harrison LLP dated as of the closing date of the merger, as to matters reasonably agreed upon by Invitrogen and NOVEX;

    - NON-COMPETITION AGREEMENTS. Certain of NOVEX's employees shall have entered into Non-Solicitation and Non-Competition Agreements with Invitrogen; and

    - INDEMNITY ESCROW AGREEMENT. Invitrogen, NOVEX, the representative of the NOVEX shareholders and the escrow agent shall have entered into the Indemnity Escrow Agreement governing the disposition of shares of Invitrogen common stock placed into escrow to satisfy the indemnification obligations of NOVEX and its shareholders under the merger agreement.

REPRESENTATIONS AND WARRANTIES OF INVITROGEN AND NOVEX

    The merger agreement contains various customary representations and warranties of NOVEX and Invitrogen relating to, among other things:

    - Proper organization and good standing of NOVEX, Invitrogen and their respective subsidiaries;

    - The capitalization of NOVEX and Invitrogen;

    - The corporate authorization and enforceability of the merger agreement;

    - The filing of SEC reports and the preparation of financial statements;

    - The absence of any undisclosed liabilities;

    - The absence of certain material adverse changes or events;

    - Litigation;

    - This Joint Proxy Statement/Prospectus;

    - Compliance with laws;

    - Environmental matters; and

    - Brokers' and finders' fees.

    The merger agreement contains additional customary representations and warranties of NOVEX relating to:

    - Taxes;

    - Employee benefit matters;

    - Labor controversies;

    - Intellectual property matters;

    - Affiliate transactions;

    - Material contract defaults; and

    - Insurance.

CONDUCT OF THE BUSINESS OF NOVEX PRIOR TO THE MERGER

    Pursuant to the merger agreement, NOVEX has agreed that, prior to the effective time or earlier termination of the merger agreement, it shall:

    - Conduct its business in the ordinary course of business and consistent with past practice;

    - Use all reasonable efforts to preserve intact its business organization and goodwill, keep available the service of their respective present officers, significant employees and consultants of NOVEX, preserve the goodwill and business relationships with customers and others having business relationships with them;

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    - Not amend or propose to amend its organizational documents;

    - Not issue, deliver, sell, pledge, dispose of or encumber any shares of any class of capital stock, any options, other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of NOVEX or any of its subsidiaries, except for the issuance of shares of NOVEX common stock as a result of the exercise of NOVEX stock options outstanding as of June 14, 1999 and the conversion of the NOVEX preferred stock;

    - Not deliver, sell, pledge, dispose of or encumber any assets of NOVEX or any of its subsidiaries, except for sales of products pursuant to existing contracts in the ordinary course of business;

    - Not declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

    - Not split, combine or reclassify, repurchase or redeem its outstanding capital stock;

    - Not adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger;

    - Not incur any indebtedness or issue any debt securities other than borrowings incurred with the prior written consent of Invitrogen;

    - Not make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business;

    - Not enter into any agreement as licensee or licensor;

    - Not enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing actions;

    - Not enter into any commitments or transactions material to NOVEX and its subsidiaries;

    - Not settle or compromise any material pending suit, action or claim;

    - Not increase the compensation of directors or executive officers, except in the ordinary course of business and consistent with past practice or as required by an existing agreement, or otherwise increase employee benefits;

    - Not make changes in accounting methods, except as required by generally accepted accounting principles;

    - Not make any tax election or settle any material tax liability;

    - Not pay, discharge or satisfy any claims, liabilities or obligations, except in the ordinary course of business and consistent with past practice; and

    - Maintain insurance, with financially responsible insurance companies, on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

NO SOLICITATION OF ACQUISITION TRANSACTIONS

    The merger agreement provides that prior to the effective time or earlier termination of the merger agreement, NOVEX shall not, initiate, solicit, negotiate, encourage, facilitate or provide confidential information to facilitate any acquisition proposals consisting of:

    - A merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NOVEX, or

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    - Any purchase or sale of all or any substantial part of the business or properties of NOVEX or 20% or more of the capital stock of NOVEX.

    In addition, NOVEX shall not, and shall use its reasonable efforts to cause any officer, director or employee of NOVEX, or any attorney, accountant, investment banker, financial advisor or any other agent retained by it or any of its subsidiaries not to, negotiate or provide nonpublic or confidential information to facilitate an acquisition proposal.

    The merger agreement requires that the NOVEX board promptly notify Invitrogen after receipt of any acquisition proposal, indication of interest or request for nonpublic information relating to NOVEX or its subsidiaries in connection with an acquisition proposal or for access to the properties, books or records of NOVEX or any subsidiary by any person or entity that informs the NOVEX board or the board of directors of such subsidiary that it is considering making, or has made, an acquisition proposal. Such notice to Invitrogen shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANIES FOLLOWING THE MERGER

    Following the merger, NOVEX will be a wholly owned subsidiary of Invitrogen. Pursuant to the merger agreement, the articles of incorporation of NOVEX, as in effect immediately prior to the effective time, shall be the articles of incorporation of the surviving corporation and thereafter may be amended in accordance with its terms as provided in the California Corporations Code, or CCC. Pursuant to the merger agreement, the bylaws of NOVEX, as in effect immediately prior to the effective time, shall be the bylaws of NOVEX as the surviving corporation and thereafter may be amended in accordance with their terms as provided in the CCC.

AFFILIATE AGREEMENTS

    Each of Invitrogen and NOVEX has agreed to provide to the other party a letter identifying all persons who, in the opinion of Invitrogen or NOVEX, as the case may be, may be deemed affiliates of such party for purposes of Rule 145 under the Securities Act or for purposes of the applicable SEC accounting releases with respect to pooling-of-interest accounting treatment. Each of Invitrogen and NOVEX has further agreed to deliver to the other party a letter from each such affiliate agreeing, among other things, to abide by certain transfer restrictions pursuant to Rule 145 and the accounting releases.

TERMINATION, AMENDMENT OR WAIVER

    TERMINATION. The merger agreement may be terminated at any time prior to the closing date, whether before or after the approval by the shareholders of
NOVEX:

    - By the mutual written consent of NOVEX and Invitrogen;

    - By either Invitrogen or NOVEX if:

       - the merger is not completed by the termination date, which is December 31, 1999;

       - Any required approval of the merger or merger agreement by the shareholders of NOVEX or Invitrogen is not obtained due to the failure to obtain the required vote at the special meetings;

       - The merger is restrained, enjoined or otherwise prohibited by a final, unappealable court order; or

       - Upon a material breach of a representation or warranty of the non-terminating party contained in the merger agreement which has not been cured in all material respects and which

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         has caused certain conditions to the obligations of the terminating party to effect the merger to be incapable of being satisfied by the termination date.

       - The non-terminating party:

           - Fails to perform or comply in any material respect with any of its material covenants in the merger agreement; and

           - Does not cure such default in all material respects within 15 days after written notice of such default specifying such default in reasonable detail is given to the non-terminating party by the terminating party.

    AMENDMENT. The merger agreement may not be amended except by action taken by the parties' respective boards of directors and then only by an instrument in writing signed on behalf of each party and in compliance with applicable law. Such amendment may take place at any time prior to the closing date, and, subject to applicable law, whether before or after approval by the shareholders of NOVEX or Invitrogen, but after any such approval, no amendment shall be made which requires the approval of the shareholders of NOVEX or Invitrogen without such approval.

    WAIVER. At any time prior to the effective time, either party to the merger agreement may, to the extent legally allowed:

    - Extend the time for the performance of any of the obligations or other acts of the other party thereto,

    - Waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto and

    - Waive compliance by the other party with any of the agreements or conditions contained therein.

EXPENSES

    The merger agreement provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that (1) those expenses incurred in connection with printing and filing this Joint Proxy Statement/Prospectus shall be shared equally by Invitrogen and NOVEX, and (2) payment of legal and accounting fees of NOVEX over $100,000 shall be made by the shareholders of NOVEX as a group.

INDEMNIFICATION AND ESCROW

    The merger agreement provides that following the merger, Invitrogen will assume the obligations of NOVEX, as the surviving corporation, to compensate for the losses of and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of NOVEX and their subsidiaries to the same extent such persons are compensated for loss or have the right to advancement of expenses pursuant to NOVEX's articles of incorporation, by-laws or other indemnification agreements, for acts or omissions occurring at or prior to the merger including for acts or omissions occurring in connection with the approval of the merger agreement and the merger and other transactions contemplated thereby.

    At the effective time of the merger Invitrogen will deposit into escrow certificates representing 250,000 of the shares of Invitrogen common stock issued to the holders of NOVEX common stock in the merger, on a pro rata basis. Such escrow shares will be registered in the name of and deposited with an escrow agent pursuant to the merger agreement to constitute an escrow fund. The escrow fund will be available to indemnify Invitrogen, its affiliates, their representatives, and their successors for any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge or costs that Invitrogen or

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NOVEX has incurred by reason of any inaccuracy or breach by NOVEX of any representation, warranty, covenant or obligation of NOVEX contained in the merger agreement. The indemnification period will end on the first anniversary of the merger closing date.

    Notwithstanding the foregoing, Invitrogen may not receive any shares from the escrow fund unless and until the aggregate amount of damages exceeds $300,000, but once that threshold is exceeded Invitrogen will be entitled to full indemnification for all such damages. To receive any escrow shares, a notice of damages must be delivered to the escrow agent and the shareholders' representative and if the shareholders' representative disputes the claim, the matter must be resolved by binding arbitration. For the purpose of compensating Invitrogen for its damages, the escrow shares shall be valued at a price equal to the closing price of Invitrogen common stock on the business day prior to the day the claim is paid by the escrow agent. In no event shall Invitrogen receive more than the number of escrow shares then remaining in the escrow fund at the time of Invitrogen's claim for damages. Except with respect to claims based on knowing and intentional misrepresentations and warranties, Invitrogen's sole recourse with respect to damages is limited to the escrow fund, and the maximum liability of all NOVEX shareholders under the indemnity provisions of the merger agreement shall not exceed the forfeiture of the escrow shares in the escrow fund.

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                              INVITROGEN BUSINESS

INVITROGEN

    Invitrogen develops, manufactures and markets research tools in kit form and provides research services to corporate, academic and government entities. Invitrogen's kits simplify and improve gene cloning, gene expression and gene analysis as well as other molecular biology activities that underlie functional genomics and gene-based drug discovery. Invitrogen's kits allow researchers to perform experiments more accurately, efficiently and with greater reproducibility compared to conventional research methods. As a result, Invitrogen's kits have made molecular biology research techniques more accessible to pharmaceutical, biotechnology, agricultural, government and academic researchers with backgrounds in a wide range of scientific disciplines. In 1998 Invitrogen developed a high-throughput gene cloning and expression technology called Invitrogenomics and will seek to utilize this technology to generate additional license, service and product opportunities. Invitrogen's leadership position in gene cloning and expression has led to significant historical revenue and net income growth. From 1995 to 1998, Invitrogen experienced compound annual growth in revenues and net income of 28% and 49%, respectively.

    In 1998, based on independent market studies, researchers spent over $1.4 billion on molecular biology products and supplies such as chemicals, reagents, enzymes and kits. Gene cloning, expression and analysis kits represent a rapidly emerging segment of the overall molecular biology product and supply market. Based on independent market studies, Invitrogen projects the market for gene cloning and expression kits to grow approximately 21% in 1999, compared to approximately 14% growth in 1999 for the overall molecular biology product and supply market. Invitrogen believes that the market for gene cloning, expression and analysis kits will continue to expand due to several factors, including:

    - Increasing levels of government funding for genomics and molecular biology research;

    - The increasing availability of new genomics data from the Human Genome Project and other genome sequencing projects;

    - The proliferation of high-throughput molecular biology techniques; and

    - Accelerated investment in commercial research activities.

    Invitrogen offers over 250 research kits that researchers use to conduct key molecular biology research activities. Invitrogen designs research kits to overcome limitations and complexities of traditional molecular biology techniques, by making these activities faster, easier, and more accessible to an increasingly broad community of researchers. For example, as compared to standard cloning methods, Invitrogen's proprietary TOPO TA Cloning technology has reduced the time required for a key step in the gene cloning process from 12 hours to five minutes, has reduced total experiment completion time from a range of three to five days to one day and has increased the cloning success rate from 50-60% to over 90%. Invitrogen estimates that researchers who used its TOPO TA Cloning Kits in 1998 saved over 8.5 million hours relative to standard cloning methods.

    Invitrogen believes it has assembled one of the broadest portfolios of gene cloning and expression-related intellectual property in the industry. To date, it has obtained over 80 licenses, providing Invitrogen with access to over 200 patents covering gene cloning, expression and analysis materials and techniques. In addition, Invitrogen owns or controls over 15 issued and pending patents. Invitrogen believes that these licenses and patents have established it as a licensing partner of choice for corporate and academic researchers who wish to commercialize their gene cloning and expression-related discoveries. Invitrogen believes this position derives from its ability to enhance the value of licensed technologies by combining them with its existing products and licensed technologies.

    Invitrogen's high-throughput, gene cloning and expression technology sold under the name Invitrogenomics was developed by scaling up its TOPO TA Cloning technology. With the Invitrogenomics

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high-throughput technology, Invitrogen rapidly clones and patents full-length expression-tested genes which it licenses and sells to academic, governmental and corporate customers. To date, Invitrogen has assembled a collection of over 2,300 full-length cloned human genes that express their encoded proteins. In addition, Invitrogen plans to use its Invitrogenomics technology to provide services on a contract basis to pharmaceutical, biotechnology and agricultural companies that wish to reduce the time and cost associated with identifying and validating new drug targets and developing novel therapeutics.

SCIENTIFIC OVERVIEW

    All living cells are largely comprised of proteins and contain long chains of deoxyribonucleic acid, better known as DNA. The entire DNA content of an organism is called its genome. Genomics is the term used for the study of the genome. A gene is a specific segment of DNA that is used as a template to produce a particular protein; in scientific terminology, a gene is said to express its encoded protein. It is estimated that genes make up only 3% of the human genome; the function of the remaining DNA is not well understood but is believed to regulate the amount and timing of the protein expression from the genes. Functional genomics is the study of the function of genes, including how expression of a particular gene is regulated and the function of the protein that the gene encodes.

    The DNA molecule is comprised of two linear sequences, or strands, of four nucleotide bases, commonly known as C, G, A and T. It is estimated that there are three billion nucleotide base pairs in the human genome. The individual DNA strands are held together by chemical bonds between the nucleotide bases on each strand. Only certain pairs of nucleotide bases can form these bonds: C always pairs with G, and A always pairs with T. Such paired strands are said to be complementary. When two DNA strands are complementary, they can bind together to form a double helix in a process called hybridization. DNA itself does not produce proteins. Instead, the double strand of the DNA helix unwinds and complementary nucleotide bases are attracted to the separated strands of DNA, forming messenger ribonucleic acid, or mRNA. The mRNA molecules typically move to a different area of the cell where they are used as templates for protein synthesis, or expression.

    Proteins and their interactions are responsible for all of the biochemical and physical properties of a cell, as well as the variations among different types of cells. Proteins take various forms including enzymes, hormones, antibodies and receptors. As noted above, genes code for proteins. By studying the proteins that genes express, researchers can study topics such as the way a particular gene and the protein it encodes impact an organism's susceptibility or resistance to disease. Virtually all drugs on the market today interact with about 500 specific protein targets. As the functions of additional proteins become better understood, hundreds or thousands more such targets may be identified, creating new opportunities for drug development by pharmaceutical companies.

    Molecular biology techniques are used to study how a cell uses its genetic information to direct the production of its proteins and regulate its biological activities. Researchers use molecular biology techniques to identify the functions and interactions of proteins and to develop new drugs, diagnostic techniques, therapies for disease and useful variations of species, including crops and livestock. As a result, molecular biology has emerged as a key scientific discipline and is used by a wide variety of researchers at pharmaceutical, biotechnology and agricultural companies, as well as at government and academic research institutions.

    Five frequently used molecular biology techniques are DNA sequencing, gene identification, gene cloning, gene expression and gene analysis. DNA sequencing is used to determine the linear order of nucleotide bases in a DNA fragment. The other techniques listed above are used to analyze the data obtained by DNA sequencing and to determine the role and function of proteins encoded and regulated by the sequence data. Each of the five techniques generates data and results that are used by the subsequent technique in the above list. Ultimately, gene analysis provides information about additional

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genetic material that should be sequenced and studied. The five techniques and their applications are illustrated and described below:

    - DNA SEQUENCING. DNA sequencing is the technique used by researchers to determine the linear order of nucleotide bases (i.e. the order of C's, G's, A's and T's) in a DNA fragment. Sequencing is performed because it provides researchers with the core information they need to identify, clone, express and analyze specific genes and their encoded proteins. The first step in sequencing involves isolating DNA from a sample (such as cells, tissue, blood, hair or the leaf of a plant). Next, the isolated DNA is used in four different reactions that occur in buffers containing salts, a mixture of the four nucleotide bases, a nucleotide primer and an enzyme. Each of the four reactions also contains one of the four nucleotide bases that has been specifically modified for use in sequencing. The nucleotide primer is a short, single strand of DNA with a known sequence that is complementary to the strand to be sequenced. After the isolated DNA is placed in the buffer, it is heated to separate the DNA strands, then cooled rapidly. Rapid cooling forces the DNA to hybridize, or bind, to the primer rather than to its opposite DNA strand. The enzyme in the buffer then elongates the complementary strand, one base at a time, starting from the primer. When the modified sequencing nucleotide in the buffer incorporates into the growing strand, the elongation process stops. Running the four different reactions side by side on a sequencing gel then creates a visual layout that the researcher uses to determine the actual nucleotide sequence of the DNA.

    - High-throughput automated DNA sequencing is a recent innovation that has made it possible to sequence all of the DNA in a genome. The United States government is funding the sequencing of the human genome to provide researchers with the building blocks to be used for further medical and pharmaceutical research. Similarly, governments and major corporations have begun agricultural genome projects to study and improve crops like rice, corn, soybeans and tomatoes. Genomes of organisms like fruit flies, mice, flatworms and yeast are also being sequenced for the indirect understanding that comparisons among organisms provides.

    - GENE IDENTIFICATION. Gene identification is the process of determining the specific nucleotide sequence of the protein-encoding region of a gene. It is required because, while DNA sequencing provides researchers with the entire linear nucleotide sequence of a DNA molecule, it does not provide any information about which portions of a sequence are genes or which part of these genes code for proteins. Because many researchers are interested in determining how proteins exert their influence, gene identification techniques are used to determine the coding sequences that lie within the genomic sequence.

      One method for gene identification involves mRNA isolation and complementary DNA ("cDNA") synthesis. Genes use mRNA as an intermediary that is translated into protein. Thus, an mRNA molecule indicates a DNA sequence that codes for a protein. But mRNA degrades very quickly and cannot be replicated for further studies. Because of this, researchers have developed a method to synthesize cDNA from isolated mRNA. cDNA can then be used in various experiments like gene identification, gene cloning and gene expression.

      Another method used to perform gene identification, called bioinformatics, utilizes computer programs that attempt to predict which DNA sequences are genes that code for proteins. Entire genomic sequences are entered into databases and sophisticated algorithms search for specific DNA sequences that are usually found at the beginning and end of a gene. When these are found, there is a high probability that a gene has been identified.

    - GENE CLONING. Gene Cloning is a process used to move a selected gene or other piece of DNA into a cloning vector for use in other techniques. A cloning vector is a circular DNA molecule used to capture foreign DNA and carry it into other organisms, usually bacteria, where it can replicate. Cloning gives scientists the ability to produce sufficient quantities of a specific DNA

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      fragment for use in further studies, like gene expression and gene analysis. Using cloned DNA can simplify research because the host organisms and conditions in which a clone can replicate are far simpler to work with than those in which the cloned DNA normally resides. The ability to perform gene expression and analysis studies under these controlled, simplified conditions increases the ability of researchers to determine how genes and their encoded proteins function.

      There are several methods used for cloning. Researchers choose among methods depending upon how the piece of DNA to be cloned was generated and what information is known about it. When a researcher does not know the sequence of the DNA to be cloned, two frequently used methods are genomic library and cDNA library construction. In genomic library construction, the entire DNA of a cell is isolated and broken into smaller pieces using a technique called shearing. These pieces are then cloned into vectors and either sequenced or screened to find DNA fragments that have some property that the researcher wishes to study. cDNA library construction is similar; however, the researcher first isolates mRNA from the cells, then reverse transcribes it into cDNA prior to cloning. Genomic libraries contain all of the DNA in a genome, whereas cDNA libraries only contain genes that encode proteins. Various screening methods enable researchers to identify specific genes from among the many in the library.

      When researchers have some information about the sequence of a DNA fragment they wish to clone, they can use a type of protein called a restriction enzyme. Restriction enzymes recognize specific DNA sequences, called restriction sites, and cut the DNA strands in a manner that leaves nucleotide overhangs, or "sticky ends." When some of the sequence of the DNA fragment to be cloned is known, researchers can choose a restriction enzyme that cuts isolated DNA at known restriction sites, then use the generated sticky ends to hybridize the specific, cleaved DNA fragment into a cloning vector.

      Blunt-ended cloning is a technique that is used when the DNA fragment to be cloned does not contain sticky overhangs, which is termed as being blunt. Some restriction enzymes leave blunt ends when they cut. Cloning blunt-ended DNA fragments is a very inefficient process because there are no exposed nucleotide bases with which to form base pairs. Blunt ends, however, have a slight affinity for one another, which makes it possible for researchers to clone these fragments into blunt-ended cloning vectors.

      PCR cloning is another method that can be used to clone a DNA fragment when some information about its sequence is known. PCR, or polymerase chain reaction, is one of the most popular techniques used in molecular biology because it quickly generates large amounts of specific DNA fragments. Researchers use restriction enzymes, blunt-ended cloning, TA cloning or other methods to clone these PCR-produced fragments.

    - GENE EXPRESSION. Gene expression is a collection of techniques that is used to produce proteins from genes that have been cloned into expression vectors and introduced into various host organisms. Most expression studies involve expressing the cloned gene in a variety of hosts, including bacteria, fungi, insects and mammalian cells, under various growth conditions. The protein that a DNA sequence expresses can vary slightly depending upon the host in which it is expressed and the growth conditions used. By compiling the results of multiple experiments, researchers develop an understanding of how a gene and its encoded protein function and are regulated in the context of an entire organism.

      Generally, gene expression experiments fall into two categories: those in which the goal is to produce a large amount of protein that will be purified for use in other studies and those in which the goal is to monitor the host for physiological changes caused by expression of the foreign protein. Specific hosts and expression vector elements provide functions for these different experiment types. Complete expression systems can facilitate each type of experiment.

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      Gene expression relies on expression vectors, which, like cloning vectors, are circular DNA molecules. Expression vectors contain various elements of DNA that, at a minimum, enable the vector to replicate in the host and cause the cloned gene to express its encoded protein. Usually, expression vectors also contain antibiotic resistance genes to facilitate selection. Each particular host organism requires expression vectors with specific elements that function in that host, as well as methods for introducing the vector into the host, and detecting and purifying the expressed protein. Other gene expression techniques involve specifically mutating
      DNA sequences that code for protein, using only portions of a DNA sequence, or creating gene fusions that use more than one DNA sequence.

      Gene expression analysis is used to identify which genes cause a difference between two cell types, for example the differences in genes being expressed in a healthy cell as opposed to those in a diseased cell. One relatively new technique involves placing thousands of partial gene sequences, or tags, onto different glass slides, or chips. mRNA isolated from different cell types is then applied to identical chips. Comparison of the chips reveals that many tags, sometimes hundreds, bind mRNA on one chip but not the other. These indicate genes that were being expressed in one cell type but not the other. The sequences of these tags are then used to identify, clone, express and analyze full-length genes to determine which are responsible for the observed differences in the cell types. Thus, the availability of chip technology both expands the need for gene identification, cloning, expression and analysis tools and ultimately provides targets that can be used for drug discovery.

    - GENE ANALYSIS. Gene analysis techniques are used to determine the function or role of an encoded protein, or if a given protein interacts with other proteins or nucleic acids. Because most cellular processes are mediated through pathways that involve many proteins and nucleic acids, determining which proteins or nucleic acid molecules can interact with a given protein is one of the keys to understanding its function in the context of the entire cell.

      Molecular interaction studies are one method that can be used to determine protein function. A given protein is expressed from an expression vector that can indicate whether the expressed protein binds to other proteins that are expressed from a second vector. Both expression vectors contain specific elements that enable detection of interactions. Researchers can express one gene or an entire library of genes from the second vector. When an interaction is indicated, researchers then isolate the gene in the second vector and begin to study the two genes and their proteins to determine exactly how they bind to one another, if other proteins are involved in the binding and the events that precede and follow this molecular interaction. With an estimated 100,000 genes in a human cell, each capable of producing several different mRNA molecules and proteins due to differential splicing, there are billions of potential protein and nucleic acid interactions. For this reason, gene analysis studies to date have been more of a starting than an ending point in understanding a protein's function. The information provided by these studies indicates which additional genes must be identified, cloned, expressed and analyzed before the function of the entire pathway is understood.

MARKET OVERVIEW

    Based on independent market studies, in 1998 over $1.4 billion was spent on molecular biology products and supplies such as chemicals, reagents, enzymes and kits. The market for these products and for related services consists of the academic market, comprised of universities and government institutions, and the commercial market, comprised of pharmaceutical, biotechnology and agricultural companies. It is estimated that there are over 300,000 scientists worldwide engaged in molecular biology research. A substantial number of scientists perform their research using the conventional methods they were taught during their training, assembling their own reagents and developing their own protocols.

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Because not all scientists replace their familiar methods rapidly, even with improved methods, a large number of scientists using molecular biology techniques are not currently using kits.

    Gene cloning, expression and analysis kits represent a rapidly emerging segment of the overall molecular biology product and supply market. Based on independent market studies, Invitrogen projects that the market for gene cloning and expression kits will grow approximately 21% in 1999, compared to approximately 14% for the overall molecular biology product and supply market. Several factors are driving market growth and the need for gene cloning, expression and analysis kits and services:

    - INCREASING GOVERNMENT FUNDING. The National Institutes of Health is the largest purchaser of research products and services in the world. In October 1998, the U.S. Congress approved a 15% increase in NIH funding, raising its 1999 budget to $15.7 billion. The U.S. Congress has stated its intention to double the NIH budget in the next five to ten years. Other governments are similarly increasing funding for biomedical research. In the past, funding increases of this nature have resulted in a corresponding increase in the purchase of molecular biology research products and services.

    - HIGH-THROUGHPUT SEQUENCING AND GENOME SEQUENCING PROJECTS. High-throughput automated DNA sequencing is a recent innovation that has made it both technically possible and economically feasible to sequence all of the DNA in a genome. The U.S. government launched the Human Genome Project in 1990 to determine the DNA sequence of the estimated 3 billion nucleotide base pairs contained in the human genome and to identify its estimated 100,000 genes. Through the end of 1998, $1.9 billion had been spent and approximately 7% of the genome had been fully sequenced. An ambitious schedule has been set to complete the full sequence by the end of 2003, two years ahead of previous projections. Similarly, governments and major corporations worldwide have begun agricultural genome sequencing projects to study and improve crops like rice, corn, soybeans and tomatoes. Invitrogen believes that the market for gene cloning, gene expression and gene analysis technologies will continue to expand as researchers attempt to determine the function of the many genes for which sequence data is becoming available.

    - PROLIFERATION OF HIGH-THROUGHPUT MOLECULAR BIOLOGY TECHNIQUES. The advent of high-throughput technologies for DNA sequencing and gene expression analysis has exponentially increased the number of genes that need to be analyzed. In addition, these technologies have enabled research to be performed on a much larger scale. For example, while researchers used to study genes one or two at a time, the emergence of chip technologies provides information on tens or hundreds of genes that might need to be cloned and studied to accurately determine the cause of a genetically-based disease. For increasing numbers of research organizations, especially those that wish to use personnel with limited training in molecular biology techniques, the availability of easy-to-use molecular biology methods, or kits, enables research to be performed more efficiently, conveniently and cost-effectively than conventional techniques. Invitrogen believes that the increased numbers of researchers using molecular biology techniques and the increased number of experiments being performed will accelerate the tendency of researchers to convert from conventional techniques to easy-to-use kits.

    - ACCELERATED INVESTMENT IN COMMERCIAL RESEARCH. As more genes of the human and other genomes are sequenced, Invitrogen believes that the focus of research will shift toward discovering the specific functions of each gene, especially of those implicated in disease states. Companies wishing to develop economically viable therapeutic and diagnostic products based on such discoveries hope to rapidly establish and protect intellectual property rights by obtaining patents or licenses covering these full-length genes and their encoded proteins. These companies are competing with one another to be the first to identify, clone and express the finite number of genes thought to be of commercial importance. The desire to secure proprietary positions increasingly leads

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      companies to seek a competitive advantage by adopting methods that can accelerate their research, including outsourcing of research tasks to companies with demonstrated expertise.

INVITROGEN TECHNOLOGY AND CAPABILITIES

    Invitrogen believes that many conventional molecular biology research methods described above are time consuming, require the use of hard-to-obtain or hazardous materials or require considerable scientific training and experience to generate accurate, reproducible results. Invitrogen has developed a diverse line of kits and services that address these limitations and make molecular biology research techniques faster, easier and more cost-effective. In addition, Invitrogen's offerings make these techniques available to a broader range of researchers with varying skill levels. For example, the conventional PCR cloning method requires researchers to perform several steps between the PCR and ligation reactions to prepare the PCR products for cloning. Invitrogen's TOPO TA Cloning Kit enables researchers to clone the PCR products directly, bypassing all intermediate steps, which both saves time and improves the cloning efficiency. Whereas the conventional method requires three to five days and generates a 50-60% cloning efficiency, the TOPO TA Cloning Kit requires only one day and increases the cloning efficiency to over 90%. Invitrogen's FastTrack Kit is another example of a product that provides researchers with significant advantages over conventional research methods. Whereas mRNA isolation methods typically took two days to complete and required the use of hazardous reagents, Invitrogen's method is completed in only three hours and does not involve the use of any hazardous materials. Invitrogen's broad portfolio of gene expression vectors and systems also provide scientific as well as ease-of-use advantages to researchers. Specifically, Invitrogen offers complete protocols with all of Invitrogen's expression vectors, which enables researchers to perform their experiments more easily. In addition, Invitrogen offers a broad line of expression systems, a number of which can only be obtained from Invitrogen.

    Invitrogen has developed significant expertise in identifying molecular biology techniques that could be simplified and improved by their development as research kits. Invitrogen has a consistent track record of identifying new technologies, licensing or applying for the necessary patents and rapidly introducing new or enhanced products based on those technologies to the market. Invitrogen has an established corporate development group of five professionals, each with significant molecular biology research expertise. In addition, Invitrogen's sales and technical service representatives are experienced molecular biologists who work with its customers to identify emerging molecular biology techniques or potential new product and service opportunities. Specifically, Invitrogen's corporate development, sales and technical service groups have identified and obtained rights to over 200 patents to date. Since the beginning of 1997, Invitrogen's new product development teams have introduced over 50 new or enhanced research kits to the market.

BUSINESS STRATEGY

    Invitrogen's business strategy is to develop and market a comprehensive portfolio of products and services based on its expertise in gene cloning and gene expression technologies. Invitrogen's business strategy includes the following key elements:

    - MAINTAIN AND ENHANCE LEADERSHIP POSITION IN GENE CLONING AND GENE EXPRESSION. Based on its market shares, Invitrogen believes it is a worldwide leader in gene cloning and gene expression technologies. Invitrogen believes that the competitive advantages offered by its innovative products and technologies for gene cloning and expression and the comprehensive nature of its product line will allow it to continue to increase its market share. Invitrogen seeks to enhance its position by investing significant resources in research and development and in-licensing efforts to continually introduce novel products and expand its product line. In addition, Invitrogen is actively expanding its direct worldwide sales force to increase market penetration of its products.

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    - DEVELOP NEW PRODUCTS AND MARKETS BASED UPON CORE EXPERTISE. Invitrogen
      will continue to develop and launch novel product lines related to gene cloning and expression, such as gene transfer and gene analysis technologies. For example, Invitrogen has utilized its capabilities in cloning and expression to launch its GeneStorm product line, which facilitates functional genomics studies. By continuing to introduce new, complementary products Invitrogen believes it can enhance its position in its current core markets while targeting additional high-growth market segments.

    - CAPTURE ADDITIONAL VALUE THROUGH SERVICES AND OUT-LICENSING. Invitrogen believes its technologies in gene cloning and expression provide significant opportunities to develop high margin services and out-licensing arrangements. Through Invitrogenomics, Invitrogen will continue to use its high-throughput gene expression technology to develop a proprietary library of full-length genes, which can be licensed and sold to corporate partners for drug discovery and other commercial development activities. In addition, Invitrogen plans to utilize its high-throughput capabilities to rapidly clone and expression-test thousands of genes for corporate customers in drug development and agriculture.

    Invitrogen seeks to carry out its business strategies by identifying and in-licensing, or by developing on its own, promising technologies that can be rapidly commercialized as products or services. Invitrogen also intends to out-license its technologies to customers wishing to use them in other fields of use, as well as to combine its own research and development expertise with the technologies of corporate partners to participate in processes such as drug discovery. In addition, Invitrogen will continue to consider acquisitions of complementary companies or technologies.

INVITROGEN PRODUCTS AND SERVICES

    Invitrogen currently offers over 250 gene identification, gene cloning, gene expression and gene analysis products and services. The following table describes Invitrogen's top ten products, as well as the leading product lines in its key areas of focus:

                                GENE IDENTIFICATION PRODUCTS

FastTrack 2.0 Kit.................  This kit simplifies isolation of pure, full-length mRNA directly from cells or tissue in three hours, as opposed
                                    to the two days required for conventional methods.

Micro-FastTrack Kit...............  This kit is a modified version of the FastTrack Kit, optimized for improved results when isolating mRNA from
                                    small sample sizes.

Discovery Line....................  Northern Territory mRNA and total RNA blots, Gene Pool
                                    cDNA and Discovery Line mRNA, total RNA and premade cDNA
                                    libraries have been created from a variety of hard-to-
                                    obtain human normal, fetal and tumor tissue sources and
                                    are sold ready-to-use, enabling researchers not trained
                                    in these gene identification techniques to begin their
                                    studies with high quality materials.

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
                                   GENE CLONING PRODUCTS

TA Cloning Kit....................  This kit enables fast, efficient cloning of PCR products generated using TAQ polymerase, which is used by the
                                    majority of researchers, by eliminating intermediate
                                    steps required by conventional PCR cloning methods, like
                                    special PCR primers, modifying enzymes, DNA purification
                                    and restriction digestion.

TOPO TA Cloning Kit...............  This improved version of the TA Cloning Kit utilizes topoisomerase in the ligation reaction, reducing the
                                    time required for this step from 12 hours to only 5
                                    minutes.

TOPO TA Cloning Kit--Dual
  Promoter........................  The cloning vector in this version of the TOPO TA
                                    Cloning Kit contains promoters in opposite orientations,
                                    enabling researchers to generate both sense and
                                    anti-sense transcripts of their cloned PCR product.

Zero Blunt PCR Cloning Kit........  This kit enables researchers to efficiently clone blunt-ended PCR products by employing a lethal gene that
                                    prevents bacterial growth unless the cloning reaction
                                    was successful.

                                  GENE EXPRESSION PRODUCTS

Expression Vectors................  These kits comprise the world's largest collection of expression vectors for bacterial, yeast, insect and
                                    mammalian cells. Choices in each host type include
                                    various promoters, selectable markers, epitope tags and
                                    targeting sequences.

MaxBac Baculovirus Expression
  System..........................  This complete kit provides researchers with all required components to perform gene expression in insect cells
                                    (including vectors, cell lines, viral stocks, growth
                                    media, transfection reagents and protocols).

Ecdysone-Inducible Mammalian
  Expression System...............  This system provides tightly controlled, inducible expression in mammalian cells, allowing researchers to
                                    study the effects of a particular protein by turning on
                                    and off its expression as desired.

                                   GENE ANALYSIS PRODUCTS

GeneStorm Expression-Ready
  Clones..........................  Researchers can purchase the gene they wish to study, cloned into a quality vector and tested to verify that
                                    it expresses protein.

Hybrid Hunter Systems.............  These systems are complete kits for the IN VIVO detection of protein-protein and protein-RNA
                                    interactions and have been designed to help reduce false
                                    positives.

                                      SUPPORT PRODUCTS

One Shot INVaF', TOP10F' and TOP10
  Competent E. COLI...............  These three different bacterial strains are sold ready-to-use for cloning and expression experiments to
                                    transfer vectors into bacteria. They are packaged in
                                    convenient, single-use aliquots to prevent loss of
                                    efficiency caused by freeze-thaw cycles.

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

Zeocin Antibiotic.................  This antibiotic quickly and completely kills mammalian, yeast and bacterial cell lines, enabling researchers to
                                    eliminate all cells that do not contain vectors with the
                                    SH BLE antibiotic resistance gene.

                                     RESEARCH SERVICES

Invitrogenomics...................  Invitrogenomics services include a variety of functional genomics and molecular biological services, such as
                                    high-throughput gene cloning and gene expression.

GENE IDENTIFICATION PRODUCTS

    FASTTRACK 2.0 AND MICRO-FASTTRACK KITS. These kits provide researchers with all of the reagents needed to quickly isolate mRNA directly from cells, tissue or total RNA samples. The two products differ from one another in that the protocol and materials configuration of the Micro-FastTrack Kit have been optimized for isolation from small sample sizes. These kits contain all required buffers, oligo(dT) cellulose resin and spin columns.

    For each product, the researcher begins by placing the sample in lysis buffer to break open the cells. The inside material, or cell lysate, is applied to an oligo(dT) cellulose resin, which binds the mRNA. This resin is transferred to a spin column, then wash buffer is added and spun through the resin with a microcentrifuge to remove materials other than the mRNA. An elution buffer is then spun through the resin to remove the mRNA and complete the procedure.

    These products were the first to enable researchers to isolate mRNA directly from cells and tissue, eliminating the need to first isolate total RNA, which has reduced the time required from two days to three hours. The kits have also eliminated the use of hazardous chemicals like guanidinium isothiocyanate and the need for expensive equipment like ultracentrifuges.

    THE DISCOVERY LINE. One of the first steps for researchers performing gene identification studies is to isolate mRNA from a chosen sample. However, if the sample is of poor quality or the mRNA isolation done improperly, downstream experiments that rely on undegraded mRNA will not provide accurate results. Invitrogen has recognized the absolute necessity for using quality materials and responded by providing researchers with Discovery Line mRNA and total RNA, Northern Territory mRNA and total RNA blots, Gene Pool cDNA and Discovery Line pre-made cDNA libraries. Isolations of mRNA and total RNA are performed from hard-to-obtain human normal, fetal and tumor tissue samples. The mRNA and total RNA is then sold ready-to-use or used to create ready-to-use Northern blots, cDNA for PCR and cDNA libraries. This enables researchers to use high quality materials and to study the similarities and differences between normal, fetal and cancerous tissues. These products save researchers time and effort because the upstream experiments required to prepare these materials as well as the failures caused by working with inferior materials are eliminated.

GENE CLONING PRODUCTS

    TA CLONING KIT. This kit enables researchers to clone TAQ polymerase-generated PCR products quickly and efficiently. The kit contains prepared cloning vector, competent cells for transferring the vector into after the cloning reaction and all required buffers and enzyme for cloning.

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
    To clone with the TA Cloning Kit, researchers perform a normal PCR reaction, add a portion of it to a tube that contains TA Cloning vector and T4 DNA ligase in a ligation buffer, then incubate this ligation reaction for 10-12 hours, or overnight. This reaction is then added to a tube of competent bacteria, which are then plated onto an agar plate. The plates are incubated for a day to allow colonies to form. Colonies are then picked based on a color selection method--positive colonies, or those that have incorporated PCR product, are white, while negatives are blue. DNA is then isolated from positive colonies to verify that the cloning was successful and to determine the orientation of the PCR product that inserted into the vector.

    The TA Cloning Kit is faster and more efficient than conventional PCR cloning techniques because it takes advantage of the single base A overhangs that are added automatically to PCR products by TAQ polymerase, the polymerase most frequently used for PCR, rather than relying on additional steps to remove these overhangs or to add sticky overhangs. Among these steps are the addition of extra bases to the PCR primers to add restriction sites, which makes these primers more expensive and less specific than normal primers, purification of the PCR products after they are generated, restriction digestion of the PCR products and inactivation of the restriction enzyme. Moreover, the restriction method requires that the entire sequence of PCR products be known prior to cloning. The TA Cloning Kit offers a better cloning efficiency than the restriction method, as well as providing blue/white color to indicate positive clones. Quality Control specifications for the TA Cloning Kit require that each manufactured lot achieve a minimum cloning efficiency of 90%, whereas the restriction method typically yields only 50-60%.

    Invitrogen is the sole owner by assignment of U.S. and foreign patents on the TA Cloning method and materials.

    TOPO TA CLONING AND TOPO TA CLONING--DUAL PROMOTER KITS. These two kits are improved versions of the TA Cloning Kit. They both contain prepared cloning vector, competent cells for transferring the vector into after the cloning reaction and all required buffers for cloning.

    Both of these kits use and take advantage of the TA Cloning method described above, but also utilize a technology called TOPO Cloning. This method uses an enzyme called topoisomerase to mediate the ligation of PCR products into the cloning vector, rather than T4 DNA ligase. This reduces the ligation step to only five minutes, as opposed to a 12 hour or overnight ligation. TOPO Cloning, therefore, saves researchers a full day as they are able perform their ligation reaction and transform it into bacteria on the same day. The TOPO Cloning--Dual Promoter Kit has a vector that contains transcriptional promoters in both orientations, which enables researchers to make both sense and anti-sense RNA transcripts from the same cloned insert. In other vectors, to achieve this the insert would need to be cloned twice, once in each direction, a less efficient and lower yield process.

    Invitrogen is the exclusive worldwide licensee to all rights in all fields to a patent granted to Sloan-Kettering Institute for Cancer Research for the TOPO Cloning method.

    ZERO BLUNT PCR CLONING KIT. When DNA fragments do not contain sticky overhangs, which is termed as being blunt, they do not have exposed nucleotide bases with which to form base pairs with a cloning vector. This makes blunt-ended cloning a very inefficient process. Invitrogen has solved this problem through the use of the lethal CCDB gene, or control of cell death, which prevents colonies from growing unless they have successfully incorporated a DNA fragment. Incorporation occurs in the middle of the lethal gene, so these clones can grow because they have disrupted expression of the lethal gene. While the actual cloning efficiency remains low, because the negative colonies cannot grow, the effective efficiency is very high. The Zero Blunt PCR Cloning Kit enables researchers to clone blunt-ended PCR products, which are generated by thermostable polymerases like PFU. It contains a prepared cloning vector, competent cells for transferring the vector into after the cloning reaction and all required buffers.

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    Using the Zero Blunt PCR Cloning Kit is much like using the TOPO TA Cloning
Kits. Researchers perform PCR as normal, add the PCR products to the prepared cloning vector, wait five minutes, transform the competent bacteria, then plate out the bacteria and wait overnight for colony growth. Because of the lethal gene, nearly all colonies that grow contain an insert. DNA is then isolated from the colonies to verify that the cloning was successful. The advantage of the Zero Blunt PCR Cloning Kit is that it improves the effective cloning efficiency of blunt-ended cloning and prevents researchers from having to use other, more difficult techniques.

GENE EXPRESSION PRODUCTS

    EXPRESSION VECTORS. Invitrogen provides researchers with an extensive collection of gene expression vectors and complete expression systems, enabling researchers to express genes in a variety of host organisms, as well as IN VITRO. Because of their differing posttranslational modification characteristics, different hosts produce a slightly different variant of the same protein. By combining results obtained from experiments performed in different hosts, researchers can slowly piece together how a gene's expression is regulated and what functions its protein performs in the context of the entire organism. The kit contains an expression vector, another expression vector with a cloned reporter gene that serves as a positive control, a vial of bacteria, complete protocols and the entire vector sequence.

    Depending on their purpose, expression vectors can contain many different elements, each of which provides a specific function. Various combinations of the individual elements are used to create vectors with unique functions. Invitrogen offers a broad line of expression vectors, providing researchers with the ability to perform various types of experiments in different hosts to reach a conclusion. In addition, several of Invitrogen's vectors contain elements that are available exclusively from Invitrogen.

    MAXBAC BACULOVIRUS EXPRESSION SYSTEM. This kit is a complete system that provides researchers with all of the reagents needed to express protein in insect cells using recombinant baculovirus. This includes expression vectors, insect cell lines, baculovirus stocks, growth media, transfection reagents and complete protocols.

    Insect cells are chosen as a host organism because they produce high-levels of protein and are simple and inexpensive to grow. Also, the posttranslational modifications performed by insect cells are well understood and are similar to those of mammalian cells. This enables researchers to study proteins using a system that is similar to, but simpler and cheaper to use, than mammalian cells.

    ECDYSONE-INDUCIBLE MAMMALIAN EXPRESSION SYSTEM. This system provides tightly controlled, inducible expression in mammalian cells, allowing researchers to study the effects of a particular protein by turning on and off its expression whenever desired. The kits contain an expression vector, a control vector, sequencing primers, a supply of Zeocin antibiotic, an inducing agent and a complete protocol. The system utilizes a promoter that has an extremely low basal level of expression until an inducing agent is added to the media. Protein expression then increases over 200-fold.

    The advantage of inducible expression is that it enables researchers to study the effects of the expression of a particular protein. Most promoters used in expression vectors cause protein to be expressed constitutively, or all the time. Inducible promoters allow researchers to study the physiological effects caused by the recombinant protein by turning expression on and off and observing how the cells respond.

GENE ANALYSIS PRODUCTS

    GENESTORM EXPRESSION-READY CLONES. Invitrogen has created a large collection of cloned yeast and human genes with its high-throughput gene cloning and expression technology. The entire yeast genome, over 6,000 genes, has been cloned into both yeast and mammalian expression vectors. These vectors are then tested for protein expression. Invitrogen is currently cloning human gene families that

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
are likely to be of importance in various disease states, like kinase genes involved in cell signaling pathways. To date Invitrogen has assembled a collection of over 2,300 full-length cloned human genes that express their encoded proteins.

    GeneStorm Clones enable researchers to purchase the exact gene they wish to study and go directly to expression studies, bypassing the laborious procedures required to clone and test the gene for expression. The genes are cloned into the same high quality, multi-functional expression vectors sold to Invitrogen's customers and used in Invitrogenomics research.

    HYBRID HUNTER SYSTEMS. Molecular interaction is a technique used to determine if various molecules are able to bind to, or interact with one another. Because most cellular processes are mediated through pathways of many proteins, determining if a given protein interacts with other proteins or nucleic acid molecules is one of the keys to understanding its function. Invitrogen offers products for determining both protein-protein and protein-RNA interactions. These studies are performed in yeast because its cells are similar to, but far simpler than, mammalian cells. The kits contain "bait" and "prey" expression vectors, yeast strains, positive and negative control vectors, sequencing primers, a supply of Zeocin antibiotic and complete protocols.

    Molecular interaction systems work by using reporter genes that are expressed only if an interaction occurs. The gene for the protein being studied is cloned into a "bait" vector that also contains the reporter gene. A second gene, or an entire library of genes, is cloned into a second vector, called a "prey" vector. The prey vector contains a transcriptional activator. If the proteins expressed from the bait and prey vectors interact with one another, the transcriptional activator is brought into close proximity of the reporter gene. This causes the reporter gene to express its protein. Cells that express the reporter gene indicate that they contain a prey vector that is interacting with the bait. The gene in the prey vector is then isolated and used for further expression and molecular interaction studies.

    With an estimated 100,000 genes in a human cell, each capable of producing several different mRNA molecules and proteins due to differential splicing, there are billions of potential nucleic acid and protein interactions. Designing methods that are sensitive enough to detect actual interactions, yet that do not signal false interactions, has challenged suppliers of gene analysis systems. Because the study of each interaction is extremely time consuming, researchers need assays which are highly sensitive yet extremely accurate, or they will waste their time, money and efforts trying to study interactions that do not actually exist. Invitrogen's Hybrid Hunter Systems have been designed using technologies that help prevent the occurrence of false interactions.

SUPPORT PRODUCTS

    ONE SHOT INVaF', TOP10F' and TOP10 Competent E. coli. Nearly all molecular biology techniques, including gene cloning and gene expression, require that researchers be able to propagate vector in E. COLI bacteria. Invitrogen sells many different bacterial strains, each with different characteristics used by researchers depending on the experiment to be performed. Invitrogen's best selling bacteria are competent, meaning that they have been processed in a manner that makes them able to bring vector in from outside their cell walls.

    Placing a vector into bacteria is termed transformation. The most common method to do this is to make cells chemically competent by growing them in a series of buffers. After this procedure, competent cells can be frozen and stored for later use. Competent cells can take up vector from outside their cell walls. All that researchers need to do to transform competent bacteria is to thaw them and combine the vector and the competent bacteria in a test tube. Vectors usually contain an antibiotic resistance gene, so an antibiotic is then used to kill the cells that did not take up vector.

    Invitrogen's One Shot Competent E. COLI are sold ready-to-use and are packaged in convenient, single-use aliquots. Researchers thaw the bacteria and add vector directly to the tube, using the tube's

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entire contents. This prevents the researcher from having to aliquot competent cells into tubes and refreezing the unused cells. Aliquoting and freeze-thaw cycling greatly reduce the competency of bacteria, so this convenient packaging not only saves time, it ensures better results. Because of this, One Shot Competent E. COLI are included in all of Invitrogen's PCR Cloning Kits. The popularity of One Shot products stems in great part from researchers first using One Shot cells in Invitrogen's PCR Cloning Kits, then buying the One Shot products separately for all of their transformation procedures.

    ZEOCIN ANTIBIOTIC. This antibiotic quickly and completely kills mammalian, yeast and bacterial cell lines. Researchers buy it to use for selection of the many different expression vectors Invitrogen sells that contain the SH BLE antibiotic resistance gene. Invitrogen also sells cassette vectors that enable researchers to easily move the SH BLE gene into other vectors.

    After transformation or transfection, which is transformation of non-bacterial cells, researchers add Zeocin to the media to kill cells that have not taken up vector with a SH BLE gene. The cells that grow are homogeneous in that they all contain vector. Having a homogeneous population is important when performing expression experiments because cells without vector will have different characteristics than those that do, causing inaccurate results.

    The Zeocin antibiotic offers researchers advantages over other antibiotics. Its selection is relatively fast, enabling the researcher to begin expression studies with a homogeneous, or stable, cell line sooner. Because the antibiotic and the gene of interest may be causing physiological effects during selection, it is advantageous for it to occur as quickly as possible. Secondly, Zeocin and the SH BLE gene function in bacteria as well as yeast and mammalian cells. Most antibiotics function in only one host type. This forces the construction of vectors that contain one resistance gene for bacteria and another for the other host, which increases the size of the vector. Increased vector size makes nearly everything that is done with vectors (including propagation, cloning, transformation and transfection) less efficient. Finally, Zeocin uses a different mode of action than other commonly used antibiotics, like G418 and hygromycin B. This enables researchers to select more than one vector at the same time.

INVITROGENOMICS

    Invitrogen has developed a high-throughput gene cloning and expression technology by scaling up its proprietary TOPO TA Cloning technology. Invitrogen believes this technology can provide significant opportunities to develop new licenses, services and products, which it markets under the name Invitrogenomics. Invitrogen plans to utilize its Invitrogenomics high-throughput capabilities to rapidly clone and expression-test thousands of genes for corporate customers in drug development and agriculture. To date, Invitrogen has assembled a collection of over 2,300 full-length cloned human genes that express their encoded proteins. Invitrogen will continue to develop a proprietary library of full-length genes, which can be sold and licensed to corporate partners for drug discovery and other commercial development activities.

    Invitrogen intends to focus the Invitrogenomics activities and technology on two important business opportunities. First, as genome sequencing efforts accelerate, pharmaceutical, biotechnology and agricultural firms will wish to analyze the large amounts of data to isolate relevant gene targets as quickly as possible. To do so, these companies will need to conduct cloning and expression-testing on a large scale. Invitrogenomics will use its high-throughput technology and personnel to provide gene cloning and expression services for corporate partners on a contract basis. Second, as Invitrogen builds upon its library of patented cloned full-length genes and expression vectors for use in drug and agricultural biotechnology discovery efforts, it expects licensing and research kit revenue opportunities to increase.

    Invitrogen's Invitrogenomics effort is currently staffed with 24 personnel, primarily in research and development, manufacturing and marketing. Business development activities are conducted primarily by the senior management of Invitrogen.

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TECHNOLOGY AND PRODUCT DEVELOPMENT

    Invitrogen is focusing its technology and product development on expanding its existing product lines and developing innovative new products in areas where it has expertise and has identified substantial unmet market needs. Invitrogen seeks to introduce products that can be manufactured and marketed profitably by continuing to develop products that are not regulated by government agencies such as the Food and Drug Administration. In addition to Invitrogen's internal technology and product development programs, it aggressively in-licenses and acquires technology and intellectual property. Research institutions seeking to license their technologies are attracted to Invitrogen's ability to package innovations as convenient and cost-effective research kits and to rapidly introduce those kits to the market. Invitrogen's employees also actively stay abreast of industry developments to identify and acquire innovative technologies from researchers and research institutions throughout the world.

    Invitrogen spent $7.2 million, $4.4 million and $2.7 million on research and development activities in 1998, 1997 and 1996, respectively. No material portion of this investment in research and development was sponsored by Invitrogen's customers.

SALES AND MARKETING

    Invitrogen currently markets its products in over 30 countries throughout the world. Invitrogen and its subsidiary, Invitrogen B.V., sell Invitrogen products directly to customers in the United States, Canada, Germany, France, the United Kingdom and 15 other countries throughout the world. In addition, Invitrogen utilizes specialized distributors to market products in more than 13 other countries. For more information regarding foreign sales and revenues, see
Note 1 to Consolidated Financial Statements of Invitrogen's Audited Financial Statements. As of May 31, 1999 Invitrogen employed 58 highly trained and skilled people in its sales and marketing department worldwide to market Invitrogen's products and provide customer support and service. Over 70% of the sales and marketing staff have degrees in biological sciences and about 40% have advanced degrees.

    Invitrogen's sales strategy has been to employ scientists to work as its technical sales representatives. Due to the highly technical nature of its products, Invitrogen believes that scientists trained to work with customers are far more valuable than salespeople trained to sell scientific products. Each technical sales representative has an extensive background in molecular biology, including time spent in the laboratory doing research prior to being hired by the sales department. A thorough knowledge of molecular biological techniques and an understanding of the research process allows Invitrogen's sales representatives to become advisors, acting in a consultative role with their customers. Invitrogen's use of technical sales representatives also enables it to better identify unmet market needs and new technologies that it can license and develop into new products.

    Invitrogen's marketing departments in its U.S. and European headquarters combine various types of media and methods to inform customers of new product developments and enhancements to existing products. Invitrogen advertises in prominent scientific journals, publishes a yearly catalog, a bi-monthly newsletter and conducts direct mail campaigns to researchers in the U.S. and Europe. Invitrogen also reaches a broad range of scientists by hosting an annual symposium, presenting at scientific seminars and exhibiting at scientific meetings. Invitrogen's website allows researchers to view an on-line catalog, place orders, download all of its technical manuals and vector sequences, read its newsletter and participate in interactive forums and discussion groups.

MANUFACTURING

    Invitrogen's U.S. manufacturing facilities occupy approximately 15,000 square feet of its Carlsbad, California facility. Seven manufacturing cells are responsible for the complete production, quality testing and process improvements of Invitrogen's various product lines. The plant engineering department supports the manufacturing department with equipment maintenance and repair. The manufacturing processes include Quality Control testing of all products to ensure that every product meets or exceeds its minimum specifications and Quality Assurance testing of purchased materials that will be used in products.

TECHNOLOGY LICENSING

    Many of Invitrogen's products are manufactured or sold under the terms of license agreements which require it to pay royalties to the licensor based upon a percentage of the sales of products containing the licensed materials or technology. Although Invitrogen has increasingly emphasized its own research and development in recent periods, Invitrogen believes its ability to in-license new technologies from third parties is and will continue to be critical to its ability to offer new products. Invitrogen's ability to compete as an innovator in the development of molecular biology research products and services depends in part on its ability to convince inventors that it can successfully bring their new technologies to market. Invitrogen's significant licenses or exclusivity rights expire at various times during the next fifteen years. These licenses include:

    TA CLONING. The patents on this cloning method were formerly co-owned by Invitrogen and Molecular Biology Resources. Invitrogen had an exclusive license from Molecular Biology Resources for cloning purposes. In June 1999 Invitrogen purchased all of Molecular Biology Resources' rights in the TA Cloning patents and is now the sole owner of those patents.

    TOPO CLONING. This patented technology significantly accelerates gene cloning and is an enhancement to Invitrogen's TA Cloning products, among others. The technology was invented by Dr. Stewart Shuman working at the Sloan-Kettering Institute for Cancer Research (SKI), which owns the patent. In 1997, Invitrogen obtained exclusive worldwide rights to commercialize this technology for all purposes for the life of the underlying patent. Invitrogen paid certain initial fees to SKI, and continues to pay royalties on sales of products designed to use this enhanced cloning method. These royalties depend in part on the type of product sold and the level of annual sales. Invitrogen has also committed to minimum yearly royalty payments to SKI. Sublicenses may be granted to third parties upon approval by SKI with a portion of the sublicense income payable to SKI. SKI retains rights to use and practice the technology for any purpose. Additionally, Invitrogen has reimbursed SKI for costs of patent prosecution, and has agreed to pay for future patent prosecution in exchange for the right to prepare and control the ongoing patent applications.

    ZEOCIN AND ZEOCIN RESISTANCE. In 1994, Invitrogen obtained from CAYLA of Toulouse, France, exclusive worldwide rights to use a patented gene that confers resistance to certain antibiotics including Zeocin. Invitrogen paid an up-front fee to CAYLA, and pays royalties on sales of kits and vectors containing this gene. Invitrogen also makes minimum royalty commitments to CAYLA, which grow at a fixed rate from year to year, in exchange for exclusive rights. In addition, Invitrogen has historically purchased the Zeocin and certain additional antibiotics exclusively from CAYLA at a price set each year. Invitrogen has agreed that its purchases will grow, in order to obtain most-favored pricing terms.

    ZERO BACKGROUND. Invitrogen licensed the CCDB or Zero Background gene, used for selection of successful clones, from the Universite Libre de Bruxelles in 1995 for a ten year period, unless otherwise terminated under the provisions of the license. This license grants Invitrogen exclusive rights to use this patented "lethal gene" technology for commercial purposes in all fields worldwide. Invitrogen paid an initial license fee and reimbursed certain patent costs of the University and pays a royalty on sales of products containing the lethal gene. In order to maintain the exclusive rights, Invitrogen pays minimum royalties each year. Invitrogen is also responsible for reimbursing the University's patent prosecution costs for this technology, up to a fixed cap.

    TAQ AND PCR. Probably the most pervasive and essential tool in molecular biology today, the Polymerase Chain Reaction (PCR), enables researchers to target and amplify, or copy in large numbers, certain portions of DNA. This technique, and certain aspects of TAQ polymerase, which is an essential reagent in PCR, are patented and now owned by F. Hoffmann-La Roche, Ltd. of Basel, Switzerland. Invitrogen recently obtained a non-exclusive license to use TAQ polymerase and PCR in Invitrogen's research efforts as well as non-exclusive rights to make and sell TAQ to the research community for the life of patents underlying the technology. Invitrogen paid an initial license fee for these rights and also pays royalties, which are calculated using both sales of TAQ-based products and the use or sale of TAQ. Invitrogen granted F. Hoffmann-La Roche the right to negotiate for a license to make and sell any competing enzyme Invitrogen may develop in the future. If F. Hoffmann-La Roche does not exercise its right to negotiate the foregoing license, Invitrogen has agreed that F. Hoffmann-La Roche shall nonetheless be entitled to a license to make, use and sell any such competing enzyme of Invitrogen under the same terms and conditions as the most favorable nonexclusive license granted by Invitrogen. Prior to obtaining this license, Invitrogen purchased TAQ from authorized sources in order to have the rights to use PCR for Invitrogen's research.

    Royalties in 1998 related to the licenses described above were less than 10% of the cost of revenues of Invitrogen in 1998. In 1998 the royalty amounts, and in the case of the Zeocin, the combined royalty and purchase amounts, related to the five licenses described above were approximately $309,000, $67,500, $950,000, $38,000 and $8,800, respectively.

    In addition to these licenses, Invitrogen maintains a portfolio of exclusive, co-exclusive and non-exclusive rights to make, use and/or sell many of the various technologies underlying its products and services. Depending upon factors including the scope of rights granted, the usefulness and commercial potential of the technology and whether the rights are exclusive, Invitrogen provides various financial and other consideration to the patent holder or the holder of senior license rights. Typically, Invitrogen's other licenses include an initial license fee and continuing royalties. Some licenses also include payments at certain milestones, e.g., at the first commercial sale of a product. Many licenses, especially exclusive licenses, call for certain minimum royalty payments each year. A license will often contain other undertakings by us, such as a commitment to diligently pursue development and marketing of commercial products utilizing the licensed technology.

    There can be no assurance that Invitrogen will be able to continue to successfully identify new technologies developed by others. Even if it is able to identify new technologies of interest, it may not be able to negotiate a license on favorable terms, or at all. Some of Invitrogen's licenses do not run for the length of the patent. Invitrogen may not be able to renew its existing licenses on favorable terms, or at all. If Invitrogen loses the rights to patented technology, it may need to discontinue selling certain of its products, redesign its products or may lose a competitive advantage. Potential competitors could in-license technologies that it fails to license and potentially erode Invitrogen's market share for certain products.

    Invitrogen's licenses typically subject it to various commercialization, sublicensing and other obligations. If it fails to comply with these requirements it could lose important rights under a license, such as the right to exclusivity in a certain market. In some cases, Invitrogen could also lose all rights under a license. In addition, certain rights granted under the license could be lost for reasons out of Invitrogen's control. For example, the licensor could lose patent protection for a number of reasons, including invalidity of the licensed patent. Invitrogen does not receive significant indemnification from a licensor against third party claims of intellectual property infringement.

PATENTS AND PROPRIETARY TECHNOLOGIES

    Invitrogen considers the protection of its proprietary technologies and products for molecular and cellular biology research to be important to the success of its business. Invitrogen relies on a combination of patents, licenses and trademarks to establish and protect its proprietary rights to its technologies and products. Invitrogen currently owns two issued patents in the United States and four issued patents in other major industrialized nations, and owns or controls over 15 other issued and pending patents. Generally, U.S. patents have a term of 17 years from the date of issue for patents issued from applications submitted prior to June 8, 1995 and 20 years from the date of filing of the application in the case of patents issued from applications submitted on or after June 8, 1995. Patents in most other countries have a term of 20 years from the date of filing the patent application. Invitrogen's two issued United States patents will expire in 2013 and its four foreign patents will expire in 2011.

    Invitrogen's success depends to a significant degree upon its ability to develop proprietary products and technologies. It is critically important to Invitrogen's success that it adequately protect the intellectual property associated with these products and technologies. Invitrogen intends to continue to file patent applications as it develops new products and technologies. Patents provide some degree of protection for Invitrogen's intellectual property. However, the assertion of patent protection involves complex legal and factual determinations and is therefore uncertain. In addition, the laws governing the scope of patent coverage and the periods of enforceability of patent protection continue to evolve, particularly in the areas of molecular biology of interest to Invitrogen.

    Patent applications in the United States are maintained in secrecy until patents issue. Also, publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by at least several months. As a result, there can be no assurance that patents will issue from any of Invitrogen's patent applications or from applications licensed to Invitrogen. The scope of any of Invitrogen's issued patents may not be sufficiently broad to offer meaningful protection. In addition, Invitrogen's issued patents or patents licensed to it could be successfully challenged, invalidated or circumvented so that its patent rights would not create an effective competitive barrier. Invitrogen's intellectual property positions involve complex legal factual questions and may be uncertain.

    Invitrogen relies in part on trade secret protection of its intellectual property. It attempts to protect its trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Employees and consultants also sign agreements to assign to Invitrogen their interests in patents and copyrights arising from their work for Invitrogen. Employees also agree not to compete unfairly with Invitrogen after their employment by using confidential information, soliciting employees or soliciting customers. However, these agreements can be breached and, if they were, there may not be an adequate remedy available to Invitrogen. Also, a third party may learn Invitrogen's trade secrets through means other than by breach of its confidentiality agreements, or they could be independently developed by Invitrogen's competitors.

COMPETITION

    The markets for Invitrogen's products are very competitive. Invitrogen expects the intensity of competition to increase. Currently, Invitrogen competes primarily with other life sciences research products suppliers. Many of Invitrogen's competitors have greater financial, operational, sales and marketing resources, and more experience in research and development than Invitrogen. These competitors and other companies may have developed or could in the future develop new technologies that compete with Invitrogen's products or which could render Invitrogen's products obsolete.

    Competitors offer a broad range of equipment, laboratory supplies and other products, including research products that compete with Invitrogen. Invitrogen believes that customers in its markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, Invitrogen may experience difficulties in generating sales to customers who initially purchased products from competitors. Similarly, Invitrogen believes that there is a significant competitive advantage in being the first to introduce a new product to market. Accordingly, Invitrogen believes that to compete effectively, it will need to consistently be first to market with important new research products and services. To the extent that Invitrogen is unable to be the first to develop and supply new products, its competitive position will suffer. See "Risk Factors--Competition in the Life Sciences Research Market."

GOVERNMENT REGULATION

    Invitrogen is not subject to direct governmental regulation other than the laws and regulations generally applicable to businesses in the jurisdictions in which it operates, including those governing the handling and disposal of hazardous wastes and other environmental matters. Invitrogen's research and development activities involve the controlled use of small amounts of hazardous materials, chemicals and radioactive compounds. Although Invitrogen believes that its safety procedures for handling and disposing of such materials comply with applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Invitrogen could be held liable for resulting damages; such liability could have a material adverse effect on Invitrogen. However, Invitrogen does not expect that compliance with the governmental regulations to which it is subject will have a material effect on its capital expenditures, earnings or competitive position.

EMPLOYEES

    As of May 31, 1999, Invitrogen employed 218 persons, of whom 38 hold Ph.D. or M.D. degrees and 23 hold other advanced degrees. Approximately 62 employees are engaged in research and development, 58 in sales and marketing, 65 in manufacturing and 33 in supporting corporate development, intellectual property, finance and other administrative functions.

    Invitrogen's success will depend in large part upon its ability to attract and retain employees. Invitrogen faces competition in this regard from other companies, research and academic institutions, government entities and other organizations. Invitrogen believes that it maintains good relations with its employees.

FACILITIES

    Invitrogen leases an approximately 60,000 square foot facility in Carlsbad, California for its headquarters, as well as the base for marketing and product support operations, research and development and manufacturing activities. Under the terms of the lease, Invitrogen presently pays rent of approximately $40,000 per month with predetermined cost-of-living rent increases at annual intervals. The lease expires in February 2007. Invitrogen believes that adequate facilities will be available upon the conclusion of its lease. Invitrogen also owns an approximately 17,000 square foot facility in the Netherlands to support sales and distribution in Europe.

LEGAL PROCEEDINGS

    From time to time Invitrogen has been and expects to be involved in legal proceedings arising from Invitrogen's ordinary business operations. None of the proceedings that are currently pending are expected to have a material adverse effect on Invitrogen or Invitrogen's business operations.

          INVITROGEN UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined balance sheet as of March 31, 1999, illustrates the effect of the merger as if it had occurred on March 31, 1999. The following unaudited pro forma combined statements of income for the quarters ended March 31, 1999 and 1998 and for the three years ended December 31, 1998, illustrate the effect of the merger as if it had occurred on January 1, 1996. There were no material differences between the accounting policies of Invitrogen and NOVEX and, therefore, no adjustments have been made to the pro forma financial statements. For an explanation of the periods combined of NOVEX with Invitrogen, see Note 1 of the Notes to Unaudited Proforma Combined Financial Statements. The pro forma combined financial statements are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Invitrogen and NOVEX been a single entity during the periods presented.

    Pursuant to the terms of the merger, each share of NOVEX common stock will be converted into the right to receive a portion of a share of Invitrogen common stock equal to the exchange ratio. The pro forma combined financial statements have been derived from the respective historical audited consolidated financial statements of Invitrogen and NOVEX and should be read in conjunction with such financial statements and the notes thereto that are incorporated herein by reference.

                        INVITROGEN CORPORATION AND NOVEX

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 1999

              (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                          HISTORICAL   HISTORICAL     PRO FORMA       PRO FORMA
                                          INVITROGEN     NOVEX       ADJUSTMENTS      COMBINED
                                          ----------   ----------   -------------     ---------
                                            ASSETS

Current Assets:
  Cash and cash equivalents.............   $35,583       $  306       $    --          $35,889
  Short-term investments................     3,421           --            --            3,421
  Accounts and notes receivable.........     4,349        3,339            (3)(2)        7,685
  Inventories...........................     2,685        2,563            --            5,248
  Deferred income taxes.................       575          201            --              776
  Prepaid expenses and other current
    assets..............................     1,599          105            --            1,704
                                          ----------   ----------   -------------     ---------
    Total current assets................    48,212        6,514            (3)          54,723
Property and equipment, net.............     7,044        2,599            --            9,643
Intangible assets, net..................     1,545          435            --            1,980
Other assets............................       176          131            --              307
                                          ----------   ----------   -------------     ---------
Total Assets............................   $56,977       $9,679       $    (3)         $66,653
                                          ----------   ----------   -------------     ---------
                                          ----------   ----------   -------------     ---------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable to bank.................   $    --       $  522       $    --          $   522
  Current portion of long-term
    obligations.........................        42          910            --              952
  Accounts payable......................     2,224        1,341            (3)(2)        3,562
  Accrued expenses......................     1,357        1,150            --            2,507
  Income taxes payable..................     1,052          185            --            1,237
                                          ----------   ----------   -------------     ---------
    Total current liabilities...........     4,675        4,108            (3)           8,780
                                          ----------   ----------   -------------     ---------
Obligations under capital leases, less
  current portion.......................        74           --            --               74
Deferred rent...........................        --           52            --               52
Long-term debt, less current
  maturities............................        --          975            --              975
Non-voting redeemable common stock of
  Invitrogen B.V........................     1,526           --            --            1,526
Redeemable convertible preferred
  stock.................................        --        2,900        (2,900)(3)           --

Stockholders' Equity:
  Common stock, par value...............       132          567          (542)(3)          157
  Other stockholders' equity............    50,570        1,077         3,442(3)        55,089
                                          ----------   ----------   -------------     ---------
Total stockholders' equity..............    50,702        1,644         2,900           55,246
                                          ----------   ----------   -------------     ---------
Total Liabilities and Stockholders'
  Equity................................   $56,977       $9,679       $    (3)         $66,653
                                          ----------   ----------   -------------     ---------
                                          ----------   ----------   -------------     ---------

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                        INVITROGEN CORPORATION AND NOVEX

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          QUARTER ENDED MARCH 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL   HISTORICAL    PRO FORMA      PRO FORMA
                                          INVITROGEN     NOVEX      ADJUSTMENTS     COMBINED
                                          ----------   ----------   -----------     ---------
Revenues................................    $9,601       $6,961        $(12)(2)      $16,550
Cost of revenues........................     2,540        3,318          (3)(2)        5,855
                                          ----------   ----------     -----         ---------
    Gross Margin........................     7,061        3,643          (9)          10,695
Operating Expenses:
  Sales and marketing...................     1,973        1,512          --            3,485
  General and administrative............     1,286          847          --            2,133
  Research and development..............     1,908          475          (9)(2)        2,374
                                          ----------   ----------     -----         ---------
    Total operating expenses............     5,167        2,834          (9)           7,992
                                          ----------   ----------     -----         ---------
      Income from operations............     1,894          809          --            2,703
Other Income (Expense):
  Gain (loss) on foreign currency
    transactions........................       (57)          (4)         --              (61)
  Interest and other expense............        (8)         (76)         --              (84)
  Interest and other income.............       195            1          --              196
                                          ----------   ----------     -----         ---------
      Income before provision for income
        taxes...........................     2,024          730          --            2,754
Provision for income taxes..............       712          276          --              988
                                          ----------   ----------     -----         ---------
  Net income............................     1,312          454          --            1,766
  Less: Preferred stock dividends
    accrued.............................      (163)        (155)        155(3)          (163)
                                                                      -----         ---------
       Accretion of non-voting
         redeemable common stock........       (56)          --          --              (56)
       Adjustment to beneficial
         conversion feature related to
         convertible preferred stock....       985           --          --              985
                                          ----------   ----------     -----         ---------
  Income available to common
    stockholders........................    $2,078       $  299        $155          $ 2,532
                                          ----------   ----------     -----         ---------
                                          ----------   ----------     -----         ---------
Earnings per share:
  Basic.................................    $ 0.19       $ 0.04                      $  0.19
                                          ----------   ----------                   ---------
                                          ----------   ----------                   ---------
  Diluted...............................    $ 0.16       $ 0.04                      $  0.16
                                          ----------   ----------                   ---------
                                          ----------   ----------                   ---------
Weighted average shares used in per
  share calculation:
  Basic.................................    10,900        6,701                       13,424(3)
  Diluted...............................    12,865       11,415                       15,508(3)

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                        INVITROGEN CORPORATION AND NOVEX

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          QUARTER ENDED MARCH 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL   HISTORICAL     PRO FORMA       PRO FORMA
                                          INVITROGEN     NOVEX       ADJUSTMENTS      COMBINED
                                          ----------   ----------   -------------     ---------
Revenues................................    $7,154       $4,677       $   (18)(2)      $11,813
Cost of revenues........................     1,901        2,174            (5)(2)        4,070
                                          ----------   ----------   -------------     ---------
    Gross Margin........................     5,253        2,503           (13)           7,743
Operating Expenses:
  Sales and marketing...................     1,618        1,009            --            2,627
  General and administrative............     1,116          904            --            2,020
  Research and development..............     1,455          412           (13)(2)        1,854
                                          ----------   ----------   -------------     ---------
    Total operating expenses............     4,189        2,325           (13)           6,501
                                          ----------   ----------   -------------     ---------
      Income from operations............     1,064          178            --            1,242
Other Income (Expense):
  Gain (loss) on foreign currency
    transactions........................        55           (5)           --               50
  Interest expense......................       (10)         (42)           --              (52)
  Interest and other income.............       121           --            --              121
                                          ----------   ----------   -------------     ---------
      Income before provision for income
        taxes...........................     1,230          131            --            1,361
Provision for income taxes..............       439           50            --              489
                                          ----------   ----------   -------------     ---------
  Net income............................       791           81            --              872
  Less: Preferred stock dividends
    accrued.............................      (225)          --            --             (225)
       Accretion of non-voting
         redeemable common stock........       (48)          --            --              (48)
                                          ----------   ----------   -------------     ---------
  Income available to common
    stockholders........................    $  518       $   81       $    --          $   599
                                          ----------   ----------   -------------     ---------
                                          ----------   ----------   -------------     ---------
Earnings per share:
  Basic.................................    $ 0.05       $ 0.01                        $  0.05
                                          ----------   ----------                     ---------
                                          ----------   ----------                     ---------
  Diluted...............................    $ 0.05       $ 0.01                        $  0.04
                                          ----------   ----------                     ---------
                                          ----------   ----------                     ---------
Weighted average shares used in per
  share calculation:
  Basic.................................     9,630        6,687                         12,150(3)
  Diluted...............................    10,919       10,985                         13,463(3)

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                        INVITROGEN CORPORATION AND NOVEX

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL   HISTORICAL    PRO FORMA        PRO FORMA
                                          INVITROGEN     NOVEX      ADJUSTMENTS       COMBINED
                                          ----------   ----------   ------------      ---------
Revenues................................   $31,414      $24,478        $(52)(2)        $55,840
Cost of revenues........................     8,642       11,941         (13)(2)         20,570
                                          ----------   ----------     -----           ---------
    Gross Margin........................    22,772       12,537         (39)            35,270
Operating Expenses:
  Sales and marketing...................     6,976        5,166          --             12,142
  General and administrative............     4,428        3,604          --              8,032
  Research and development..............     7,209        1,555         (39)(2)          8,725
                                          ----------   ----------     -----           ---------
    Total operating expenses............    18,613       10,325         (39)            28,899
                                          ----------   ----------     -----           ---------
      Income from operations............     4,159        2,212          --              6,371
Other Income (Expense):
  Gain (loss) on foreign currency
    transactions........................        61          (36)         --                 25
  Interest and other expense............       (35)        (212)         --               (247)
  Interest and other income.............       431            4          --                435
                                          ----------   ----------     -----           ---------
      Income before provision for income
        taxes...........................     4,616        1,968          --              6,584
Provision for income taxes..............     1,638          744          --              2,382
                                          ----------   ----------     -----           ---------
  Net income............................     2,978        1,224          --              4,202
  Less: Preferred stock dividends
    accrued.............................      (900)        (155)        155(3)            (900)
       Accretion of non-voting
         redeemable common stock........      (204)          --          --               (204)
                                          ----------   ----------     -----           ---------
  Income available to common
    stockholders........................   $ 1,874      $ 1,069        $155            $ 3,098
                                          ----------   ----------     -----           ---------
                                          ----------   ----------     -----           ---------
Earnings per share:
  Basic.................................   $  0.19      $  0.16                        $  0.26
                                          ----------   ----------                     ---------
                                          ----------   ----------                     ---------
  Diluted...............................   $  0.17      $  0.11                        $  0.22
                                          ----------   ----------                     ---------
                                          ----------   ----------                     ---------
Weighted average shares used in per
  share calculation:
  Basic.................................     9,626        6,692                         12,149(3)
  Diluted...............................    11,208       11,306                         13,826(3)

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                        INVITROGEN CORPORATION AND NOVEX

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL   HISTORICAL    PRO FORMA        PRO FORMA
                                          INVITROGEN     NOVEX      ADJUSTMENTS       COMBINED
                                          ----------   ----------   ------------      ---------
Revenues................................   $  24,965    $17,133        $(26)(2)       $ 42,072
Cost of revenues........................       7,989      8,189          (8)(2)         16,170
                                          ----------   ----------     -----           ---------
    Gross Margin........................      16,976      8,944         (18)            25,902
Operating Expenses:
  Sales and marketing...................       4,959      3,260          --              8,219
  General and administrative............       3,932      3,469          --              7,401
  Research and development..............       4,416      1,500         (18)(2)          5,898
                                          ----------   ----------     -----           ---------
    Total operating expenses............      13,307      8,229         (18)            21,518
                                          ----------   ----------     -----           ---------
      Income from operations............       3,669        715          --              4,384
Other Income (Expense):
  Gain (loss) on foreign currency
    transactions........................         145         (5)         --                140
  Interest and other expense............         (88)      (195)         --               (283)
  Interest and other income.............         211          6          --                217
                                          ----------   ----------     -----           ---------
      Income before provision for income
        taxes...........................       3,937        521          --              4,458
Provision for income taxes..............       1,413        202          --              1,615
                                          ----------   ----------     -----           ---------
  Net income............................       2,524        319          --              2,843
  Less: Preferred stock dividends
    accrued.............................        (475)      (155)        155(3)            (475)
       Accretion of non-voting
         redeemable common stock........        (175)        --          --               (175)
       Accretion of beneficial
         conversion feature related to
         convertible preferred stock....     (15,000)        --          --            (15,000)
                                          ----------   ----------     -----           ---------
  Net income (loss) applicable to common
    shares..............................   $ (13,126)   $   164        $155           $(12,807)
                                          ----------   ----------     -----           ---------
                                          ----------   ----------     -----           ---------
Earnings per share:
  Basic.................................   $   (1.47)   $  0.02                       $  (1.12)
                                          ----------   ----------                     ---------
                                          ----------   ----------                     ---------
  Diluted...............................   $   (1.47)   $  0.02                       $  (1.12)
                                          ----------   ----------                     ---------
                                          ----------   ----------                     ---------
Weighted average shares used in per
  share calculation:
  Basic.................................       8,939      6,678                         11,457(3)
  Diluted...............................       8,939      6,776                         11,457(3)

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                        INVITROGEN CORPORATION AND NOVEX

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL   HISTORICAL    PRO FORMA        PRO FORMA
                                          INVITROGEN     NOVEX      ADJUSTMENTS       COMBINED
                                          ----------   ----------   ------------      ---------
Revenues................................   $19,121      $14,154        $(13)(2)        $33,262
Cost of revenues........................     5,818        6,385          (4)(2)         12,199
                                          ----------   ----------     -----           ---------
    Gross Margin........................    13,303        7,769          (9)            21,063
Operating Expenses:
  Sales and marketing...................     4,236        2,683          --              6,919
  General and administrative............     3,880        2,660          --              6,540
  Research and development..............     2,659        1,293          (9)(2)          3,943
                                          ----------   ----------     -----           ---------
    Total operating expenses............    10,775        6,636          (9)            17,402
                                          ----------   ----------     -----           ---------
      Income from operations............     2,528        1,133          --              3,661
Other Income (Expense):
  Gain (loss) on foreign currency
    transactions........................       172           --          --                172
  Interest and other expense............       (87)        (124)         --               (211)
  Interest and other income.............        70            6          --                 76
                                          ----------   ----------     -----           ---------
      Income before provision for income
        taxes...........................     2,683        1,015          --              3,698
Provision for income taxes..............       939          459          --              1,398
                                          ----------   ----------     -----           ---------
  Net income............................     1,744          556          --              2,300
  Less: Preferred stock dividends
    accrued.............................        --          (32)         32(3)              --
       Accretion of non-voting
         redeemable common stock........      (171)          --          --               (171)
                                          ----------   ----------     -----           ---------
  Income available to common
    stockholders........................   $ 1,573      $   524        $ 32            $ 2,129
                                          ----------   ----------     -----           ---------
                                          ----------   ----------     -----           ---------
Earnings per share:
  Basic.................................   $  0.19      $  0.08                        $  0.20
                                          ----------   ----------                     ---------
                                          ----------   ----------                     ---------
  Diluted...............................   $  0.16      $  0.05                        $  0.17
                                          ----------   ----------                     ---------
                                          ----------   ----------                     ---------
Weighted average shares used in per
  share calculation:
  Basic.................................     8,356        6,522                         10,839(3)
  Diluted...............................    10,080       10,722                         12,562(3)

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                        INVITROGEN CORPORATION AND NOVEX

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The Merger will be accounted for as a pooling of interests. Under this method of accounting the unaudited pro forma combined statements of income combine the historical statements of income for Invitrogen for the three years ended December 31, 1998 with the historical statements of income for NOVEX for the three years ended March 31, 1999. The quarterly statements of income pro forma presentation for March 31, 1999 combines the historical statements of income for Invitrogen and NOVEX for the quarter ended March 31, 1999. The presentation for March 31, 1998 combines the historical statement of income for Invitrogen for the quarter ended March 31, 1998 with the historical statement of income for NOVEX for the quarter ended June 30, 1998. Revenues and net income for NOVEX for the quarter ended March 31, 1999 were $7.0 million and $0.5 million respectively, and have been included in both the pro forma statements of income for the year ended December 31, 1999 and for the quarter ended March 31, 1999. All unaudited pro forma combined income statements assume consummation of the Merger on January 1, 1996.

    The unaudited pro forma combined balance sheet combines the historical balance sheets of Invitrogen and NOVEX at March 31, 1999 and assumes consummation of the Merger on March 31, 1999.

2. INTERCOMPANY TRANSACTIONS

    All significant intercompany sales and balances have been eliminated in the combination.

3. MERGER TRANSACTION

    The unaudited pro forma combined financial statements reflects the conversion of NOVEX redeemable convertible preferred stock into NOVEX common stock and the subsequent issuance of 2.5 million shares of Invitrogen common stock for all of the outstanding common stock of NOVEX at an exchange ratio of
0.23154. The unaudited pro forma combined net income (loss) per share also reflects the assumption of all NOVEX stock options outstanding by Invitrogen at the same exchange ratio.

4. MERGER COSTS

    Costs incurred as a result of the Merger are expected to be $2,775,000 and are subject to change. These costs will be expensed after the Merger is completed. The unaudited pro forma combined financial statements exclude material expenses related to the Merger as they are nonrecurring in nature.

               INVITROGEN MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Invitrogen is engaged primarily in the development, manufacturing and marketing of research kits used to conduct molecular biology research. Substantially all of our revenue to date has come from the sale of research kits and related products used by a variety of scientific researchers to conduct gene cloning, expression and analysis experiments. Our research kits are sold primarily in the United States, Europe and Japan. Our products are used for research purposes and their use is not regulated by the United States Food and Drug Administration or by any comparable international organization.

    We manufacture the majority of our research kits in our manufacturing facility in Carlsbad, California. In addition, we maintain selected arrangements with third party manufacturers.

    The majority of our sales activities are conducted through a dedicated direct sales organization located in the United States and Europe. We also conduct marketing and distribution activities at our facility in the United States and at a facility we own in the Netherlands. A small proportion of our sales are to international distributors who resell Invitrogen kits to researchers. These distributors are located in selected territories in Europe, as well as in Japan and other territories in Asia. We currently have no plans to establish a direct sales force in these territories, although we may choose in the future to establish a direct sales organization in additional territories.

    We conduct research activities in the United States and business development activities in the United States and Europe. As part of these activities we actively seek to license intellectual property from academic, government and commercial institutions relating to gene cloning, expression and analysis technologies. To date, Invitrogen has obtained over 80 licenses, which provide us with access to over 200 patents covering gene cloning, expression and analysis materials and techniques.

    In June 1998, we began using our high-throughput cloning and expression technologies, which we market under the name Invitrogenomics. We will provide licenses to our full-length clones to corporate development partners, as well as sell selected clones as part of new research kits. In addition, we will use our Invitrogenomics technology to provide large-scale, high-throughput gene cloning and expression services to corporate customers. Invitrogenomics products and services have generated limited revenues to date.

    Our revenues have increased significantly since our inception, and from 1995 to 1998, Invitrogen has experienced compound annual revenue growth of 28%. The increase in our revenues has been due to several factors, including the continued growth of the market for gene cloning and expression kits, increasing market acceptance of our gene cloning and expression kits, our introduction of new research kits for gene cloning, expression and analysis, and the expansion of our direct sales and marketing efforts. We plan to continue to introduce new research kits, as we believe continued new product development and rapid product introduction is a critical competitive factor in the market for molecular biology research kits. In order to support increased levels of sales and to augment our long-term competitive position, we anticipate that we will continue to increase expenditures in sales and marketing, manufacturing and research and development.

    We currently manufacture products for inventory and ship products shortly after the receipt of orders, and anticipate that we will do so in the future. Accordingly, we have not developed a significant backlog and do not anticipate we will develop a material backlog in the future.

    Invitrogen has acquired a significant number of patent rights from third parties as part of its business activities. These patent rights are used as a basis for the development of our research kits and the Invitrogenomics technologies. We have historically paid and are obligated to pay in the future to such third parties royalties relating to sales of some of our research kits and selected services. Royalty expense is recognized as a cost of revenue as the related royalties are incurred.

    We anticipate that our results of operations may fluctuate from quarter to quarter and will be difficult to predict. The timing and degree of fluctuation will depend upon several factors, including:

    - Changes in customer research budgets which are influenced by the timing of their research and commercialization efforts and their receipt of government grants;

    - Competitive product introductions;

    - Our ability to successfully introduce or transition the market to new products;

    - Market acceptance of existing or new products;

    - Our ability to manufacture our products efficiently; and

    - Our ability to control or adjust research and development, marketing, sales and general and administrative expenses in response to changes in revenues.

    In addition, our results of operations could be affected by the timing of orders from distributors and the mix of sales among distributors and our direct sales force. Although we have experienced growth in recent years, there can be no assurance that, in the future, we will sustain revenue growth or remain profitable on a quarterly or annual basis or that our growth will be consistent with predictions made by securities analysts. Additionally, quarter to quarter comparisons of operating results are not necessarily indicative of future results.

RESULTS OF OPERATIONS

    QUARTERS ENDED MARCH 31, 1999 AND 1998

    REVENUE. Revenue increased $2.4 million, or 34%, from $7.2 million for the quarter ended March 31, 1998 to $9.6 million for the same period in 1999. For these same periods, revenues in the United States increased $1.7 million, or 36%, from $4.5 million to $6.2 million, and revenues outside the United States increased $.8 million, or 30%, from $2.6 million to $3.4 million. The overall increase in revenue was primarily attributable to continued market growth for gene cloning and expression kits and increased market penetration of Invitrogen's gene cloning and gene expression product lines. We expect that future revenues will be affected by new product introductions, competitive conditions, customer research budgets, and the rate of expansion of our customer base.

    GROSS MARGIN. Gross margins remained relatively unchanged at 73% for the first quarter in 1999 as product mix and geographic sales mix were consistent with 1998. We believe that gross margin for future periods could be affected by sale volumes, competitive conditions, royalty payments on licensed technologies, and foreign exchange factors. Foreign currency fluctuations had a negligible impact during both periods. The functional currency of Invitrogen B.V. is the Netherlands Guilder (NLG). The translation from Guilders to Dollars for revenue and expenses is based on the average exchange rate during the period; large increases or decreases in the spread between currencies have affected and may continue to affect gross margin and reported income. Invitrogen B.V. conducts its European business in the currencies of its significant customers. Exchange gains or losses arising from transactions denominated in these currencies are recorded using the actual exchange differences on the date of the transaction. Large increases or decreases in these currency fluctuations could also impact gross margin and reported profits.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 31% from $1.5 million for the first quarter of 1998 to $1.9 million in 1999. As a percentage of revenues, research and development expenses remained the same at 20% for these periods. We believe that our research and development expenditures as a percentage of revenues will gradually decline throughout 1999.

    There can be no assurance that our research and development efforts will produce products or services that achieve market acceptance or that produce acceptable margins.

    SALES AND MARKETING. Sales and marketing expenses increased 22% from $1.6 million for the first quarter in 1998 to $2.0 million in 1999. As a percentage of revenues, sales and marketing expenses decreased from 23% to 21% for these periods as our revenue growth continues to outpace our spending for sales and marketing. We anticipate that sales and marketing will continue to comprise 22% to 23% of revenues in future quarters as we continue the expansion of our field sales force in both the United States and Europe in 1999.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 15% from $1.1 million for the first quarter in 1998 to $1.3 million in 1999. As a percentage of revenues, general and administrative expenses decreased from 16% to 13% for these periods. The absolute increase resulted from the continued expansion of administrative resources to support our growth and needs as a newly public company. The decline as a percentage of revenues occurred as a fixed portion of our general and administrative expenses was spread over a larger revenue base. We expect our aggregate general and administrative expenses for the remainder of 1999 to be consistent with that of the first quarter of 1999.

    OTHER INCOME (EXPENSE). Other income and expense, on a net basis, decreased slightly for the first quarter in 1999 from 1998. The $0.1 million increase in interest and other income, resulting primarily from the larger balances of cash and investments during the period, was offset by $0.1 million in net foreign currency exchange losses.

    PROVISION FOR INCOME TAXES. Our effective tax rate decreased slightly from 36% for the first quarter in 1998 to 35% in 1999. We currently receive tax credits on certain R&D expenditures; in the past, these tax credits have been authorized by the U.S. Congress on a year by year basis and we have no assurance they will be available in future years. Assuming that the U.S. Congress renews the R&D tax credit legislation, we anticipate that our effective rate for 1999 will be approximately 35%.

    YEARS ENDED DECEMBER 31, 1998 AND 1997

    REVENUE. Revenue increased $6.4 million, or 26%, from $25.0 million in 1997 to $31.4 million in 1998. For these same periods, revenues in the United States increased $3.9 million, or 24%, from $16.4 million to $20.3 million, and revenue outside the United States increased $2.5 million, or 30%, from $8.5 million to $11.1 million. The overall increase in revenue was primarily attributable to continued market growth for gene cloning and expression kits and increased market penetration of Invitrogen's gene cloning and gene expression product lines. In addition, in 1998 Invitrogen's new products contributed approximately $2.5 million in revenue. Invitrogen expects that future revenues will be affected by new product introductions, competitive conditions, customer research budgets, and the rate of expansion of Invitrogen's customer base.

    GROSS MARGIN. Invitrogen's gross margin increased from $17.0 million in 1997 to $22.8 million in 1998. Gross margin as a percentage of revenues increased from 68% to 72% for these periods. Gross margin improvements during the period were primarily a result of absorbing certain manufacturing labor and overhead costs over an increased revenue base. Invitrogen believes that gross margin for future periods will be affected by sale volumes, competitive conditions, royalty payments on licensed technologies, and foreign exchange factors. Foreign currency fluctuations had a negligible impact during both periods. The functional currency of Invitrogen B.V. is the Netherlands Guilder
(NLG). The translation from Guilders to Dollars for revenue and expenses is based on the average exchange rate during the period; large increases or decreases in the spread between currencies have affected and may continue to affect gross margin and reported income. Invitrogen B.V. conducts its European business in the currencies of its significant customers. Exchange gains or losses arising from transactions denominated in these currencies are recorded using the actual exchange differences on the date of the transaction. Large increases or decreases in these currency fluctuations could also impact gross margin and reported profits.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 63% from $4.4 million in 1997 to $7.2 million in 1998. As a percentage of revenues, research and development expenses increased from 18% to 23% for these periods. The increases resulted primarily from the development of Invitrogen's high-throughput gene cloning and expression technology and greater personnel and research supplies expense as we continue to expand Invitrogen's gene cloning, expression, analysis and related products. Invitrogen believes that its research and development expenditures as a percentage of revenues will generally decline toward historical levels. There can be no assurance that Invitrogen's research and development efforts will produce products or services that achieve market acceptance or that produce acceptable margins.

    SALES AND MARKETING. Sales and marketing expenses increased 41% from $5.0 million in 1997 to $7.0 million in 1998. As a percentage of revenues, sales and marketing expenses increased from 20% to 22% for these periods. These increases resulted from the growth of Invitrogen's field sales force in the United States and Europe. Invitrogen expects to continue the expansion of its field sales force in both the United States and Europe.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 13% from $3.9 million in 1997 to $4.4 million in 1998. As a percentage of revenues, general and administrative expenses decreased from 16% to 14% for these periods. The absolute increase resulted from the continued expansion of administrative resources to support Invitrogen's growth. The decline as a percentage of revenues occurred as a fixed portion of Invitrogen's general and administrative expenses was spread over a larger revenue base. Invitrogen expects its aggregate general and administrative expenses to increase in 1999 due to the additional expenses associated with being a public company.

    OTHER INCOME (EXPENSE). Other income, principally earned interest, increased $0.2 million, from $0.3 million in 1997, to $0.5 million in 1998. This increase resulted primarily from the larger average balances of cash and cash equivalents during the later period.

    PROVISION FOR INCOME TAXES. Invitrogen's effective tax rate decreased slightly from 36% in 1997 to 35% in 1998. Invitrogen currently receives tax credits on certain R&D expenditures; in the past, these tax credits have been authorized by the U.S. Congress on a year by year basis and Invitrogen has no assurance they will be available in future years.

    YEARS ENDED DECEMBER 31, 1997 AND 1996

    REVENUES. Revenue increased $5.8 million, or 31%, from $19.1 million in 1996 to $25.0 million in 1997. Revenues in the United States increased $3.5 million, or 27%, from $12.9 million to $16.4 million, and revenue from outside the United States increased $2.4 million, or 37%, from $6.2 million to $8.5 million. The overall increase in revenue was primarily attributable to increased market penetration of Invitrogen's gene cloning and gene expression product lines. In addition, in 1997 Invitrogen's new products contributed $2.1 million in revenue.

    GROSS MARGIN. Invitrogen's gross margin increased from $13.3 million in 1996 to $17.0 million in 1997. Gross margin as a percentage of revenues decreased from 70% to 68% for these periods, primarily as a result of foreign exchange impact on revenues and to a lesser extent increased royalty payments on licensed technologies.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 66% from $2.7 million in 1996 to $4.4 million in 1997. As a percentage of revenues, research and development expenses increased from 14% to 18% for these periods. These increases resulted primarily from greater personnel and research supplies expense as Invitrogen continued the expansion of its gene cloning and expression products and the development of its high-throughput gene cloning and expression technologies.

    SALES AND MARKETING. Sales and marketing expenses increased 17% from $4.3 million in 1996 to $5.0 million in 1997. As a percentage of revenues, sales and marketing expenses declined from 22% to 20% for these periods as certain costs were spread over a larger revenue base.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses remained flat at $3.9 million in 1996 and 1997. As a percentage of revenues, general and administrative expenses decreased from 20% to 16% for these periods. During 1996, Invitrogen incurred a significant one-time expense of $0.8 million for defending and resolving licensing and patent issues with a competitor.

    OTHER INCOME (EXPENSE). Other income, primarily interest earned, increased 73% from $0.2 million in 1996 to $0.3 million in 1997, primarily from higher average cash balances.

    PROVISION FOR INCOME TAXES. Invitrogen's effective tax rate increased slightly from 35% in 1996 to 36% in 1997, reflecting changes in the utilization of tax credits.

    LIQUIDITY AND CAPITAL RESOURCES

    During the first quarter ended March 31, 1999, we generated $33 million in cash from financing activities which represents $48.6 million in net proceeds from the sale of common stock from our initial public offering offset by $15.6 million used to redeem preferred stock and pay accrued dividends. Capital expenditures for the first quarter of 1999 totaled $0.4 million and payments for intangible assets totaled $0.3 million.

    As of March 31, 1999 we had cash, cash equivalents and short-term investments totaling $39 million and working capital of $43.5 million. In June 1999 we reduced our available bank line of credit facility from $10 million to $3.0 million. The line of credit facility expires September 30, 1999, of which none was utilized at March 31, 1999. Our funds are currently invested in U.S. Treasury and government agency obligations, investment-grade commercial paper and interest and dividend-bearing securities.

    Our subsidiary, Invitrogen B.V., previously issued shares of non-voting redeemable common stock which were redeemed in April 1999 for NLG 3,150,000 or an equivalent of USD $1,544,000.

    We expect that our cash, cash equivalents, short term investments, funds from operations and interest income earned thereon, will be sufficient to fund our operations for at least two years. Our future capital requirements and the adequacy of our available funds will depend on many factors, including scientific progress in our research and development programs, the magnitude of those programs, our ability to establish collaborative and licensing arrangements, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments and future business acquisitions.

CURRENCY HEDGING AND FOREIGN CURRENCY TRANSLATION

    In the normal course of business, Invitrogen B.V. from time to time purchases exchange-traded put options on U.S. Dollars and U.K. Pounds sterling to mitigate foreign currency exposure. At March 31, 1999 outstanding options totaled $1.3 million and matured on various dates through December 1999.

    Invitrogen conducts business transactions with its subsidiary in the Netherlands and with its foreign distributors, including those in Asia, in U.S. Dollars. The functional currency for Invitrogen B.V. is the Netherlands Guilder
(NLG). The translation from NLG to the U.S. Dollar is translated for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenues and expense accounts using the average exchange rate during the period. The effects of translation are recorded as a separate component of stockholder's equity. Invitrogen B.V. conducts its business with significant customers in their local European currencies; exchange gains and losses arising from these transactions are recorded using the actual exchange differences on the date of the transaction.

YEAR 2000 EFFECT ON COMPUTER SYSTEMS

    Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, in less than one year, computer systems and/or software used by many companies in a very wide variety of applications will experience operating difficulties unless they are modified or upgraded to adequately process information involving, related to or dependent upon the century change. Some businesses may be financially affected by such computer problems.

    We believe our existing manufacturing, financial and accounting systems will be year 2000 compliant, meaning that they will be capable of distinguishing 21st century dates from 20th century dates. We are in the process of replacing our existing computer system with a new system that will also be year 2000 compliant and expect to complete implementation of the new system in the first half of 2000.

    We are in the process of testing our other internal systems, including embedded control systems in our manufacturing and storage equipment. We currently believe these systems are year 2000 compliant. We have made inquiries of our suppliers to attempt to assess their readiness for the year 2000. The failure of systems maintained by our customers, distributors, and suppliers could reduce our revenues, cause us to incur significant expenses to remedy any problems, or otherwise seriously damage our business.

    To date we have spent immaterial amounts to comply with accounting and statutory requirements regarding the year 2000. We believe that we will spend minimal additional amounts for year 2000 issues in the foreseeable future. These assessments have not been independently verified.

    If we discover year 2000 errors or defects in our internal systems, we may have to spend substantial amounts in making repairs. These errors may result in the temporary failure of our manufacturing, accounting and financial systems, which in turn would delay the taking and processing of orders for perhaps 3-5 days. In case of such errors we plan to rely upon our current computer systems which we will maintain as a backup system after our new system is installed.

ISSUES RELATED TO THE EUROPEAN MONETARY CONVERSION

    On January 1, 1999, certain member states of the European Economic Community, including the Netherlands, fixed their respective currencies to a new currency, the Euro. On that day, the Euro became a functional legal currency within these countries. During the three years beginning on January 1, 1999, business in these EEC member states will be conducted in both the existing national currency, such as the Netherlands Guilder, French Franc or Deutsche Mark, and the Euro. Companies operating in or conducting business in EEC member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling the existing currencies, as well as the Euro. We are still assessing the impact that the Euro will have on our internal systems and products. While we believe our enterprise-wide financial and manufacturing information systems will be Euro compliant, we have not tested these systems. We have not determined the costs related to any problems that may arise in the future. Any such problems may materially adversely affect our business, operating results and financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    See discussion under Currency Hedging and Foreign Currency Translation in the Management Discussion and Analysis for quantitative and qualitative disclosures about market risk.

FORWARD-LOOKING STATEMENTS

    The Invitrogen Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to trends in revenues, expenses and net income, and are therefore prospective. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "project," and "continue" or similar words. You should read statements that contain these words carefully because they:

    - Discuss our future expectations;

    - Contain projections of our future results of operations or of our financial condition; and

    - State other "forward-looking" information.

    Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, those listed under "Risk Factors" on page 20.

    The above Invitrogen Management's Discussion and Analysis should be read in conjunction with the consolidated financial statements and notes thereto included in Invitrogen's Prospectus, as amended, and March 31, 1999 Form 10-Q filed with the Securities and Exchange Commission in 1999.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table provides information concerning directors and executive officers of Invitrogen as of July 8, 1999:

NAME                              AGE                               POSITION
----------------------------      ---      ----------------------------------------------------------
Lyle C. Turner..............          46   President, Chief Executive Officer and Chairman of the
                                             Board of Directors

James R. Glynn..............          52   Senior Vice President, Corporate Development, Chief
                                             Financial Officer and Director

Donald W. Grimm.............          57   Director

Kurt R. Jaggers(1)(2).......          40   Director

Bradley G. Lorimier.........          54   Director

Jay M. Short, Ph.D.(2)......          41   Director

Lewis J. Shuster(1).........          44   Director

------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

    LYLE C. TURNER, a founder of Invitrogen, has served as President, Chief Executive Officer and Director since February 1988. Previously, Mr. Turner served as Director of Sales and Marketing at Stratagene, a life science research company, from January 1987 through February 1988, and as Technical Sales Specialist at Boehringer Mannheim Corp., a pharmaceutical company, from June 1985 to January 1987. From September 1981 through May 1985, Mr. Turner worked at Syntro Corporation, an animal health company, at which his final position was Manager of Business Development. Mr. Turner received his B.A. in Chemistry from the University of California, San Diego.

    JAMES R. GLYNN has served as Senior Vice President, Corporate Development, Chief Financial Officer and Director of Invitrogen since June 1998 and served as Director in 1995. From July 1995 to May 1997 he served as Senior Vice President and Chief Financial Officer and from May 1997 to July 1998 as Chief Operating Officer, Chief Financial Officer and Director of Matrix Pharmaceutical, Inc., a company focusing on the treatment of cancer. Mr. Glynn served as Executive Vice President, Chief Financial Officer and Director of Mycogen Corporation, an agribusiness and biotechnology company, from April 1987 to February 1995. From 1982 to 1987 Mr. Glynn was Vice President, Finance and Treasurer of Lubrizol Enterprises, Inc., a venture development company. He is currently a Director of Matrix Pharmaceutical, Inc. in addition to his positions with Invitrogen. Mr. Glynn received his B.B.A. in Accounting from Cleveland State University.

    DONALD W. GRIMM has served as a Director of Invitrogen since June 1998. From September 1995 to March 1998 Mr. Grimm was Managing Director, West Coast for Copenhagen Capacity, a Danish trade group focused on biotechnology and medical devices. Since June 1995 he has served as Chairman of the Board and President of Strategic Design, a strategic planning and consulting company. He was a Director of MedNet M.P.C. Corp., a medical services company from November 1997 to December 1997. Mr. Grimm retired from Eli Lilly & Company, a research-based pharmaceutical company, in 1993 after 23 years of service. Mr. Grimm held positions at Eli Lilly as Director of Worldwide Pharmaceutical Pricing, Director of Pharmaceutical Market Research, and Director of Sales. From September 1987 to December 1993, Mr. Grimm served as President, CEO and Chairman of Hybritech, Inc., a company involved in physical and biological research. For the six month period between June 1994 and December 1994, Mr. Grimm served as President, CEO and Director of Telios Pharmaceuticals, a pharmaceutical and medical device company. Telios and MedNet filed petitions for bankruptcy after Mr. Grimm's resignation from those companies. Mr. Grimm received his B.S. in Pharmacy and M.B.A. from the University of Pittsburgh. Mr. Grimm is currently a Director of several private companies and non-profit organizations.

    KURT R. JAGGERS has served as a Director of Invitrogen since June 1997. Mr. Jaggers has served as a Managing Director of TA Associates, Inc., an equity investment firm, since January 1997. He has also served as a Principal for TA Associates from 1993 to 1996, and as Vice President of that firm from 1990 to 1992. Mr. Jaggers attended Stanford University, receiving B.S. and M.S. degrees in Electrical Engineering, and an M.B.A. He is currently a Director of JDA Software Group, Inc., a software development company, as well as several private companies.

    BRADLEY G. LORIMIER has served as a Director of Invitrogen since November 1998. Mr. Lorimier has been retired since July 1997. From March 1994 to June 1997 Mr. Lorimier served as Senior Vice President, Business Development and Director of Human Genome Sciences, Inc., a biotechnology company. From July 1991 to March 1994 Mr. Lorimier served as Vice President, Corporate Development of Ortho-McNeil Pharmaceutical, Inc., a subsidiary of Johnson & Johnson, a pharmaceutical manufacturing company. He is also currently a Director of Matrix Pharmaceutical, Inc. as well as several private companies.

    JAY M. SHORT has served as a Director of Invitrogen since February 1995. From September 1994 to the present Dr. Short has served as President, Chief Technology Officer and Director of Diversa Corporation, a biotechnology research company. From September 1985 to September 1994 Dr. Short held various positions at Stratagene including Vice President, Research and Development & Operations and Senior Staff Scientist. Previously, he was President of Stratacyte Inc., a molecular biology company. Dr. Short received his Ph.D. in Biochemistry from Case Western Reserve University. Dr. Short is currently a Director of StressGen Biotechnologies Corporation, a biopharmaceutical company.

    LEWIS J. SHUSTER has served as a Director of Invitrogen since June 1998. Mr. Shuster is presently President and Chief Operating Officer of Pharmacopeia Laboratories, an operating unit of Pharmacopeia, Inc., a pharmaceutical and biotechnical research company, a position he has held since February 1999. From November 1994 to February 1999 Mr. Shuster served as Executive Vice President and Chief Financial Officer of Pharmacopia, Inc. From September 1992 to November 1994 Mr. Shuster served as Executive Vice President, Operations and Finance of Human Genome Sciences, Inc., a pharmaceutical company. Mr. Shuster received his M.B.A. from Stanford University Graduate School of Business and his B.A. from Swarthmore College. He is currently a Director of US Biomaterials Corporation, a private biomedical company.

    Invitrogen currently has authorized between five and nine directors with the current number set at eight. Invitrogen's certificate of incorporation provides that effective upon the closing of Invitrogen's initial public offering, offering the terms of office of the directors were divided into three classes. The terms of Class I, Class II and Class III directors expire at the annual meeting of stockholders held in 2000, 2001 and 2002, respectively, or at special meetings held instead of such annual meetings. At each annual meeting of stockholders after the initial classification, or special meetings held instead, the successors to directors whose terms will then expire will be elected to serve until the third annual meeting following their election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Invitrogen.

BOARD COMMITTEES

    The board of directors has established an Audit Committee and a Compensation Committee. The Audit Committee, which consists of Mr. Jaggers and Mr. Shuster, reviews the results and scope of the annual audit and meets with Invitrogen's independent auditors to review Invitrogen's internal accounting policies and procedures. The Compensation Committee, which consists of Mr. Jaggers and Dr. Short, makes recommendations to the board of directors with respect to Invitrogen's general and specific compensation policies and practices and administers Invitrogen's 1997 Stock Option Plan and 1995 Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In March 1997 Invitrogen made an initial investment of $500,000 to acquire shares of preferred stock and a warrant to purchase shares of preferred stock of MorphaGen, Inc., a start-up company engaged in the business of researching and developing Morphatides, a special type of nucleic acid. The President of MorphaGen, Heidi Short, is the spouse of Dr. Short, a member of the board of directors of Invitrogen. During 1997, Invitrogen performed research services for MorphaGen for which it was paid approximately $81,000. In November 1998, Invitrogen acquired all of the outstanding shares of MorphaGen not already owned by Invitrogen in exchange for a grant of an option to purchase 50,000 shares of Invitrogen common stock to Heidi Short, payment of royalties contingent upon certain milestones, the assumption of outstanding options of MorphaGen employees and the assumption of certain liabilities. MorphaGen was dissolved as a separate corporate entity in 1999. Dr. Short's father, Roy Short, receives royalties of approximately $100,000 per year from sales relating to Invitrogen's DNA DipStick product line and electroporation cuvettes. There were no other interlocks or other relationships among Invitrogen's executive officers and directors that are required to be disclosed under applicable executive compensation disclosure requirements.

COMPENSATION OF DIRECTORS

    Invitrogen does not currently provide cash compensation to directors for services as directors, other than to Dr. Short, who receives up to $1,500 per meeting and Mr. Grimm who receives up to $750 per meeting, both pursuant to preexisting agreements. Directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Since November 19, 1998, directors who are not employees of Invitrogen receive annual grants of options to purchase 10,000 shares of common stock in accordance with the 1997 Stock Option Plan. Options to purchase 30,000 shares of common stock were granted to non-employee directors of Invitrogen during Invitrogen's fiscal year ended December 31, 1998.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    Invitrogen has adopted provisions in its certificate of incorporation, permitted by Delaware General Corporation Law, which provide that directors of Invitrogen shall not be personally liable for monetary damages to Invitrogen or its stockholders for a violation of the directors' duty to act with care and in the best interests of the shareholders, except for liability:

    - For acts or omissions that are not in good faith, are deliberately improper or are known to be illegal

    - Under Section 174 of the Delaware Law relating to improper dividends or distributions

    - For any transaction from which the director obtained an improper personal benefit

    Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Invitrogen's bylaws authorize Invitrogen to indemnify its officers, directors, employees and agents to the extent permitted by the Delaware Law.
Section 145 of the Delaware Law empowers Invitrogen to enter into indemnification agreements with its officers, directors, employees and agents. Invitrogen has entered into separate indemnification agreements with its directors and executive officers which may, in some cases be broader than the specific indemnification provisions contained in the Delaware Law. The indemnification agreements may require Invitrogen, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of status or service as directors or executive officers and to advance expenses they spend as a result of any proceeding against them as to which they could be indemnified.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Invitrogen where indemnification will be required or permitted, and Invitrogen is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to or earned by Invitrogen's Chief Executive Officer and Invitrogen's other executive officers each of whose aggregate compensation during the fiscal year ended December 31, 1998 exceeded $100,000. Mr. Glynn joined Invitrogen on July 1, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                      ANNUAL COMPENSATION
                                                                          -------------------------------------------
                                                                                                   SHARES OF COMMON
                                                                                                  STOCK ISSUABLE UPON
NAME AND 1998 PRINCIPAL POSITION                                 YEAR       SALARY     BONUS($)   EXERCISE OF OPTIONS
-------------------------------------------------------------  ---------  ----------  ----------  -------------------
Lyle C. Turner ..............................................       1998  $  285,601  $  270,998               --
  President and Chief Executive Officer

James R. Glynn ..............................................       1998     136,146     123,125          250,000
  Senior Vice President and Chief Financial Officer

1998 OPTION GRANTS

    The following table contains information about the stock option grants in 1998 to the executive officers described in the first sentence of "Executive Compensation." The table is based on an aggregate of 1,233,500 options granted by Invitrogen during 1998 to employees of and consultants to Invitrogen. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors.

                       OPTION GRANTS IN FISCAL YEAR 1998

                                                     INDIVIDUAL GRANTS
                               --------------------------------------------------------------
                                                                                                 POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED ANNUAL
                                NUMBER OF                                                        RATES OF STOCK PRICE
                               SECURITIES        % OF TOTAL                                    APPRECIATION FOR OPTION
                               UNDERLYING    OPTIONS GRANTED TO     EXERCISE OR                          TERM
                                 OPTIONS        EMPLOYEES IN        BASE PRICE    EXPIRATION   ------------------------
NAME                           GRANTED(1)        FISCAL YEAR          ($/SH)         DATE          5%          10%
-----------------------------  -----------  ---------------------  -------------  -----------  ----------  ------------
James R. Glynn...............     250,000              20.3          $    5.60       7/01/08   $  880,000  $  2,230,000

------------------------

(1) Options are granted under Invitrogen's 1995 and 1997 Stock Option Plans. Such options expire ten years from the date of grant, or earlier upon termination of employment.

    Amounts reported in the Potential Realizable Value column above represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the stock price on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the time of such exercise and the future performance of Invitrogen's common stock.

YEAR-END VALUES

    The table below provides information about the number and value of options held by the executive officers described above at December 31, 1998. Since there was no public trading market for Invitrogen common stock as of December 31, 1998, the values of in-the-money options have been calculated on the basis of $15.00 per share, the Invitrogen board's good faith determination of the fair market value of a share of Invitrogen's common stock during Invitrogen's initial public offering, less the applicable exercise price.

                             YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                             OPTIONS AT DECEMBER 31,     IN-THE-MONEY OPTIONS AT
                                                                       1998                 DECEMBER 31, 1998
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
James R. Glynn............................................      70,833        179,167    $ 665,830    $ 1,684,170

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

    On March 31, 1999 Invitrogen entered into severance agreements with two of its executive officers, Joseph Fernandez and Theodore DeFrank, pursuant to their resignations. Under those agreements, each officer receives monthly severance pay at their regular salary rate on the date of the agreements; Mr. DeFrank for six months, Mr. Fernandez for twelve months. Each officer additionally entered into consulting agreements with Invitrogen, for nine months and twelve months respectively.

                              CERTAIN TRANSACTIONS

    In December 1998, Invitrogen accepted a note receivable from Mr. Turner in the amount of $150,000. The note is secured by a pledge of common stock, is due in December 1999 and bears interest of 6.5%.

    During 1997 and 1998, Invitrogen leased an airplane from Turner Aviation, a company controlled by Mr. Turner, for $7,200 per month. Invitrogen had also advanced $150,000 to Turner Aviation to assist in the acquisition of the plane. The lease agreement terminated in February 1999, upon the closing of Invitrogen's initial public offering. The advance was repaid through the December 1999 note receivable described above.

    Invitrogen has entered into indemnification agreements with each of its officers and directors containing provisions which may require us, among other things, to indemnify its officers and directors against liabilities that may arise by reasons of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Invitrogen also intends to execute such agreements with its future directors and executive officers.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information concerning the beneficial ownership of the shares of our common stock as of July 2, 1999, by:

    - Each person Invitrogen knows to be the beneficial owner of 5% or more of the outstanding shares of common stock, together with the affiliates of such person;

    - Each executive officer listed in the Summary Compensation Table;

    - Each director of Invitrogen, who, where applicable, is listed under the name of the principal stockholder with which he is affiliated; and

    - All executive officers and directors of Invitrogen as a group.

    Except in cases where community property laws apply or as indicated in the footnotes to this table, Invitrogen believes that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. The address of the individuals listed below is the address of Invitrogen appearing on the cover of the registration statement of which this prospectus is part.

                                                                   SHARES BENEFICIALLY OWNED    SHARES THAT MAY BE
                                                                                                ACQUIRED WITHIN 60
                                                                   -------------------------           DAYS
BENEFICIAL OWNER                                                     NUMBER     PERCENT(1)       OF JULY 2, 1999
-----------------------------------------------------------------  ----------  -------------  ----------------------
Lyle C. Turner(2)................................................   4,678,142         34.8%                 --
Joseph M. Fernandez(3)...........................................   1,888,369         13.9             159,607
TA Associates(4).................................................   1,702,942         12.7                  --
  Kurt R. Jaggers
  TA Associates, Inc.
  125 High Street Tower, Suite 2500
  Boston, Massachusetts 02110
ESOP Trust Fund(5)...............................................   1,203,499          9.0                  --
  1600 Faraday Avenue
  Carlsbad, California 92008
Jay M. Short(6)..................................................     122,400            *              97,400
James R. Glynn...................................................     104,369            *             104,165
Donald W. Grimm..................................................      23,000            *              20,000
Lewis J. Shuster.................................................      15,000            *              15,000
Bradley G. Lorimier..............................................       7,500            *               7,500
All Directors and Executive Officers as a group (seven
  persons)(7)....................................................   8,541,722         61.7%            403,672

------------------------

 *  Less than 1%.

(1) Percentage of ownership is based on: 13,430,650 shares of common stock outstanding as of July 2, 1999. Shares of common stock that an individual or group has the right to acquire within 60 days of July 2, 1999, pursuant to the exercise of options are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) Mr. Turner is President, Chief Executive Officer, and Chairman of the board of directors of Invitrogen. Includes 162,645 shares held of record by the ESOP as to which Mr. Turner holds a pecuniary interest.

(3) Includes 113,421 shares held of record by the ESOP as to which Mr. Fernandez holds a pecuniary interest.

(4) Includes 1,410,304 shares held by TA/Advent VIII, L.P., 264,432 shares held by Advent Atlantic and Pacific III, L.P., and 28,206 shares held by TA Venture Investors L.P. TA/Advent VIII, L.P., Advent Atlantic and Pacific III, L.P. and TA Venture Investors L.P. are part of an affiliated group of investment partnerships referred to collectively as TA Associates Group. The general partner of TA/Advent VIII, L.P. is TA Associates VIII LLC. The general partner of Advent Atlantic and Pacific III, L.P. is TA Associates AAP III Partners. The general partner of each of TA Associates VIII LLC. and TA Associates AAP III Partners is TA Associates, Inc. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all of the shares held of record by the named investment partnerships, with the exception of those shares held by TA Venture Investors, L.P.; individually, no stockholder, director or officer of TA Associates, Inc., is deemed to have or share such voting or investment power. Principals and employees of TA Associates, Inc., including Mr. Jaggers, a director, comprise the general partners of TA Venture Investors, L.P. In such capacity, Mr. Jaggers may be deemed to share voting and investment power with respect to the 28,206 shares held of record by TA Venture Investors, L.P. Mr. Jaggers disclaims beneficial ownership of such shares.

(5) As trustee of Invitrogen's ESOP Trust Fund, Mr. Turner has certain voting and investment power with respect to the 1,203,499 shares held of record by the ESOP. Mr. Turner disclaims beneficial ownership of such shares, except with respect to the 162,645 shares in the ESOP as to which Mr. Turner holds a pecuniary interests.

(6) Includes options to purchase 5,000 shares held of record by Dr. Short's spouse.

(7) Includes 276,066 shares held by an entity affiliated with Mr. Turner as described in Note (5) above.

                                 NOVEX BUSINESS

    Given that both Invitrogen and NOVEX supply products used to assist molecular biology research, there is a significant overlap between the scientific basis for both Invitrogen's and NOVEX's products, as well as other similarities in industry trends facing both companies. To avoid restating material already outlined in the Invitrogen Business section, where this Joint Proxy Statement/Prospectus indicates information was "described previously," or "previously identified," the description of that information is continued in the Invitrogen Business section.

NOVEX

    NOVEX develops, manufactures and markets research electrophoresis products in pre-made or kit form to business, academic and government customers. NOVEX's products improve the speed, reliability and convenience of polyacrylamide gel electrophoresis, a technique that is an integral part of the molecular biology activities that underlie functional genomics and gene-based drug discovery. NOVEX's products allow researchers to perform experiments more accurately, efficiently and with greater reproducibility compared to traditional electrophoresis methods. NOVEX's pre-cast gels eliminate the time required to make gels in the laboratory, resulting in savings of 1-2 hours every time a gel is purchased from NOVEX rather than made by the researcher.

    As described previously, based on independent market studies, researchers' 1998 purchases of molecular biology products and supplies amounted to over $1.4 billion. NOVEX believes that pre-cast electrophoresis gels and related products represent a rapidly emerging segment of this overall market. NOVEX expects that the market for pre-cast gels and related electrophoresis products will continue to expand due to factors previously mentioned, namely the increases in government funding, availability of sequencing data, use of automation and investment in commercial research. NOVEX and its subsidiaries offer over 450 products that researchers use as part of their molecular biology research activities. NOVEX designs electrophoresis products that simplify and speed up traditional electrophoresis methods.

    NOVEX purchased the Serva fine chemicals and reagents product line from Boehringer Ingelheim in early 1998. This acquisition brought to the company new technologies and capabilities that extend NOVEX's technology further into areas such as two dimensional or 2D electrophoresis. Serva is one of the few companies in the world that makes ampholytes immobilized in gels coated on plastic film--a desirable component for the first stage of 2D electrophoresis. NOVEX believes this platform technology fits very well with its existing technologies, and will open up avenues for new product development.

SCIENTIFIC OVERVIEW

    The scientific overview of NOVEX's market, i.e. molecular biology, begins with the same basic concepts as that previously discussed in connection with Invitrogen. Of particular importance to NOVEX are the study of proteins and nucleic acids (DNA and RNA). As described previously, proteins and their interactions are responsible for all of the biochemical and physical properties of a cell, as well as the variations among different types of cells. Proteins take various forms including enzymes, hormones, antibodies and receptors. Genes made up of nucleic acids code for proteins. The entire spectrum of proteins expressed by an organism or cell is called its proteome. Proteomics is the term used for the study of the proteome.

    Each of the five molecular biology techniques previously identified, namely gene identification, gene cloning, gene expression and gene analysis, generates data and results that are used in subsequent techniques in the list. Ultimately, gene analysis provides information about additional genetic material that should be sequenced. Each of the techniques utilizes electrophoresis at some stage as a tool to visualize the results of the experiment.

    Gel electrophoresis is a process by which a mixture of proteins or nucleic acids can be quickly separated on the basis of size or charge. A porous gel matrix slab is used as a "sieve." An electrical charge is used to propel the mixture of molecules through the sieve. As the proteins or nucleic acids move through the gel, smaller molecules travel further through the gel than larger molecules. Depending on their size, the molecules are trapped at different levels in the gel to form a series of discrete bands. By controlling the porousness of the gel, the researcher can optimize the separation for a particular range of sizes.

    Electrophoresis is a fast, easy-to-use method of visualizing the results of molecular biology experiments. For example, visualizing the results of a protein expression experiment is important to verify that the desired protein is indeed being expressed. Two-dimensional, or 2D, electrophoresis is a powerful separation tool widely used in the rapidly growing field of proteomics research. A unique advantage of electrophoresis is that, after the proteins or nucleic acids have been separated, they can easily be recovered from the gel for further investigation or for use in subsequent experiments. This is not the case with most instrumental methods of separation.

    With the speed, effectiveness and convenience of pre-cast electrophoresis products, it is commonplace for scientists to use electrophoresis to check their work at several points during an extended experiment involving protein or nucleic acid manipulation. It is a flexible technique that does not require a significant investment in hardware, requires little or no method development, and is reliable and robust under widely diverse sample conditions. A simple apparatus is used to hold one or two gels in place. Multiple samples can be run in parallel on a single gel for higher throughput and side-by-side comparison of results.

    NOVEX's core product line is made up primarily of electrophoresis, detection and analysis tools. In particular NOVEX provides tools for these commonly-used research techniques:

    PROTEIN ELECTROPHORESIS. Protein electrophoresis is typically conducted using sodium dodecyl sulfate polyacrylamide gel electrophoresis (SDS-PAGE). SDS is a negatively charged compound that binds tightly to, and imparts a uniform negative charge to all proteins. This charge provides the force that drives the proteins through the gel and ensures a separation based only on size. A molecular weight standard, which is a mixture of proteins of known molecular weight, is run in a lane on the same gel as the unknown sample. By comparing the migration distances, one can determine the approximate molecular weight of the unknown protein.

    Alternatively, isoelectric focusing (IEF) is used to separate proteins on the basis of their native charge. Proteins are made up of amino acids, some of which contain charged functional groups. Each protein has a natural isoelectric point, the pH at which it carries a neutral charge, as a result of its unique amino acid composition. In order to separate two proteins with the same molecular weight, the proteins are first separated on the basis of charge (IEF), then separated again on the basis of molecular weight (SDS-PAGE). This is known as 2D electrophoresis and is the basis of proteomics research.

    In IEF, a mixture of compounds carrying a spectrum of charges known as ampholytes is either added to the gel matrix or immobilized within the gel matrix. When an electrical charge is applied, the proteins organize themselves linearly within the gel according to their relative charge. Proteins with higher isoelectric points will form bands on one end of the gel and proteins with lower isoelectric points will form bands at the other end of the gel.

    GEL VISUALIZATION. The gel containing the separated or "resolved" proteins must be stained to visualize the proteins. This allows the researcher to determine the molecular weight and purity of the sample. Various stains are used that have different levels of sensitivity and specificity. The gel can then be dried and saved as a permanent record of the experiment, or a gel documentation system can be used to photograph the results and store them in digital form for analysis.

    WESTERN BLOTTING. Alternatively, the proteins can be transferred from the gel to a membrane in a process called western blotting. The proteins on the membrane are then exposed to antibodies specific to the protein of interest or to a specific "tag" that has been intentionally incorporated into an expressed protein. This allows the scientist to identify the presence of a specific protein from within a highly complex mixture. In addition, the separated proteins can be recovered from the gel or the membrane for further analysis such as protein sequencing or mass spectrophotometry.

    NUCLEIC ACID ELECTROPHORESIS. Nucleic acid electrophoresis may also be conducted using a polyacrylamide gel matrix. In DNA sequencing, polyacrylamide gels ranging in lengths up to 40cm long are used to separate the results of a DNA sequencing reaction. Small format (10x10 cm or 10x12 cm) polyacrylamide gels are also used for nucleic acid analysis. These gels are used when accurate, sensitive visualization of small DNA or RNA fragments is required, for example, when analyzing PCR products.

    Nucleic acid electrophoresis is more commonly performed using agarose as the gel matrix. Agarose has lower resolving power than polyacrylamide and is typically used for separating large DNA fragments. Examples include analysis of plasmid preparations and restriction digestions. DNA fragments can be recovered from the gel for subsequent cloning into a vector. Agarose gels are easier to make than polyacrylamide gels, however the stains are hazardous and require special handling.

MARKET OVERVIEW

    NOVEX expects that the market for electrophoresis products will keep pace with the market for gene cloning, expression and analysis kits. Several factors are driving market growth for molecular biology kits and the closely linked electrophoresis products, including those previously listed in the discussion of Invitrogen's business:

    - INCREASED GOVERNMENT FUNDING;

    - HIGH-THROUGHPUT SEQUENCING AND GENOME SEQUENCING PROJECTS;

    - PROLIFERATION OF HIGH-THROUGHPUT MOLECULAR BIOLOGY TECHNIQUES; AND

    - ACCELERATED INVESTMENT IN COMMERCIAL RESEARCH.

    We believe at least one significant additional factor will drive the market for NOVEX's products:

    - PROTEOMICS PROJECTS. Proteins are responsible for most of the biochemical and physical properties of a cell, as well as the variations among different cells. 2D electrophoresis is a new enabling technology that is facilitating proteomics studies in the drug discovery process. It enables researchers to relate genomic or nucleic acid information to specific proteins. As the interest in the study of proteomics grows, the demand for higher quality electrophoresis products will grow, including isoelectric focusing and high-resolution polyacrylamide gels.

NOVEX TECHNOLOGY AND CAPABILITIES

    Making and running polyacrylamide gels in a research laboratory is generally time consuming, requires the use of hazardous materials and requires significant expertise to produce high quality, reliable gels. Gradient gels and isoelectric focusing gels are particularly difficult to make consistently. For example, the conventional method requires researchers to first assemble two glass plates together with spacers and tape. Then, a mixture of acrylamide and cross-linker is made, catalysts are added and the solution is carefully poured between the glass plates, making sure it is poured evenly and does not leak through the tape. The gel must then be left to polymerize for up to two hours before it is ready for use. NOVEX's pre-cast gels eliminate the time required to make gels in the laboratory, resulting in savings of 1-2 hours every time a gel is purchased from NOVEX rather than made by a researcher. NOVEX has developed a complete line of pre-cast gels that eliminates this entire gel casting procedure. Other NOVEX products such as the SilverXpress gel staining kit, the SeeBlue ready-to-use

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standards, and the WesternBreeze pre-optimized western blotting kits make other electrophoresis-related processes faster and easier, while providing better performance than products that researchers can make on their own.

    NOVEX has significant expertise in identifying and developing new techniques and technologies that could be simplified and improved by their development as kits. NOVEX has a consistent track record of identifying new technologies, applying for the necessary patents and rapidly introducing new or enhanced products based on those technologies to the market. NOVEX has an established business development function, headed by an individual with significant experience in electrophoresis technology. In addition, NOVEX's sales and technical service representatives have strong science backgrounds and work with NOVEX customers to identify emerging techniques and potential new product opportunities. Since the beginning of 1997, NOVEX's new product teams have introduced two major new product lines. NOVEX expects that its WesternBreeze western blotting kit, specific for rabbit and mouse antibodies, will open up avenues within this large market, and that its QuickPoint gel will allow further expansion into the fast growing nucleic acid analysis market.

BUSINESS STRATEGY

    NOVEX's business strategy is to develop and market a comprehensive portfolio of products based on its expertise in electrophoresis technologies. NOVEX's business strategy includes the following key elements:

    - MAINTAIN AND ENHANCE LEADERSHIP POSITION IN THE PRE-CAST ELECTROPHORESIS GEL AND ELECTROPHORESIS ACCESSORIES MARKET. NOVEX believes it is a worldwide leader in the pre-cast gel electrophoresis market and that the competitive advantages offered by its proprietary products, such as NuPAGE pre-cast gels, will allow it to capture additional market share. Continued conversion of current pre-cast and pour-your-own gel users to NuPAGE will strengthen NOVEX's leadership position in this market.

    - DEVELOP NEW PRODUCTS AND MARKETS BASED ON CORE EXPERTISE. NOVEX will continue to develop and launch novel product lines related to electrophoresis such as western blotting and products for proteomics research. For example, NOVEX has utilized its capabilities in electrophoresis to launch the WesternBreeze complete western blotting kit. In addition, NOVEX has introduced QuickPoint, a new format gel for ultra-fast nucleic acid analysis. By continuing to introduce new, complementary products, NOVEX believes it can enhance its position in its current core markets while developing additional high-growth market segments.

    - CAPTURE ADDITIONAL VALUE THROUGH PARTNERSHIPS OR ACQUISITIONS OF COMPLEMENTARY COMPANIES OR TECHNOLOGIES. NOVEX will continue to investigate alternative means of acquiring complementary products that will add value to the NOVEX product line.

NOVEX PRODUCTS

    NOVEX and its subsidiaries currently offer over 450 products, not including the fine chemicals line. In the electrophoresis line there are ten different gel chemistries, with a total of 37 different

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percentages, a selection of six well formats and two gel thicknesses. There are over 180 types of pre-cast gels from which to choose.

                                PRE-CAST POLYACRYLAMIDE GELS

NuPAGE............................  NuPAGE gels can be used in place of Tris Glycine and
                                    Tricine gels for SDS-PAGE. These patented gels provide
                                    superior resolution, run in half the time of
                                    conventional gels and have a one-year shelf life. The
                                    choice of five gel percentages and two buffer types
                                    provides researchers with all of the flexibility of 15
                                    TG and Tricine gels. NuPAGE gel stability allows ambient
                                    temperature shipping and room temperature storage.

Tris Glycine......................  TG gels are available in 12 different percentages. These traditional Laemmli-type gels are used for SDS-PAGE. TG
                                    gels have a refrigerated shelf life of 3-4 months.

Tricine...........................  Tricine gels are available in three different percentages. They provide excellent separation of small
                                    peptides and are often used to prepare proteins for
                                    sequencing.

Isoelectric Focusing..............  NOVEX supplies pH 3-7 and pH 3-10 pre-cast IEF gels in the standard vertical 10x10 cm format, as well as in a
                                    horizontal format, which allows up to 43 samples to be
                                    run simultaneously.

Zymogram..........................  Zymogram gels are used to determine the molecular weight of proteases. Proteases play an important role in cancer
                                    and HIV infection.

TBE...............................  Tris borate EDTA (TBE) gels are used to provide high-
                                    resolution separation of double-stranded DNA fragments
                                    such as PCR products. They are also widely used to
                                    conduct single-stranded conformational polymorphism
                                    (SSCP) studies to detect single point DNA mutations.

TBE-Urea..........................  TBE-Urea gels are used to separate single-stranded DNA or RNA fragments. They are used to check oligonucleotide
                                    synthesis reactions and the results of IN VITRO
                                    transcription studies.

DNA Retardation...................  These gels are formulated for use in gel mobility shift assays, a common method for identifying and
                                    characterizing DNA-protein interactions. The DNA-protein
                                    complex can be extracted from the gel for further study.

QuickPoint........................  These ultra thin, polyacrylamide gels are used for the rapid separation of single-stranded DNA for sequencing.
                                    They need only 15 minutes to run, compared to three
                                    hours for conventional sequencing gels. QuickPoint gels
                                    are useful for analyzing the results of RNase Protection
                                    Assay experiments and for running short DNA sequences
                                    from site-directed mutagenesis and differential display
                                    experiments.

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
                                   WESTERN BLOTTING KITS

WesternBreeze.....................  This complete kit provides all of the components required for western blotting. Kit components have been
                                    optimized to provide low background and high
                                    sensitivity.

                                 INSTRUMENTS AND APPARATUS

XCell II Mini-Cell................  This apparatus holds gels and buffers during an electrophoresis run.

Blotting Apparatus................  This apparatus is used for western blotting.

Serva Blue Horizon................  This apparatus is used to run horizontal pre-cast IEF gels.

PowerEase 500.....................  This unique power supply is pre-programmed for use with various pre-cast gel types and allows the user to print
                                    out the results of the run.

                               STANDARDS, STAINS AND BUFFERS

Standards.........................  NOVEX makes three protein standards used during electrophoresis to determine the approximate molecular
                                    weights of proteins in a sample. Mark12 was the first
                                    ready-to-use protein standard that did not require
                                    dilution or pretreatment. SeeBlue is a broad range
                                    pre-mixed pre-stained standard. Multi-Mark is a
                                    multi-colored standard that is particularly useful for
                                    western blotting. In addition, NOVEX makes a liquid mix
                                    pI 3-10 IEF marker for determining the isoelectric point
                                    of proteins.

Staining..........................  NOVEX manufactures an ultra-sensitive silver staining kit, a colloidal Coomassie staining kit and provides
                                    Coomassie stain in tablet form. NOVEX OEMs SYBR Green I
                                    and II stains from Molecular Probes, Inc.

Pre-Mixed Buffers.................  NOVEX supplies pre-mixed running, sample and transfer buffers for NuPAGE, Tris-Glycine, Tricine, IEF and TBE
                                    gels. Each buffer provides a convenient way to ensure
                                    high-quality, consistent results.

Ampholytes........................  NOVEX offers over 20 ampholyte solutions including broad range (more than 3 pH units) narrow range (2-3 pH units)
                                    and ultra narrow range (1 pH unit) pH fractions that
                                    allow scientists to make their own IEF gels. NOVEX is
                                    one of the few companies that market ampholytes, an
                                    essential component of IEF gels.

                                ELECTROPHORESIS ACCESSORIES

Gel Drying Products...............  NOVEX carries a line of easy-to-use gel drying products.

Gel Fix...........................  NOVEX is one of two companies that manufacture films for attachment of agarose or polyacrylamide gels to a film
                                    backing for better handling of ultra thin gels.

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
                                       FINE CHEMICALS

                                    Serva, NOVEX's Heidelberg, Germany subsidiary, is a
                                    wholesaler of over 1,000 fine chemicals including
                                    antibiotics, cell culture media, enzymes and ion
                                    exchange resins. Serva both formulates and repackages
                                    these fine chemicals and electrophoresis reagents.

TECHNOLOGY AND PRODUCT DEVELOPMENT

    NOVEX is focusing its technology and product development on expanding its existing product lines and developing innovative new products in areas where it has expertise and has identified substantial unmet market needs. NOVEX seeks to introduce products that can be manufactured and marketed profitably by continuing to develop products that are not regulated by government agencies such as the Food and Drug Administration. NOVEX's employees actively stay abreast of industry developments to identify and acquire innovative technologies from researchers and research institutions throughout the world.

    NOVEX spent $1.6 million, $1.5 million and $1.3 million on research and development activities in 1999, 1998 and 1997 respectively. No portion of this investment in research and development was sponsored by NOVEX's customers. See "NOVEX Management's Discussion and Analysis" below.

SALES AND MARKETING

    NOVEX currently has an active sales and marketing presence in over 20 countries throughout the world. NOVEX and its subsidiary NOVEX Electrophoresis GmbH (Frankfurt, Germany) sell NOVEX products directly to its customers in the United States, Germany, the United Kingdom, Austria, Ireland and Switzerland. Excluding Serva distributors, NOVEX utilizes specialized distributors in approximately 15 other countries. The are approximately 50 distributors for Serva products. Both groups are made up predominantly of independent distributors who also market research products for other companies, including some products that are competitive with NOVEX's offerings. As of July 2, 1999, NOVEX employed 40 people in its worldwide sales and marketing departments to market NOVEX products and provide customer support and service.

    NOVEX's sales strategy is to hire salespeople with a scientific background and a minimum of three years experience selling to the life science market. NOVEX's marketing departments in NOVEX's U.S. and European headquarters combine various types of media and methods to inform customers of new product developments and enhancements to existing products. NOVEX advertises in prominent scientific journals, publishes a yearly catalog, a newsletter and conducts direct mail campaigns to researchers in the U.S. and Europe. NOVEX also reaches researchers by exhibiting at scientific meetings and conducting seminars. NOVEX's website (http://www.novex.com) allows researchers to view an on-line catalog, and download all of NOVEX's technical manuals and application notes.

MANUFACTURING

    NOVEX's U.S. manufacturing facilities are located together with its headquarters in San Diego, California. The manufacturing department is responsible for production, quality testing, process improvements, customer service and shipping. The engineering department supports the manufacturing department with development of proprietary manufacturing automation, equipment maintenance and repair. The manufacturing processes include quality control testing of all products to ensure that every product meets or exceeds its minimum specifications and quality assurance testing of purchased materials that will be used in products. NOVEX obtained ISO9001 certification in 1997.

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    NOVEX also assembles pre-cast gels and buffers in Frankfurt. Additional electrophoresis manufacturing processes that were previously part of Serva's operations have been transferred to the Frankfurt facility. Heidelberg manufacturing consists of formulation and packaging of fine chemicals.

PATENTS AND PROPRIETARY TECHNOLOGIES

    NOVEX owns six issued patents and one pending patent in the United States and four pending patents in other major industrialized nations. Its six issued United State patents will expire between 2012 and 2019. NOVEX also owns a number of trademarks, some of which are registered in the United States and in foreign countries where NOVEX sell its products. Our reliance on these and other intellectual properties and the risks associated with that reliance are similar to Invitrogen's. More information can be found under NOVEX Risk Factors and "Invitrogen Business--Patents and Proprietary Technologies" above.

COMPETITION

    The markets for NOVEX's products are very competitive and price-sensitive. NOVEX expects the intensity of competition to increase. Currently, NOVEX competes primarily with other life sciences research products suppliers. Many of NOVEX's competitors have greater financial, operational, sales and marketing resources. These competitors and other companies may have developed or could in the future develop new technologies that compete with NOVEX's products or which could render NOVEX's products obsolete.

    Competitors offer a broad range of equipment, laboratory supplies and other products, including electrophoresis products that compete with NOVEX. NOVEX believes that customers in its markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, NOVEX may experience difficulties in generating sales to customers who initially purchased products from competitors.

GOVERNMENT REGULATION

    NOVEX is not subject to direct governmental regulation other than the laws and regulations generally applicable to businesses in the jurisdictions in which it operates, including those governing the handling and disposal of hazardous wastes and other environmental matters. NOVEX's research and development activities involve the controlled use of small amounts of hazardous materials, chemicals and radioactive compounds. Although NOVEX believes that its safety procedures for handling and disposing of such materials comply with applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the even of such an accident, NOVEX could be held liable for resulting damages; such liability could have a material adverse effect on NOVEX. However, NOVEX does not expect that compliance with the governmental regulations to which it is subject will have a material effect on its capital expenditures, earnings or competitive position.

EMPLOYEES

    As of July 2, 1999, NOVEX employed 202 persons. Approximately 16 employees are engaged in research and development, 40 in sales and marketing, 118 in manufacturing and 28 in supporting business development, finance and other administrative functions.

FACILITIES

    NOVEX leases two buildings comprising a total of 41,000 square feet at its San Diego, California location, which it uses for manufacturing and headquarters as well as the base for marketing and product support operations, and research and development. Under the terms of the lease, NOVEX

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presently pays rent of approximately $30,000 per month plus $11,000 per month for tenant improvements. The lease expires in 2000 and NOVEX holds options to extend the lease for another two years. NOVEX is currently in negotiation to lease an additional 7,700 square feet in an adjacent building. NOVEX believes that adequate facilities will be available upon the conclusion of its lease. NOVEX also leases approximately 12,000 square feet in Frankfurt and 18,000 square feet in Heidelberg, which leases run through 2002 and 2001 respectively. Payments under these leases total approximately $22,000 per month and include all utilities for the Frankfurt facilities.

LEGAL PROCEEDINGS

    In early 1999, NOVEX received a letter outlining a $1.1 million claim from a distributor in Austria. The letter stated that the claim arose from the termination of NOVEX's relationship with the distributor. No formal legal action has been taken. From time to time NOVEX has been and expects to be involved in legal proceedings arising from NOVEX's ordinary business operations. Other than described above, no other proceedings are currently pending that are expected to have a material adverse effect on NOVEX or NOVEX's business operations.

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                 NOVEX MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    NOVEX was founded in 1987, and its primary focus has been the development, manufacturing and marketing of research electrophoresis products in pre-made or kit form to corporate, academic and government entities. These products are used primarily in life science research, such as pharmaceutical drug discovery and investigation of diseases. The sale of electrophoresis products, primarily in the United States, Europe and the Pacific Rim countries, has provided the majority of NOVEX's revenues to date. Since NOVEX products are used for research and quality control purposes, their use is not directly regulated by the United States Food and Drug Administration or by any other international organization.

    NOVEX products are manufactured or assembled at three facilities. The primary manufacturing location is in San Diego, California. The Company also has facilities in Frankfurt and Heidelberg, Germany. Other companies produce some products and other components for final assembly and sale by NOVEX.

    NOVEX maintains a direct sales force in the United States, Germany, the United Kingdom and Switzerland, along with a selling agent in Austria. Sales and marketing activities are headquartered at the San Diego facility, with European efforts locally managed by Frankfurt and Heidelberg personnel. NOVEX also has distribution arrangements in fifteen other countries, primarily in Europe, Canada and the Pacific Rim countries. NOVEX sells its products to third party distributors in these countries, who then sell the product to the end user. In most European countries, the products are shipped directly to the end customer. In France, NOVEX employs a direct sales person to augment the efforts of the local distribution company. NOVEX does not currently plan on terminating any of its distribution arrangements. It is possible that NOVEX will change this plan in the future, and set up direct sales to customers in countries presently served by distributors.

    NOVEX's direct presence in Europe was established in November, 1996, when a wholly-owned subsidiary was acquired in Frankfurt, Germany. Prior to this time, all European sales were handled by distributors, and activity was coordinated through a branch office and warehouse in Copenhagen, Denmark. Termination of distribution arrangements and direct sales to customers in Germany and the United Kingdom commenced shortly after the establishment of the subsidiary. Over the last two years, NOVEX has terminated distribution agreements in Switzerland and Austria, and sales are now direct to customers in these countries as well.

    In May, 1998, NOVEX acquired the Serva product line from Boehringer Ingelheim in an asset purchase. The Serva product line includes electrophoresis products as well as fine chemicals used in life science research.

    NOVEX's revenues have grown every year since its founding in 1987. Over the last four years, NOVEX's sales have increased at a compound annual growth rate of approximately 28%. This sales growth has been the result of a number of factors, including the continuing conversion of customers from "pour your own" to pre-cast electrophoresis gels, increased marketing and selling efforts in both the United States and Europe, and product line expansion to include other consumable items. NOVEX plans on continuing to increase its selling and marketing efforts in the future. NOVEX also expects product development activities to increase, in order to continue the expansion of electrophoresis product lines.

    NOVEX maintains inventory levels sufficient to ship most products to the customer within 48 hours of receipt of order. As a result, NOVEX does not currently have a significant backorder on any product, nor does it anticipate establishing any significant backorder in the future. None of

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NOVEX's sales to its customers are covered by any contractual agreement, and are not assured to continue in the future.

    NOVEX's operating results and financial performance are difficult to accurately forecast, and will probably vary from period to period. Several circumstances will contribute to this fluctuation, including:

    - New products introduced by competitors;

    - New competitors in the pre-cast gel electrophoresis market;

    - Advances in other technologies, which may lead to a replacement for gel electrophoresis;

    - NOVEX's continued ability to manufacture and distribute existing products;

    - Future success in new product development and introduction;

    - NOVEX's ability to control expenses in manufacturing, general administration, marketing, selling and research and development; and

    - General changes in the life science research market, including the financial stability of major customers, as well as future commitments by commercial, governmental and academic institutions to continued research in life science.

    Also, NOVEX has no control over the purchasing behavior of its customers, and significant fluctuations in financial performance may result from changes in the timing and product mix of customer orders. Prior financial information is no indication of future performance, and historical trends on a yearly or quarterly basis should not be extended to predict future results. There can be no guarantee that the historical increases in revenue and profitability will continue into the future, nor that future financial performance will meet projections by third parties, including securities analysts.

RESULTS OF OPERATIONS

    FISCAL YEARS ENDED MARCH 31, 1999 AND 1998

    REVENUE. Revenue increased $7.4 million, or 43%, from FY1998 to FY1999. Total revenues were $17.1 million and $24.5 million in FY1998 and FY1999, respectively. Domestic U.S. revenues increased $2.2 million, or 16%, from $13.4 million to $15.6 million, and international revenue increased $5.2 million, or 139%, from $3.7 million to $8.9 million. International revenue increased approximately $4.1 million due to the acquisition of the Serva product line from Boehringer Ingelheim in May, 1998. Revenue worldwide also increased due to continued conversion of customers to pre-cast electrophoresis gels, as well as increased sales of other consumable products. NOVEX believes that future revenues will be impacted by marketing efforts of major competitors, NOVEX's ability to introduce new products, and general market conditions in the life science field.

    GROSS MARGIN. Gross margin increased $3.6 million, or 40%, from FY1998 to FY1999. Gross margins were $8.9 million and $12.5 million in FY1998 and FY1999, respectively. Gross margin as a percentage of revenues decreased from 52% to 51% for these periods. In FY1998, one-time expenses related to process changes in manufacturing lowered gross margin as a percentage of revenues by approximately 2%. Gross margin as a percentage of revenues in FY1999 was reduced approximately 3% due to the sales of Serva branded products, which have a lower margin than NOVEX branded electrophoresis products. Excluding the one time expenses in fiscal FY1998 and the Serva sales in FY1999, the gross margin as a percentage of sales on NOVEX branded electrophoresis products would have remained essentially consistent from year to year. NOVEX believes that future gross margins will be impacted by total sales volume, the Company's ability to maintain its pricing structure, and foreign currency exchange rates. During FY1998 and FY1999, the Company did not experience a significant financial impact from foreign currency translation. NOVEX accepts payment in Europe in German

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Deutsche Marks, British Pounds, Swiss Francs and Austrian Shilling. Expenses are
primarily denominated in German Deutsche Marks, and, to a minor extent, British Pounds. For financial reporting purposes, the European currencies are translated into US Dollars at the average exchange rate for the period. Changes in the exchange rates have had an effect on sales, gross margin and income, and may cause fluctuations in financial performance in the future. Since the functional currency of the German operations is the German Deutsche Mark, actual exchange gains or losses have occurred, and may continue to occur, due to the delay in payment of customer accounts receivable. During this delay, any change in exchange rate between the local currency and the German Deutsche Mark results in an exchange gain or loss.

    SALES AND MARKETING. Sales and marketing expenses increased $1.9 million, or 58% from FY1998 to FY1999. Sales and marketing expenses were $3.3 million and $5.2 million in FY1998 and FY1999, respectively. Sales and marketing expenses as a percentage of revenue increased from 19% in FY1998 to 21% in FY1999. The increase in sales and marketing expenses was due the addition of expenses related to the Serva product line, as well as expansion of NOVEX's United States and European field sales force. NOVEX expects that sales and marketing expenses as a percentage of revenue will decrease in the future to historical levels.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $0.1 million, or 4% from FY1998 to FY1999. General and administrative expenses were $3.5 million and $3.6 million in FY1998 and FY1999, respectively. General and administrative expenses as a percentage of revenue decreased from 20% to 15%. The increase in general and administrative expenses was a result of the addition of expenses related to Serva product line, partially offset by lower executive recruiting and relocation. NOVEX incurred a number of non-recurring expenses in FY1998 related to the recruitment of three members of the executive management team. NOVEX does not expect significant changes in general and administrative expenses in the next year.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased $0.1 million, or 4%, from FY1998 to FY1999. Research and development expenses were $1.5 million and $1.6 million in FY1998 and FY1999, respectively. Research and development expenses as a percentage of revenues decreased from 9% in FY1998 to 6% in FY1999. The increase in expenses resulted primarily from an increase in personnel devoted to development of electrophoresis gels and consumable products, partially offset by a reduction in instrument development efforts. NOVEX plans on increasing research and development efforts in the future. There is no guarantee that these efforts and expenditures will result in marketable products, or that customers will purchase sufficient volumes at sufficient prices to result in profitable returns on future research and development.

    OTHER INCOME (EXPENSE). Other expenses, consisting primarily of interest expense, remained essentially constant at $0.2 million between FY1998 and FY1999.

    PROVISION FOR INCOME TAXES. NOVEX's effective tax rate decreased slightly from 39% in FY1998 to 38% in FY1999. NOVEX believes that the future effective tax rates may increase. This increase might occur if profits from the Serva product line increase at a greater rate than overall profits of NOVEX. Serva profits are taxed at German tax rates, which are higher than United States tax rates at the present time.

    FISCAL YEARS ENDED MARCH 31, 1998 AND 1997

    REVENUE. Revenue increased $3.0 million, or 21%, from FY1997 to FY1998. Revenues were $14.1 million and $17.1 million in FY1997 and FY1998, respectively. Domestic U.S. revenues increased $1.6 million, or 14%, from $11.8 million to $13.4 million, and international revenues increased $1.3 million, or 54%, from $2.4 million to $3.7 million.

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    GROSS MARGIN.  Gross margin increased $1.1 million, or 15%, from FY1997 to
FY1998. Gross margin was $7.8 million and $8.9 million in FY1997 and FY1998, respectively. Gross margin as a percentage of revenues decreased from 55% to 52% for these periods. The reduction in gross margin as a percentage of revenues was due to process and design changes in manufacturing which resulted in non-recurring charges to cost of goods sold in FY1998.

    SALES AND MARKETING. Sales and marketing expenses increased $0.6 million, or 22% from FY1997 to FY1998. Sales and marketing expenses were $2.7 million and $3.3 million in FY1997 and FY1998, respectively. Sales and marketing expenses as a percentage of revenue remained constant at 19% over these periods. The increase in sales and marketing expenses was due to the expenses associated with the Company's wholly-owned subsidiary in Germany, which was acquired in November, 1996.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $0.8 million, or 30% from FY1997 to FY1998. General and administrative expenses were $2.7 million and $3.5 million in FY1997 and FY1998, respectively. General and administrative expenses as a percentage of revenues increased from 19% to 20%. The increase in general and administrative expenses was a result of a number of non-recurring expenses in FY1998 related to executive recruiting and relocation, as well as expenses associated with the Company's wholly-owned subsidiary in Germany.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased $0.2 million, or 16% from FY1997 to FY1998. Research and development expenses were $1.3 million and $1.5 million in FY1997 and FY1998, respectively. Research and development expenses as a percentage of revenues remained constant at 9% over these periods. The increase in expenses resulted primarily from an increase in personnel devoted to development of electrophoresis gels and consumable products.

    OTHER INCOME (EXPENSE). Other expenses, consisting primarily of interest expense, increased $0.1 million from FY1997 to FY1998. Other expenses were $0.1 million and $0.2 million in FY1997 and FY1998, respectively.

    PROVISION FOR INCOME TAXES. NOVEX's effective tax rate decreased from 45% in FY1997 to 39% in FY1998. The Company experienced the high tax rate in FY1997 due to the accounting treatment of net operating losses at its wholly-owned subsidiary in Germany.

    LIQUIDITY AND CAPITAL RESOURCES

    NOVEX's operating cash requirements have been provided by operating cash flows and bank debt financing throughout its history. Cash flows from operating activities were $0.6 million and $0.9 million in FY1998 and FY1999, respectively. Cash flows from operating activities include the sources and uses of funds related to net income, depreciation, and working capital balance sheet accounts. Investing activities used approximately $1.1 million in both FY1998 and FY1999, primarily for the purchase of manufacturing equipment, office equipment, computers and improvements in leased buildings. NOVEX's financing activities provided $0.6 million and $0.3 million in FY1998 and FY1999, respectively, primarily through additional bank borrowings.

    As of March 31, 1999, NOVEX had cash of approximately $0.3 million, and working capital of $2.4 million. NOVEX maintains a $1.2 million bank line of credit, of which $0.5 million was utilized at March 31, 1999. NOVEX has long-term debt of approximately $1.9 million, with $0.9 million due within the next twelve months.

    The balance sheet of NOVEX at March 31, 1999 includes an accrued dividend payable to preferred stockholders of approximately $0.3 million. NOVEX believes that the preferred stockholders will convert their shares into common stock in anticipation of this transaction, thereby forfeiting the dividend.

    NOVEX relies on the profits from the continued sale of products to fund operations. Cash on hand at the present time is insufficient to maintain operations for any significant period of time. NOVEX expects that future cash flows from operating activities will be sufficient to provide the Company's requirements, but there is no assurance that these funds will be available. The availability of these funds will be dependent on operating profits, which are, in turn, dependent on many factors, including competitive market forces, product development efforts and overall management of the Company.

EURO CONVERSION

    Beginning in January 1999, a new currency called the Euro was introduced in certain Economic and Monetary Union, or EMU, countries. During 2002, all EMU countries are expected to be operating with the Euro as their single currency. Uncertainty exists as to the effects the Euro currency will have on the marketplace. NOVEX has completed an assessment of the impact of the Euro currency on our operations in Germany. NOVEX utilizes two financial computer systems in Europe, one of which is able to process transactions in the Euro currency. A replacement for the non-compliant system is being implemented, and is expected to be operational by the end of 1999. While NOVEX believes that the Euro currency does not pose a problem for internal systems and controls, it is possible that some disruption to operations will be experienced in the future. It is impossible to estimate the costs related to the potential disruption.

FOREIGN CURRENCY EXCHANGE RISK

    NOVEX conducts its business in Europe in foreign currencies, including the German Deutsche Mark, British Pound, Swiss Franc and Austrian Shilling. NOVEX has not taken any steps to reduce its exposure to changes in foreign currency exchange rates, such as options or futures contracts. This exposure could result in fluctuations in revenues and profits in the future, depending on changes in exchange rates between these currencies and the US Dollar.

    The functional currency of NOVEX's German operations is the German Deutsche Mark. Balance sheet accounts are converted from Deutsche Marks to US Dollars at the prevailing exchange rate on the date of the balance sheet. Income statement accounts are translated at the average exchange rate over the period covered by the statement. The net effect of the foreign currency exchange gain or loss is recorded in the stockholders' equity section of the balance sheet.

    The sales denominated in British Pounds, Swiss Francs and Austrian Shillings have had an exchange gain or loss due to the delay between sale of the product and collection of cash from the customer. These exchange gains or losses have not been significant in the past, and are recognized on the income statement of the Company's subsidiaries in Germany. NOVEX expects that these exchange gains or losses will continue to occur in the future, but will not have a significant impact on profits.

YEAR 2000 COMPLIANCE

    NOVEX is dependent on computer systems and manufacturing equipment with embedded hardware or software to conduct its business. The Company has completed an inventory and assessment of computer systems, applications, and manufacturing equipment, and has not discovered any issues related to Year 2000 compliance. NOVEX expects that all equipment will continue to operate properly after December 31, 1999, and does not believe that remedial action or contingency plans are necessary for internal systems with respect to the Year 2000 issue.

    NOVEX has communicated with its critical external suppliers to determine the extent to which the Company may be vulnerable to their failure to resolve Year 2000 issues. To date, NOVEX has not received any indication that any key supplier has or will have any Year 2000 issues. There is no guarantee that external parties, including customers, will not experience disruptions after December 31,

1999. If a key supplier or customer experiences problems related to Year 2000 issues, it may have a negative impact on sales, distribution, supply and profits in the future. This potential impact cannot be reasonably estimated at this time.

    NOVEX has not incurred significant expenses related to Year 2000 compliance. The efforts to date have been accomplished during the normal course of business by existing employees, with minimal impact on operations.

    While NOVEX feels that sufficient investigation has been completed on the readiness of systems, equipment and suppliers for Year 2000, there is no guarantee that problems will not be encountered after December 31, 1999. If problems do occur, the Company may experience significant impacts in revenue, expenses and profit.

FORWARD-LOOKING STATEMENTS

    The Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to trends in revenues, expenses and net income, and are therefore prospective. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "project," and "continue" or similar words. You should read statements that contain these words carefully because they:

    - Discuss our future expectations;

    - Contain projections of our future results of operations or of our financial condition; and

    - State other "forward-looking" information.

    Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, those listed under "Risk Factors" on page 20.

    The above Management's Discussion and Analysis should be read in conjunction with the consolidated financial statements and notes thereto included in this Joint Proxy Statement/Prospectus.

                 EXECUTIVE OFFICERS OF NOVEX JOINING INVITROGEN

    DAVID E. MCCARTY (PRESIDENT AND CEO, 56)

    Mr. McCarty joined NOVEX as President and Chief Executive Officer in August 1997. Prior to joining NOVEX, Mr. McCarty was President and CEO of Alexon Biomedical, a Sunnyvale CA-based immunoassay diagnostic company which he joined in 1990. Prior to joining Alexon, Mr. McCarty spent six years at Gen-Probe, Inc., a DNA probe diagnostics company, as Vice President of Operations. His other professional experience includes senior operating positions at Calbiochem-Behring and Boehringer Mannheim. Mr. McCarty also serves as a director of Chromagen, Inc., a privately held high-throughput drug screening company. Mr. McCarty holds a B.S. in Chemistry from California State University at Northridge and an M.B.A. from California State University at Long Beach.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation received during the fiscal year ended March 31, 1999 by NOVEX's Chief Executive Officer and President--the only executive officer of NOVEX who will serve as an executive officer of Invitrogen following the completion of the merger.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                                ---------------------------------------------
                                                                                  SHARES OF
                                                                                COMMON STOCK
                                                                                ISSUABLE UPON
                                                                                 EXERCISE OF       ALL OTHER
NAME AND POSITION                         YEAR    SALARY ($)        BONUS ($)      OPTIONS      COMPENSATION ($)
----------------------------------------  ----  --------------      ---------   -------------   ----------------
David E. McCarty .......................  1999   $     235,096(1)    35,496           0              15,736(2)
  Chief Executive Officer and President

------------------------

(1) Includes $10,096 in paid out vacation.

(2) Includes (i) a contribution of $7,717 to NOVEX's 401K Plan which NOVEX made on behalf of Mr. McCarty to match his FY1999 pre-tax elective deferral contributions (included under salary) to such plan, (ii) $6,945 contributed by NOVEX to NOVEX's Employee Stock Ownership Plan on behalf of Mr. McCarty, and (iii) $1,074 paid to Mr. McCarty pursuant to NOVEX's executive medical expenses reimbursement plan.

YEAR-END VALUES

    The following table sets forth certain information concerning the number and value of unexercised options held by the executive officer listed in the Summary Compensation Table as of March 31, 1999. There was no public trading market for NOVEX's common stock as of March 31, 1999. Accordingly, the values of unexercised in-the-money options have been calculated on the basis of a price of $2.00 per share, the good faith determination by NOVEX's board of directors of the fair market value as of the date of grant, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                                                            OPTIONS AT MARCH 31, 1999         MARCH 31, 1999
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
David E. McCarty..........................................     196,222        403,778    $ 204,071    $   419,929

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

    NOVEX entered into an agreement with Mr. McCarty as of July 1997 in connection with Mr. McCarty's employment as Chief Executive Officer and President of NOVEX. The agreement calls for an initial base salary of $225,000 per year beginning August 19, 1997, which as of April 1, 1999 has been increased to $240,000 per year. The agreement also provides for, against a target bonus of 30% of his fiscal 1998 salary, prorated for actual time employed, a 1998 fiscal year bonus equal to no less than 15% of McCarty's fiscal 1998 salary received from NOVEX. Commencing at the beginning of NOVEX's 1999 fiscal year, Mr. McCarty became eligible to participate in a cash bonus plan giving him the opportunity to receive a bonus of up to 30% of his annual salary upon achievement of targets established for him from year to year by NOVEX's Board of Directors. The agreement also reflects the grant to him of 600,000 stock options. If Mr. McCarty is terminated, other than for cause, NOVEX must pay him twelve months' salary at his then base salary rate (reduced by applicable tax withholding), to be paid on an ongoing semi-monthly basis.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information concerning the beneficial ownership of the shares of NOVEX's common stock as of July 2, 1999, by:

    - Each person NOVEX knows to be the beneficial owner of 5% or more of the outstanding shares of common stock, together with the affiliates of such person;

    - NOVEX's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer, who were serving as executive officers as of the NOVEX's fiscal year ended March 31, 1999;

    - Each director of NOVEX; and

    - All executive officers and directors of NOVEX as a group.

    Except in cases where community property laws apply or as indicated in the footnotes to this table, NOVEX believes that each shareholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such shareholder. Unless otherwise indicated, the address of each person in this table is: 11040 Roselle Street, San Diego, California 92121.

                                                                   SHARES BENEFICIALLY OWNED    SHARES THAT MAY BE
                                                                                                ACQUIRED WITHIN 60
                                                                   -------------------------           DAYS
BENEFICIAL OWNER                                                     NUMBER     PERCENT(1)       OF JULY 2, 1999
-----------------------------------------------------------------  ----------  -------------  ----------------------
Sheldon C. Englehorn(2)..........................................   4,240,351         38.9%                  0
  2474 Manchester Ave.
  Cardiff by the Sea, CA 92007
Ampersand Ventures...............................................   4,201,807         38.5               4,091
  Peter D. Parker
  David J. Parker(3)(4)
  55 William Street, Suite 240
  Wellesley, MA 02181-4003
William B. Cogen.................................................     800,000          7.3                   0
  17851 Arbor Lane
  Irvine, CA 92715
William F. Alpenfels(5)..........................................     837,873          7.7               5,001
  119 Eighth Street
  Del Mar, CA 92014
Union Bank of California,........................................     628,005          5.8                   0
  as the Trustee for the Novel Experimental Technology Employee
  Stock Ownership Plan(6)
  11040 Roselle Street
  San Diego, CA 92121
James K. Johnson.................................................           0            *              28,816
Joseph W. Amshey.................................................           0            *              32,541
David McCarty(7).................................................           0          2.2             246,489
All Directors and Executive Officers as a group(3)(4)(8) (nine
  persons).......................................................   9,334,628         86.1%            426,133

------------------------

 *  Less than 1%.

(1) Percentage of ownership is based on: 6,711,317 shares of common stock and 42,000 shares of Series A Preferred Stock (which will be converted into 4,200,000 shares of common stock immediately prior to the close of the merger) outstanding as of July 2, 1999. Shares of common stock that an individual or group has the right to acquire within 60 days of July 2, 1999, pursuant to the exercise of options or pursuant to stock purchase agreements, are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) Includes 40,351 shares, as of March 31, 1998, held of record by NOVEX's ESOP Trust Fund as to which Mr. Englehorn holds a pecuniary interest. The number of shares in NOVEX's ESOP Trust Fund as to which Mr. Englehorn holds a pecuniary interest as of July 2, 1999 has not yet been finally determined, but is estimated to be approximately 42,242.

(3) Includes approximately 7,875 shares of Series A Preferred Stock (which will be converted into 787,480 shares of common stock immediately prior to the close of the merger) held by Laboratory Partners I Limited Partnership, approximately 2,625 shares of Series A Preferred Stock (which will be converted into 262,520 shares of common stock immediately prior to the close of the merger) held by Laboratory Partners Companion Fund Limited Partnership, and 31,500 shares of Series A Preferred Stock (which will be converted into 3,150,000 shares of common stock immediately prior to the close of the merger) owned by Ampersand Specialty Materials and Chemicals II Limited Partnership. Laboratory Partners I Limited Partnership, Laboratory Partners Companion Fund Limited Partnership, and Ampersand Specialty Materials and Chemicals II Limited Partnership are part of an affiliated group of investment partnerships referred to collectively as Ampersand Ventures. The general partner of Laboratory Partners I Limited Partnership and Laboratory Partners Companion Fund Limited Partnership is Ampersand Lab Partners MCLP LLP, which exercises sole voting and investment power with respect to all of the shares held of record by Laboratory Partners I Limited Partnership and Laboratory Partners Companion Fund Limited Partnership. The general partner of Ampersand Specialty Materials and Chemicals II Limited Partnership is ASMC-II MCLP LLP, which exercises sole voting and investment power with respect to all of the shares held of record by Ampersand Specialty Materials and Chemicals II Limited Partnership. Peter D. Parker, a director of NOVEX, is the general partner of Ampersand Lab Partners MCLP LLP and ASMC-II MCLP LLP. David J. Parker, a director of NOVEX, is a limited partner of ASMC-II MCLP LLP and Ampersand Lab Partners MCLP LLP. Both Peter Parker and David Parker disclaim beneficial ownership in any of the shares owned by Laboratory Partners I Limited Partnership, Laboratory Partners Companion Fund Limited Partnership, and Ampersand Specialty Materials and Chemicals II Limited Partnership except to the extent of their respective percentage interests in such investment partnerships.

(4) Includes 4,091 stock options owned by Mr. David Parker's spouse, Althea W. Lee, who is an employee of NOVEX. Also includes 1,807 shares, as of March 31, 1998, held of record by NOVEX's ESOP Trust Fund as to which Ms. Lee holds a pecuniary interest. The number of shares in NOVEX's ESOP Trust Fund as to which Ms. Lee holds a pecuniary interest as of July 2, 1999 has not yet been finally determined, but is estimated to be 2,221. Mr. Parker disclaims beneficial ownership of those stock options and the ESOP Trust Fund shares.

(5) Includes 37,873 shares, as of March 31, 1998, held of record by NOVEX's ESOP Trust Fund as to which Mr. Alpenfels holds a pecuniary interest. The number of shares in NOVEX's ESOP Trust Fund as to which Mr. Alpenfels holds a pecuniary interest as of July 2, 1999 has not yet been finally determined, but is estimated to be approximately 39,390.

(6) As trustee of NOVEX's ESOP Trust Fund, Union Bank of California has certain voting and investment power with respect to the 628,005 shares held of record by the ESOP. Union Bank of California disclaims beneficial ownership of such shares.

(7) Does not include the estimated 441 shares in NOVEX's ESOP Trust Fund as to which Mr. McCarty holds a pecuniary interest as of July 2, 1999, as that number of shares has not yet been finally determined. As of March 31, 1998, Mr. McCarty had no interest in any of the shares held by the ESOP Trust Fund.

(8) Includes 134,628 shares, as of March 31, 1998, held of record by NOVEX's ESOP Trust Fund as to which NOVEX's Directors and Executive Officers, as a group, hold a pecuniary interest. The number of shares in NOVEX's ESOP Trust Fund as to which NOVEX's Directors and Executive Officers, as a group, hold a pecuniary interest as of July 2, 1999 has not yet been finally determined, but is estimated to be 140,686.

                    DESCRIPTION OF INVITROGEN CAPITAL STOCK

    The information set forth below is a general summary of the capital stock structure of Invitrogen. As a summary, this section is qualified and not a substitute for the provisions of Invitrogen's certificate of incorporation, as amended and Invitrogen's bylaws, as amended, both of which are on file with the SEC.

AUTHORIZED CAPITAL STOCK

    Invitrogen's authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 6,405,884 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

    As of July 2, 1999, 13,430,650 shares of Invitrogen common stock were outstanding. In addition, 4,436,129 shares of Invitrogen common stock were reserved and available for issuance pursuant to Invitrogen's employee benefit plans. On a pro forma basis immediately following the merger approximately 16 million shares of Invitrogen common stock will be outstanding and 5.9 million shares of Invitrogen common stock will be reserved and available for issuance pursuant to Invitrogen's employee benefit plans (assuming the 1,000,000 share increase under the 1997 Stock Option Plan is approved).

    The holders of Invitrogen common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Invitrogen board, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by the Invitrogen board. Traditionally, Invitrogen has not declared and paid dividends. In the event of liquidation, each share of Invitrogen common stock is entitled to share pro rata in any distribution of Invitrogen's assets after payment or providing for the payment of liabilities and any liquidation preference of any preferred stock authorized and issued by the Invitrogen board. Each holder of Invitrogen common stock is entitled to one vote for each share of Invitrogen common stock held of record on the applicable record date on all matters submitted to a vote of shareholders, including the election of directors.

    Holders of Invitrogen common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption rights or sinking fund provisions with respect to Invitrogen common stock. The outstanding shares of Invitrogen common stock are, and the shares of Invitrogen common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    As of July 2, 1999, no shares of preferred stock were outstanding.

    The Invitrogen board has the authority, without further stockholder approval to create series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series.

REGISTRATION RIGHTS

    Under a Stock Purchase and Stockholders' Agreement dated June 20, 1997, the holders of approximately 1,702,942 shares of Invitrogen common stock, or persons to whom such holders transfer the common stock, have registration rights with respect to such shares. If Invitrogen proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, holders of shares entitled to registration rights are entitled to notice of such registration and are entitled to include their shares in such registration, at Invitrogen's expense. However, the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, beginning August 1999, holders of at least 50% of the shares entitled to registration rights outstanding may require Invitrogen to prepare and file a registration statement under the Securities Act, at Invitrogen's expense, covering such shares, and Invitrogen is generally required to use its best efforts to effect such registration. Invitrogen is not obligated to effect more than two of these stockholder-initiated registrations. Further, holders of shares entitled to registration rights generally may require Invitrogen to file additional registration statements on Form S-3.

TRANSFER AGENT AND REGISTRAR

    Boston EquiServe L.P., is the transfer agent and registrar for the Invitrogen stock.

STOCK EXCHANGE LISTING

    The Invitrogen stock is listed on the Nasdaq National Market under the symbol "IVGN." Invitrogen will cause the shares of Invitrogen common stock issuable in the merger to be approved for listing on the Nasdaq National Market on or prior to the merger, subject to official notice of issuance.

                        COMPARISON OF SHAREHOLDER RIGHTS

    As a result of the merger, holders of NOVEX common stock will become holders of Invitrogen common stock. The following is a summary of certain of the material differences between the rights of holders of NOVEX common stock and the rights of holders of Invitrogen common stock. NOVEX is organized under the laws of the State of California, while Invitrogen is organized under the laws of the State of Delaware. Such differences arise from differences between the California and Delaware state laws, as well as under the various provisions of the NOVEX articles of incorporation and bylaws and the Invitrogen certificate of incorporation and bylaws.

    The following summary does not purport to be a complete statement of the rights of holders of Invitrogen common stock and NOVEX common stock. You should also refer to the Delaware General Corporation Law, or the DGCL, the California Corporations Code, or the CCC, and the certificates of incorporation and bylaws of Invitrogen and the articles of incorporation and bylaws of NOVEX. See "Description of Invitrogen Capital Stock" for a summary of certain other rights relating to the Invitrogen common stock.

ELECTION, NUMBER, CLASSIFICATION AND REMOVAL OF DIRECTORS

    The authorized number of directors of Invitrogen is between five and nine and is currently set at eight. One seat is currently vacant. The Invitrogen board is divided into three separate classes. The terms of Class I, Class II and Class III duties expire at the annual meeting of stockholders held in 2000, 2001 and 2002 respectively, or at special meetings held instead of such annual meetings. Directors serve until the third annual meeting of shareholders following their election.

    The authorized number of directors of NOVEX is currently five. The NOVEX board currently has five members.

    Invitrogen's certificate of incorporation does not provide for cumulative voting of directors, which is consistent with the DGCL. Under the CCC, with limited exceptions inapplicable to NOVEX, any shareholder of a corporation is entitled to cumulate his votes for the election of directors provided that at least one shareholder has given notice at the meeting prior to the voting of such shareholder's intention to cumulate his or her votes. Cumulative votes may only be cast for candidates who have been nominated before the voting. Accordingly, NOVEX shareholders are entitled to cumulative votes for the election of directors.

    Any one or more of the directors of Invitrogen may be removed from office at any time, by the holders of a majority of the shares then entitled to vote in an election of directors. The NOVEX board is not divided into separate classes of directors. Directors serve until the next annual meeting of shareholders and until their successors are elected and qualified. Under the CCC, the holders of at least 10% of the number of outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. Unless the entire board is removed, however, no director may be removed when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected.

ADVANCE NOTICE OF SHAREHOLDER PROPOSALS

    The bylaws of Invitrogen provide that a shareholder must give advance written notice if the shareholder intends to bring any business before a meeting of shareholders or to make nominations for the board of directors.

    The bylaws of Invitrogen require that, for business to be properly brought by a shareholder before an annual meeting, notice must be delivered to or mailed by the shareholder and received by Invitrogen not less than 120 days prior to the anniversary of the prior year's annual meeting or not later than ten days after notice or public disclosure of the date of the annual meeting shall be given or made to shareholders, whichever date is earlier.

    For nominations of directors to the Invitrogen board, notice must be delivered to or mailed by the shareholder and received by Invitrogen not later than

    - With respect to an election to be held at an annual meeting of shareholders, 120 days prior to the anniversary of the prior year's annual meeting and

    - With respect to an election to be held at a special meeting of shareholders for the election of directors, seven days following the date on which notice shall be given to shareholders.

RIGHT TO CALL SPECIAL MEETINGS

    The bylaws of Invitrogen provide that special meetings of shareholders may be called by the chairman, the president or by a majority of directors.

    Under the CCC, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting, or by such additional persons as may be provided in the charter or bylaws. Neither the NOVEX articles nor its bylaws permit any other person to call a special meeting.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    Unless otherwise provided in the charter, under the DGCL, any action which is required to be taken or may be taken at a meeting of shareholders, including the election of directors, may be taken by a written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting. Invitrogen's certificate of incorporation prohibits the taking of action by written consent of the stockholders.

    Under the CCC and NOVEX's bylaws, any action which may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same proportion of outstanding shares as would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted, except that the election of directors by written consent generally requires the unanimous consent of all shares entitled to vote.

TRANSACTIONS WITH INTERESTED SHAREHOLDER; DGCL SECTION 203 AND CCC SECTION 1203

    Invitrogen is subject to Section 203 of the DGCL. Under Section 203, an interested stockholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, is prevented from engaging in a business combination with the corporation for three years after becoming an interested stockholder unless:

    - The board approved the transaction in which the interested stockholder became an interested stockholder;

    - The interested stockholder owns more than 85% of the stock after the consummation of the transaction in which the stockholder became interested; or

    - The board approves the business combination and 2/3 of the outstanding voting stock of the corporation not owned by the interested stockholder approves the business combination.

    NOVEX is subject to Section 1203 of the CCC. Under Section 1203, if a tender offer or a written proposal for approval of a reorganization or for a sale of assets is made to some or all of a corporation's shareholders by an "interested party," an affirmative opinion in writing as to the fairness of the consideration to the shareholders of that corporation shall be delivered as follows:

    - If no shareholder approval or acceptance is required for the consummation of the transaction, the opinion shall be delivered to the corporation's board of directors not later than the time that consummation of the transaction is authorized and approved by the board of directors;

    - If a tender offer is made to the corporation's shareholders, the opinion shall be delivered to the stockholders at the time that the tender offer is first made in writing to the shareholders;

    - If a shareholders' meeting is to be held to vote on approval of the transaction, the opinion shall be delivered to the shareholders with the notice of the meeting;

    - If consents of all shareholders entitled to vote are solicited in writing, the opinion shall be delivered at the same time as that solicitation; or

    - If the consents of all shareholders are not solicited in writing, the opinion shall be delivered to each shareholder whose consent is solicited prior to that shareholder's consent being given, and to all other shareholders at the time they are given notice of any shareholder approval by less than unanimous written consent.

    An "interested party" as defined in Section 1203 means a person who is a party to the transaction and:

    - Directly or indirectly controls the corporation that is the subject of the tender offer or proposal;

    - Is, or is directly or indirectly controlled by, an officer or director of the subject corporation; or

    - Is an entity in which a material financial interest is held by any director or executive officer of the subject corporation.

AMENDMENT OF CHARTER/ARTICLES AND BYLAWS

    AMENDMENT OF CHARTER. The Invitrogen certificate of incorporation may be amended by a vote of a majority of the outstanding shares of Invitrogen common stock.

    The CCC contains a similar provision. The vote of a majority of the outstanding shares of NOVEX stock entitled to vote thereon, and the vote of a majority of the outstanding shares of NOVEX stock of each class entitled to vote thereon as a class, are necessary to approve an amendment to the NOVEX articles.

    AMENDMENT OF BYLAWS. The Invitrogen board may adopt, amend or repeal the bylaws of Invitrogen, or adopt new bylaws, without any action on the part of the shareholders; provided, however, that no such adoption, amendment or repeal shall be valid with respect to bylaw provisions which have been adopted, amended or repealed by the shareholders; and further provided that bylaws adopted or amended by the Invitrogen board and any powers thereby conferred may be amended, altered or repealed by the shareholders.

    The NOVEX bylaws provide that, subject to the provisions of the articles and the provisions of the CCC, the power to amend, alter or repeal bylaws and to adopt new bylaws may be exercised by the board of directors or by the shareholders.

APPRAISAL RIGHTS

    Under the CCC, in connection with the merger of a corporation for which the approval of outstanding shares is required, dissenting shareholders of such corporation who follow prescribed statutory procedures are entitled to receive payment of the fair market value of their shares. See "The Merger-- Dissenters' Rights" on page 30.

    Under the DGCL, a stockholder of a corporation who does not vote in favor of or consent in writing to certain merger transactions and who demands appraisal of his or her shares in connection therewith may, under varying circumstances, be entitled to dissenters' rights pursuant to which such stockholder may receive cash in the amount determined by a Delaware court to be the fair value of his or her shares together with a fair rate of interest, if any, in lieu of the consideration he or she would otherwise receive in the transaction. Unless the corporation's certificate of incorporation provides otherwise such appraisal rights are not available in certain circumstances, including without limitation
(a) the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) the merger or consolidation of a corporation the shares of which are either listed on a national securities exchange or on Nasdaq or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or on Nasdaq or held of record by more than 2,000 holders, plus cash in lieu of fractional shares or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. The concept of "fair value" in payment for shares upon exercise of appraisal rights, under the DGCL, must be determined exclusive of any element of value arising from the accomplishment or expectation of the relevant transaction.

        ADDITIONAL MATTERS FOR CONSIDERATION OF INVITROGEN STOCKHOLDERS

    In addition to consideration of and voting on the issuance of Invitrogen common stock in connection with the merger, the Invitrogen stockholders will be asked to vote upon a proposal to amend Invitrogen's 1997 Stock Option Plan to increase the number of shares reserved for issuance under the plan.

AMENDMENT OF 1997 STOCK OPTION PLAN

    GENERAL

    The maximum number of shares of Invitrogen common stock that may be issued pursuant to options under the 1997 Stock Option Plan is currently 4,485,479, and as of July 2, 1999, options covering a total of 3,239,778 shares were outstanding or had been exercised under the plan. Accordingly, only 1,245,701 shares remain available for new grants. The board of directors has unanimously approved, subject to approval by the stockholders, an amendment to the plan to make an additional 1,000,000 shares of Invitrogen common stock available for issuance under the plan for a total of 5,485,479 shares of Invitrogen common stock.

    SUMMARY OF 1997 STOCK OPTION PLAN

    The following is a summary of the principal features of the plan as in effect and as proposed to be amended.

    PURPOSE AND ELIGIBILITY. The plan is intended to promote the interests of Invitrogen and its stockholders by using options to purchase shares of common stock of Invitrogen to attract, retain and motivate its management and other persons, to encourage and reward their contributions to the performance of Invitrogen and to align their interests with the interests of Invitrogen stockholders. The persons eligible to receive awards under the plan include directors, officers, employees, consultants, and advisors of Invitrogen and its affiliated entities. Currently, it is estimated that approximately 227 persons are eligible to receive stock options under the plan, consisting of approximately 5 directors, 2 executive officers and 220 employees and consultants.

    TYPES OF OPTIONS. The plan enables Invitrogen to grant incentive and nonqualified stock options. Stock options granted under the plan may be incentive stock options intended to qualify under the provisions of Section 422 of the Internal Revenue Code or nonqualified stock options that do not qualify under Section 422. The exercise price for each option is determined by the committee at the date of grant. Options granted under the plan vest, become exercisable, and terminate as determined by the committee. All options granted under the plan may be exercised at any time after they vest and before their expiration date, provided that no option may be exercised more than ten years after its grant or, in some instances, upon termination of the recipient. The exercise of stock options under the plan will have the effect of diluting current stockholders to the extent that the stock options are exercised and therefore converted into shares of common stock.

    SECURITIES SUBJECT TO THE PLAN. No more than 4,485,479 shares of common stock (5,485,479 shares if this proposal is approved) may be issued pursuant to or upon exercise of options granted under the plan. The shares available under the plan may either be authorized and unissued shares or shares reacquired by Invitrogen through open market purchases or otherwise. Shares of common stock subject to unexercised options that expire, terminate or are canceled, and shares of common stock issued under options that are reacquired by Invitrogen according to the terms of the option under which the shares were issued, will again become eligible for the grant of further options under the plan. The number of shares of common stock available under the plan in general, as well as the number of shares of common stock subject to outstanding options and the exercise price per share of any options, may be proportionately adjusted to reflect stock splits, stock dividends and other capital stock transactions.

    If Invitrogen is the surviving corporation in any merger or consolidation, each outstanding option will entitle the recipient to receive the same consideration received by holders of the same number of shares of Invitrogen common stock in the merger or consolidation. In the event of a change-in-control, any then outstanding vested or unvested options will automatically terminate unless:

    - provision is made in writing in connection with such transaction for the continuance of the plan and for the assumption of any options, or for the substitution for any options of new options covering the securities of a successor entity or its affiliate with appropriate adjustments as to the number and kind of securities and exercise prices, in which event the plan and such outstanding options will continue or be replaced, as the case may be; or

    - the board will provide in writing for any adjustments it deems appropriate in the terms and conditions of the then-outstanding options, including accelerating the vesting of outstanding options and/or providing for the cancellation of options and their automatic conversion into the right to receive the securities, cash or other consideration that a holder of the shares underlying such options would have been entitled to receive upon consummation of the change-in-control had the shares been issued and outstanding immediately before the effective date and time of the change-in-control, net of the appropriate option exercise prices.

    If the plan and the options terminate by reason of the occurrence of a change-in-control without provision for any of the actions described above, then any recipient holding outstanding options has the right, at a time immediately before the consummation of the change-in-control designated by the board, to fully exercise the recipient's options. For purposes of the plan, a change-in-control includes:

    - a reorganization, merger or consolidation after which more than 50% of voting securities of Invitrogen are not represented by holders of securities before the reorganization, merger or consolidation;

    - a liquidation or dissolution of Invitrogen;

    - the acquisition of 50% or more of Invitrogen's voting securities by any person; or

    - a majority change in board membership without board approval.

    The following table sets forth the number of options granted under the 1997 Stock Option Plan, including outstanding options and options that have been exercised, as of July 2, 1999 for:

    - each of Invitrogen's executive officers listed in its summary compensation table;

    - each person who received 5% of such options;

    - all current executive officers of Invitrogen as a group;

    - all current directors of Invitrogen who are not executive officers as a group; and

    - all employees of Invitrogen, including current officers who are not executive officers, as a group.

                                                                                  NUMBER OF
NAME OF BENEFICIAL OWNER                                                       OPTIONS GRANTED
-----------------------------------------------------------------------------  ---------------
Lyle C. Turner...............................................................              0
  President and Chief Executive Officer
James R. Glynn...............................................................        250,000
  Senior Vice President Corporate Development and
  Chief Financial Officer
Donald W. Grimm..............................................................         20,000
Kurt R. Jaggers..............................................................              0
Bradley G. Lorimier..........................................................         10,000
Jay M. Short, Ph.D...........................................................        152,000
Lewis J. Shuster.............................................................         20,000
All current executive officers as a group (2 persons)........................        250,000
All current directors who are not executive officers as a group (5
  persons)...................................................................        202,000
All current employees, including all current officers who are not executive
  officers, as a group (65 persons)..........................................      1,735,320

    ADMINISTRATION, AMENDMENT AND TERMINATION. The plan is administered by a committee of the board, which consists of at least two non-employee directors who are disinterested within the meaning of Rule 16b-3 of the Securities Exchange Act, and who are eligible to receive only automatic, non-employee directors options. However, the board, instead of the committee, may exercise any authority granted to the committee under the plan. The committee has the authority to interpret the plan and the rights of recipients of awards granted under the plan. The committee also has the power to discontinue, suspend or amend the plan in any manner, subject to certain limited exceptions, including increases in the number of shares available that may be the subject of awards under the plan which requires stockholder approval. With respect to all other amendments to the plan, the board may, in its discretion, determine that such amendment shall only become effective upon approval by the company's stockholders if the board determines that such stockholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities laws, federal or state tax laws, or for the purpose of satisfying applicable stock exchange listing requirements. The committee may, with the consent of the recipient of an option, modify the terms and conditions, accelerate or extend the vesting or exercise period and adjust or reduce the purchase price of an option.

    TERMS AND CONDITIONS OF OPTIONS UNDER THE PLAN. The committee will select the recipients of options granted under the plan and will determine the dates, amounts, exercise prices, vesting periods and other relevant terms of the option.

    OPTION PRICING. The exercise price for stock options shall be determined by the committee as of the date the award is granted. Options to purchase Invitrogen common stock may, with some limitations, be granted with an exercise price below the market value of such stock on the grant date.

    OPTION VESTING. Options granted under the plan vest and become exercisable as determined by the committee in its discretion. Options granted under the plan may be exercised at any time after they vest and before the expiration date determined by the committee, provided that any options intended to qualify as an incentive stock option under the Internal Revenue Code will not be exercisable after the expiration of five years from the date of grant to certain holders of significant amounts of outstanding Invitrogen common stock. Furthermore, in the absence of a specific agreement to the contrary, options will generally expire and become unexercisable three months following termination of the recipient's employment with Invitrogen for any reason other than for cause. The committee may accelerate the vesting of any options and may also extend the period following termination of employment with Invitrogen during which options may vest and/or be exercised.

    OPTION PAYMENTS. The exercise price for options may be paid in cash or in any other consideration the committee deems acceptable, including securities of Invitrogen surrendered by the recipient or withheld from the shares otherwise deliverable upon exercise. Invitrogen may extend or arrange for the extension of credit to any recipient to finance the recipient's purchase of shares upon exercise of the recipient's award and/or the payment of taxes payable in connection with an option, on terms approved by the committee, subject to restrictions under applicable laws and regulations, or allow exercise in a broker's transaction in which the exercise price will not be received until after exercise and subsequent sale of the underlying common stock.

    LIMITED TRANSFERABILITY OF OPTIONS. Options are generally not transferable by the recipient during the life of the recipient.

    OPTION DOCUMENTATION. Options granted under the plan will be evidenced by an agreement duly executed on behalf of Invitrogen and by the recipient, or by a confirming memorandum issued by Invitrogen to the recipient, setting forth the terms and conditions applicable to the option. The plan does not preclude Invitrogen from establishing any other forms of incentive or other compensation for its employees, directors, advisors or consultants, whether or not approved by stockholders.

    RIGHTS WITH RESPECT TO COMMON STOCK. No recipient of an option under the plan has any right, title or interest in or to any shares of common stock subject to any option or any rights as a stockholder unless and until the option is duly exercised pursuant to the terms of the plan and the exercise of the option results in the issuance of shares of common stock to the recipient.

    PLAN PROVISIONS REGARDING SECTION 162(M) OF THE CODE. In general, Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount of compensation that may be deducted by Invitrogen in any tax year with respect to its Chief Executive Officer and its other four most highly compensated employees, including any compensation relating to an award under the plan. The plan is designed to allow Invitrogen to grant options that are not subject to the $1 million limit of Section 162(m). No one eligible person may be granted any awards with respect to more than 250,000 shares of common stock or in excess of $1 million in any one calendar year. Furthermore, if Section 162(m) would otherwise apply and if the amount of compensation an eligible person would receive under an award is not based solely on an increase in the value of the underlying Invitrogen common stock after the date of grant the committee may condition the grant, vesting, or exercisability of the option on the attainment of a preestablished objective performance goal. A preestablished objective performance goal may include one or more of the following performance criteria:
(a) cash flow, (b) earnings per share (including earnings before interest, taxes, and amortization), (c) return on equity, (d) total shareholder return,
(e) return on capital, (f) return on assets or net assets, (g) income or net income, (h) operating income or net operating income, (i) operating margin, (j) return on operating revenue, and (k) any other similar performance criteria.

    PARTICIPATION IN THE PLAN BY DIRECTORS, EXECUTIVE OFFICERS AND OTHER EMPLOYEES. On July 2, 1999, the market value of Invitrogen common stock was $23.75 per share, options to purchase 440,996 shares had been exercised under the plan and options to purchase an aggregate of 2,798,782 shares of common stock have been granted and were outstanding under the plan at exercise prices ranging from $0.84 to $17.88 a share.

    Participation in the plan is at the discretion of the board or the committee; accordingly, future participation by directors, executive officers and other employees under the plan is not determinable.

    FEDERAL INCOME TAX TREATMENT. The following brief description of federal income tax treatment which will generally apply to options granted under the plan, based on federal income tax laws currently in effect. The exact federal income tax treatment of options and other awards will depend on the specific circumstances of the recipient. No information is provided with respect to estate, inheritance, gift, state or local tax laws, although there may be certain tax consequences upon receipt or exercise of an option or other award or the disposition of any acquired shares under those laws.

    INCENTIVE STOCK OPTIONS. Stock options granted under the plan may qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. If a recipient exercises an incentive stock option in accordance with its terms and does not dispose of the shares acquired within two years from the date of the grant of the incentive stock option nor within one year from the date of exercise, the required holding periods, the recipient generally will not be subject to regular federal income tax, and Invitrogen will not be entitled to any deduction on either the grant or the exercise of the incentive stock option. A recipient's basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided a recipient holds the shares as a capital asset at the time of sale or other disposition of the shares, a recipient's gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of a recipient's gain or loss will be the difference between the amount realized on the disposition of the shares and the recipient's basis in the shares.

    If, however, the recipient disposes of the acquired shares at any time before the expiration of the required holding periods, then, subject to certain exceptions, the recipient will recognize ordinary income at the time of such disposition which will equal the excess, if any, of the lesser of (a) the amount realized on such disposition, or (b) the fair market value of the shares on the date of exercise, over the recipient's basis in the shares. Invitrogen generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by a recipient. Any gain in excess of such ordinary income amount will be a capital gain. If a recipient disposes of such shares for less than the recipient's basis in the shares, the difference between the amount realized and the recipient's basis will be capital loss.

    The excess of the fair market value of the shares acquired on the exercise date of an incentive stock option over the exercise price of such option generally is required to be included in the recipient's alternative minimum taxable income for the year in which the option is exercised and, accordingly, may subject a recipient to the alternative minimum tax.

    NON-QUALIFIED STOCK OPTIONS. In general, there are no tax consequences to the recipient or to Invitrogen on the grant of a stock option that does not qualify as an incentive stock option. On exercise, however, the recipient generally will recognize ordinary income equal to the excess of the fair market value of the shares as of the exercise date over the purchase price paid for such shares, and Invitrogen will be entitled to a deduction equal to the amount of ordinary income recognized by the recipient. On a later disposition of the shares received under a non-qualified stock option, the difference between the amount realized on such disposition and the fair market value of the shares on the date of exercise generally will be treated as a capital gain or loss.

    MISCELLANEOUS TAX ISSUES. Invitrogen generally will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a recipient in connection with the exercise of options granted under the plan.

    Special rules will apply in cases where a recipient of an option pays the exercise price or applicable withholding tax obligations by delivering previously owned shares of common stock or by reducing the amount of shares otherwise issuable pursuant to the exercise of an option. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired.

                                 LEGAL MATTERS

    The validity of the Invitrogen stock to be issued in connection with the merger will be passed upon by Gray Cary Ware & Freidenrich LLP. Certain tax matters relating to the merger will be passed upon by Gray Cary Ware & Freidenrich LLP for Invitrogen and by Brobeck Phleger & Harrison LLP for NOVEX. See "The Merger--Material Federal Income Tax Consequences."

                                    EXPERTS

    The consolidated financial statements as of December 31, 1996 and 1997 and 1998 and for the three years in the period ended December 31, 1998 included in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of NOVEX included in this Joint Proxy Statement/Prospectus for the fiscal years ended March 31, 1999 and 1998, have been audited by Ernst & Young LLP, independent auditors, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Invitrogen is subject to the informational requirements of the Exchange Act and, in accordance therewith file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Invitrogen with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at (800) 732-0330. In addition, Invitrogen is required to file electronic versions of such material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Invitrogen stock is listed on the Nasdaq National Market and reports and other information concerning Invitrogen can also be inspected at the offices of the Nasdaq National Market and reports and other information concerning Invitrogen can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500.

    Invitrogen has filed with the SEC a Registration Statement on Form S-4 under the Exchange Act with respect to the shares of Invitrogen common stock to be issued pursuant to the merger agreement.

    Invitrogen has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Invitrogen and NOVEX has supplied all such information relating to NOVEX.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
INVITROGEN CORPORATION

  INTERIM FINANCIAL STATEMENTS

    Consolidated Balance Sheets as of March 31, 1999 and December 31, 1998.................................        F-2

    Interim Consolidated Statements of Income for the Three Months ended March 31, 1999 and 1998...........        F-3

    Interim Consolidated Statements of Cash Flows for the Three Months ended March 31, 1999 and 1998.......        F-4

    Notes to Consolidated Financial Statements.............................................................        F-5

  AUDITED FINANCIAL STATEMENTS

    Report of Independent Public Accountants...............................................................        F-8

    Consolidated Balance Sheets as of December 31, 1997 and 1998...........................................        F-9

    Consolidated Statements of Income for the Years Ended December 31, 1996, 1997 and 1998.................       F-10

    Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1996, 1997
     and 1998..............................................................................................       F-12

    Consolidated Statement of Cash Flows for the Years Ended December 31, 1996, 1997 and 1998..............       F-13

    Notes to Consolidated Financial Statements.............................................................       F-15

NOVEX

  AUDITED FINANCIAL STATEMENTS

    Report of Independent Auditors.........................................................................       F-30

    Consolidated Balance Sheets as of March 31, 1999 and 1998..............................................       F-31

    Consolidated Statements of Income for the years ended March 31, 1999, 1998 and 1997....................       F-32

    Consolidated Statements of Stockholders' Equity for the years ended March 31, 1999, 1998 and 1997......       F-33

    Consolidated Statements of Cash Flows for the years ended March 31, 1999, 1998 and 1997................       F-34

    Notes to Consolidated Financial Statements.............................................................       F-35

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE DATA)

                                                                                         MARCH 31,   DECEMBER 31,
                                                                                           1999          1998
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)   (AUDITED)
                                                     ASSETS
Current Assets:
  Cash and cash equivalents...........................................................   $  35,583    $    1,797
  Short-term investments..............................................................       3,421         4,214
  Accounts receivable, net of allowance for doubtful accounts of $124.................       4,199         3,189
  Note receivable officer.............................................................         150           150
  Inventories.........................................................................       2,685         2,848
  Deferred income taxes...............................................................         575           611
  Prepaid expenses and other current assets...........................................       1,599         1,194
                                                                                        -----------  ------------
      Total current assets............................................................      48,212        14,003
Property and Equipment, net...........................................................       7,044         7,090
Intangible Assets, net................................................................       1,545         1,319
Other Assets..........................................................................         176           403
                                                                                        -----------  ------------
      Total assets....................................................................   $  56,977    $   22,815
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of obligations under capital leases.................................   $      42    $       54
  Accounts payable....................................................................       2,224         2,257
  Accrued expenses....................................................................       1,357         1,378
  Income taxes payable................................................................       1,052           718
                                                                                        -----------  ------------
      Total current liabilities.......................................................       4,675         4,407
                                                                                        -----------  ------------
Obligations under capital leases, less current portion................................          74            83
                                                                                        -----------  ------------
Commitments and Contingencies
Non-voting Redeemable Common Stock of Invitrogen B.V:
  Subsidiary common stock: authorized and issued--18,000 shares
    Full liquidation value of $1,544 (NLG 3,150)......................................       1,526         1,599
                                                                                        -----------  ------------
Convertible Redeemable Preferred stock, $0.01 par value; 4,202,942 shares authorized;
  no shares issued or outstanding on March 31, 1999 and 2,202,942 issued and
  outstanding on December 31, 1998....................................................          --        16,141
                                                                                        -----------  ------------
Stockholders' Equity:
  Common stock; $0.01 par value, 50,000,000 shares authorized; 13,229,039 and
    7,421,268 shares issued and outstanding at March 31, 1999 and December 31, 1998,
    respectively......................................................................         132            74
Additional paid-in-capital............................................................      50,639         1,598
Deferred compensation.................................................................        (832)         (962)
Value of common stock designated pursuant to Employee Stock Ownership Plan............         100           100
Foreign currency translation adjustment...............................................        (238)          (33)
Retained earnings (deficit)...........................................................         901          (192)
                                                                                        -----------  ------------
      Total stockholders' equity......................................................      50,702           585
                                                                                        -----------  ------------
      Total liabilities and stockholders' equity......................................   $  56,977    $   22,815
                                                                                        -----------  ------------
                                                                                        -----------  ------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                   INTERIM CONSOLIDATED STATEMENTS OF INCOME

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  THREE MONTHS ENDED
                                                                                                      MARCH 31,
                                                                                                 --------------------
                                                                                                   1999       1998
                                                                                                 ---------  ---------
                                                                                                     (UNAUDITED)
Revenues.......................................................................................  $   9,601  $   7,154
Cost of Revenues...............................................................................      2,540      1,901
                                                                                                 ---------  ---------
    Gross margin...............................................................................      7,061      5,253
                                                                                                 ---------  ---------
Operating Expenses:
  Sales and marketing..........................................................................      1,973      1,618
  General and administrative...................................................................      1,286      1,116
  Research and development.....................................................................      1,908      1,455
                                                                                                 ---------  ---------
    Total operating expenses...................................................................      5,167      4,189
                                                                                                 ---------  ---------
      Income from operations...................................................................      1,894      1,064
Other Income (Expense):
  Gain (loss) on foreign currency transactions.................................................        (57)        55
  Interest expense.............................................................................         (8)       (10)
  Interest and other income....................................................................        195        121
                                                                                                 ---------  ---------
Income before provision for income taxes.......................................................      2,024      1,230
Provision for Income Taxes.....................................................................        712        439
                                                                                                 ---------  ---------
Net income.....................................................................................      1,312        791
  Less: Preferred stock dividends..............................................................       (163)      (225)
       Accretion of non-voting redeemable common stock.........................................        (56)       (48)
       Adjustment to beneficial conversion feature related to convertible preferred stock......        985         --
                                                                                                 ---------  ---------
Income available to common stockholders........................................................  $   2,078  $     518
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Basic earnings per share.......................................................................  $     .19  $     .05
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Diluted earnings per share.....................................................................  $     .16  $     .05
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Weighted average shares used in basic earnings per share calculation...........................     10,900      9,630
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Weighted average shares used in diluted earnings per share calculation.........................     12,865     10,919
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                               THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                              ---------------------
                                                                                                 1999       1998
                                                                                              ----------  ---------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................................................  $    1,312  $     791
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.............................................................         340        181
  Amortization of deferred compensation.....................................................         131         54
  Employee stock ownership plan contribution................................................          --         25
  Deferred income taxes.....................................................................          32       (172)
  Changes in operating assets and liabilities:
    Accounts receivable.....................................................................      (1,108)      (636)
    Inventories.............................................................................         116       (144)
    Prepaid expenses and other current assets...............................................        (457)       (75)
    Other assets............................................................................          11         51
    Accounts payable........................................................................          15        379
    Accrued expenses........................................................................           6       (189)
    Income taxes payable....................................................................         345         34
                                                                                              ----------  ---------
      Net cash provided by operating activities.............................................         743        299
                                                                                              ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Change in short term investments..........................................................         793     (1,839)
  Purchases of property and equipment.......................................................        (445)    (1,314)
  Payments for intangible assets............................................................        (267)       (72)
                                                                                              ----------  ---------
      Net cash provided by (used in) investing activities...................................          81     (3,225)
                                                                                              ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on capital lease obligations...........................................         (22)       (34)
  Redemption of preferred stock and payment of accrued dividends............................     (15,553)        --
  Proceeds from sale of common stock........................................................      48,562         --
                                                                                              ----------  ---------
  Net cash provided by (used in) financing activities.......................................      32,987        (34)
  Effect of exchange rate changes on cash...................................................         (25)      (145)
                                                                                              ----------  ---------
  Net increase (decrease) in cash and cash equivalents......................................      33,786     (3,105)
  Cash and cash equivalents, beginning of period............................................       1,797      5,375
                                                                                              ----------  ---------
  Cash and cash equivalents, end of period..................................................  $   35,583  $   2,270
                                                                                              ----------  ---------
                                                                                              ----------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for income taxes................................................................  $      323  $     258
                                                                                              ----------  ---------
                                                                                              ----------  ---------
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Conversion of Convertible Redeemable Preferred Stock into Redeemable Preferred Stock......  $   14,015  $      --
                                                                                              ----------  ---------
                                                                                              ----------  ---------
  Conversion of Redeemable Preferred Stock into Common Stock................................  $      751  $      --
                                                                                              ----------  ---------
                                                                                              ----------  ---------
  Adjustment to beneficial conversion feature related to Convertible Redeemable Preferred
    Stock...................................................................................  $      985  $      --
                                                                                              ----------  ---------
                                                                                              ----------  ---------
  Preferred dividends declared..............................................................  $      163  $     225
                                                                                              ----------  ---------
                                                                                              ----------  ---------
  Accretion of redemption value for Redeemable Common Stock.................................  $       56  $      48
                                                                                              ----------  ---------
                                                                                              ----------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GENERAL

    The consolidated financial statements include the accounts of Invitrogen Corporation and its 100% controlled subsidiaries, Invitrogen B.V. and Invitrogen Export Company, Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation. The interim financial statements have been prepared by Invitrogen, without audit, according to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited financial statements contain all adjustments, which include only normal recurring adjustments, necessary to state fairly the financial position, results of operations and cash flows as of and for the periods indicated.

    It is suggested that these financial statements be read in conjunction with the audited financial statements and the notes thereto included in the Prospectus, as amended, filed with the Securities and Exchange Commission on February 26, 1999.

1. INVENTORIES

    Inventories include material, labor and overhead costs and consist of the following:

                                                                       MARCH 31,   DECEMBER 31,
                                                                         1999          1998
                                                                      -----------  -------------
                                                                            (IN THOUSANDS)
Raw materials and components........................................   $     428     $     574
Work in process.....................................................         585           636
Finished goods......................................................       1,672         1,638
                                                                      -----------       ------
                                                                       $   2,685     $   2,848
                                                                      -----------       ------
                                                                      -----------       ------

2. ACCUMULATED DEPRECIATION AND AMORTIZATION

    Accumulated depreciation and amortization of property, plant and equipment was $4.0 million and $3.7 million at March 31, 1999 and December 31, 1998, respectively. Accumulated amortization of intangible assets was $0.3 million at March 31, 1999 and December 31, 1998.

3. INITIAL PUBLIC OFFERING, CONVERSION AND REDEMPTION OF PREFERRED STOCK

    In February 1999, the Company completed its initial public offering and issued 3,525,000 newly issued shares of its Common Stock at a price of $15.00 per share. The Company received $48.2 million in cash, net of underwriting discounts, commissions and other offering costs.

    Simultaneously with the closing of the initial public offering, each of the 2,202,942 outstanding shares of Series A Cumulative Convertible Preferred Stock was automatically converted into 2,202,942 shares of Common Stock and 2,202,942 shares of Series A Redeemable Preferred Stock (RPS). At the closing of the IPO, the RPS was redeemed for $14,015,000 and accumulated dividends on the Series A Cumulative Convertible Preferred Stock of $1,538,000 were paid. In 1997, when the stock was issued, a charge to equity of $15 million was recorded to reflect the beneficial conversion feature of the convertible preferred stock. Upon determination of the final redemption price of $14,015,000 at the IPO a

                    INVITROGEN CORPORATION AND SUBSIDIARIES

3. INITIAL PUBLIC OFFERING, CONVERSION AND REDEMPTION OF PREFERRED STOCK (CONTINUED) credit to equity of $985,000 was recorded which has been reported as an adjustment to Income Available to Common Stockholders in the income statement for the quarter ended March 31, 1999.

4.  EARNINGS PER SHARE

    Earnings per share is calculated as follows:

                                                                                  THREE MONTHS ENDED MARCH 31, 1999
                                                                             -------------------------------------------
                                                                                INCOME          SHARES
                                                                              (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                                             -------------  ---------------  -----------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Basic EPS:
  Income available to common stockholders..................................    $   2,078          10,900      $    0.19
  Stock options............................................................           --           1,965             --
                                                                                  ------          ------          -----
Diluted EPS:
  Income available to common stockholders plus assumed conversions.........    $   2,078          12,865      $    0.16
                                                                                  ------          ------          -----
                                                                                  ------          ------          -----


                                                                                  THREE MONTHS ENDED MARCH 31, 1999
                                                                             -------------------------------------------
                                                                                INCOME          SHARES
                                                                              (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                                             -------------  ---------------  -----------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Basic EPS:
  Income available to common stockholders..................................    $     518           9,630      $    0.05
  Stock options............................................................           --           1,289             --
                                                                                  ------          ------          -----
Diluted EPS:
  Income available to common stockholders plus assumed conversions.........    $     518          10,919      $    0.05
                                                                                  ------          ------          -----
                                                                                  ------          ------          -----

    In accordance with SAB Topic 4D, the Company considers any common stock issuable upon the occurrence of an IPO for little or no consideration as a nominal issuance. In accordance with the above bulletin, the Company has considered 2,202,942 common shares issuable in connection with the conversion of convertible preferred stock to be a nominal issuance and outstanding for all periods since the original issuance of the underlying security until the conversion into common stock upon the IPO.

5. COMPREHENSIVE INCOME

    Total comprehensive income for the three months ended March 31, 1999 and 1998 was $1.1 million and $.8 million, respectively. The adjustments to net income to arrive at total comprehensive income for the three months ended March 31, 1999 and 1998 were $206,000 and $30,000, respectively, and represent foreign currency translation adjustments.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

6. SUBSEQUENT EVENT

    In June 1999 the Company signed a definitive agreement to acquire NOVEX, a privately held U.S. company that supplies pre-cast electrophoresis gels and related instruments to molecular biology customers in the U.S. and Europe. The Company will issue approximately 2.5 million shares of common stock for all of the outstanding common stock of NOVEX and assume approximately 500,000 outstanding options of NOVEX. The transaction will be accounted for as a pooling of interests and qualifies as a tax-free exchange. Consummation of the transaction is subject to usual and customary closing conditions and approvals, including the approval of both companies' stockholders, and is expected to close in September 1999. Costs incurred as a result of the merger are expected to be $2,775,000 and are subject to change. These costs will be expensed after the merger is completed.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Invitrogen Corporation:

    We have audited the accompanying consolidated balance sheets of Invitrogen Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Invitrogen Corporation and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California
January 15, 1999

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998
                                 (IN THOUSANDS)

                                                                                           1997          1998

                                                     ASSETS

Current Assets:
  Cash and cash equivalents..........................................................   $    5,375    $    1,797
  Short-term investments.............................................................        3,777         4,214
  Accounts receivable, net of allowance for doubtful accounts of $124................        2,255         3,189
  Note receivable officer............................................................           --           150
  Inventories........................................................................        1,914         2,848
  Deferred income taxes..............................................................          740           611
  Prepaid expenses and other current assets..........................................          413         1,194
                                                                                       ------------  ------------
    Total current assets.............................................................       14,474        14,003

Property and Equipment, net..........................................................        2,459         7,090

Intangible Assets, net...............................................................          770         1,319

Other Assets.........................................................................          353           403
                                                                                       ------------  ------------
    Total assets.....................................................................   $   18,056    $   22,815
                                                                                       ------------  ------------
                                                                                       ------------  ------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                1997       1998

                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
  Line of credit............................................................................  $      --  $      --
  Current portion of obligations under capital leases.......................................        121         54
  Accounts payable..........................................................................      1,275      2,257
  Accrued expenses..........................................................................      1,334      1,378
  Income taxes payable......................................................................        499        718
                                                                                              ---------  ---------
    Total current liabilities...............................................................      3,229      4,407
                                                                                              ---------  ---------
Obligations Under Capital Leases, Less Current Portion......................................        143         83
                                                                                              ---------  ---------
Commitments and Contingencies

Non-voting Redeemable Common Stock of Invitrogen B.V.:
  Subsidiary common stock: authorized and issued--18,000 shares.
    Full liquidation value of $1,676 (NLG 3,150)............................................      1,295      1,599
                                                                                              ---------  ---------
Convertible Redeemable Preferred Stock:
  Preferred stock; $0.01 par value; 4,202,942 shares authorized; 2,202,942 issued and outstanding in 1997 and 1998, 6% redeemable convertible, liquidation value of
    $16,375,000; no shares authorized, issued or outstanding pro forma......................     15,242     16,141
                                                                                              ---------  ---------
Redeemable Preferred Stock, $0.01 par value per share: 2,202,942 shares authorized; no
  shares issued or outstanding, 2,202,942 shares pro forma..................................         --         --
                                                                                              ---------  ---------
Stockholders' Equity (Deficit):
  Common stock; $0.01 par value, 20,000,000 and 50,000,000 shares authorized; in 1997 and
    1998, respectively, 7,426,702 and 7,421,268 shares issued and outstanding in 1997 and
    1998, respectively, 9,624,210 shares proforma...........................................         74         74
  Additional paid-in-capital................................................................        664      1,598
  Deferred compensation.....................................................................       (495)      (962)
  Value of common stock designated pursuant to Employee Stock Ownership Plan................        100        100
  Foreign currency translation adjustment...................................................       (130)       (33)
  Retained deficit..........................................................................     (2,066)      (192)
                                                                                              ---------  ---------
    Total stockholders' equity (deficit)....................................................     (1,853)       585
                                                                                              ---------  ---------
    Total liabilities and stockholders' equity (deficit)....................................  $  18,056  $  22,815
                                                                                              ---------  ---------
                                                                                              ---------  ---------

   The accompanying notes are an integral part of these consolidated balance sheets.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                              1996          1997          1998
Revenues................................................................  $     19,121  $     24,965  $     31,414
Cost of Revenues........................................................         5,818         7,989         8,642
                                                                          ------------  ------------  ------------
    Gross margin........................................................        13,303        16,976        22,772
                                                                          ------------  ------------  ------------
Operating Expenses:
  Sales and marketing...................................................         4,236         4,959         6,976
  General and administrative............................................         3,880         3,932         4,428
  Research and development..............................................         2,659         4,416         7,209
                                                                          ------------  ------------  ------------
    Total operating expenses............................................        10,775        13,307        18,613
                                                                          ------------  ------------  ------------
      Income from operations............................................         2,528         3,669         4,159
                                                                          ------------  ------------  ------------
Other Income (Expense):
  Gain on foreign currency transactions.................................           172           145            61
  Interest expense......................................................           (87)          (88)          (35)
  Interest and other income.............................................            70           211           431
                                                                          ------------  ------------  ------------
                                                                                   155           268           457
                                                                          ------------  ------------  ------------
      Income before provision for income taxes..........................         2,683         3,937         4,616
Provision for Income Taxes..............................................           939         1,413         1,638
                                                                          ------------  ------------  ------------
      Net income........................................................  $      1,744  $      2,524  $      2,978
      Less: Preferred stock dividends...................................            --          (475)         (900)
           Accretion of non-voting redeemable common stock..............          (171)         (175)         (204)
           Accretion of beneficial conversion feature related to
           convertible preferred stock..................................            --       (15,000)           --
                                                                          ------------  ------------  ------------
      Income available to common stockholders...........................  $      1,573  $    (13,126) $      1,874
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Basic earnings per share................................................  $       0.19  $      (1.47) $       0.19
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Diluted earnings per share..............................................  $       0.16  $      (1.47) $       0.17
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average shares used in basic earnings per share calculation....     8,356,270     8,938,719     9,626,333
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average shares used in diluted earnings per share
  calculation...........................................................    10,079,755     8,938,719    11,208,016
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                          COMMON STOCK
                                                         ----------------------------------------------
                                     COMMON STOCK               SERIES A                SERIES B
                                -----------------------  ----------------------  ----------------------
                                  SHARES       AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT
Balance at December 31,
  1995........................           --  $       --   7,142,758  $       --   1,188,040  $       --
Issuance of common stock
  pursuant to Employee Stock
  Ownership Plan..............           --          --     111,552          --          --          --
Value of common stock
  designated pursuant to
  Employee Stock Ownership
  Plan........................           --          --          --          --          --          --
Exercise of stock options.....           --          --      70,000          --          --          --
Repurchase of common stock....           --          --     (97,937)         --          --          --
Foreign currency translation
  adjustment..................           --          --          --          --          --          --
Accretion of redemption value
  over stated value on
  subsidiary common stock
  issued to NOM...............           --          --          --          --          --          --
Net income....................           --          --          --          --          --          --
                                -----------  ----------  ----------  ----------  ----------  ----------
Balance at December 31,
  1996........................           --          --   7,226,373          --   1,188,040          --
Recapitalization of stock.....    8,414,413          84  (7,226,373)         --  (1,188,040)         --
Issuance of common stock
  pursuant to Employee Stock
  Ownership Plan..............       22,939          --          --          --          --          --
Value of common stock
  designated pursuant to
  Employee Stock Ownership
  Plan........................           --          --          --          --          --          --
Deferred compensation.........           --          --          --          --          --          --
Amortization of deferred
  compensation expense........           --          --          --          --          --          --
Exercise of stock options.....      178,955           2          --          --          --          --
Repurchase of common stock....      (88,134)         (1)         --          --          --          --
Repurchase of common stock
  relating to stock Purchase
  agreement...................   (1,101,471)        (11)         --          --          --          --
Beneficial conversion feature
  related to convertible
  preferred stock.............           --          --          --          --          --          --
Accretion of beneficial
  conversion feature related
  to convertible preferred
  stock.......................           --          --          --          --          --          --
Preferred stock dividends
  declared and accretion of
  redemption value over stated
  value on subsidiary common
  stock issued to NOM.........           --          --          --          --          --          --
Foreign currency translation
  adjustment..................           --          --          --          --          --          --
Net income....................           --          --          --          --          --          --
                                -----------  ----------  ----------  ----------  ----------  ----------
Balance at December 31,
  1997........................    7,426,702          74          --          --          --          --
Issuance of common stock
  pursuant to Employee Stock
  Ownership Plan..............       12,920          --          --          --          --          --
Value of common stock
  designated pursuant to
  Employee Stock Ownership
  Plan........................           --          --          --          --          --          --
Deferred compensation.........           --          --          --          --          --          --
Amortization of deferred
  compensation expense........           --          --          --          --          --          --
Exercise of stock options.....       16,050          --          --          --          --          --
Tax effect of exercise of
  stock options...............           --          --          --          --          --          --
Repurchase of common stock....      (34,404)         --          --          --          --          --
Issuance of stock options to
  acquire
  MorphaGen, Inc..............           --          --          --          --          --          --
Preferred stock dividends
  declared and accretion of
  redemption value over stated
  value on subsidiary common
  stock issued to NOM.........           --          --          --          --          --          --
Foreign currency translation
  adjustment..................           --          --          --          --          --          --
Net income....................           --          --          --          --          --          --
                                -----------  ----------  ----------  ----------  ----------  ----------
Balance at December 31,
  1998........................    7,421,268  $       74          --  $       --          --  $       --
                                -----------  ----------  ----------  ----------  ----------  ----------
                                -----------  ----------  ----------  ----------  ----------  ----------


                                ADDITIONAL                   OWNERSHIP       FOREIGN     RETAINED   STOCKHOLDERS'
                                 PAID-IN       DEFERRED         PLAN        CURRENCY     EARNINGS      EQUITY       COMPREHENSIVE

                                 CAPITAL     COMPENSATION   CONTRIBUTION   TRANSLATION   (DEFICIT)    (DEFICIT)        INCOME

Balance at December 31,
  1995........................    $1,170       $                $199          $ 57       $   872       $2,298          $   --

Issuance of common stock
  pursuant to Employee Stock
  Ownership Plan..............       199            --          (199)           --            --           --              --

Value of common stock
  designated pursuant to
  Employee Stock Ownership
  Plan........................        --            --           100            --            --          100              --

Exercise of stock options.....        68            --            --            --            --           68              --

Repurchase of common stock....      (174)           --            --            --            --         (174)             --

Foreign currency translation
  adjustment..................        --            --            --           (86)           --          (86)            (86)

Accretion of redemption value
  over stated value on
  subsidiary common stock
  issued to NOM...............        --            --            --            --          (171)        (171)             --

Net income....................        --            --            --            --         1,744        1,744           1,744

                                ----------   ------------        ---           ---       --------   -------------      ------

Balance at December 31,
  1996........................     1,263            --           100           (29)        2,445        3,779           1,658

                                                                                                                       ------

                                                                                                                       ------

Recapitalization of stock.....       (84)           --            --            --            --           --              --

Issuance of common stock
  pursuant to Employee Stock
  Ownership Plan..............       100            --          (100)           --            --           --              --

Value of common stock
  designated pursuant to
  Employee Stock Ownership
  Plan........................        --            --           100            --            --          100              --

Deferred compensation.........       664          (664)           --            --            --           --              --

Amortization of deferred
  compensation expense........        --           169            --            --            --          169              --

Exercise of stock options.....       158            --            --            --            --          160              --

Repurchase of common stock....      (333)           --            --            --            --         (334)             --

Repurchase of common stock
  relating to stock Purchase
  agreement...................    (1,104)           --            --            --        (6,385)      (7,500)             --

Beneficial conversion feature
  related to convertible
  preferred stock.............    15,000            --            --            --            --       15,000              --

Accretion of beneficial
  conversion feature related
  to convertible preferred
  stock.......................   (15,000)           --            --            --            --      (15,000)             --

Preferred stock dividends
  declared and accretion of
  redemption value over stated
  value on subsidiary common
  stock issued to NOM.........        --            --            --            --          (650)        (650)             --

Foreign currency translation
  adjustment..................        --            --            --          (101)           --         (101)           (101)

Net income....................        --            --            --            --         2,524        2,524           2,524

                                ----------   ------------        ---           ---       --------   -------------      ------

Balance at December 31,
  1997........................       664          (495)          100          (130)       (2,066)      (1,853)          2,423

                                                                                                                       ------

                                                                                                                       ------

Issuance of common stock
  pursuant to Employee Stock
  Ownership Plan..............       100            --          (100)           --            --           --              --

Value of common stock
  designated pursuant to
  Employee Stock Ownership
  Plan........................        --            --           100            --            --          100              --

Deferred compensation.........       683          (683)           --            --            --           --              --

Amortization of deferred
  compensation expense........        --           216            --            --            --          216              --

Exercise of stock options.....        16            --            --            --            --           16              --

Tax effect of exercise of
  stock options...............       138            --            --            --            --          138              --

Repurchase of common stock....      (150)           --            --            --            --         (150)             --

Issuance of stock options to
  acquire
  MorphaGen, Inc..............       147            --            --            --            --          147              --

Preferred stock dividends
  declared and accretion of
  redemption value over stated
  value on subsidiary common
  stock issued to NOM.........        --            --            --            --        (1,104)      (1,104)             --

Foreign currency translation
  adjustment..................        --            --            --            97            --           97              97

Net income....................        --            --            --            --         2,978        2,978           2,978

                                ----------   ------------        ---           ---       --------   -------------      ------

Balance at December 31,
  1998........................    $1,598       $  (962)         $100          $(33)      $  (192)      $  585          $3,075

                                ----------   ------------        ---           ---       --------   -------------      ------

                                ----------   ------------        ---           ---       --------   -------------      ------


  The accompanying notes are an integral part of these consolidated financial statements.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

                                                                                      1996       1997       1998
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................................  $   1,744  $   2,524  $   2,978
  Adjustments to reconcile net income to net cash provided by operating activities, net of businesses acquired:
    Depreciation and amortization.................................................        737        732      1,052
    Amortization of deferred compensation.........................................         --        169        216
    Loss on disposal of property and equipment....................................         --         11         --
    Non-cash write-off of investments.............................................         --        330         --
    Employee stock ownership plan contribution....................................        100        100        100
    Foreign currency translation adjustment.......................................        (86)      (101)        96
    Deferred income taxes.........................................................        (63)      (543)       129
    Deferred rent expense.........................................................        (13)        --         --
    Changes in operating assets and liabilities:
      Accounts receivable.........................................................       (284)      (452)    (1,276)
      Inventories.................................................................       (722)       (13)      (592)
      Prepaid expenses and other current assets...................................       (185)       (77)      (781)
      Other assets................................................................         42       (302)       (50)
      Accounts payable............................................................        280        459        982
      Accrued expenses............................................................        592        204         55
      Income taxes payable........................................................        396       (117)       219
                                                                                    ---------  ---------  ---------
        Net cash provided by operating activities.................................      2,538      2,924      3,128
                                                                                    ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............................................       (742)    (1,642)    (5,553)
  Proceeds from sale of property and equipment....................................         --         25         --
  Payments for intangible assets..................................................       (381)      (186)      (542)
  Purchase of short term investments..............................................     --         (3,777)      (438)
  Advances made on notes receivable from officers.................................       (150)        --         --
  Principal payments received on notes receivable from officers...................        125        415         --
  Investment in related party.....................................................         --       (500)        --
                                                                                    ---------  ---------  ---------
        Net cash used in investing activities.....................................     (1,148)    (5,665)    (6,533)
                                                                                    ---------  ---------  ---------

                                  (CONTINUED)

                    INVITROGEN CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

                                                                                      1996       1997       1998
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of preferred stock...........................................         --     14,766         --
  Principal payments on capital lease obligations.................................       (432)      (157)      (127)
  Repurchase of common stock......................................................       (174)    (7,834)      (150)
  Proceeds from exercise of stock options.........................................         68        160         16
  Principal payments on line of credit, net.......................................        (50)      (190)        --
                                                                                    ---------  ---------  ---------
        Net cash provided by (used in) financing activities.......................       (588)     6,745       (261)
                                                                                    ---------  ---------  ---------
Effect of exchange rate changes on cash...........................................         (8)       (10)        88
                                                                                    ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..............................        794      3,994     (3,578)
Cash and cash equivalents, beginning of year......................................        587      1,381      5,375
                                                                                    ---------  ---------  ---------
Cash and cash equivalents, end of year............................................  $   1,381  $   5,375  $   1,797
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..........................................................  $      85  $      88  $      35
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Cash paid for income taxes......................................................  $     117  $   1,266  $     920
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Preferred dividends declared....................................................  $      --  $     475  $     900
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Accretion of redemption value for redeemable common stock.......................  $     171  $     175  $     204
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Accretion of beneficial conversion feature of convertible preferred stock.......  $      --  $  15,000  $      --
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Converted deposit to note receivable--officer...................................  $      --  $      --  $     150
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Net assets acquired through purchase of MorphaGen, Inc..........................  $      --  $      --  $     147
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Deferred compensation...........................................................  $      --  $     664  $     683
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

1. BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS ACTIVITY

    Invitrogen Corporation (the "Company") was incorporated in the state of California on September 29, 1989. The Company operates in one business segment which develops, manufactures and sells products designed to facilitate molecular biology research. The Company sells its products to researchers at universities, corporations, and research institutions throughout North America, the Pacific Rim and Europe. In 1997, the Company changed its state of incorporation to Delaware. In connection with the Company's recapitalization, all of the Series A common stock and Series B common stock of the former California Corporation were converted to the common stock of the new Delaware corporation; accordingly, Series A common stock and Series B common stock ceased to exist (see Note 2).

    Invitrogen B.V., a 100% controlled subsidiary of the Company, commenced operations in The Netherlands in April 1993. It sells and distributes the Company's products to the European markets.

    Invitrogen Export Company, Ltd., a wholly-owned subsidiary of the Company, was incorporated in 1996 and is a foreign sales corporation.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its 100% controlled subsidiaries, Invitrogen B.V. and Invitrogen Export Company, Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation.

    CONCENTRATIONS OF RISKS

    REVENUES (EXCLUSIVE OF GRANTS AND ROYALTIES)

    Revenues for each of the three years ended December 31, 1998, were earned from sales to customers in the following geographic regions (in thousands):

                                                                 1996       1997       1998
North America................................................  $  12,496  $  15,751  $  19,105
Europe.......................................................      4,620      6,286      8,453
Pacific Rim..................................................      1,570      2,257      2,632
                                                               ---------  ---------  ---------
Total revenue................................................  $  18,686  $  24,294  $  30,190
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Certain countries in the Pacific Rim have recently been experiencing significant volatility in their currencies. While the Company sells principally in U.S. dollars to customers in these countries, the volatility in the countries' currencies may have an adverse impact on the Company's revenue and profit in the future. The Company did not have any material accounts receivable from customers in this region in any of the years presented.

    CUSTOMERS

    Approximately $6,800,000, $8,300,000 and $10,193,000, or 36%, 34% and 34% of
the Company's revenues during the years ended December 31, 1996, 1997, and 1998, respectively, were derived from

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

1. BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) university and research institutions which management believes are, to some degree, directly or indirectly supported by the U.S. Government. A change in current research fundings, particularly with respect to the National Institute of Health, may have an adverse impact on the Company's future results of operations.

    REVENUE RECOGNITION

    Revenues from product sales are recognized upon shipment to the customer. The Company does not receive material upfront fees; those that are received are deferred and recognized upon shipment to the customers. Grant revenue is recorded as earned, as defined within the specific agreements and is not refundable. Grant revenue was $435,000, $671,000 and $649,000 in 1996, 1997 and
1998, respectively. Cost of grant revenue is included in research and development.

    Royalty revenue is recognized when earned, generally upon the receipt of cash, and is not refundable.

    CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 1997 and 1998 consist primarily of commercial paper. All other investments are classified as held to maturity short-term investments and consist of commercial paper and mature through June 1, 1999. Short term investments are carried at cost.

    INVENTORIES

    Inventories are stated at lower of cost (first-in, first-out method) or market. The Company reviews the components of its inventory on a quarterly basis for excess, obsolete and impaired inventory and makes appropriate dispositions as obsolete stock is identified.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (3 to 39 years) using the straight-line method. Amortization of leasehold improvements is computed on the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

    INTANGIBLE ASSETS

    Intangible assets, representing primarily patents and license agreements, are recorded at cost and amortized on a straight-line basis over estimated useful lives of 5 to 17 years.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

1. BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) LONG-LIVED ASSETS

    The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets". The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its long-lived assets. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate income from operations and positive cash flow in future periods as well as the strategic significance of any intangible asset in the Company's business objectives.

    RESEARCH AND DEVELOPMENT COSTS

    All research and development costs are charged to operations as incurred.

    INCOME TAXES

    The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Statement Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

    FOREIGN CURRENCY TRANSLATION

    The functional currency for Invitrogen B.V. is the Netherlands Guilder
(NLG), the applicable foreign currency. The translation from the applicable foreign currency to the U.S. dollar is translated for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The effects of translation are recorded as a separate component of stockholders' equity. Exchange gains and losses arising from transactions denominated in foreign currencies are recorded using the actual exchange differences on the date of the transaction.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of all financial instruments such as foreign cash accounts, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of the Company's notes receivable from officers, line of credit and obligations under capital leases approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

1. BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) COMPUTATION OF EARNINGS PER SHARE

    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share." SFAS No. 128 requires companies to compute basic and diluted per share data for all periods for which an income statement is presented. Basic earnings per share was computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if the income were divided by the weighted-average number of common shares and potential common shares from outstanding stock options. Potential common shares were calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company's outstanding options. Diluted earnings per share does not consider the impact of the conversion of outstanding redeemable convertible preferred stock as its inclusion would be anti-dilutive for all periods presented. Potentially dilutive securities are not considered in the calculation of net loss per share as their impact would be antidilutive.

    COMPREHENSIVE INCOME

    The Company has implemented Statement of Financial Accounting Standards No. 130 "Comprehensive Income". This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Accordingly, in addition to reporting net income under the current rules, the Company is required to display the impact of any fluctuations in its foreign currency translation adjustments as a component of comprehensive income and to display an amount representing total comprehensive income for each period presented.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Accounting Standards Executive Committee issued AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal use software as well as assists in determining when computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. The Company has not determined the impact of the adoption of SOP 98-1 as this is highly dependent upon the nature, timing and extent of future internal use software development.

    In March 1998, the Accounting Standards Executive Committee issued AICPA Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." This Statement of Position provides guidance

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

1. BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) on the financial reporting of start-up costs and organization costs. It requires that the cost of start-up activities and organization costs be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The company does not expect adoption of this SOP to have a material impact on its financial statements.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement changes the previous accounting definition of derivative--which focused on freestanding contracts such as options and forwards (including futures and swaps)--expanding it to include embedded derivatives and many commodity contracts. Under the Statement, every derivative is recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Earlier application is allowed as of the beginning of any quarter beginning after issuance. The Company does not anticipate that the adoption of SFAS 133 will have a material impact on its financial position or results of operations.

    The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" and, as explained above, has determined that it operates in one business segment dedicated to molecular biology research.

2. RELATED PARTY TRANSACTIONS

    NOTE RECEIVABLE--OFFICER

    The Company holds a note receivable of $150,000 from an officer of the Company. The promissory note originated in December 1998, is collateralized by 16,000 shares of common stock of the Company, bears annual interest of 6.5 percent and is due in full on December 31, 1999.

    INVESTMENT IN MORPHAGEN, INC.

    In February 1997, the Company entered into an agreement with MorphaGen, Inc., a start-up company, for an initial investment of $500,000 in exchange for 109,850 shares of Series A Preferred Stock of MorphaGen, Inc. The president of MorphaGen, Inc. is the spouse of a member of the board of directors of the Company. On November 3, 1998, the Company acquired all of the outstanding common stock of MorphaGen, Inc. which the Company did not already own for 50,000 options to purchase company stock at $8.50 per share. In connection with this acquisition, the Company recorded $147,000 as additional paid-in capital representing the estimated fair value of the options issued.

    COMMON STOCK

    In connection with the Company's recapitalization, all of the Series A common stock and Series B common stock of the former California Corporation were converted to the common stock of the new Delaware corporation; accordingly, Series A common stock and Series B common stock ceased to exist.

    SERIES A. All outstanding shares of Series A common stock have been issued to founders, directors, employees or consultants of the Company pursuant to agreements which entitles the Company to repurchase the shares at the current market value in the event of termination of employment.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

2. RELATED PARTY TRANSACTIONS (CONTINUED)
    SERIES B. All outstanding shares of Series B common stock have been issued to the president and majority stockholder of the Company. The Series B common stock has the same rights, preferences, privileges and restrictions of Series A common stock except the Series B shares may not vote in the election of directors of the Company. In 1997, the Company converted all the outstanding Series B common stock to Series A common stock on a one to one basis.

3. INVENTORIES

    Inventories include material, labor and overhead costs and consist of the following (in thousands):

                                                                               1997       1998
Raw materials and components...............................................  $     291  $     574
Work in process............................................................        503        636
Finished goods.............................................................      1,120      1,638
                                                                             ---------  ---------
                                                                             $   1,914  $   2,848
                                                                             ---------  ---------
                                                                             ---------  ---------

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                                             1997       1998
Land.....................................................................  $      --  $     216
Building.................................................................         --      1,629
Machinery and equipment..................................................      4,823      8,330
Leasehold improvements...................................................        223        538
Construction in process..................................................        221        119
                                                                           ---------  ---------
                                                                               5,267     10,832
Accumulated depreciation and amortization................................     (2,808)    (3,742)
                                                                           ---------  ---------
                                                                           $   2,459  $   7,090
                                                                           ---------  ---------
                                                                           ---------  ---------

5. INTANGIBLE ASSETS

    Intangible assets consist of the following (in thousands):

                                                                                1997       1998
Licensing agreements (see Note 7)...........................................  $     574  $     984
Patents and trademarks......................................................        362        569
Other.......................................................................         10         49
                                                                              ---------  ---------
                                                                                    946      1,602
Accumulated amortization....................................................       (176)      (283)
                                                                              ---------  ---------
                                                                              $     770  $   1,319
                                                                              ---------  ---------
                                                                              ---------  ---------

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

6. ACCRUED EXPENSES

    Accrued expenses consist of the following (in thousands):

                                                                               1997       1998
Accrued purchases..........................................................  $     240  $     530
Accrued payroll and related................................................        741        491
Accrued other..............................................................        353        357
                                                                             ---------  ---------
                                                                             $   1,334  $   1,378
                                                                             ---------  ---------
                                                                             ---------  ---------

7. LICENSING AGREEMENTS

    The Company manufactures and sells certain products under several licensing agreements. The agreements require royalty payments based upon various percentages of sales or profits from the products. Terms of the agreements range from five to ten years and initial costs are amortized over their terms using the straight-line method. Total royalties paid under the agreements were approximately $444,000, $815,000, and $996,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

    Certain of the licensing agreements require guaranteed minimum annual royalty payments, to maintain exclusively. Future minimum guaranteed royalties at December 31, 1998 are as follows (in thousands):

YEAR ENDING DECEMBER 31,
    1999.............................................................................  $     877
    2000.............................................................................      1,174
    2001.............................................................................      1,501
    2002.............................................................................      1,391
    2003.............................................................................      1,520
                                                                                       ---------
                                                                                       $   6,463
                                                                                       ---------
                                                                                       ---------

    The Company has a minimum purchase commitment with a vendor, which requires annual purchases of approximately $1 million to maintain preferential pricing.

8. LINE OF CREDIT

    As of September 30, 1998, the Company amended the line of credit to increase the maximum available commitment to $10,000,000, which bears interest at the bank's Libor rate (5.75% at December 31, 1998) plus 2% or the bank's prime rate. The line of credit expires on September 30, 1999. The line of credit agreement contains various normal and customary financial covenants, which the Company was in compliance with for all periods presented.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

9. INCOME TAXES

    Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                                  1997       1998
Deferred tax assets:
  Various accruals............................................................  $     617  $     525
  Net operating loss carryforwards............................................         33         --
  State taxes.................................................................        115         96
  Other.......................................................................         --        135
                                                                                ---------  ---------
Total deferred tax assets.....................................................        765        756

Deferred tax liabilities:
  Depreciation and amortization...............................................        (25)      (145)
                                                                                ---------  ---------
Net deferred tax assets.......................................................  $     740  $     611
                                                                                ---------  ---------
                                                                                ---------  ---------

    Income before income taxes includes the following components:

                                                                     1996       1997       1998
United States....................................................  $   1,212  $   2,983  $   3,859
Foreign..........................................................      1,471        954        757
                                                                   ---------  ---------  ---------
                                                                   $   2,683  $   3,937  $   4,616
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    The provision for income taxes consists of the following:

                                                                      1996       1997       1998
Current:
  Federal.........................................................  $     510  $   1,343  $   1,042
  State...........................................................         30        339        267
  Foreign.........................................................        462        334        276
                                                                    ---------  ---------  ---------
Total current provision...........................................      1,002      2,016      1,585
Deferred:
  Federal.........................................................        (27)      (453)        34
  State...........................................................        (36)      (150)        19
  Foreign.........................................................         --         --         --
                                                                    ---------  ---------  ---------
Total deferred provision..........................................        (63)      (603)        53
                                                                    ---------  ---------  ---------
Total provision...................................................  $     939  $   1,413  $   1,638
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    The difference between the provision for income taxes and the amounts that would be obtained by applying the Federal statutory rate to income before income taxes relates primarily to the utilization of certain tax credit and net operating loss carryforwards.

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

9. INCOME TAXES (CONTINUED)
    The provision for income taxes differs from the amount computed by applying the federal statutory rate to the Company's income before provision for income taxes as follows:

                                                                      1996       1997       1998
Federal tax provision at statutory rate...........................       34.0%      34.0%      34.0%
State tax, net of federal benefit.................................        4.0%       6.0%       6.0%
Foreign Sales Corporation Benefit.................................         --       (1.0)%      (1.6)%
Research and development and other credits........................         --       (5.0)%      (7.0)%
Other.............................................................       (3.0)%       1.9%       4.1%
                                                                          ---        ---        ---
Provision for income taxes........................................       35.0%      35.9%      35.5%
                                                                          ---        ---        ---
                                                                          ---        ---        ---

    The tax benefit associated with the disqualifying dispositions by employees of shares issued in the Company's stock options plans reduced taxes payable by $138,000 for 1998. This benefit has been reflected as additional paid-in capital in the accompanying statement of stockholders' equity.

10. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases certain equipment under capital leases which are personally guaranteed by the Company's principal stockholders, are due in aggregate monthly installments of $32,000 and mature at various dates through November 2001. Property and equipment at December 31, 1997 and 1998, include approximately $595,000 and $498,000, respectively, of equipment under capital leases which have been capitalized. Accumulated depreciation for such equipment was approximately $347,000 and $100,000 at December 31, 1997 and 1998, respectively.

    Future minimum lease commitments at December 31, 1998 are as follows (in thousands):

                                                                            OPERATING     CAPITAL
     YEAR ENDING DECEMBER 31,                                                LEASES       LEASES
    1999.................................................................   $     463    $      65
    2000.................................................................         482           48
    2001.................................................................         501           44
    2002.................................................................         521           --
    2003.................................................................         542           --
    Thereafter...........................................................       1,759           --
                                                                           -----------       -----
      Total minimum lease payments.......................................   $   4,268          157
                                                                           -----------
                                                                           -----------
      Less: amount representing interest.................................                      (20)
                                                                                             -----
                                                                                               137
      Less: current portion..............................................                      (54)
                                                                                             -----
                                                                                         $      83
                                                                                             -----
                                                                                             -----

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company leases its office and manufacturing facility in Carlsbad, California under an operating lease which expires February 2007. Rent expense under all operating leases was approximately $318,000, $480,000 and $588,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

    LITIGATION

    The Company and its subsidiaries are subject to claims and from time to time are named as defendants in legal proceedings. In the opinion of management, the amount of ultimate liability, if any, with respect to those actions will not materially affect the financial position or results of operations of the Company.

    HEDGING

    At December 31, 1998 the Company had outstanding put options to sell 1.2 million pounds sterling at $1.63 per pound. Additionally, the Company had outstanding call options to purchase 1.2 million pounds sterling at $1.675 per pound. These contracts expire monthly through December 1999. The above contracts had no net value at December 31, 1998.

11. REDEEMABLE COMMON STOCK OF INVITROGEN B.V.

    Effective February 26, 1993, Invitrogen B.V. entered into a money loan agreement with N.V. Noordelijke Ontwikkelingsmaatschappij, Investment and Development Company for the Northern Netherlands ("NOM"). As of December 31, 1994, the due date of the Loan, the Company had borrowed $618,000, at a 15% effective interest rate, under the agreement which had provisions by which NOM could convert its loan balance to Invitrogen B.V. common stock. On April 7, 1995, the Company, Invitrogen B.V. and NOM entered into a Shareholders' Agreement. As a result, Invitrogen B.V. issued 18,000 shares of non-voting redeemable common stock to NOM in exchange for a NLG 1.8 million. The proceeds from the issuance of the non-voting redeemable common stock were utilized to retire the outstanding debt of $618,000 (NLG 1.2 million). NOM may require the Company and/or its subsidiary to redeem these shares in the amount of NLG 3,150,000 (redemption amount) if certain events occur. The Company and/or its subsidiary are required to redeem all the shares on April 7, 1999 for the redemption amount of NLG 3,150,000 (USD $1,676,000 at December 31, 1998). At any time, the Company and/or its subsidiary may redeem all of the subsidiary shares issued to NOM for the redemption price.

    The excess of the redemption value over the issue price is being accredited by periodic charges to equity over the life of the issue (through April 7, 1999).

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

12. PREFERRED STOCK

    The Company has authorized 6,405,884 shares of preferred stock, designated as follows:

                                                                                     SHARES
Series A cumulative convertible redeemable preferred stock.......................   2,202,942
Series A redeemable preferred stock..............................................   2,202,942
Undesignated preferred stock.....................................................   2,000,000
                                                                                   ----------
Total preferred shares...........................................................   6,405,884
                                                                                   ----------
                                                                                   ----------

    On June 20, 1997, the Company entered into a stock purchase agreement with a group of three investors (Investors). The Company sold 2,202,942 shares of Series A Cumulative Convertible Redeemable Preferred Stock ("Convertible Preferred Stock") at $6.8091 per share to the Investors in exchange for $14,766,000, net of issuance costs. Additionally, the Company repurchased and retired 1,101,471 shares of the Company's common stock at $6.8091 per share, representing the fair value of these shares, from certain stockholders of the Company in exchange for $7.5 million. The Convertible Preferred Stock accrues dividends at a rate of 6% per annum and has a liquidation preference of $6.8091 per share plus accrued and unpaid dividends. Additionally, the Convertible Preferred Stock entitles the holder thereof to one vote per outstanding share in the election of one director of the Company, voting together as one separate class. The holders of the Convertible Preferred Stock vote separately as a class on significant transactions including acquisitions, redemption of shares, declaration of dividends, creation of any senior securities, or securities on par with the Convertible Preferred Stock, increases in the size of the Board of Directors, and payment of executive bonuses. Holders of the Convertible Preferred Stock also elect one director. The Convertible Preferred Stock is automatically converted into shares of common stock and redeemable preferred stock as of the filing of an initial public offering or a qualified event (including a sale, merger or purchase of substantially all of the assets of the Company). The rate at which the Convertible Preferred Stock converts to common stock is automatically adjusted in the event of most future issuances of equity securities by the Company below the original purchase price of the Convertible Preferred Stock, resulting in an increase in the percentage of the Company owned by the holders on a fully diluted basis. The Convertible Preferred Stock may also be voluntarily converted upon the election of holders of not less than 66.67% of the voting power of this stock. After June 18, 2003, the holders of the Convertible Preferred Stock have the right to require the Company to redeem their shares for the original purchase price plus accrued dividends.

    The redeemable preferred stock accrues dividends at 3% per annum and entitles the holder thereof to one vote per outstanding share in the election of one director of the Company, voting together as a separate class. The redeemable preferred stock is redeemable upon the occurrence of a qualified public offering or sale or other qualified event. Upon liquidation, the redeemable preferred stock is entitled to be paid out of the assets of the Company at the redeemable base liquidation amount (original issue price of $6.8091 per share plus accrued dividends) per share (determined at the measurement date). There are no shares of redeemable preferred stock outstanding at December 31, 1998.

    Upon the closing of an IPO or other qualified event, the outstanding Convertible Preferred Stock will automatically convert into 2,202,942 shares of Common Stock and 2,202,942 shares of Redeemable Preferred Stock, (RPS). The RPS is immediately redeemable at the closing of an IPO at a Sliding Scale

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

12. PREFERRED STOCK (CONTINUED)
Redemption Price of between 0 and $15 million. This is a function of the qualified offering or transaction price. This formula provides for a minimum return to the Convertible Preferred Stockholders of $15 million. The resulting premium to holders of Convertible Preferred Stock will be between $0 to $15 million, depending upon the amount, date and type of the qualified event. In accordance with EITF D-60, the maximum possible premium to holders of convertible preferred stock ($15 million) was recognized as a beneficial conversion feature through a charge to equity on June 20, 1997, the date the Convertible Preferred first became convertible. This $15 million charge has been recognized as a reduction to earnings available to common stockholders in 1997.

13. COMMON STOCK

    AUTHORIZED SHARES

    In November 1998, the Company amended its bylaws to reflect an increase of authorized shares of common stock from 20,000,000 to 50,000,000.

    STOCK SPLIT

    On June 20, 1997, the Company approved a recapitalization which authorized 20,000,000 shares of common stock and a stock split that converted each share of Class A and Class B stock into seven shares of common stock of the Company. All prior period share amounts have been restated to reflect the stock split.

14. EARNINGS PER SHARE

    Earnings per share is calculated as follows (in thousands, except share and per share amounts):

                                                                                          YEAR ENDED
                                                                                       DECEMBER 31, 1998
                                                                           -----------------------------------------
                                                                              INCOME         SHARES       PER SHARE
                                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
Basic EPS:
Income available to common stockholders..................................    $   1,874       9,626,333    $    0.19
                                                                                                              -----
                                                                                                              -----
Stock options............................................................           --       1,581,683
                                                                                ------    -------------
Diluted EPS:
Income available to common stockholders plus assumed conversions.........    $   1,874      11,208,016    $    0.17
                                                                                ------    -------------       -----
                                                                                ------    -------------       -----

                                                                                          YEAR ENDED
                                                                                      DECEMBER 31, 1997
                                                                           ----------------------------------------
                                                                              INCOME        SHARES       PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
Basic and Diluted EPS:
Income available to common stockholders..................................   $  (13,126)     8,938,719    $   (1.47)
                                                                           ------------  -------------  -----------
                                                                           ------------  -------------  -----------

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

14. EARNINGS PER SHARE (CONTINUED)

                                                                                          YEAR ENDED
                                                                                       DECEMBER 31, 1996
                                                                           -----------------------------------------
                                                                              INCOME         SHARES       PER SHARE
                                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
Basic EPS:
Income available to common stockholders..................................    $   1,573       8,356,270    $    0.19
                                                                                                              -----
                                                                                                              -----
Stock options............................................................           --       1,723,485
                                                                                ------    -------------
Diluted EPS:
Income available to common stockholders plus assumed conversions.........    $   1,573      10,079,755    $    0.16
                                                                                ------    -------------       -----
                                                                                ------    -------------       -----

    In accordance with SAB Topic 4D, the Company considers any common stock issuable upon the occurrence of an IPO for little or no consideration as a nominal issuance. In accordance with the above bulletin, the Company has considered 2,202,942 common shares issuable in connection with the conversion of convertible preferred stock to be a nominal issuance and outstanding for all periods since the original issuance of the underlying security.

15. EMPLOYEE BENEFIT PLANS

    EMPLOYEE STOCK OWNERSHIP PLAN

    The Company has an Employee Stock Ownership Plan ("ESOP") covering all employees who have completed one year of continuous service or have completed 1,000 hours of service in a twelve-month period prior to entry date. Contributions to the ESOP are made at the discretion of the Board of Directors. Contributions of approximately $100,000 were designated for the ESOP for the years ended December 31, 1996, 1997 and 1998.

    SECTION 401(K) PROFIT SHARING PLAN

    The Company has a profit sharing plan which allows each eligible employee to voluntarily make pre-tax deferred salary contributions. The Company may make matching contributions in amounts as determined by the board of directors. The Company made matching contributions of approximately $111,000, $134,000 and $179,000, for the years ended December 31, 1996, 1997 and 1998, respectively.

    EMPLOYEE STOCK PURCHASE PLAN

    In November 1998, the Company's Board of Directors approved an employee stock purchase plan to become effective upon the filing of the Company's proposed initial public offering. An aggregate of 250,000 shares of the Company's common stock will be reserved for issuance under this plan.

16. STOCK OPTION PLANS

    The Company has two stock option plans, the 1997 Invitrogen Corporation Stock Option Plan and the 1995 Invitrogen Corporation Stock Option Plan. Under both plans, incentive stock options are granted to eligible employees to purchase shares of the Company's common stock at an exercise price equal to no less than the estimated fair market value of such stock as determined by the Board of

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

16. STOCK OPTION PLANS (CONTINUED)
Directors on the date of grant; nonqualified stock options are granted at an exercise price of no less than 85% of the fair market value of the common stock on the date of grant. The Company recognizes as compensation expense the difference between the exercise price and the fair market value of the common stock on the date of grant. Stock based compensation expense is deferred and recognized over the vesting period of the stock option. During the years ended December 31, 1997 and 1998 the Company recognized approximately $169,000 and $216,000, respectively, in stock based compensation expense.

    The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the fixed stock option or stock purchase plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:

                                                                         1996        1997       1998
Income available to common stockholders:         As reported.........  $   1,573  $  (13,126) $   1,874
                                                 Pro forma...........      1,493     (13,175)     1,429

EPS:                                             As reported.........  $    0.19  $    (1.47) $    0.19
                                                 Pro forma...........       0.18       (1.47)      0.15

DEPS:                                            As reported.........  $    0.16  $    (1.47) $    0.17
                                                 Pro forma...........       0.15       (1.47)      0.13

    Under these two Plans, the Company may grant up to 4,485,479 options, of which 3,182,402 are outstanding and 1,127,385 are available for issue at December 31, 1998. Options vest immediately or over a period of time ranging up to five years, are exercisable in whole or in installments, and expire ten years from date of grant.

    A summary of the status of the Company's stock option plans at December 31, 1996, 1997 and 1998 and changes during the periods then ended is presented in the tables below:

                                        1996                      1997                     1998
                               -----------------------  ------------------------  -----------------------
                                            WTD. AVG.                 WTD. AVG.                WTD. AVG.
                                 SHARES     EX PRICE      SHARES      EX PRICE      SHARES     EX PRICE
Outstanding, beginning of
  year.......................   2,956,107   $    0.85     3,467,107   $    0.91    1,970,152   $    1.30
Granted......................     581,000   $    1.21       222,000   $    3.80    1,233,500   $    8.29
Exercised....................     (70,000)  $    0.98      (178,955)  $    0.90      (16,050)  $    1.02
Forfeited/expired............          --          --    (1,540,000)  $    0.84       (5,200)  $    1.40
                               ----------       -----   -----------       -----   ----------       -----
Outstanding, end of year.....   3,467,107   $    0.91     1,970,152   $    1.30    3,182,402   $    4.13

Exercisable, end of year.....   1,331,686   $    0.89     1,297,152   $    1.09    1,602,918   $    1.44
Weighted average fair value
  of options granted.........               $    0.35                 $    0.96                $    2.30

                    INVITROGEN CORPORATION AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1996, 1997 AND 1998

16. STOCK OPTION PLANS (CONTINUED)
    At December 31, 1998:

                                                   WTD. AVG.
                                                   REMAINING
  OPTIONS     OPTIONS          EXERCISE           CONTRACTUAL
OUTSTANDING  EXERCISABLE        PRICE            LIFE IN YEARS
 1,498,402    1,311,502  $   0.84-  $    1.20            6.8
   230,000       91,400  $   1.20-  $    2.40            7.2
   220,500       88,500  $   3.60-  $    4.80            8.8
   466,000       83,333  $   4.80-  $    6.00            9.5
   171,500       23,051  $   6.00-  $    7.20            9.7
    63,000        5,000  $   8.40-  $    9.60            9.8
   533,000          132  $  10.80-  $   12.00            9.9
-----------  ----------
 3,182,402    1,602,918         $4.13                    8.1
-----------  ----------
-----------  ----------

    The fair value of each option grant is estimated on the date of grant using the present value pricing method as described in SFAS No. 123. The underlying assumptions used to estimate the fair values for the 1996, 1997 and 1998 grants are weighted average risk-free interest rates of 6.02%, 5.81% and 5.4%, respectively, with an expected life of 5, 9.2 and 9.3 years in 1996, 1997 and 1998, respectively. No dividend yield or stock price volatility was used in these calculations.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Novex

    We have audited the accompanying consolidated balance sheets of Novex (the "Company") as of March 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Novex at March 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
May 28, 1999,
except for Note 11, as to which the date is June 14, 1999

                                     NOVEX

                          CONSOLIDATED BALANCE SHEETS

                                                                                                MARCH 31,
                                                                                        --------------------------
                                                                                            1999          1998
                                                                                        ------------  ------------
                                                      ASSETS

Current assets:
  Cash................................................................................  $    306,048  $    187,901
  Accounts receivable, net of allowance for uncollectible accounts of $252,128 and
    $124,626 at March 31, 1999 and 1998, respectively.................................     3,339,111     2,017,157
  Inventories.........................................................................     2,563,264     1,016,289
  Deferred income taxes...............................................................       201,000       156,000
  Other current assets................................................................       105,372       240,697
                                                                                        ------------  ------------
Total current assets..................................................................     6,514,795     3,618,044
Equipment and leasehold improvements, net.............................................     2,599,271     2,244,608
Intangible assets, net................................................................       434,526       371,218
Other assets..........................................................................        13,620        48,719
Deferred income taxes.................................................................       117,000       106,000
                                                                                        ------------  ------------
Total assets..........................................................................  $  9,679,212  $  6,388,589
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable to bank...............................................................  $    522,008  $    875,448
  Accounts payable....................................................................     1,341,205       503,499
  Accrued liabilities.................................................................     1,149,750       784,298
  Income taxes payable................................................................       184,813       105,404
  Current portion of long-term debt...................................................       910,493       369,555
                                                                                        ------------  ------------
Total current liabilities.............................................................     4,108,269     2,638,204
Long-term debt, less current maturities...............................................       974,765       406,984
Deferred rent.........................................................................        51,782        71,297
Commitments
Redeemable convertible preferred stock, no par value; 42,000 shares authorized, 42,000 shares issued and outstanding at March 31, 1999 and 1998, liquidation preference of
  $2,924,380 and $2,769,400 at March 31, 1999 and 1998, respectively..................     2,899,781     2,744,801
Stockholders' equity:
  Common stock, no par value; 13,200,000 shares authorized, 6,707,324 and 6,678,505
    shares issued and outstanding at March 31, 1999 and 1998, respectively............       582,453       560,551
  Cumulative comprehensive loss.......................................................       (14,682)      (41,208)
  Retained earnings...................................................................     1,076,844         7,960
                                                                                        ------------  ------------
Total stockholders' equity............................................................     1,644,615       527,303
                                                                                        ------------  ------------
Total liabilities and stockholders' equity............................................  $  9,679,212  $  6,388,589
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            See accompanying notes.

                                     NOVEX

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                 YEARS ENDED MARCH 31,
                                                                      -------------------------------------------
                                                                          1999           1998           1997
                                                                      -------------  -------------  -------------
Revenues............................................................  $  24,478,191  $  17,133,551  $  14,154,565
Cost of revenues....................................................     11,941,602      8,189,306      6,384,976
                                                                      -------------  -------------  -------------
Gross margin........................................................     12,536,589      8,944,245      7,769,589
Operating expenses:
  Sales and marketing...............................................      5,166,022      3,259,949      2,682,963
  General and administrative........................................      3,604,213      3,468,827      2,660,467
  Research and development..........................................      1,554,476      1,500,184      1,292,987
                                                                      -------------  -------------  -------------
Total operating expenses............................................     10,324,711      8,228,960      6,636,417
                                                                      -------------  -------------  -------------
Income from operations..............................................      2,211,878        715,285      1,133,172
Other income (expense):
  Interest expense..................................................       (226,784)      (147,019)      (121,145)
  Interest income...................................................            657          2,981          5,562
  Other expense.....................................................        (17,796)       (49,936)        (2,504)
                                                                      -------------  -------------  -------------
                                                                           (243,923)      (193,974)      (118,087)
                                                                      -------------  -------------  -------------
Income before provision for income taxes............................      1,967,955        521,311      1,015,085
Provision for income taxes..........................................        744,091        202,000        459,190
                                                                      -------------  -------------  -------------
Net income..........................................................      1,223,864        319,311        555,895
Preferred stock dividend accrued....................................       (154,980)      (154,980)       (31,421)
                                                                      -------------  -------------  -------------
Net income available to common stockholders.........................  $   1,068,884  $     164,331  $     524,474
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Net income per share:
  Basic.............................................................  $        0.16  $        0.02  $        0.08
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Diluted...........................................................  $        0.11  $        0.02  $        0.05
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Weighted-average shares:
  Basic.............................................................      6,691,771      6,678,254      6,521,841
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Diluted...........................................................     11,305,780      6,775,792     10,721,841
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

                                     NOVEX

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   YEARS ENDED MARCH 31, 1999, 1998 AND 1997

                                                                                     RETAINED
                                               COMMON STOCK        ACCUMULATED       EARNINGS
                                          ----------------------  COMPREHENSIVE    (ACCUMULATED
                   \                        SHARES      AMOUNT    INCOME (LOSS)      DEFICIT)         TOTAL
                                          ----------  ----------  -------------  ----------------  ------------
Balance at April 1, 1996................   6,428,005  $  370,171   $        --     $   (680,845)   $   (310,674)
  Issuance of common stock to acquire
    subsidiary..........................     250,000     190,000            --               --         190,000
  Accrual for dividends on preferred
    stock...............................          --          --            --          (31,421)        (31,421)
  Net income............................          --          --            --          555,895         555,895
  Foreign currency translation
    adjustment..........................          --          --         5,903               --           5,903
                                                                                                   ------------
Comprehensive income....................                                                                561,798
                                          ----------  ----------  -------------  ----------------  ------------
Balance at March 31, 1997...............   6,678,005     560,171         5,903         (156,371)        409,703
  Exercise of stock options to purchase
    common stock for cash...............         500         380            --               --             380
  Accrual for dividends on preferred
    stock...............................          --          --            --         (154,980)       (154,980)
  Net income............................          --          --            --          319,311         319,311
  Foreign currency translation
    adjustment..........................          --          --       (47,111)              --         (47,111)
                                                                                                   ------------
Comprehensive income....................                                                                272,200
                                          ----------  ----------  -------------  ----------------  ------------
Balance at March 31, 1998...............   6,678,505     560,551       (41,208)           7,960         527,303
  Exercise of stock options to purchase
    common stock for cash...............      28,819      21,902            --               --          21,902
  Accrual for dividends on preferred
    stock...............................          --          --            --         (154,980)       (154,980)
  Net income............................          --          --            --        1,223,864       1,223,864
  Foreign currency translation
    adjustment..........................          --          --        26,526               --          26,526
                                                                                                   ------------
Comprehensive income....................                                                              1,250,390
                                          ----------  ----------  -------------  ----------------  ------------
Balance at March 31, 1999...............   6,707,324  $  582,453   $   (14,682)    $  1,076,844    $  1,644,615
                                          ----------  ----------  -------------  ----------------  ------------
                                          ----------  ----------  -------------  ----------------  ------------

                            See accompanying notes.

                                     NOVEX

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEARS ENDED MARCH 31,
                                                                        ------------------------------------------
                                                                            1999           1998           1997
                                                                        -------------  -------------  ------------
OPERATING ACTIVITIES
Net income............................................................  $   1,223,864  $     319,311  $    555,895
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for uncollectible accounts................................        127,502         61,651        48,164
  Depreciation and amortization.......................................        767,947        686,694       540,786
  Deferred income taxes...............................................        (56,000)        (6,450)      (39,550)
  Deferred rent.......................................................        (19,515)       (11,154)       16,787
  Loss on sale and abandonment of equipment and leasehold
    improvements......................................................         22,354        125,652         8,805
  Changes in assets and liabilities:
    Accounts receivable...............................................     (1,449,456)      (379,161)     (153,709)
    Inventories.......................................................     (1,114,975)       (77,579)     (144,320)
    Other current assets..............................................        135,325       (143,398)      132,997
    Accounts payable..................................................        837,706         33,730      (155,472)
    Accrued liabilities...............................................        365,452        152,271       135,757
    Income taxes payable..............................................         79,409       (144,931)      164,335
                                                                        -------------  -------------  ------------
Net cash provided by operating activities.............................        919,613        616,636     1,110,475

INVESTING ACTIVITIES
Purchases of equipment and leasehold improvements.....................     (1,027,812)    (1,075,325)     (872,251)
Investments in intangible assets......................................       (112,460)       (43,475)      (40,618)
Other assets..........................................................         35,099         59,804        13,863
                                                                        -------------  -------------  ------------
Net cash used in investing activities.................................     (1,105,173)    (1,058,996)     (899,006)

FINANCING ACTIVITIES
Borrowings on notes payable to bank, net..............................       (353,440)       704,779       166,461
Additions to long-term debt...........................................      1,300,000        360,833            --
Payments on long-term debt............................................       (691,281)      (453,768)     (356,576)
Proceeds from issuance of common stock................................         21,902            380            --
                                                                        -------------  -------------  ------------
Net cash provided by (used in) financing activities...................        277,181        612,224      (190,115)
Effect of exchange rate on cash.......................................         26,526        (47,111)        5,903
                                                                        -------------  -------------  ------------
Net increase in cash..................................................        118,147        122,753        27,257
Cash at beginning of year.............................................        187,901         65,148        37,891
                                                                        -------------  -------------  ------------
Cash at end of year...................................................  $     306,048  $     187,901  $     65,148
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.......................................................  $     226,784  $     147,781  $    126,622
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------
  Income taxes paid...................................................  $     709,341  $     354,000  $    334,000
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Assets acquired with long-term debt (Note 2)........................  $     500,000  $          --  $         --
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------
  Common stock issued to acquire subsidiary...........................  $          --  $          --  $    190,000
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------

                            See accompanying notes.

                                     NOVEX

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1999

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Novex (the "Company"), formerly known as Novel Experimental Technology, a California corporation, was incorporated on April 5, 1989. The Company manufactures protein and nucleic acid electrophoresis gels and related equipment, solutions, standards, and fine chemicals, primarily for use in research laboratories. The Company sells these products to customers throughout the United States, Canada, Europe, Australia, and Asia.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Novex Electrophoresis GmbH (formerly known as Anamed GmbH), incorporated in December 1992, Serva GmbH, incorporated in May 1998, and Novex International Sales Corporation (also known as "NISC"), incorporated in February 1997. Significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers investments in highly-liquid debt securities with remaining maturities of three months or less when acquired to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant credit risk consist principally of accounts receivable. Credit is extended to customers based on an evaluation of the customer's financial condition and collateral is generally not required. The Company's customers are located throughout the world. Credit losses have traditionally been minimal and within management's expectations.

INVENTORIES

    Inventories are carried at the lower of cost or market using the first-in, first-out (FIFO) method.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements are stated at cost. Depreciation and amortization are calculated using the straight-line method over the lesser of an estimated useful life ranging from three to seven years or the lease term (in the case of leasehold improvements).

INTANGIBLE ASSETS

    The Company capitalizes the costs of obtaining trademarks and patents. These costs are amortized over the estimated economic life of 15 years beginning with the issuance of such trademarks and patents. Periodically, management assesses whether there has been a permanent impairment in the value of intangible assets and the amount of such impairment is determined by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the intangible assets.

                                     NOVEX

                                 MARCH 31, 1999

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The excess cost over the fair value of the net tangible assets purchased (goodwill) arose from the Company's acquisition of its wholly-owned subsidiary, Novex Electrophoresis GmbH, and is being amortized over ten years.

NET INCOME PER SHARE

    Earnings per share are computed in accordance with FASB Statement No. 128, EARNINGS PER SHARE. Basic earnings per share are computed using the weighted average number of common shares outstanding during each period. Diluted earnings per share include the dilutive effect of common shares potentially issuable upon the exercise of stock options.

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                                   YEARS ENDED MARCH 31,
                                                                           --------------------------------------
                                                                               1999         1998         1997
                                                                           ------------  ----------  ------------
Numerator:
  Numerator for basic earnings per share--income available to common
    stockholders.........................................................  $  1,068,884  $  164,331  $    524,474
  Effect of dilutive preferred dividend accrued..........................       154,980          --        31,421
                                                                           ------------  ----------  ------------
  Numerator for diluted earnings per share...............................  $  1,223,864  $  164,331       555,895
                                                                           ------------  ----------  ------------
                                                                           ------------  ----------  ------------
Denominator:
  Denominator for basic earnings per share--weighted-average shares
    outstanding..........................................................     6,691,771   6,678,254     6,521,841
  Effect of convertible preferred stock..................................     4,200,000          --     4,200,000
  Effect of dilutive options.............................................       414,009      97,538            --
                                                                           ------------  ----------  ------------
  Denominator for diluted earnings per share--adjusted weighted-average
    shares and assumed conversions.......................................    11,305,780   6,775,792    10,721,841
                                                                           ------------  ----------  ------------
                                                                           ------------  ----------  ------------
Basic earnings per share.................................................  $       0.16  $     0.02  $       0.08
                                                                           ------------  ----------  ------------
                                                                           ------------  ----------  ------------
Diluted earnings per share...............................................  $       0.11  $     0.02  $       0.05
                                                                           ------------  ----------  ------------
                                                                           ------------  ----------  ------------

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the Company regularly

                                     NOVEX

                                 MARCH 31, 1999

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) evaluates its long-lived assets for indicators of possible impairment. To date, no such indicators have been identified.

FOREIGN CURRENCY TRANSLATION

    In accordance with SFAS No. 52, the balance sheet accounts of the Company's foreign operations are translated from foreign currencies into U.S. dollars at year-end historical rates, while income and expenses are translated at the weighted average exchange rates for the year. Translation gains or losses are shown as a component of comprehensive income. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency) are included in the results of operations. Such foreign currency transaction gains and losses were not significant in 1999, 1998 and 1997.

REVENUES

    Revenues from product sales are recognized when goods are shipped.

STOCK OPTIONS

    As permitted by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related Interpretations in accounting for its employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals or exceeds the deemed fair value of the underlying stock on the date of grant, no compensation expense is recognized. Options issued to non-employees are recorded at their fair value and recognized over the related service period.

RECENTLY ISSUED ACCOUNTING STANDARD

    Effective April 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. This standard requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including unrealized gains and losses on investments and foreign currency translation adjustments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company has included foreign currency translation adjustments in comprehensive income, in its statement of stockholders' equity.

LONG-TERM OBLIGATIONS

    The carrying amount of the Company's long-term obligations approximate fair value.

2. ACQUISITIONS

    In May 1998, the Company purchased the assets of the Serva product line from Boehringer Ingelheim Bioproducts Partnership ("Boehringer Ingelheim") in Heidelberg, Germany. The purchase price was $1,543,000 comprised of $799,000 in cash, acquisition costs of $244,000, and a promissory note for $500,000 at 8% interest per year due in December 1999. The promissory note is supported by

                                     NOVEX

                                 MARCH 31, 1999

2. ACQUISITIONS (CONTINUED)
a stand-by letter of credit with the Company's bank. The assets acquired include inventory and property with an estimated fair value of $1,475,000 and $68,000, respectively.

3. GEOGRAPHIC AND CUSTOMER INFORMATION

    The Company operates in one business segment: the manufacture of protein and nucleic acid electrophoresis gels and related equipment, solutions, standards and fine chemicals. United States export sales, principally to Europe, aggregated $3.2 million, $1.7 million and $2.4 million for the years ended March 31, 1999, 1998 and 1997, respectively.

    Information with respect to the Company's operations by significant geographic area is set forth below. All transactions denominated in foreign currency have been translated at the average exchange rate during the period.

                                                           YEAR ENDED MARCH 31, 1999
                                                   ------------------------------------------
                                                                                CONSOLIDATED
                                                   UNITED STATES    GERMANY         TOTAL
                                                   -------------  ------------  -------------
Sales to unaffiliated customers..................  $  15,568,681  $  8,909,510  $  24,478,191
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------
Long-lived assets................................  $   2,306,213  $    741,204  $   3,047,417
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------


                                                           YEAR ENDED MARCH 31, 1998
                                                   ------------------------------------------
                                                                                CONSOLIDATED
                                                   UNITED STATES    GERMANY         TOTAL
                                                   -------------  ------------  -------------
Sales to unaffiliated customers..................  $  13,407,787  $  3,725,764  $  17,133,551
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------
Long-lived assets................................  $   2,032,353  $    632,192  $   2,664,545
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------

                                                           YEAR ENDED MARCH 31, 1997
                                                   ------------------------------------------
                                                                                CONSOLIDATED
                                                   UNITED STATES    GERMANY         TOTAL
                                                   -------------  ------------  -------------
Sales to unaffiliated customers..................  $  11,740,855  $  2,413,710  $  14,154,565
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------
Long-lived assets................................  $   2,208,566  $    150,479  $   2,359,045
                                                   -------------  ------------  -------------
                                                   -------------  ------------  -------------

4. FINANCIAL STATEMENT INFORMATION

INVENTORIES

    The Company's inventories consist of the following at March 31:

                                                                        1999          1998
                                                                    ------------  ------------
Raw materials.....................................................  $  1,051,663  $    434,054
Work-in-process...................................................       489,223       258,893
Finished goods....................................................     1,022,378       323,342
                                                                    ------------  ------------
                                                                    $  2,563,264  $  1,016,289
                                                                    ------------  ------------
                                                                    ------------  ------------

                                     NOVEX

                                 MARCH 31, 1999

4. FINANCIAL STATEMENT INFORMATION (CONTINUED)
EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements consist of the following at March 31:

                                                                      1999           1998
                                                                  -------------  -------------
Manufacturing equipment.........................................  $   2,151,889  $   1,241,153
Office and marketing equipment..................................      1,204,096      1,130,366
Leasehold improvements..........................................      1,044,914        891,035
Research and development equipment..............................        286,204        184,724
                                                                  -------------  -------------
                                                                      4,687,103      3,447,278
Less accumulated depreciation and amortization..................     (2,118,716)    (1,399,921)
                                                                  -------------  -------------
                                                                      2,568,387      2,047,357
Construction in progress........................................         30,884        197,251
                                                                  -------------  -------------
                                                                  $   2,599,271  $   2,244,608
                                                                  -------------  -------------
                                                                  -------------  -------------

INTANGIBLE ASSETS

    Intangible assets consist of the following at March 31:

                                                                           1999        1998
                                                                        ----------  ----------
Goodwill, net of accumulated amortization of $36,321 in 1999, $15,567 in 1998.............................................................  $  119,347  $  140,101
Trademarks and patents, net of accumulated amortization of $42,144 in
  1999, $13,746 in 1998...............................................     149,653     130,463
Costs incurred on pending trademarks and patents......................     165,526     100,654
                                                                        ----------  ----------
                                                                        $  434,526  $  371,218
                                                                        ----------  ----------
                                                                        ----------  ----------

ACCRUED LIABILITIES

    Accrued expenses consist of the following at March 31:

                                                                          1999         1998
                                                                      ------------  ----------
ESOP contribution...................................................  $    238,774  $  136,179
Payroll and payroll taxes...........................................       245,943     172,907
Commissions.........................................................        87,033      34,592
Accrued vacations...................................................       235,019     122,677
Accrued relocation expenses.........................................            --      60,000
Value added taxes...................................................       146,818      37,573
Accrued warranty expenses...........................................        22,685      52,685
Other...............................................................       173,478     167,685
                                                                      ------------  ----------
                                                                      $  1,149,750  $  784,298
                                                                      ------------  ----------
                                                                      ------------  ----------

                                     NOVEX

                                 MARCH 31, 1999

5. FINANCING ARRANGEMENTS

    At March 31 1999, the Company has available a credit facility from a bank, which provides a revolving line of credit for advances up to $1,200,000 and bears interest at the bank's prime lending rate (7.75% at March 31, 1999) plus 1.0%. At March 31, 1999, $677,992 was available for advances and a balance of $522,008 was outstanding on this revolving line of credit. The credit facility will expire on August 10, 1999.

    The financing arrangements are collateralized by substantially all of the assets of the Company.

6. LONG-TERM DEBT

    Long-term debt consists of the following at March 31:

                                                                                             1999         1998
                                                                                         ------------  -----------
Note payable to bank, payable in 60 installments of $21,667 plus interest through May
  11, 2003, with interest at prime (7.75% at March 31, 1999) plus 1.75%, collateralized
  by accounts receivable, inventories, equipment and intangibles.......................  $  1,082,722  $        --

Note payable to Boehringer Ingelheim, payable $500,000 plus interest on December 31,
  1999, with interest at 8%, supported by a stand-by letter of credit with the bank....       500,000           --

Notes payable to German bank, payable in monthly installments of $4,618 through October
  2001, collateralized by certain assets of the Company with a net book value totaling
  $124,000 at March 31, 1999...........................................................        72,575      102,426

Note payable to the Company's landlord, bearing interest at 12% due in monthly
  installments of $10,586 through October 1, 2000......................................       182,350      280,969

Note payable to bank, payable in 48 installments of $6,250 plus interest through August
  15, 1999, with interest at prime plus 2.00%, collateralized by accounts receivable, inventories, equipment and intangibles, outstanding balance prepaid during 1999 at
  the election of the Company..........................................................            --      106,250

Note payable to bank, payable in 48 installment of $4,706 plus interest through August
  15, 2001, with interest at prime plus 1.00%, collateralized by accounts receivable, inventories, equipment and intangibles, outstanding balance pre-paid during 1999 at
  the election of the Company..........................................................            --      192,962

Unsecured note payable to a former stockholder, payable in 12 equal quarterly installments of $25,000 each through January 19, 1999, at an imputed interest rate of
  10.25%, personally guaranteed by the Company's major stockholder.....................            --       93,932

Other..................................................................................        47,611           --
                                                                                         ------------  -----------
                                                                                            1,885,258      776,539
Less current maturities................................................................      (910,493)    (369,555)
                                                                                         ------------  -----------
                                                                                         $    974,765  $   406,984
                                                                                         ------------  -----------
                                                                                         ------------  -----------

                                     NOVEX

                                 MARCH 31, 1999

6. LONG-TERM DEBT (CONTINUED)
    Maturities of long-term debt consist of the following at March 31, 1999:

2000..............................................  $     910,493
2001..............................................        416,066
2002..............................................        255,366
2003..............................................        260,000
2004..............................................         43,333
                                                    -------------
                                                    $   1,885,258
                                                    -------------
                                                    -------------

7. COMMITMENTS

    The Company leases certain equipment and its facilities under operating leases which expire through July 2002.

    Annual future minimum lease obligations as of March 31, 1999 are as follows:

2000..............................................  $     649,766
2001..............................................        511,383
2002..............................................        165,488
                                                    -------------
                                                    $   1,326,637
                                                    -------------
                                                    -------------

    Three facility leases provide for specific escalating rental payments. Total rent expense, which is recognized on a straight-line basis over the term of the lease, including rent expense for equipment rentals was $755,229, $477,113 and $281,000 during the years ended March 31, 1999, 1998 and 1997, respectively.

8. EMPLOYEE STOCK OWNERSHIP PLAN

    The Company amended its Employee Stock Ownership Plan (ESOP), adding 401(k) provisions allowing employees to contribute pretax salary deferrals to their accounts, effective April 1, 1997. The Company had previously converted its defined contribution profit sharing plan into an Employee Stock Ownership Plan
(ESOP) effective April 1, 1995. The purpose of the 401(k)/ESOP is to enable employees who have completed 1,000 or more hours of service within a twelve-month period to acquire stock ownership in the Company and share in its growth, as well as defer taxes on wages earned. For the years ended March 31, 1999, 1998 and 1997, the Company accrued contributions of approximately $238,774, $136,179 and $382,600, respectively, to the ESOP, which is included in compensation expense. Contributions to the Plan are based upon a Company match of employee 401(k) salary deferrals, as well as a discretionary percentage of eligible participants' total compensation. During the year ended March 31, 1996, the ESOP purchased 628,005 shares of the Company's stock with the 1995 contribution, all of which have been allocated to Plan participants. During the years ended March 31, 1999 and 1998, the ESOP did not purchase any shares of stock from the Company. The contributions for the years ended March 31, 1999 and 1998 have been funded through cash payments.

                                     NOVEX

                                 MARCH 31, 1999

8. EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)
    In the event that a participant leaves the Plan through termination, death, retirement, or permanent disability and the participant desires to sell his or her shares of the Company's stock, the Company may be required to purchase the shares from the participant at their fair value. Depending on the circumstances of the participant leaving the Plan, the Company may have up to five years to purchase the stock.

9. STOCKHOLDERS' EQUITY

REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In January 1996, the Company repurchased 4,200,000 shares of common stock for $2,220,000 from one of the Company's former major stockholders/officers. In conjunction with the repurchase of the common stock, the Company sold 42,000 shares of Series A preferred stock at a purchase price of $61.50 per share, net of issuance costs of $24,599. The proceeds from the sale of preferred shares were used to pay for the repurchase of the shares of common stock of the Company.

    Concurrent with the repurchase of the common stock in January 1996, the Company executed a release and settlement agreement with the Company's former major stockholder/officer for alleged breach of contract and wrongful termination claim. As consideration for execution of the agreement, the former stockholder/officer received $75,000 for legal fees incurred and a $300,000 non-interest bearing promissory note. The note was due in twelve quarterly installments of $25,000 each commencing April 1996. The note is fully amortized and no liability remains on the accompanying 1999 balance sheet. At March 31, 1998, the note is recorded in the accompanying balance sheets at its discounted value of $93,932, using a 10.25% imputed rate of interest.

    Each share of Series A preferred stock is convertible at the option of the holder at any time into one hundred shares of common stock ($.6150 per share, or as adjusted for any dilution). Each share of Series A preferred stock shall automatically be converted into shares of common stock at the then effective conversion price in the event the Company completes an initial public offering which meets certain minimum requirements.

    Commencing January 17, 1997, dividends began to accrue on each share of Series A preferred stock, whether or not earned or declared. Cash dividends accrue at an annual rate of $3.69 per share. Series A accrued dividends totalled $154,980, $154,980 and $31,421 for the years ended March 31, 1999, 1998 and
1997, respectively. In addition, on January 17th in 2001, 2002 and 2003, each holder of Series A preferred stock shall have the right to require the Company to redeem up to 33.3%, 50% and 100%, respectively, of the shares of Series A preferred stock held by such holder on such date, at a redemption rate of $61.50 per share (or as adjusted for any dilution), plus any accrued but unpaid dividends.

    Each share of Series A preferred stock has voting rights equal the number of shares of common stock which would be issued upon conversion. The holders of Series A preferred stock shall be entitled to elect two out of the six members of the Company's board of directors.

                                     NOVEX

                                 MARCH 31, 1999

9. STOCKHOLDERS' EQUITY (CONTINUED)
STOCK OPTION PLAN

    In April 1996, the Company adopted the 1996 Stock Option Plan (the "Stock Plan"), which was amended in fiscal 1999 to issue additional shares. In addition, the 1998 Stock Option Plan was adopted in fiscal 1999 to issue additional shares. The Stock Plans provide for the grant of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants. The Company has reserved 290,462 shares for future contribution to the Stock Plans and the Employee Stock Ownership Plan and any compensation agreement as contemplated by the Company.

    All options granted under the Stock Plans expire not later than ten years from the date of grant and vest and become fully exercisable after not more than five years of continued employment or engagement. Options generally vest one-fifth on the first anniversary and the remainder vest ratably over the next four years. The exercise price of stock options must be equal to or greater than the fair market value on the date of grant.

    The following table summarizes stock option activity under the Stock Plans:

                                                                  OPTIONS    WEIGHTED-AVERAGE
                                                                OUTSTANDING   EXERCISE PRICE
                                                                -----------  -----------------
Balance at April 1, 1996......................................          --       $      --
  Granted.....................................................     752,000       $    0.76
  Cancelled...................................................     (36,000)      $    0.76
                                                                -----------
Balance at March 31, 1997.....................................     716,000       $    0.76
  Granted.....................................................   1,097,500       $    0.96
  Exercised...................................................        (500)      $    0.76
  Forfeited...................................................    (159,297)      $    0.76
                                                                -----------
Balance at March 31, 1998.....................................   1,653,703       $    0.89
  Granted.....................................................     453,000       $    1.10
  Exercised...................................................     (28,819)      $    0.76
  Forfeited...................................................     (75,670)      $    0.90
                                                                -----------
Balance at March 31, 1999.....................................   2,002,214       $    0.94
                                                                -----------
                                                                -----------

    At March 31, 1999, options to purchase 599,396 shares of common stock were exercisable. The weighted-average remaining contractual life of the options outstanding at March 31, 1999 was 8.4 years.

    Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method under the Statement. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions for fiscal years 1999, 1998 and 1997:risk-free interest rate of 6.00%; no annual dividends; and an expected option life of five years. The weighted-average fair value of options granted during 1999, 1998 and 1997 was $0.27, $0.25 and $0.20, respectively. The effect of applying the minimum value method of SFAS 123 to options granted in fiscal year 1999, 1998 and 1997 did not result in a pro forma net income amount that is materially different from the amount reported. Accordingly, such pro forma information is not presented herein. The pro forma

                                     NOVEX

                                 MARCH 31, 1999

9. STOCKHOLDERS' EQUITY (CONTINUED)
effect determined in fiscal year 1999 may not be representative of the pro forma effect to be reported in future years.

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

    Common stock reserved for future issuance is as follows:

                                                                                                       MARCH 31,
                                                                                                          1999
                                                                                                       ----------
Conversion of Series A convertible preferred stock...................................................   4,200,000
Stock options outstanding under the Stock Plan.......................................................   2,002,214
Common stock reserved for future contributions to the Stock Plan, ESOP and compensation agreements...     290,462
                                                                                                       ----------
                                                                                                        6,492,676
                                                                                                       ----------
                                                                                                       ----------

10. INCOME TAXES

    Net deferred tax assets consist of the following as of March 31:

                                                                           1999        1998
                                                                        ----------  ----------
Deferred tax assets:
  Accruals and reserves...............................................  $  164,000  $  111,000
  Depreciation........................................................     117,000      86,000
  Other, net..........................................................      37,000     145,000
                                                                        ----------  ----------
Total deferred tax assets.............................................     318,000     342,000
Valuation allowance...................................................          --     (80,000)
                                                                        ----------  ----------
Net deferred tax assets...............................................  $  318,000  $  262,000
                                                                        ----------  ----------
                                                                        ----------  ----------

    A valuation allowance of $80,000 at March 31, 1998, was provided against the deferred tax asset related to the foreign tax loss carryforwards since that time realization was uncertain. The foreign tax losses may be carried forward indefinitely.

                                     NOVEX

                                 MARCH 31, 1999

10. INCOME TAXES (CONTINUED)
    The income tax expense (benefit) consists of the following for the years ended March 31:

                                                              1999        1998        1997
                                                           ----------  ----------  ----------
Current
  Federal................................................  $  589,000  $  185,000  $  432,190
  State..................................................     145,000      24,000      66,000
  Foreign................................................      66,091          --          --
                                                           ----------  ----------  ----------
                                                              800,091     209,000     498,190

Deferred
  Federal................................................     (51,000)     (3,000)    (40,000)
  State..................................................      (5,000)     (4,000)      1,000
  Foreign................................................          --          --          --
                                                           ----------  ----------  ----------
                                                              (56,000)     (7,000)    (39,000)
                                                           ----------  ----------  ----------
                                                           $  744,091  $  202,000  $  459,190
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The reconciliation of income taxes computed at the U.S. federal statutory rates to income tax expense is as follows:

                                           1999       1998       1997
                                          ------     ------     ------
Tax U.S. statutory rates................    34.0%      34.0%      34.0%
State income taxes, net of federal tax
  benefit...............................     3.8%       2.5%       4.1%
Permanent differences...................     1.1%       2.9%       2.9%
Other, net..............................    (1.1)%     (0.7)%      4.2%
                                          ------     ------     ------
                                            37.8%      38.7%      45.2%
                                          ------     ------     ------
                                          ------     ------     ------

11. SUBSEQUENT EVENT

    On June 14, 1999, the Company entered into an agreement and plan of merger with Invitrogen Corporation ("Invitrogen") whereby Invitrogen, subject to shareholders approval, would acquire all of the Company's issued and outstanding shares for approximately 2.5 million of Invitrogen's common stock and would assume the outstanding options of the Company which equates to approximately 500,000 options to purchase Invitrogen common stock. The transaction will be accounted for as a pooling of interests.

    Based on the fair value of the Invitrogen shares, management has concluded that the exercise price of the Company's options to purchase common stock granted subsequent to March 31, 1999 is less than the fair value of Company's common stock. Accordingly, the Company recorded deferred compensation of $163,817 for the difference between the fair value and the exercise price for the options to purchase common stock granted subsequent to March 31, 1999. The deferred compensation will be amortized over the vesting period of the related options.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                           dated as of June 14, 1999
                                  by and among
                             INVITROGEN CORPORATION
                             a Delaware Corporation
                                     NOVEX
                            a California Corporation
                                      and
                            INVO MERGER CORPORATION
                            a California Corporation

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                          Page
                                                                                         -----

ARTICLE I THE MERGER.................................................................          2
  1.1      The Merger................................................................          2
  1.2      Effective Time............................................................          2
  1.3      Closing of the Merger.....................................................          2
  1.4      Effects of the Merger.....................................................          2
  1.5      Articles of Incorporation and Bylaws......................................          2
  1.6      Directors.................................................................          2
  1.7      Officers..................................................................          3
  1.8      Tax Consequences..........................................................          3
  1.9      Accounting Treatment......................................................          3

ARTICLE II CONVERSION OF SECURITIES..................................................          3
  2.1      Merger Effect.............................................................          4
  2.2      Stock Options.............................................................          4
  2.3      Stock Transfer Books......................................................          4
  2.4      Dissenter's Rights........................................................          4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................          5
  3.1      Organization, Standing and Power..........................................          5
  3.2      Company Capital Structure.................................................          5
  3.3      Authority; Required Filings and Consents..................................          6
  3.4      Financial Statements......................................................          7
  3.5      Absence of Undisclosed Liabilities........................................          7
  3.6      Absence of Certain Changes or Events......................................          7
  3.7      Taxes.....................................................................          9
  3.8      Tangible Assets and Real Property.........................................          9
  3.9      Intellectual Property.....................................................         10
  3.10     Bank Accounts.............................................................         12
  3.11     Contracts.................................................................         12
  3.12     Labor Difficulties........................................................         13
  3.13     Trade Regulation; Customers and Distributors..............................         13
  3.14     Environmental Matters.....................................................         14
  3.15     Employee Benefit Plans....................................................         14
  3.16     Compliance with Laws......................................................         15
  3.17     Employees and Consultants.................................................         15
  3.18     Litigation................................................................         15
  3.19     Restrictions on Business Activities.......................................         15
  3.20     Governmental Authorization................................................         16
  3.21     Insurance.................................................................         16
  3.22     Interested Party Transactions.............................................         16
  3.23     No Existing Discussions...................................................         16
  3.24     Real Property Holding Corporation.........................................         16
  3.25     Corporate Documents.......................................................         16
  3.26     Registration Statements; Proxy Statement..................................         17
  3.27     No Misrepresentation......................................................         17
  3.28     Brokers' and Finders' Fees................................................         17

                               TABLE OF CONTENTS
                                  (continued)

                                                                                          Page
                                                                                         -----
  3.29     Inventories...............................................................         18
  3.30     Accounts Receivable.......................................................         18
  3.31     Employees & Suppliers.....................................................         18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB....................
                                                                                              18
  4.1      Organization..............................................................         18
  4.2      Parent Capital Structure..................................................         18
  4.3      Authority; No Conflict; Required Filings and Consents.....................         19
  4.4      SEC Filings; Financial Statements.........................................         20
  4.5      Absence of Certain Changes or Events......................................         21
  4.6      Registration Statement; Proxy Statement...................................         21
  4.7      Brokers' and Finders' Fees................................................         21

ARTICLE V COVENANTS RELATED TO CONDUCT OF BUSINESS...................................         22
  5.1      Conduct of Business of the Company........................................         22

ARTICLE VI ADDITIONAL AGREEMENTS.....................................................         24
  6.1      Proxy Statement; Registration Statement...................................         24
  6.2      Access to Information.....................................................         25
  6.3      The Stockholders' Meetings................................................         26
  6.4      Legal Conditions to Merger................................................         26
  6.5      Payment of Taxes..........................................................         26
  6.6      Tax-Free Reorganization...................................................         26
  6.7      NASDAQ Quotation..........................................................         27
  6.8      Consents..................................................................         27
  6.9      Employee Benefits; Employee Issues........................................         27
  6.10     Reports...................................................................         27
  6.11     Notification of Certain Matters...........................................         27
  6.12     Best Efforts..............................................................         27
  6.13     Acquisition Proposals.....................................................         28
  6.14     Publicity.................................................................         28
  6.15     Bonus Programs............................................................         28
  6.16     Board Seat................................................................         28
  6.17     Indemnification Agreements................................................         28

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER.................................         29
  7.1      Closing Conditions........................................................         29
  7.2      Additional Conditions to Obligations of Parent and MergerSub..............         29
  7.3      Additional Conditions to Obligations of the Company.......................         31

ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION
PROVISIONS...........................................................................         32
  8.1      Survival of Representations and Warranties................................         32
  8.2      Indemnification of the Parent.............................................         33
  8.3      Limits on Indemnification and Liability...................................         33
  8.4      Defense of Third Party Claims.............................................         33

                               TABLE OF CONTENTS
                                  (continued)

                                                                                          Page
                                                                                         -----
  8.5      Escrow....................................................................         34

ARTICLE IX TERMINATION; AMENDMENT; WAIVER............................................         35
  9.1      Termination...............................................................         35
  9.2      Effect of the Termination.................................................         35
  9.3      Fees and Expenses.........................................................         36
  9.4      Amendment.................................................................         36
  9.5      Extension; Waiver.........................................................         36

ARTICLE X MISCELLANEOUS..............................................................         37
  10.1     Entire Agreement; Assignment..............................................         37
  10.2     Notices...................................................................         37
  10.3     Governing Law.............................................................         38
  10.4     Descriptive Headings......................................................         38
  10.5     Parties in Interest.......................................................         38
  10.6     Severability..............................................................         38
  10.7     Specific Performance......................................................         39
  10.8     Counterparts..............................................................         39
  10.9     Interpretation............................................................         39
  10.10    Attorney Fees.............................................................         40
  10.11    Definitions...............................................................         40

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of June 14, 1999, by and among NOVEX, a California corporation (the "COMPANY"), INVITROGEN CORPORATION, a Delaware corporation ("PARENT"), and INVO MERGER CORPORATION, a California corporation and a direct wholly owned subsidiary of Parent ("MERGERSUB").

    WHEREAS, the Boards of Directors of each of Parent, MergerSub, and the Company, have approved, and deem it fair to, advisable, and in the best interests of their respective stockholders to proceed with the acquisition of the Company by Parent and MergerSub upon the terms and consideration set forth herein;

    WHEREAS, in furtherance thereof, it is proposed that MergerSub acquire all of the issued and outstanding shares ("SHARES") of common stock of the Company ("COMPANY COMMON STOCK") and outstanding options to purchase shares of Company Common Stock ("COMPANY STOCK OPTIONS"), in exchange for an aggregate of 3,000,000 shares of Parent (the "MERGER SHARES"), upon the terms and subject to the conditions set forth herein;

    WHEREAS, also in furtherance of such acquisition thereof, the Board of Directors of each of Parent, MergerSub, and the Company have approved the terms and provisions of this Agreement and the Merger pursuant to which MergerSub shall merge with and into the Company and the outstanding Shares and Company Stock Options shall be converted into the right to receive the Merger Shares, all in accordance with the California Corporations Code and upon the terms and subject to the conditions set forth herein;

    WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD") has determined that the consideration to be paid for each Share, the terms and provisions of the assumption of each Company Stock Option and the terms and provisions of the Merger are fair to the holders of such Shares and Company Stock Options and has resolved to recommend that the holders of such Shares approve and adopt this Agreement and the Merger upon the terms and subject to the conditions set forth herein;

    WHEREAS, the Company, Parent, and MergerSub desire to make certain representations, warranties, covenants, and agreements in connection with the Merger;

    WHEREAS, as a further inducement for Parent and MergerSub to enter into this Agreement, certain key employees and equity holders in the Company will execute and deliver Non-Solicitation and Non-Competition Agreements effective as of the closing; and

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, and MergerSub hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the California Corporations Code (the "CCC"), MergerSub shall be merged with and into the Company (the "MERGER"). Following the Merger, the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of MergerSub shall cease.

    1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, Parent, MergerSub, and the Company shall cause the Merger to be consummated by filing an appropriate Agreement of Merger or other appropriate documents (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of

California in such form as required by, and executed in accordance with, the relevant provisions of the CCC, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME").

    1.3 CLOSING OF THE MERGER. The closing of the Merger (the "CLOSING") will take place at a time and on a date to be specified by the parties hereto (the "CLOSING DATE"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1600, San Diego, California 92121, or at such other time, date, or place as agreed to in writing by the parties hereto.

    1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, and franchises of the Company and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and MergerSub shall become the debts, liabilities, and duties of the Surviving Corporation.

    1.5  ARTICLES OF INCORPORATION AND BYLAWS.

        (a) Effective immediately following the Merger, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

        (b) Effective immediately following the Merger, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

    1.6 DIRECTORS. The directors of MergerSub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal.

    1.7 OFFICERS. The officers of MergerSub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal.

    1.8 TAX CONSEQUENCES. For federal tax income purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2 (g) and 1.368-3 (a) of the United States Treasury Regulations.

    1.9 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    2.1 MERGER EFFECT. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of MergerSub:

        (a) Each issued and outstanding share of common stock of MergerSub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

        (b) Each issued and outstanding Share shall be converted into and exchanged for that number of validly issued, fully paid and nonassessable shares of Parent equal to the Exchange Ratio (as defined in Section 2.1(c)) (the "SHARE CONSIDERATION"), provided that 250,000 of such Merger Shares (taken PRO RATA from the quantities otherwise deliverable to each Company shareholder) shall be deposited into escrow in accordance with Section 8.5 hereof.

        (c)  The "Exchange Ratio" shall mean the quotient obtained by dividing
    (x) 3,000,000 by (y) the Company Total Shares. As used herein, the "COMPANY TOTAL SHARES" shall mean that number of Shares of Company Common Stock that are outstanding immediately prior to the Effective Time, plus that number of shares of Company Common Stock issuable upon exercise of all Company Stock Options that are outstanding at the close of business on the day immediately preceding the Effective Time.

        (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall, upon delivery of such stockholder's Share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of Parent Common Stock on the business day immediately preceding to the Effective Time.

    2.2  STOCK OPTIONS.

        (a) At the Effective Time, each outstanding Company Stock Option, whether vested or unvested, shall be deemed to constitute an option to acquire, on substantially the terms and conditions as were applicable under the Company's 1996 Stock Option Plan or the Company's 1998 Stock Option Plan, as applicable, (collectively referred to herein as the "COMPANY OPTION PLAN") and under the agreement relating thereto, that number of whole shares of Parent Common Stock equal to the product of the number of shares of the Company Common Stock that were issuable (without regard to applicable vesting requirements) upon exercise of such option immediately before the Effective Time multiplied by the Exchange Ratio (as defined in Section 2.2(c) hereto) and rounded down to the nearest whole number of shares of Parent Common Stock, and the per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such replaced the Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such option was exercisable immediately before the Effective Time by the Exchange Ratio, rounded down to the nearest whole cent. It is the intention of the parties that the Company Stock Options so modified in accordance with this Section
    2.2 qualify following the Effective Time as "incentive stock options" as defined in
    Section 422 of the Code to the extent such options qualified as incentive stock options immediately before the Effective Time.

        (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under the Company Stock Options assumed in accordance with this Section 2.2. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to the assumed options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

    2.3 STOCK TRANSFER BOOKS. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

    2.4 DISSENTER'S RIGHTS. Notwithstanding any other provision of this Agreement to the contrary, Shares (the "DISSENTING SHARES") that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Chapter 13 of the CCC (the "DISSENTING STOCKHOLDERS") shall not be converted into or be exchangeable for the right to receive the Share Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the CCC. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Share Consideration without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for dissenters' rights, attempted withdrawals of such demands, and any other instruments served pursuant to the CCC and received by the Company relating to dissenters' rights, and (ii) the opportunity to direct all negotiations and proceedings in respect of dissenters' rights under the CCC. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment in respect of, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the right to receive the Share Consideration pursuant to Section 2.1(b).

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule separately delivered by the Company (for purposes of this Agreement, references to the Company include all subsidiaries of the Company) to Parent prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), the Company hereby represents and warrants to each of Parent and MergerSub as follows:

    3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where the failure to so qualify has not and will not have a Material Adverse Effect on the Company. The Company has delivered true and correct copies of the articles of incorporation and bylaws of the Company, each as amended to date, to Parent. The Company is not in violation of any of the provisions of its articles of incorporation, bylaws or other charter documents.

    3.2  COMPANY CAPITAL STRUCTURE.

        (a) The authorized capital stock of the Company consists of 13,200,000 shares of the Company Common Stock and 42,000 shares of Series A Convertible Preferred Stock ("SERIES A PREFERRED"). As of the date hereof and the Closing Date, 6,711,317 shares of the Company Common Stock and 42,000 shares of Series A Preferred (convertible into 4,200,000 shares of Company Common Stock) are and will be issued and outstanding. Immediately prior to Closing hereof, all such shares of Series A Preferred will be voluntarily converted to Company Common Stock by the holders thereof in accordance with the provisions of the Company's articles of incorporation. To the Company's knowledge, all such outstanding shares of the Company Common Stock and Series A Preferred are held by the holder thereof free and clear of all liens, claims and encumbrances. All such outstanding shares of the Company Common Stock and Series A Preferred have been duly authorized, validly issued, fully paid and are nonassessable, have been issued in compliance with all applicable federal and state securities laws, and, are subject to no preemptive rights or rights of first refusal created by statute, the charter documents of the Company or any agreement to which the Company is a party or by which it is bound.

        (b)  Except as set forth on the Company Disclosure Schedule, there are
    (i) no equity or debt securities of any class of the Company, or any securities exchangeable into or exercisable for such equity or debt securities, issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity or debt securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company's capital stock to which the Company is a party.

        (c) The subsidiaries of the Company are listed on the Company Disclosure Schedule. Other than the subsidiaries listed on the Company Disclosure Schedule, the Company does not own, directly or indirectly any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. All outstanding shares of capital stock of each subsidiary of the Company are held beneficially and of record by the Company free and clear of all liens, claims and encumbrances, have been duly authorized, validly issued, fully paid and are nonassessable, have been issued in compliance with all applicable federal and state securities laws, and are not subject to any voting restrictions, preemptive rights or rights of first refusal created by statute, the charter documents of the subsidiary or any agreement to which the subsidiary or the Company is a party or by which either of them is bound.

    3.3  AUTHORITY; REQUIRED FILINGS AND CONSENTS.

        (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Subject to obtaining the consent of the Company's stockholders to the Merger as contemplated hereby, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and its stockholders. This Agreement and all other documents expressly required to be executed and delivered by the Company hereunder, including the Certificate of Merger (collectively, the "TRANSACTION DOCUMENTS"), have been or will be duly executed and delivered by the Company and constitute or will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity.

        (b) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the articles of incorporation or bylaws of the Company, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which the Company is a party or by which the Company, or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its respective properties or assets, except in the case of
    (ii) and (iii) above for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on the Company.

        (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the California Secretary of State in accordance with the CCC, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or have a Material Adverse Effect of the Company.

    3.4 FINANCIAL STATEMENTS. The Company has delivered to Parent its audited financial statements for each of the fiscal years ended March 31, 1997 and 1998 and its unaudited financial statements for the fiscal year ended March 31, 1999 (collectively, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements are correct in all material respects and were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The Company Financial Statements present fairly the financial position of the Company in all material respects as of the respective dates and the results of its operations and cash flows for the periods indicated. The Company has maintained a standard system of accounting established and administered in accordance with GAAP. Within two business days of its receipt of the audited financial statements for the fiscal year ended March 31, 1999, the Company will provide copies thereof to Parent.

    3.5 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any material liabilities, individually or in the aggregate, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of March 31, 1999 (the "COMPANY BALANCE SHEET") contained in the Company Financial Statements,
(ii) liabilities specifically described in this Agreement or the Company Disclosure Schedule, and (iii) normal or recurring liabilities incurred since March 31, 1999 in the ordinary course of business consistent with past practices.

    3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1999, the Company has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, the Company has not:

        (a) suffered any event or occurrence that has had a Material Adverse Effect on the Company;

        (b) suffered any damage, destruction or loss, whether covered by insurance or not, which in the aggregate has had a Material Adverse Effect on the Company;

        (c) granted any material increase in the compensation payable or to become payable by the Company to its officers or employees other than increases in the ordinary course of business to employees who are not officers;

        (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

        (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock;

        (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

        (g) sold, leased, abandoned or otherwise disposed of any real property, machinery, equipment or other operating property other than in the ordinary course of business;

        (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, patent right, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset;

        (i) entered into any material commitment or transaction (including without limitation any borrowing) other than commitments or transactions entered into in the ordinary course of business that are not reasonably likely to have a Material Adverse Effect on the Company;

        (j) permitted or allowed any of its property or assets to be subjected to any new mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

        (k) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $10,000, or, in the aggregate, in excess of $50,000;

        (l) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or stockholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business; or

        (m) agreed to take any action described in this Section 3.6 or which would constitute a breach of any of the representations or warranties of the Company contained in this Agreement.

    3.7  TAXES.

        (a) For purposes of this Agreement, a "TAX" or, collectively, "TAXES," means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b) The Company has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

        (c) The Company, as of the Closing Date, (i) will have paid all Taxes it is required to pay prior to the Closing Date and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

        (d) There is no Tax deficiency outstanding or assessed or proposed against the Company that is not reflected as an estimated liability on the Company Balance Sheet or set forth on the Company Disclosure Schedule, nor has the Company executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (e) The Company has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Company Balance Sheet which should have been accrued for or reserved on the Company Balance Sheet as of the date thereof in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

        (f) The Company is not a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

    3.8  TANGIBLE ASSETS AND REAL PROPERTY.

        (a) The Company owns or leases all tangible assets and properties which are used in the conduct of its business as currently conducted or which are reflected on the Company Balance Sheet or acquired since the date of the Company Balance Sheet (the "TANGIBLE ASSETS"). The Tangible Assets are in good operating condition and repair. The Company has good and valid title to all Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except as reflected in the Company Financial Statements and except for liens for current taxes not yet due and payable. Assuming the due execution and delivery thereof by the other parties thereto, all leases of Tangible Assets to which the Company is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity and except where failure of such leases to be in full force and effect and valid, binding and enforceable would not have a Material Adverse Effect on the Company. The Company Disclosure Schedule sets forth a true and correct list of all such leases, and true and correct copies of all such leases have been made available to Parent.

        (b) The Company owns no real property. The Company Disclosure Schedule sets forth a true and complete list of all real property leased by the Company. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. True and correct copies all such of real property leases have been made available to Parent.

    3.9  INTELLECTUAL PROPERTY.

        (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks and copyrights, and any applications for and registrations of such patents, trademarks, trade names, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in the business of the Company as currently conducted, or as currently proposed to be conducted, free and clear of all liens, claims or encumbrances (all of which are referred to as the "COMPANY INTELLECTUAL PROPERTY RIGHTS"). The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to the Company's interest pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants the Company such rights to such intellectual property as are used in the business of the Company as currently conducted or currently proposed to be conducted pursuant to the Company's current business plan.

        (b) The Company Disclosure Schedule contains an accurate and complete description of (i) all patents and patent applications and all trademarks, trade names, service marks and registered copyrights included in the Company Intellectual Property Rights, including the jurisdictions in which each such the Company Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses and sublicenses, distribution agreements and other agreements to which the Company is a party and pursuant to which any person is authorized to use any the Company Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of the Company (a "COMPANY PRODUCT") or any adaptation, translation or derivative work based on any Company Product or any portion thereof, other than nonexclusive end-user licenses entered into in the ordinary course of business pursuant to the Company's standard forms of license agreement,
    (iii) all material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("LICENSED INTELLECTUAL PROPERTY"), which is used in the manufacture of, incorporated in or forms a part of any Company Product (other than licenses for off-the-shelf software used in the conduct of the Company's business), (iv) all joint development agreements to which the Company is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which the Company has obtained funding for research and development activities.

        (c) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Company Intellectual Property Rights or Licensed Intellectual Property, nor will such execution and delivery of this Agreement or the performance of such obligations render any such material license, sublicense or other agreement terminable.

        (d) All patents and registered trademarks, service marks and copyrights claimed by or issued to the Company which relate to any Company Product are valid, currently maintained and subsisting. The manufacturing, marketing, licensing or sale of any Company Product does not, to the Company's knowledge, infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. The Company (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any the Company Intellectual Property Rights or Licensed Intellectual Property.

        (e) All designs, drawings, specifications, source code, object code, documentation, flow charts, data and diagrams incorporated, embodied or reflected in any Company Product at any stage of its development (the "COMPANY COMPONENTS") were written, developed and created solely and exclusively by (i) employees of the Company without the assistance of any third party which have been assigned, or are assignable, to the Company by written agreement to the extent permitted by law or (ii) third parties who assigned ownership of their rights with respect thereto to the Company by means of valid and enforceable agreements, which are listed and described in the Company Disclosure Schedule and copies of which have been made available to Parent. The Company has at all times used commercially reasonable efforts to protect its trade secrets and has not acted in such a manner as to cause the loss of such trade secrets by their release into the public domain.

        (f) Each person currently or formerly employed by the Company (including independent contractors, if any) that has or had access to confidential information of the Company has executed and delivered to the Company a confidentiality and non-disclosure agreement in one of the forms previously made available to Parent. Neither the execution or delivery of any such agreement by any such person, nor the carrying on of the Company's business as currently conducted and as currently proposed to be conducted, has conflicted or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument known to the Company under which any of such persons is obligated.

    3.10 BANK ACCOUNTS. The Company Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

    3.11  CONTRACTS.

        (a) The Company is not a party or subject to any agreement, obligation or commitment, written or oral:

           (i) that calls for any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures by or to the Company totaling more than $20,000 in any twelve-month period;

           (ii) with agents, advisors, salesmen, sales representatives, independent contractors or consultants;

           (iii) that restricts the Company from carrying on anywhere in the world its business or any portion thereof as currently conducted;

           (iv) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

           (v) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

           (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement; or

           (vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any of Company Products; or

           (viii) regarding any merger or other reorganization or any joint venture (including, but not limited to, joint ventures involving supply, research and development or manufacturing).

        (b) No party to any such contract, agreement or instrument has expressed its intention to any officer of the Company to cancel, withdraw, modify or amend such contract, agreement or instrument, nor does the Company otherwise know of such an intention.

        (c) The Company is not in default under or in breach or violation of, nor is there any valid basis for any claim of default by the Company under, or breach or violation by the Company of, any contract, commitment or restriction to which the Company is a party or by which the Company or any of its properties or assets is bound or affected, except where such default, or breach or violation would not have a Material Adverse Effect on the Company. To the Company's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under, or any breach or violation by any other party of, any contract, commitment, or restriction to which the Company is a party or by which the Company or any of its properties or assets is bound or affected, except where such default, or breach or violation would not have a Material Adverse Effect on the Company. The Company has no reason to believe that it will not be able to comply with the terms or conditions of any contract to which it is a party without an increase in its technical or personnel resources allocated to such contract compared to the resources budgeted by the Company as of the date of this Agreement or any other increase in the cost of satisfying any covenants or conditions under such contract compared to the costs budgeted by the Company as of the date of this Agreement.

    3.12 LABOR DIFFICULTIES. The Company is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against the Company pending or to the Company's knowledge, threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or to the Company's knowledge, threatened against the Company. The Company is not now and has never been subject to any union organizing activities. The Company has not experienced any work stoppage or other labor difficulty.

    3.13 TRADE REGULATION; CUSTOMERS AND DISTRIBUTORS. The Company has not, within the past two years, terminated its relationship with or refused to ship Company Products to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay the Company in excess of $10,000 over any consecutive twelve-month period. All of the prices charged by the Company in connection with the marketing or sale of any of its products or services have been in compliance with all applicable laws and regulations. No claims have been asserted or, to the Company's knowledge, threatened against the Company with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to the Company's knowledge, no specific situation, set of facts, or occurrence provides any reasonable basis for any such claim. Except as set forth in the Company Disclosure Schedule, no customer or distributor accounted for more than 5% of the Company's sales during the most recently completed fiscal year. No customer or distributor which accounted for revenue to the Company during its most recently completed fiscal year of $100,000 or more has canceled or otherwise terminated its relationship with the Company during the last twelve months, nor materially decreased its usage or purchases of the services or products of the Company during that period. To the Company's knowledge, no customer or distributor of the Company has any plan or intention to terminate, cancel or otherwise materially and adversely alter its relationship with the Company or to decrease materially or limit its usage or purchase of the Company's products or services which could reasonably be expected to result in a Material Adverse Effect on the Company.

    3.14  ENVIRONMENTAL MATTERS.

        (a) As of the date hereof, no amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, excluding office, janitorial and similar substances (a "HAZARDOUS MATERIAL"), is present, as a result of the actions of the Company or, to the Company's actual knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that the Company has at any time owned, operated, occupied or leased, except for Hazardous Materials which are stored in appropriate containers at the Company's facilities for use in the Company's business in compliance with applicable environmental laws and regulations. To the knowledge of the Company, no underground storage tanks are present under any property that the Company has at any time owned, operated, occupied or leased.

        (b) At no time has the Company transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (collectively, "HAZARDOUS

    MATERIALS ACTIVITIES") in violation of any law, rule, regulation or treaty promulgated by any Governmental Entity which has had or is likely to have a Material Adverse Effect on the Company.

        (c) The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of its business as such businesses is currently being conducted, the absence of which would have a Material Adverse Effect on the Company.

        (d) No action, proceeding, writ, injunction or claim is pending or, to the knowledge of the Company, threatened concerning any Environmental Permit or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could reasonably be expected to involve the Company in any environmental litigation or impose upon the Company any liability concerning Hazardous Materials Activities.

    3.15  EMPLOYEE BENEFIT PLANS.

        (a) The Company has set forth in the Company Disclosure Schedule (i) all employee benefit plans, (ii) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (iii) all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company (individually, a "COMPANY EMPLOYEE PLAN,"and collectively, the "COMPANY EMPLOYEE PLANS").

        (b) With respect to each Company Employee Plan, the Company has made available to Parent a true and correct copy of (i) such Company Employee Plan and (ii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan.

        (c) With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could be subject to any liability which would have a Material Adverse Effect on the Company.

        (d) With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted, in accordance with GAAP on the financial statements or books of the Company.

        (e) The Company is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of the Company, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (iii) agreement with any officer of the Company providing any term of employment or compensation guarantee or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    3.16 COMPLIANCE WITH LAWS. Except for violations which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company, the Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business.

    3.17 EMPLOYEES AND CONSULTANTS. The Company Disclosure Schedule contains a list of the names of all employees and consultants of the Company as of the date of this Agreement and their salaries or wages, other compensation, dates of employment and positions. Each employee of the Company, other than David McCarty, is terminable "at will" and there are no agreements or understandings between the Company and any of its employees that his/her employment will be for any particular period, for any particular position or for any specified compensation.

    3.18 LITIGATION. There is no action, suit, proceeding, claim, arbitration or known investigation pending before any agency, court or tribunal or, to the Company's knowledge, threatened against the Company or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against the Company, or to the Company's knowledge, any of the Company's stockholders, directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Company. All litigation to which the Company is a party (or, to its knowledge, threatened to become a party) is disclosed in the Company Disclosure Schedule.

    3.19 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or currently proposed business practice of the Company or the conduct of business by the Company as currently conducted or as currently proposed to be conducted pursuant to the Company's current business plan.

    3.20 GOVERNMENTAL AUTHORIZATION. The Company has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of the Company (collectively, the "COMPANY AUTHORIZATIONS"), and all of such Company Authorizations are in full force and effect, except where failure to obtain such consent, license, permit, grant, or other authorization would not have a Material Adverse Effect on the Company.

    3.21 INSURANCE. The Company Disclosure Schedule contains a list and description of all insurance policies in effect which are maintained by the Company or as to which it is an insured party. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    3.22 INTERESTED PARTY TRANSACTIONS. No director, officer or stockholder of the Company has any interest in (i) any material equipment or other material property or asset, real or personal, tangible or intangible, including, without limitation, any of the Company Intellectual Property Rights, used in connection with or pertaining to the business of the Company, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the Company Products, (iii) any entity that competes with the Company, or with which the Company is affiliated or has a business relationship, or (iv) any material agreement, obligation or commitment, written or oral, to which the Company is a party; PROVIDED, HOWEVER, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than five percent (5%) of the outstanding stock or debt securities of any company whose stock or debt securities are traded on a recognized stock exchange or on the Nasdaq/AMEX Market.

    3.23 NO EXISTING DISCUSSIONS. As of the date of this Agreement, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Parent with respect to any merger, consolidation, sale of substantial assets, sale of shares of capital stock or similar transactions.

    3.24 REAL PROPERTY HOLDING CORPORATION. The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    3.25 CORPORATE DOCUMENTS. The Company has furnished to Parent, or its representatives, for its examination (i) copies of its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the Board of Directors and any committees thereof and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to the Company. The corporate minute books and other corporate records of the Company are complete and accurate in all material respects, and the signatures of all officers and directors of the Company and the signatures of all stockholders and other persons appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction.

    3.26 REGISTRATION STATEMENTS; PROXY STATEMENT. The information concerning the Company supplied by the Company for inclusion in the Registration Statement (as defined in Section 4.6) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information concerning the Company supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger and this Agreement (the "COMPANY STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent and MergerSub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information concerning Parent or MergerSub supplied by Parent or MergerSub which is contained in any of the foregoing documents.

    3.27 NO MISREPRESENTATION. No representation or warranty by the Company in this Agreement, or any written statement, certificate or schedule furnished or to be furnished by or on behalf of the Company pursuant to this Agreement, when taken together with all the written statements, certificates and schedules furnished or to be furnished by or on behalf of the Company pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to Parent or its representatives true and complete copies of all documents which are referred to in this Article III or in the Company Disclosure Schedule.

    3.28 BROKERS' AND FINDERS' FEES. No entity or person will have a claim, directly or indirectly, for liability for brokerage, financial advisor or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby as a result of any agreement of, or action taken by, the Company or its officers or directors.

    3.29 INVENTORIES. The Company's inventories are of a quality and quantity so as to be reasonably anticipated to be saleable in the ordinary course of business and the Company has and maintains adequate inventory reserves. The inventories stated in the Company Balance Sheet reflect the usual and customary inventory valuation policies of the Company and in the best judgment of the Company are properly valued.

    3.30 ACCOUNTS RECEIVABLE. All of Company's accounts receivable, whether or not shown on the Company Balance Sheet, represent bona fide completed sales made in the ordinary course of business, are valid and enforceable claims, are not subject to any known set-offs or counterclaims and are, in the best judgment of Company, fully collectible in the normal course of business, after deducting the reserve set forth in the Company Balance Sheet, which reserve is Company's best estimate of its uncollectible accounts.

    3.31 EMPLOYEES & SUPPLIERS. To the Company's knowledge, no executive of the Company has any plan or intention to terminate his/her employment with the Company, nor is the Company aware that any employee is in breach of any agreement with the Company regarding, without limitation, competition, confidentiality or intellectual property. To the Company's knowledge, no sole-source supplier has any plan or intention to terminate or reduce its business with the Company or to materially and adversely modify its relationship with the Company.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB

Except as set forth in the disclosure schedule which references the specific representations and warranties as to which the exception is made and which is separately delivered by Parent to the Company on or before the date of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), Parent and MergerSub represent and warrant to the Company as follows:

    4.1 ORGANIZATION. Each of Parent and MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Parent is not in violation of any of the provisions of its articles of incorporation, bylaws or other charter documents.

    4.2  PARENT CAPITAL STRUCTURE.

        (a) The authorized capital stock of Parent consists of 50,000,000 shares of Common Stock, $0.01 par value ("PARENT COMMON STOCK") and 6,405,884 shares of Preferred Stock, $0.01 par value ("PARENT PREFERRED STOCK"). As of May 31, 1999: (i) 13,340,650 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Parent Common Stock were held in the treasury of Parent; (iii) no shares of Parent Preferred Stock were outstanding; (iv) options to purchase 2,889,582 shares of Parent Common Stock were outstanding under Parent's 1995 and 1997 Stock Option Plans and 1,244,901 additional shares were available for grant thereunder; (v) 250,000 shares of Parent Common Stock were reserved for issuance under Parent's 1998 Employee Stock Purchase Plan, of which 241,646 shares remain available for grant thereunder; and (vi) 150,000 shares of Parent Common Stock were reserved for issuance pursuant to Parent's 401(k) plan, none of which were outstanding. All shares of Parent Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights or rights of first refusal created by statute, the charter documents of Parent or MergerSub or any agreement to which Parent or MergerSub is a party or by which it is bound. All of the outstanding shares of capital stock of MergerSub are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations on Parent's voting rights, charges or other encumbrances of any nature.

        (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the Parent stock option plans (as more fully described in the Parent SEC Reports defined in Section 4.4), there are (i) no equity or debt securities of any class of Parent, or any security exchangeable into or exercisable for such equity or debt securities, issued, reserved for issuance or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights or other commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed any equity or debt securities of Parent or obligating Parent to grant, extend, accelerate the vesting of, change the exercise price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of the Parent's capital stock to which the Parent is a party.

        (c) The Merger Shares to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable and, will be issued in compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

    4.3  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Parent and MergerSub have all requisite corporate power and authority to enter into this Agreement and the other documents to which they are or will be parties in connection with this Agreement and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the consent of Parent's stockholders to the Merger as contemplated hereby, the execution and delivery of this Agreement and all other documents expressly required to be executed and delivered by Parent and MergerSub hereunder, including the Certificate of Merger (the "Parent Transaction Documents") to which Parent or MergerSub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and MergerSub, respectively. This Agreement and the other Parent Transaction Documents to which Parent and/or MergerSub are parties have been or will be duly executed and delivered by Parent and/or MergerSub and constitute or will constitute the valid and binding obligations of Parent and/or MergerSub, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

        (b) The execution and delivery by Parent and MergerSub of this Agreement and the other Parent Transaction Documents to which they are or will be parties do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or MergerSub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Parent or MergerSub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or MergerSub or any of its or their properties or assets, except in the case of
    (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Parent.

        (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the California Secretary of State in accordance with the CCC, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and
    (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement and would not have a Material Adverse Effect on Parent.

    4.4  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Parent has timely filed and made available to the Company all forms, reports and documents required to be filed by Parent with the Securities and Exchange Commission (the "SEC") since February 26, 1999 other than registration statements on Form S-8 (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries are required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Reports, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and presented fairly, in all material respects, the consolidated financial position of Parent as of and at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Parent as of March 31, 1999 is referred to herein as the "PARENT BALANCE SHEET."

    4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1999, there has been no material adverse change in the business, assets, financial condition or results of operations of Parent, and Parent has conducted its business in the ordinary course and in a manner consistent with past practices. Since March 31, 1999, Parent has not agreed to take any action outside the ordinary course of business or that would (if the action were taken immediately) constitute a breach of any of the representations or warranties of Parent contained in this Agreement.

    4.6 REGISTRATION STATEMENT; PROXY STATEMENT. Subject to the accuracy of the representations of the Company, the Registration Statement on Form S-4 pursuant to which the Merger Shares to be issued in the Merger will be registered with the SEC (the "REGISTRATION STATEMENT") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information concerning Parent and MergerSub supplied by Parent for inclusion in the Proxy Statement contained therein shall not, on the date the Proxy Statement is first mailed to the Parent's stockholders, at the time of the Parent's stockholders' meeting to consider this Agreement and the Merger (the "PARENT STOCKHOLDERS' MEETING") and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, MergerSub or any of their respective affiliates, officers or directors should be discovered by Parent or MergerSub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or MergerSub will promptly inform the Company and file and distribute such amendment or supplement. Notwithstanding the foregoing, Parent and MergerSub make no representation or warranty with respect to any information concerning the Company supplied by the Company which is contained in any of the foregoing documents.

    4.7 BROKERS' AND FINDERS' FEES. No entity or person will have a claim, directly or indirectly, for liability for brokerage, financial advisor or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby as a result of any agreement of, or action taken by, Parent or MergerSub or their officers or directors.

                                   ARTICLE V
                    COVENANTS RELATED TO CONDUCT OF BUSINESS

    5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will conduct its operations in the ordinary and usual course of business consistent with past practice, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers, and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not without the prior written consent of Parent:

        (a) amend its articles of incorporation or bylaws (or other similar organizational or governing instrument);

        (b) authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any capital stock of any class or any other securities convertible into or exchangeable for any capital stock or any equity equivalents (including any stock options or stock appreciation rights), except for the issuance or sale of Shares pursuant to outstanding Company Stock Options exercised by the holders thereof and except for conversion of Series A Preferred Stock as provided in Section 3.2 hereof;

        (c)  (i) split, combine, or reclassify any shares of its capital stock;
    (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive, or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any securities of the Company (except for termination of options issued pursuant to the Company Stock Option Plan upon termination of employment of the optionee);

        (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company (other than the Merger and other than acceptance of any Acquisition Proposal which does not violate the provisions of Section 6.13 hereof);

        (e) (i) incur or assume any additional long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person; (iii) make any loans, advances, or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien or encumbrance thereupon;

        (f) acquire, sell, lease, or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Company taken as a whole, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice, grant any exclusive distribution rights, grant any license, right to use, or covenant not to sue in respect of any Company Intellectual Property Rights, or disclose (other than in the ordinary course of business and subject to appropriate nondisclosure and nonuse agreements) any trade secrets or other confidential proprietary information of the Company or any of its Subsidiaries to any third person (other than the transactions contemplated hereby);

        (g) except as may be required as a result of a change in state or federal regulation, rule or statute or in United States GAAP, change any of the accounting principles or practices used by it;

        (h) revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by United States GAAP;

        (i) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into or amend any material contract; (iii) authorize any new capital expenditures which, individually, are in excess of $50,000 (or the foreign currency equivalent thereof) or, in the aggregate, are in excess of $200,000 (or the foreign currency equivalent thereof); or (iv) enter into or amend any contract, agreement, commitment, or arrangement providing for the taking of any action that would be prohibited hereunder;

        (j) make or revoke any Tax election, or settle or compromise any Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

        (k) pay, discharge, or satisfy any material claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent, or otherwise), other than the payment, discharge, or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the Company Financial Statements or incurred in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, or similar agreement to which the Company is a party;

        (l) settle or compromise any pending or threatened claim, action, suit, or proceeding, relating to the transactions contemplated hereby;

        (m) enter into any agreement or arrangement that limits or otherwise restricts the Company or any successor thereto or that would, after the Effective Time, limit or restrict the Surviving

    Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

        (n) fail to comply in any material respect with any federal or state rule, regulation or statute (including, any environmental law) applicable to the Company, or its respective assets;

        (o) enter into any direct or indirect arrangements for financial or other subsidies with any domestic or foreign Governmental Entity or other person;

        (p) make any change to, or amend in any way, the contracts, salaries, wages, or other compensation (including, any completion bonuses or change of control payments) of any officer, director, employee, agent, or other similar representative of the Company, other than changes or amendments that
    (i) are made in the ordinary course of business and consistent with past practice and (ii) do not and will not result in increases, in the aggregate, of more than seven percent in the salary, wages, and other compensation of any such person;

        (q) adopt, enter into, amend, alter, or terminate (partially or completely) any Company Employee Plan except as contemplated by this Agreement or to the extent required by applicable law;

        (r) enter into any contract with an officer, director, employee, agent, or other similar representative of the Company that is not terminable, without penalty or other liability, upon not more than 60 calendar days' notice; or

        (s) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(r) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1  PROXY STATEMENT; REGISTRATION STATEMENT.

        (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement to be sent to the stockholders of the Company and Parent in connection with the meetings of the Company's and Parent's stockholders and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. The Proxy Statement shall include the recommendation of the Board of Directors of the Company and Parent in favor of this Agreement and the Merger provided that the Board of Directors of the Company or Parent may withdraw such recommendation if such Board of Directors shall have determined in good faith, after consultation with its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with applicable law. Parent and the Company shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

        (b) The Company shall take such action as may be necessary to cause the representation set forth in Section 3.26 hereof to be true and correct at all applicable times with respect to each of the Proxy Statement and the Registration Statement.

        (c) Parent shall take such action as may be necessary to cause the representation set forth in Section 4.7 hereof to be true and correct at all applicable times with respect to each of the Proxy Statement and the Registration Statement.

    6.2  ACCESS TO INFORMATION.

        (a) Between the date hereof and the Effective Time, the Company will give Parent and MergerSub and their authorized representatives (including, counsel, financial advisors, auditors, and environmental consultants) reasonable access during normal business hours to all employees, plants, offices, warehouses, and other facilities and to all books and records of the Company, will permit Parent and MergerSub to make such inspections as Parent and MergerSub may reasonably require (including, any environmental audit, investigation, or study) and will cause the Company's officers to furnish Parent and MergerSub with such financial and operating data and other information in respect of the business, properties, and personnel of the Company as Parent or MergerSub may from time to time reasonably request, provided that no investigation pursuant to this Section 6.2(a) shall affect or be deemed to modify any of the representations or warranties made by the Company.

        (b) Between the date hereof and the Effective Time, the Parent and MergerSub will give the Company and their authorized representatives (including, counsel, financial advisors, auditors, and environmental consultants) reasonable access during normal business hours to all employees, plants, offices, warehouses, and other facilities and to all books and records of Parent and MergerSub, will permit the Company to make such inspections as the Company may reasonably require (including, any environmental audit, investigation, or study) and will cause Parent and MergerSub officers to furnish the Company with such financial and operating data and other information in respect of the business, properties, and personnel of the Parent or MergerSub as the Company may from time to time reasonably request, provided that no investigation pursuant to this Section 6.2(b) shall affect or be deemed to modify any of the representations or warranties made by Parent and MergerSub.

        (c) Between the date hereof and the Effective Time, the Company shall furnish to Parent and MergerSub within five business days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company management.

        (d) Each of Parent, MergerSub and the Company will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the other parties hereto furnished to Parent, MergerSub or the Company in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain agreement entered into between the Company and Parent dated August 5, 1998 (the "CONFIDENTIALITY AGREEMENT").

    6.3 THE STOCKHOLDERS' MEETINGS. The Company and Parent shall each call a meeting of their stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Subject to Section 6.1(a) hereof, the Company and Parent will, through their Board of Directors, recommend to their stockholders approval of such matters and will use their best efforts to hold such meeting as soon as practicable after the date hereof. The Company and Parent shall use all reasonable efforts to solicit from their stockholders proxies in favor of such matters.

    6.4 LEGAL CONDITIONS TO MERGER. Each of Parent and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their subsidiaries in connection with the Merger. Each of Parent and the Company will, and will cause its subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by Parent or the Company in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Nothing in this Section 6.4, however, shall require Parent, in connection with the receipt of any regulatory approval, to agree to (i) sell or agree to sell, discontinue, or limit, before or after the Effective Time, any assets, businesses, or interests in any assets or businesses of the Company, Parent or any of their respective affiliates or (ii) agree to any conditions relating to, or changes or restrictions in, the operations of any such assets or businesses that, in either case, is reasonably likely to materially and adversely impact the economic or business benefits of the parties to the transactions contemplated hereby.

    6.5  PAYMENT OF TAXES.

        (a) The Company shall pay prior to the Effective Time (i) all Taxes required to be paid by the Company prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

        (b) Parent shall pay prior to the Effective Time (i) all Taxes required to be paid by Parent prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

    6.6 TAX-FREE REORGANIZATION. In connection with the tax opinions referred to in Article VII, the Company agrees to deliver letters of representation in such form and substance as is customary in the giving of such tax opinions.

    6.7 NASDAQ QUOTATION. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

    6.8 CONSENTS. Each of Parent and the Company shall use all reasonable efforts to obtain all necessary consents, waivers, and approvals under any of Parent's or the Company's material agreements, contracts, licenses, or leases in connection with the Merger.

    6.9 EMPLOYEE BENEFITS; EMPLOYEE ISSUES. Following the Effective Time and subject to the eligibility and other participation requirements and terms contained in Parent's benefit programs and plans, all employees of the Company shall be given credit for their periods of service with the Company as if such service were with Parent in determining their eligibility for inclusion in, and the level of benefits granted after the Effective Time under, Parent's employee benefit plans and the assumed Company Stock Options.

    6.10 REPORTS. From and after the Effective Time and so long as necessary in order to permit each officer and director of the Company to sell the Merger Shares received by them as a result of the Merger pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Exchange Act, referred to in paragraph
(c)(1) of Rule 144 under the Securities Act (or, if applicable, Parent will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144).

    6.11 NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to Parent upon discovery thereof, and Parent will give prompt notice to the Company upon discovery thereof, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (b) any material failure of such party, or any director, officer, employee, agent or representative thereof, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

    6.12  BEST EFFORTS.

        (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate the Merger and the other transactions contemplated by this Agreement and each party will use its best efforts to facilitate the satisfaction of the Article VII closing conditions within its control and responsibility and will use its commercially reasonable efforts to facilitate the satisfaction of the Article VII closing conditions within the control and responsibility of the other party.

        (b) The Company and Parent agree that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company will keep Parent, and any counsel which Parent may retain at its own expense, informed of the course of such litigation, to the extent Parent is not otherwise a party thereto, and the Company agrees that it will consult with Parent prior to entering into any settlement or compromise of any such litigation; PROVIDED, HOWEVER, that no such settlement or compromise will be entered into without Parent's prior written consent, which consent shall not be unreasonably withheld.

    6.13 ACQUISITION PROPOSALS. From the date hereof until the termination hereof, the Company will not, nor will it authorize or direct any officer, director, or employee of or any investment banker, attorney, accountant, or other advisor or representative of, the Company directly or indirectly, (i) solicit, initiate, or encourage the submission of any Acquisition Proposal or
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.13 of the obligations undertaken in this Section 6.13. As used herein, "ACQUISITION PROPOSAL" means an inquiry, offer, or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the
Company: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of all or substantially all the assets of the Company in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    6.14 PUBLICITY. The initial press releases in respect of the execution of this Agreement shall be acceptable to Parent and the Company and shall be in the form of EXHIBIT A hereto. Thereafter, so long as this Agreement is in effect, neither the Company, Parent, nor any of their respective affiliates shall issue or cause to be issued the publication of any press release in respect of the Merger, this Agreement, or the transactions contemplated hereby without the prior consultation with the other party, except as may be required by applicable law or any listing agreement with a national securities exchange or national securities quotation system.

    6.15 BONUS PROGRAMS. Effective as of the Closing, Parent shall assume and thereafter shall honor, on behalf of the Company, the Company cash and Incentive Stock Option bonus programs established by the Company for the year ending March 31, 2000, as described in the Company Board of Directors agenda package for its April 27, 1999 meeting and true and correct copies of which have been provided to Parent.

    6.16 BOARD SEAT. After the Closing, for the first two annual meetings of the stockholders of Parent, Parent shall include on its management slate of director nominees David McCarty (or, if he is not then employed by Parent, a person designated by a majority in interest of the former Company Common Stock). Mr. McCarty shall be added to Parent's board of directors effective as of immediately after the Closing.

    6.17 INDEMNIFICATION AGREEMENTS. After the Effective Time, Parent shall assume and shall continue to honor the pre-closing indemnification agreements between the Company and its respective officers and directors.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    7.1 CLOSING CONDITIONS. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company and Parent as may be required by law, by the rules of the Nasdaq National Market, and by any applicable provisions of the Company's articles of incorporation and bylaws and Parent's certificate of incorporation and bylaws.

        (b) APPROVALS. There shall have been obtained permits, consents, and approvals of securities or "blue sky" commissions or agencies of any jurisdiction and of other governmental bodies or agencies that may reasonably be deemed necessary so that the consummation of the Merger and the transactions contemplated hereby will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on the Surviving Corporation or Parent after consummation of the Merger.

        (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by a Governmental Entity seeking a stop order. The Proxy Statement shall have been delivered to the stockholders of the Company in accordance with the requirements of the Securities Act and the Exchange Act.

        (d) NASDAQ. The Merger Shares to be issued in the Merger or to be issued pursuant to options granted pursuant to the Merger or otherwise contemplated by this Agreement shall have been approved for additional listing on the Nasdaq National Market.

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraints or prohibition preventing the consummation of the Merger or materially limiting or restricting Parent's conduct or operation of the business of Parent or the Company after the Merger shall have been issued, nor shall any proceedings brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation of the Merger illegal.

    7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGERSUB. The obligations of Parent and MergerSub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent:

        (a) ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company contained or referred to in this Agreement and in each of the other agreements and instruments delivered to Parent in connection herewith, shall be true and correct in all material respects at the Closing as though made at the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing, which need only be true and correct as of such date or time.

        (b) PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        (c)  DOCUMENTS.  Parent shall have received the following documents:

           (i) legal opinion of Brobeck, Phleger & Harrison LLP and tax opinion of Gray Cary Ware & Freidenrich LLP, each dated as of the Closing Date, substantially in the form set forth at EXHIBITS B-1 AND B-2 hereto;

           (ii) a certificate executed by the Company's Chief Executive Officer or other senior executive officer of the Company certifying that the conditions set forth in 7.2(a) and (b) have been fulfilled as to the Company.

           (iii) Affiliate Agreements in the form of EXHIBIT C executed by any person who could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act;

           (iv) a Company Tax Representation Letter duly executed by the Company in customary form reasonably acceptable to Parent;

           (v) to the extent reasonably requested by Parent, confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees of the Company and by all consultants and independent contractors to the Company who have not already signed such agreements;

           (vi) a letter from Ernst & Young LLP, dated as of the Closing Date, confirming that no transaction entered into by the Company, and no other fact or circumstance relating to the Company, will prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted principles, Accounting Principles Board Opinion No. 16, and all published rules, regulations and policies of the SEC;

           (vii) a letter from Arthur Andersen LLP, dated as of the Closing Date, confirming the appropriateness of Parent accounting for the Merger as a "pooling of interests" in accordance with generally accepted principles, Accounting Principles Board Opinion No. 16, and all published rules, regulations and policies of the SEC.

           (viii) a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Treasury Regulations
       Section 1.8972(h)(l)(i);

           (ix) Non-Solicitation and Non-Competition Agreements in substantially the form attached hereto as Exhibit D executed and delivered by the individuals identified on Schedule 7.2 hereto; and

           (x) the Indemnity Escrow Agreement signed by the Company, Parent, the Shareholder Representative (as that terms is defined in Section 8.4(d)) and the escrow agent thereunder.

        (d) DISSENTING SHARES. Holders of not more than 5% of the Company Common Stock shall have demanded that the Company purchase such shares of Company Common Stock in accordance with the dissenters' rights provisions of the CCC.

        (e) FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification required under Treasury Regulations Section 1.8972(h)(2).

        (f) CONSENTS. All consents of third parties required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (other than those the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on the Parent or the Surviving Corporation) shall have been obtained and shall be in full force and effect.

        (g) Parent shall have received a fairness opinion from Houlihan Lokey regarding the terms and provisions of the Merger.

    7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company:

        (a) ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and MergerSub contained or referred to in this Agreement and in each of the other agreements and instruments delivered to the Company in connection herewith, shall be true and correct in all material respects at the Closing as though made at the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing which need only be true and correct as of such date or time.

        (b) PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and MergerSub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        (c) DOCUMENTS. The Company shall have received the following documents:

           (i) legal opinion of Gray Cary Ware & Freidenrich LLP and tax opinion of Brobeck, Phleger & Harrison LLP, each dated as of the Closing Date, substantially in the form set forth at EXHIBITS E-1 AND E-2 hereto;

           (ii) a certificate executed by Parent's Chief Executive Officer or other senior executive officer of the Parent certifying that the conditions set forth in 7.3(a) and (b) have been fulfilled;

           (iii) Tax Representation Letter duly executed by Parent in customary form reasonably acceptable to the Company; and

           (iv)  the Indemnity Escrow Agreement.

        (d) EMPLOYEE OPTIONS. The individuals listed on SCHEDULE 7.3(D) hereto shall have been granted incentive stock options under Parent's 1997 Stock Option Plan to purchase the number of shares of Parent Common Stock indicated next to their names, effective as of the Closing, at the fair market value of Parent Common Stock as of the Closing Date. Each executive employee option, as indicated on Schedule 7.3(d), shall be 20% vested upon grant, with the remainder vesting in equal monthly installments over the first 36 months. All other options listed on Schedule 7.3(d) shall vest 25% on the first anniversary of the Closing Date, with the remainder vesting in equal monthly installments over the 36 months following such first anniversary. All of such options shall be incentive stock options if the recipient's Company Stock Options were incentive stock options. SCHEDULE 7.3(D) may be amended by the mutual agreement of Parent and the Company prior to the Effective Date.

        (e) EMPLOYMENT AGREEMENTS. Parent shall have assumed the employment agreement of David McCarty dated July 22, 1997. In addition, Parent shall have executed and delivered to the respective persons listed on SCHEDULE 7.3(E) hereof severance agreements which provide for the payment in the event of termination of such persons without cause, of one month's salary for every full year of service with the Company and the Surviving Corporation prior to such termination without cause, PROVIDED, HOWEVER, that the minimum of such severance payments shall be for six months salary and the maximum payments shall be for twelve months salary.

                                  ARTICLE VIII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                         AND INDEMNIFICATION PROVISIONS

    8.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        (a) The representations and warranties of each of the parties contained herein shall survive the Merger and shall expire on the first anniversary of the Effective Time (the "CLAIM DEADLINE") and any liability of the parties with respect to such representations and warranties shall thereupon cease; and if, at any time before the Claim Deadline, any person entitled to indemnification hereunder (acting in good faith) delivers to any indemnifying party hereunder a written notice asserting a claim for recovery under Section 8.2, then the claim asserted in such notice shall survive the Claim Deadline with respect to each indemnifying party who was provided a written notice prior to the Claim Deadline until such time as such claim is fully and finally resolved.

        (b) For purposes of this Agreement, each statement or other item of information set forth in a Schedule pertaining to a party's representations and warranties shall be deemed to be a representation and warranty made by that party in this Agreement.

    8.2  INDEMNIFICATION OF THE PARENT.

        (a) Following the Effective Time, the Parent, the Surviving Corporation and the officers, directors, agents and representatives of the Parent or the Surviving Corporation (collectively, the "PARENT AFFILIATES") shall be indemnified and held harmless by the stockholders of the Company in respect of, and shall be compensated and reimbursed for, any and all losses, damages, costs and expenses (including reasonable attorney's fees) (collectively, "DAMAGES") which are directly or indirectly suffered or incurred by any Parent Affiliate or to which any Parent Affiliate may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of: (i) any misrepresentation or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or in any certificate, instrument, schedule or document given by the Company in connection with this Agreement, or (ii) any legal proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" above (including any legal proceeding commenced by any Parent Affiliate for the purpose of enforcing any of its rights under this Section 8.2).

        (b) The Parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Company set forth herein, then, without limiting any of the indemnification rights of the Surviving Corporation, Parent shall also be deemed, by virtue of its ownership of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

    8.3 LIMITS ON INDEMNIFICATION AND LIABILITY. The indemnification of the Parent Affiliates (except for any liability arising out of fraudulent or intentional misrepresentations by the Company ("Misrepresentation Liability") which shall not be limited in the manner set forth in this Section 8.3) shall be limited to the shares of Parent Common Stock deposited in escrow at the Closing as provided in Section 8.5 hereof; PROVIDED, HOWEVER, that in the event of any Misrepresentation Liability, each shareholder of the Company shall be severally liable for any and all Damages incurred by the Parent Affiliates in connection with such Misrepresentation Liability, up to a maximum of each shareholder's PRO RATA number of Merger Shares received or to be received by such shareholder pursuant to Article II of this Agreement. No Parent Affiliate shall be entitled to indemnification under this Article VIII for individual claims of less than $1,000. No Parent Affiliate shall be entitled to indemnification under this
Article VIII until the aggregate of all indemnification claims by the Parent Affiliates exceeds $300,000, but after such threshold is exceeded, the Parent Affiliates shall be entitled to full indemnification for all such claims.

    8.4 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any person of any claim or legal proceeding (whether against the Surviving Corporation, against Parent or against any other person) with respect to which a Parent Affiliate may be entitled to payment pursuant to this Article VIII, Parent shall, within a reasonable amount of time after learning of such claim or legal proceeding, notify the Shareholder Representative of such claim or legal proceeding and shall extend to the Shareholder Representative a reasonable opportunity to defend against such claim or legal proceeding, at the shareholders' sole expense and through legal counsel reasonably acceptable to Parent, provided that the shareholders' defense of such claim or legal proceeding proceeds in good faith, expeditiously and diligently. Parent shall, at its option and expense, have the right to participate in any defense undertaken by the shareholders through the Shareholder Representative with legal counsel of its own selection. No settlement or compromise of any claim which may result in Damages or which acknowledges any liability for a violation of law, or purports to impose any non-monetary obligation on the indemnified party, may be made by the Shareholder Representative without the prior written consent of Parent, which consent will not be unreasonably withheld. In the event the Shareholder Representative does not timely tender a defense to such claim or legal proceeding or such defense does not proceed in good faith, expeditiously or diligently, then Parent shall have the right, at its election, to proceed with the defense of such claim or legal proceeding on its own. If Parent so proceeds with the defense of any such claim or legal proceeding under such circumstances:

        (a) all reasonable expenses relating to the defense of such claim or legal proceeding shall be subject to claim as indemnified Damages hereunder (subject to the provisions of Sections 8.2 and 8.3);

        (b) the parties shall use reasonable efforts to make available to Parent any documents and materials in their possession or control that may be necessary to the defense of such claim or legal proceeding; and

        (c) Parent shall have the right to settle, adjust or compromise such claim or legal proceeding with the written consent of the Shareholder Representative, which consent will not be unreasonably withheld; PROVIDED, HOWEVER, that Parent may nevertheless settle or compromise any such claim or legal proceeding without the Shareholder Representative's prior written consent if the failure to so settle or compromise such claim or legal proceeding in a timely manner will, in the reasonable judgment of Parent, materially and adversely affect Parent or the Surviving Company (but such settlement or compromise shall not prejudice the rights of any party to maintain that such settlement or compromise should not result in a claim for indemnification in the amount of the settlement or at all).

        (d) For purposes of this Article VIII, Sheldon Engelhorn is appointed Shareholder Representative. The Shareholder Representative shall in no event be liable to Parent or the Surviving Corporation for any action taken in good faith by the Shareholder Representative in the scope of performing his role hereunder.

    8.5 ESCROW. In order to satisfy any indemnification obligation of the Company, at the Closing Two Hundred Fifty Thousand Merger Shares to be issued pursuant to this Agreement (the "ESCROW SHARES") shall be deposited in an escrow account pursuant to the escrow agreement substantially in the form attached hereto as EXHIBIT F (the "INDEMNITY ESCROW AGREEMENT").

                                   ARTICLE IX
                         TERMINATION; AMENDMENT; WAIVER

    9.1 TERMINATION. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company and Parent:

        (a)  By the mutual written consent of Parent and the Company.

        (b) By either of Parent or the Company if (i) the conditions to such party's obligation to close contained in Article VII hereof are not satisfied or waived by the applicable party by December 31, 1999, or (ii) a statute, rule, or executive order shall have been enacted, entered, or promulgated prohibiting the transactions contemplated hereby on the terms contemplated by this Agreement, or (ii) any Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, ruling, or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions and such order, decree, ruling, or other action shall have become final and non-appealable.

        (c) By the Company if there is a material breach by Parent or MergerSub of any of their representations, warranties, covenants, or agreements contained in this Agreement which breach is not curable or, if curable, is not cured within fifteen calendar days after written notice of such breach is given by the Company to Parent.

        (d)  BY PARENT OR MERGERSUB:

           (i) if there is a breach by the Company of any of its representations, warranties, covenants, or agreements contained in this Agreement which breach is not curable or, if curable, is not cured within fifteen calendar days after written notice of such breach is given by Parent to the Company; or

           (ii) at any time during the three week period from the date hereof, if Parent, as a result of Parent's due diligence with respect to the Company, determines good reason exists for Parent to not consummate the Merger.

    9.2 EFFECT OF THE TERMINATION. In the event of termination of this Agreement by either the Company or Parent or MergerSub as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, MergerSub, or the Company, other than the provisions of Section 6.2(d), this Section 9.2, Section 9.3, and
Article X and except to the extent of liability for pre-termination willful and material breach by a party of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

    9.3  FEES AND EXPENSES.

        (a) Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its representatives with respect to the Company's business (and the furnishing of information to Parent and its representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing, registration statement or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger, PROVIDED, HOWEVER, that all legal and accounting fees, costs and expenses of the Company set forth in this Section 9.3(a) in excess of $100,000 in connection with this Agreement and the transactions contemplated hereby shall be deemed to be expenses of the stockholders of the Company and shall be borne by the stockholders and not become obligations of the Surviving Corporation (the "STOCKHOLDER EXPENSES"). Provisions for the payment of the Stockholders Expenses reasonably acceptable to Parent shall be made prior to Closing.

        (b) The Company shall pay all Taxes, such as (i) transfer, stamp, and documentary Taxes or fees and (b) sales, use, gains, real property transfer, and other or similar Taxes or fees, incident to preparing for, entering into, and carrying out this Agreement and the consummation of the transactions contemplated hereby. Expenses incurred in connection with the filing, printing, and mailing of the Proxy Statement and the filing fees associated with non-1933 Act filings with Governmental Entities shall be shared equally by the Company and Parent.

    9.4 AMENDMENT. This Agreement may be amended by action taken by the Company, Parent, and MergerSub at any time before or after approval of the Merger by the stockholders of either the Company or Parent but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

    9.5 EXTENSION; WAIVER. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and MergerSub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party,
(ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate, or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE X
                                 MISCELLANEOUS

    10.1 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof other than the Confidentiality Agreement.

        (a) Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by operation of law (including, by merger or consolidation) or otherwise; PROVIDED, HOWEVER, that MergerSub may assign, in its sole discretion, any or all of its rights, interests, and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or MergerSub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

    10.2 NOTICES. All notices, requests, instructions, or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; PROVIDED, HOWEVER, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

    if to MergerSub or to

    Parent, to:

               Invitrogen Corporation
               1600 Faraday Avenue
               Carlsbad, California 92008
               Attention: James R. Glynn, Chief Financial Officer
               Telephone: (760) 603-7200
               Facsimile: (760) 603-7201

    with a copy to:

               Gray Cary Ware Freidenrich LLP
               4365 Executive Drive, Suite 1600
               San Diego, California 92121-2189]
               Attention: Cameron Jay Rains, Esq.
               Telephone: (619) 677-1400
               Facsimile: (619) 677-1477

    if to the Company, to:

               Novex
               11040 Roselle Street
               San Diego, California 92121
               Attention: David E. McCarty, President
               Telephone: (619) 452-6634
               Facsimile: (619) 452-6635

    with a copy to:

               Brobeck Phleger & Harrison LLP
               550 West "C" Street, Suite 1300
               San Diego, California 92101
               Attention: Hayden J. Trubitt, Esq.
               Telephone: (619) 234-1966
               Facsimile: (619) 234-3848

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

    10.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to the choice of law principles thereof.

    10.4 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    10.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Sections 6.9, 6.10, 6,15, 6.16, 6.17, 7.3(d), 7.3(e), 8.2 and 8.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

    10.6 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    10.7 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in California state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of California.

    10.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    10.9  INTERPRETATION.

        (a) The words "HEREOF," "HEREIN," "HEREWITH," and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified. Whenever the words "INCLUDE," "INCLUDES," or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

        (b) The phrases "THE DATE OF THIS AGREEMENT," "THE DATE HEREOF," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 14, 1999. The phrase "MADE AVAILABLE" in this agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available if so requested.

        (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    10.10 ATTORNEY FEES. If any of the parties brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision of this Agreement, or any breach of any duty or obligation created under this Agreement by such other party, the prevailing party in whose favor final judgment is entered shall be entitled to recover from the losing party all reasonable costs and expenses incurred by the prevailing party in connection with such suit or action, including legal fees and court costs (whether or not taxable as such).

    10.11  DEFINITIONS.  As used herein,

        (a) "MATERIAL ADVERSE EFFECT" means in respect of any entity, any change, circumstance, or effect that is or is reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise), or results of operations of such entity and its subsidiaries taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated by this Agreement.

        (b) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

        (c) "SUBSIDIARY" means, in respect of any party, any corporation, partnership, or other entity or organization, whether incorporated or unincorporated, of which (i) such other party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions in respect of such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                          INVITROGEN CORPORATION
                                          By: /s/ JAMES R. GLYNN
                                            ------------------------------------
                                            Name: James R. Glynn
                                            Title: Senior Vice President & CFO
                                          INVO MERGER CORPORATION
                                          By: /s/ JAMES R. GLYNN
                                            ------------------------------------
                                            Name: James R. Glynn
                                            Title: Senior Vice President & CFO
                                          NOVEX
                                          By: /s/ DAVID E. MCCARTY
                                            ------------------------------------
                                            Name: David E. McCarty
                                            Title: President and CEO

 EXHIBITS
-----------

        A    Press Releases (6.14)

      B-1    Brobeck Phleger & Harrison LLP Legal Opinion (7.2(c)(i))

      B-2    Gray Cary Ware & Freidenrich LLP Tax Opinion (7.2(c)(i))

        C    Affiliate Agreement (7.2(c)(ii))

        D    Non-Competition and Non-Solicitation Agreement (7.2(c)(ix))

      E-1    Gray Cary Ware & Freidenrich LLP Legal Opinion (7.3(c)(i))

      E-2    Brobeck Phleger & Harrison LLP Tax Opinion (7.3(c)(i))

        F    Indemnity Escrow Agreement (8.5)


 SCHEDULES
-----------
             Company Disclosure Schedule (separately delivered)
             Parent Disclosure Schedule (separately delivered)
             Schedule 7.2 (individuals to sign non-competes)
             Schedule 7.3(d) (stock options)
             Schedule 7.3(e) (individuals to receive severance agreements)

            [HOULIHAN LOKEY HOWARD & ZUKIN LETTERHEAD APPEARS HERE]

                                                                         ANNEX B

July 8, 1999

To the Board of Directors
  of Invitrogen Corporation

Gentlemen:

    We understand that Invitrogen Corporation ("Invitrogen" or the "Company") has entered into an Agreement and Plan of Merger pursuant to which a subsidiary of Invitrogen will be merged with NOVEX (formerly known as Novel Experimental Technology and referred to herein as "NOVEX"). NOVEX will be the surviving corporation and become a wholly owned subsidiary of Invitrogen. As a result of such merger, the holders of NOVEX common stock will be entitled to exchange their holdings in NOVEX for aggregate consideration of approximately 2.5 million shares of newly issued common stock in Invitrogen. In addition, Invitrogen will assume approximately 500,000 outstanding NOVEX stock options and exchange such options for similar options in Invitrogen. The aforementioned merger, including the issuance of Invitrogen's stock in exchange for NOVEX shares, and the assumption of the NOVEX stock options, and all other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

    You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address i) the Company's underlying business decision to effect the Transaction; ii) the public market values or realizable value of Invitrogen's common shares given as consideration in the Invitrogen/NOVEX merger or the prices at which Invitrogen's common shares may trade in the future following the Invitrogen/NOVEX merger; or iii) the fairness of any aspect of the Invitrogen/NOVEX merger not expressly addressed in this opinion. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

    In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

    1.  reviewed our prior Company valuation as of December 31, 1998;

    2. reviewed a copy of the Company's prospectus as filed with the Securities and Exchange Commission on February 26, 1999, which included the Company's audited financial statements for the three fiscal years ended December 31, 1998 and quarterly report on Form 10-Q for the quarter ended March 31, 1999, and Company-prepared interim financial statements for the period ended May 31, 1999, which the Company's management has identified as being the most current financial statements available;

    3. reviewed the Company's audited financial statements for the two fiscal years ended December 31, 1996;

    4. reviewed NOVEX's audited financial statements for the four fiscal years ended March 31, 1998 and draft audited financial statements for the fiscal year ended March 31, 1999, which NOVEX's management has identified as being the most current financial statements available;

    5. reviewed a copy of the Agreement and Plan of Merger dated as of June 14, 1999;

    6. reviewed a draft of the Registration Statement on Form S-4 dated July 7, 1999;

    7. met with certain members of the senior management of the Company and NOVEX to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and NOVEX, and held discussions with representatives of the Company's counsel to discuss certain matters;

    8.  visited certain facilities and business offices of the Company;

    9. reviewed forecasts prepared by the Company's management with respect to the Company for the years ending December 31, 1999 through 2000;

    10. reviewed forecasts prepared by the Company's management with respect to NOVEX for the years ending December 31, 1999 through 2000 as well as a budget prepared by NOVEX's management with respect to NOVEX for the twelve month period ending March 31, 2000;

    11. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

    12. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company and NOVEX, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

    13. reviewed drafts of certain documents to be delivered at the closing of the Transaction; and

    14. conducted such other studies, analyses and inquiries as we have deemed appropriate.

    We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

    We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. Except as noted herein, we have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

    The Company, like other companies and any business entities analyzed by Houlihan Lokey or which are otherwise involved in any manner in connection with this Opinion, could be materially affected by complications that may occur, or may be anticipated to occur, in computer-related applications as a result of the year change from 1999 to 2000 (the "Y2K Issue"). In accordance with long-standing practice and procedure, Houlihan Lokey's services are not designed to detect the likelihood and extent of the effect of the Y2K Issue, directly or indirectly, on the financial condition and/or operations of a business. Further, Houlihan Lokey has no responsibility with regard to the Company's efforts to make its systems, or any other systems (including its vendors and service providers), Year 2000 compliant on a timely basis. Accordingly, Houlihan Lokey shall not be responsible for any effect of the Y2K Issue on the matters set forth in this Opinion.

    Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the Company and its shareholders from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                    ANNEX C
              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW
                         CHAPTER 13. DISSENTERS' RIGHTS

    1300 SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER.(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not votes in favor or the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

    1301 DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES.(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Section 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization of short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

    1302 DISSENTING SHARES, STAMPING OR ENDORSING. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

    1303 DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306; payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

    1304 DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS.
(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiff, or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

    1305 APPRAISERS DUTY AND REPORT; COURT JUDGEMENT; PAYMENT; APPEAL; COSTS OF ACTION. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

    1306 DISSENTING SHAREHOLDERS: EFFECT OF PREVENTION OF PAYMENT OF FAIR MARKET VALUE. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

    1307 DISSENTING SHARES, DISPOSITION OF DIVIDENDS. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

    1308 DISSENTING SHARES, RIGHTS AND PRIVILEGES. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

    1309 DISSENTING SHARES, LOSS OF STATUS. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

    1310 SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceeding under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

    1311 CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES. This chapter, EXCEPT
SECTION 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

    1312 VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law"), Invitrogen's (the "Company's") Certificate of Incorporation includes a provision that eliminates the personal liability of a director to the Company or its stockholders for monetary damages arising out of the director's breach of his or her fiduciary duty of care, except as follows. A director remains potentially liable for monetary damages (unless otherwise permitted by applicable law) for (a) breach of the director's duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or which involve misconduct or a knowing violation of law, (c) an improper payment of a dividend or an improper redemption or repurchase of the Company's stock (as provided in Section 174 of the Delaware Law) or (d) any transaction from which a director derives an improper personal benefit. Any repeal or modification of this provision will not affect any right or protection of a director that exists at the time of such repeal or modification.

    Section 145 of the Delaware Law empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

    Article VII of the By-Laws of the Company provides in terms similar to those of Section 145 of the Delaware Law that the Company shall have power and shall be required to indemnify its directors and officers in accordance with the Delaware Law.

    Under the terms of various Directors and Officers Liability and Corporation Reimbursement Liability Policies, the directors and officers of the Company are insured, subject to applicable policy exclusions, limits and deductibles, against any loss incurred in connection with any claim made against them or any of them for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted, or any matter not excluded by the terms and conditions of the policy, claimed against them solely by reason of their being directors or officers of the Company. The foregoing statements are subject to the detailed provisions of such Policies.

    The Company has entered into indemnification agreements with each of its directors and officers. Such indemnification agreements provide that the Company will pay certain amounts incurred by a director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and specifically including actions by or in the name of the Company (referred to as derivative suits), where the individual's involvement is by reason of the fact that he or she is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorneys' fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under each indemnification agreement, a director or officer will not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Each indemnification agreement provides a number of procedures and presumptions used in the determination of the right to indemnification, as well as a requirement that in order to receive an advancement of expenses, the director or officer must submit an undertaking to repay any expenses advanced on his or her behalf with respect to which it is later determined the director or officer was not entitled to receive. Each indemnification agreement is effective for actions arising out of acts or omissions which may have occurred before or after the execution of such indemnification agreement. The foregoing statements are subject to the detailed provisions of such indemnification agreements.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following Exhibits are filed herewith unless otherwise indicated:

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       2.1*  Agreement and Plan of Merger, dated as of June 14, 1999, among Invitrogen Corporation, Invo Merger
             Corporation and NOVEX (attached as Annex A to the Joint Proxy Statement/ Prospectus contained in this
             Registration Statement).

      3.1+   Restated Certificate of Incorporation of Invitrogen Corporation.

      3.2+   Amended and Restated By-Laws of Invitrogen Corporation.

       5.1   Opinion of the Gray Cary Ware & Freidenrich LLP regarding the legality of the shares of Invitrogen
             Corporation Common Stock to be registered under this Registration Statement.

       8.1   Opinion of Gray Cary Ware & Freidenrich LLP regarding certain United States federal income tax consequences of the Merger.

       8.2   Opinion of Brobeck Phleger & Harrison LLP regarding certain United States federal income tax consequences of the Merger.

      10.1+  Form of Indemnification Agreement for directors and executive officers.

      10.2+  1995 Stock Option Plan and forms of Incentive Stock Option Agreement and Nonstatutory Stock Option
             Agreement thereunder.

      10.3+  1997 Stock Option Plan, as amended, and forms of Incentive Stock Option Agreement and Nonstatutory Stock
             Option Agreement thereunder.

      10.4+  1998 Employee Stock Purchase Plan and form of subscription agreement thereunder.

      10.5+  Patent License Agreement, effective as of July 1, 1998, among F. Hoffman-La Roche Ltd, Roche Molecular
             Systems, Inc. and Invitrogen Corporation.

      10.6+  License Agreement, dated May 10, 1990, between Molecular Chimerics Corporation and Invitrogen
             Corporation.

      10.7+  Purchase Agreement, effective July 1, 1994, between Cayla and Invitrogen, as amended.

      10.8+  License Agreement, dated January 22, 1997, between Sloan-Kettering Institute for Cancer Research and
             Invitrogen.

      10.9+  Lease, dated November 1, 1995, as amended, between CRC and Invitrogen.

     10.10+  Stock Purchase and Stockholders Agreement dated June 20, 1997 among Invitrogen, Lyle C. Turner, Joseph
             Fernandez, TA/Advent VIII L.P., Advent Atlantic and Pacific III, L.P. and TA Venture Investors L.P.

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
     10.11+  Stock Purchase Agreement dated November 3, 1998, between MorphaGen, Inc., Heidi Short and Invitrogen
             Corporation.

     10.12*  Assignment of Intellectual Property Conditional on Payment dated as of May 31, 1999, by and between
             Molecular Biology Resources, Inc. and Invitrogen Corporation.

      23.1   Consent of Arthur Andersen LLP.

      23.2   Consent of Ernst & Young LLP.

      23.4   Consent of Gray Cary Ware & Freidenrich LLP (contained in Exhibit 8.1).

      23.5   Consent of Brobeck Phleger & Harrison LLP (contained in Exhibit 8.2).

      27.1*  Financial Data Schedule.

      99.1*  Opinion of Houlihan Lokey (included as Annex B to the Proxy Statement/Prospectus contained in this
             Registration Statement).

      99.2   Form of Proxy for holders of NOVEX common stock.

      99.3   Form of Proxy for holders of Invitrogen common stock.

------------------------

*   Previously filed as an exhibit to this Registration Statement.

+ Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-68665)

    (b) Financial Data Schedule.

    Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    - That, for purposes of determining any liability under the securities act of 1933, as amended (the "securities act"), each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the securities exchange act of 1934, as amended (the "exchange act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the exchange act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    - That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by this form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form;

    - That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the securities act and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the securities act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    - Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the securities and exchange commission such indemnification is against public policy as expressed in the securities act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the securities act and will be governed by the final adjudication of such issue;

    - To respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Joint Proxy Statement/Prospectus through the date of responding to the request;

    - To remove from registration by means of a post-effective amendment any of the Invitrogen common stock being registered which remains unsold at the termination of the offering; and

    - To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

    Pursuant to the requirements of the Securities Act of 1933, as amended, Invitrogen Corporation duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on July 16, 1999.

                                            INVITROGEN CORPORATION
                                                 (Registrant)

                                By:              /s/ JAMES R. GLYNN
                                                Name: James R. Glynn
                                           Title: Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
      /s/ LYLE C. TURNER          Chief Executive Officer
------------------------------    (Principal Executive         July 16, 1999
        Lyle C. Turner            Officer) and Director

                                Senior Vice President,
      /s/ JAMES R. GLYNN          Corporate Development
------------------------------    and Chief Financial          July 16, 1999
        James R. Glynn            Officer (Principal
                                  Financial Officer)

------------------------------  Director
       Donald W. Grimm

     /s/ KURT R. JAGGERS
------------------------------  Director                       July 16, 1999
       Kurt R. Jaggers

------------------------------  Director
     Bradley G. Lorimier

       /s/ JAY M. SHORT
------------------------------  Director                       July 16, 1999
         Jay M. Short

     /s/ LEWIS J. SHUSTER
------------------------------  Director                       July 16, 1999
       Lewis J. Shuster

                               INDEX TO EXHIBITS

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       2.1*  Agreement and Plan of Merger, dated as of June 14, 1999, among Invitrogen Corporation, Invo Merger
             Corporation and NOVEX (attached as Annex A to the Joint Proxy Statement/ Prospectus contained in this
             Registration Statement).

       3.1+  Restated Certificate of Incorporation of Invitrogen Corporation.

       3.2+  Amended and Restated By-Laws of Invitrogen Corporation.

       5.1   Opinion of the Gray Cary Ware & Freidenrich LLP regarding the legality of the shares of Invitrogen
             Corporation Common Stock to be registered under this Registration Statement.

       8.1   Opinion of Gray Cary Ware & Freidenrich LLP regarding certain United States federal income tax consequences of the Merger.

       8.2   Opinion of Brobeck Phleger & Harrison LLP regarding certain United States federal income tax consequences of the Merger.

      10.1+  Form of Indemnification Agreement for directors and executive officers.

      10.2+  1995 Stock Option Plan and forms of Incentive Stock Option Agreement and Nonstatutory Stock Option
             Agreement thereunder.

      10.3+  1997 Stock Option Plan, as amended, and forms of Incentive Stock Option Agreement and Nonstatutory Stock
             Option Agreement thereunder.

      10.4+  1998 Employee Stock Purchase Plan and form of subscription agreement thereunder.

      10.5+  Patent License Agreement, effective as of July 1, 1998, among F. Hoffman-La Roche Ltd, Roche Molecular
             Systems, Inc. and Invitrogen Corporation.

      10.6+  License Agreement, dated May 10, 1990, between Molecular Chimerics Corporation and Invitrogen
             Corporation.

      10.7+  Purchase Agreement, effective July 1, 1994, between Cayla and Invitrogen, as amended.

      10.8+  License Agreement, dated January 22, 1997, between Sloan-Kettering Institute for Cancer Research and
             Invitrogen.

      10.9+  Lease, dated November 1, 1995, as amended, between CRC and Invitrogen.

     10.10+  Stock Purchase and Stockholders Agreement dated June 20, 1997 among Invitrogen, Lyle C. Turner, Joseph
             Fernandez, TA/Advent VIII L.P., Advent Atlantic and Pacific III, L.P. and TA Venture Investors L.P.

     10.11+  Stock Purchase Agreement dated November 3, 1998, between MorphaGen, Inc., Heidi Short and Invitrogen
             Corporation.

     10.12*  Assignment of Intellectual Property Conditional on Payment dated as of May 31, 1999, by and between
             Molecular Biology Resources, Inc. and Invitrogen Corporation.

      23.1   Consent of Arthur Andersen LLP.

      23.2   Consent of Ernst & Young LLP.

      23.4   Consent of Gray Cary Ware & Freidenrich LLP (contained in Exhibit 8.1).

      23.5   Consent of Brobeck Phleger & Harrison LLP (contained in Exhibit 8.2).

      27.1*  Financial Data Schedule.

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      99.1*  Opinion of Houlihan Lokey (included as Annex B to the Proxy Statement/Prospectus contained in this
             Registration Statement).

      99.2   Form of Proxy for holders of NOVEX common stock.

      99.3   Form of Proxy for holders of Invitrogen common stock.

------------------------

*   Previously filed as an exhibit to this Registration Statement.

+ Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-68665)